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As filed with the Securities and Exchange Commission on June 8, 2005

REGISTRATION NO. 333-114353

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 7
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CELLDEX THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	2836	20-0771703
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

519 Route 173 West
Bloomsbury, NJ 08804
(908) 479-2700
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Michael W. Fanger, Ph.D.
President and Chief Executive Officer
Celldex Therapeutics, Inc.
519 Route 173 West
Bloomsbury, NJ 08804
(908) 479-2700
(Address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:
Anthony S. Marucci Vice President, Chief Financial Officer, Treasurer and Secretary Celldex Therapeutics, Inc. 519 Route 173 West Bloomsbury, NJ 08804 (908) 479-2700	Dwight A. Kinsey, Esq. Satterlee Stephens Burke & Burke LLP 230 Park Avenue New York, NY 10169 (212) 818-9200	Robert B. Murphy, Esq. Raymond A. Miller, Esq. Pepper Hamilton LLP 600 Fourteenth Street, N.W. Washington, D.C. 20005-2004 (202) 220-1200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale Is not permitted.

Subject to completion, dated June 8, 2005

PROSPECTUS

4,000,000 Shares

Common Stock

        We are selling all of the shares of common stock in this offering. This is our initial public offering of common stock. No public trading market currently exists for our common stock.

        We have applied to have our common stock included for quotation on the Nasdaq National Market under the symbol "CDEX". We anticipate that the initial public offering price will be between $8.00 and $10.00 per share. Upon completion of this offering, Medarex, Inc., a New Jersey corporation, will own approximately 70% of the outstanding shares of our common stock.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 9.

	Public Offering Price	Underwriting Discounts and Commissions	Proceeds to Celldex Therapeutics, Inc.
Per Share of Common Stock	$9.00	$0.63	$8.37
Total	$36,000,000	$2,520,000	$33,480,000

        We have granted the underwriters a 30-day option to purchase up to an additional 600,000 shares of our common stock to cover over-allotments.

        Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares on or about    •    , 2005.

Janney Montgomery Scott LLC
ThinkEquity Partners LLC

The date of this prospectus is    •    , 2005

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the "Risk Factors" section beginning on page 9 and our financial statements and related notes beginning on page F-1, before deciding to invest in our common stock.

Celldex

Overview

        We are a development stage biotechnology company focused on the discovery, development and commercialization of therapeutic vaccines, monoclonal antibodies and other products for the treatment of cancer, infectious diseases and immune system disorders. Through our internal efforts, we have developed an APC Targeting Technology™ that utilizes monoclonal antibodies to directly target specialized types of immune system cells, known as antigen presenting cells. We are advancing a robust pipeline of clinical and preclinical product candidates that use our APC Targeting Technology to manipulate critical types of antigen presenting cells, known as dendritic cells and macrophages. Because these cells are largely responsible for initiating the immune system's disease-fighting mechanisms, we believe product candidates using our technology will create more potent immune responses than standard vaccination strategies.

        We are focusing our initial efforts on the development of therapeutic cancer vaccines designed to instruct the immune system to recognize and destroy cancer cells. Cancer vaccines contain molecules called cancer antigens that are present in cancer cells but rarely found in normal cells. For cancer vaccines to be effective, these cancer antigens must be taken up and processed by antigen presenting cells. We believe that our proprietary APC Targeting Technology combined with validated cancer antigens will generate therapeutic products that effectively stimulate an immune response with the potential to substantially eliminate existing cancer cells and limit reoccurrence of the disease.

        To complement our APC Targeting Technology, in January 2005 we entered into an asset purchase agreement to acquire substantially all of the assets of Alteris Therapeutics, Inc. Upon completion of our strategic acquisition of Alteris, we will acquire the following assets:

  •
  an exclusive worldwide non-royalty bearing, fully paid-up license to the patents covering the scientifically validated and proprietary cancer antigen, EGFRvIII, which is a variant of the epidermal growth factor receptor, or EGFR, for use in vaccine and immunization approaches to prevent, inhibit and treat tumor formation and progression;

  •
  the exclusive rights to commercialize ALT-110™, a therapeutic cancer vaccine based on the EGFRvIII cancer antigen that is currently being studied in an investigator-initiated Phase II clinical trial for brain cancer at the Brain Tumor Cancer Center at the Duke Comprehensive Cancer Center and at the M.D. Anderson Cancer Center in Houston, Texas and an investigator-initiated Phase I clinical trial for various other cancers at the University of Washington; and

  •
  an exclusive worldwide fee and royalty bearing license to the patent applications covering the Rapid Identification of Alternative Splicing™ system, or RIAS™, a target discovery platform technology that we believe will enable us to discover additional disease related antigens to be used as targets for our APC Targeting Technology and for our out-licensing and collaboration efforts.

        In exchange for these assets, we will deliver the following consideration to Alteris:

  •
  1,166,666 fully registered shares of our common stock (subject to adjustment);

  •
  $1,500,000 in cash;

  •
  up to $5.0 million upon obtaining the first approval for commercial sale of an EGFRvIII-derived product, including ALT-110; and

  •
  an amount equal to 20% of any upfront fees or milestone payments we may receive from a certain unrelated third-party licensee, in the event that, within 12 months of the closing, we enter into a license agreement with such third party for any EGFRvIII-derived product developed using the technology we acquire from Alteris.

        The acquisition of Alteris is subject to the completion of this offering as well as a number of other closing conditions normally associated with asset acquisitions of this type, including the accuracy of the representations and warranties of the parties, no material adverse change to Alteris' business, receipt of all necessary governmental approvals and the consents of all parties necessary to transfer and assign the assets, the satisfaction by Alteris of certain of its outstanding liabilities and the approval of Alteris' stockholders. A majority of the Alteris stockholders have agreed to vote in favor of the acquisition, subject to their fiduciary obligations. The underwriting agreement requires that the closing of the acquisition of Alteris occur simultaneously with the closing of this offering, of which requirement cannot be waived. This offering will not be consummated without the simultaneous closing of the Alteris acquisition.

Product Candidates and Research Programs

        Product Candidates in Clinical Development.    The following product candidates are in clinical development:

        ALT-110.    Upon completion of our acquisition of Alteris, we will acquire the exclusive rights to patents covering the development and commercialization of a therapeutic vaccine that targets EGFRvIII, known as ALT-110, for the prevention and treatment of tumor formation and progression. ALT-110 is currently the subject of an investigator-initiated Phase II clinical trial for patients with brain cancer at the Brain Tumor Cancer Center at the Duke Comprehensive Cancer Center and at the M.D. Anderson Cancer Center in Houston, Texas. Interim analysis of this Phase II study has demonstrated a significant increase in the time to disease progression relative to historical control (p=0.0059). The publicly reported results from a completed investigator-initiated Phase I clinical study at the Duke Comprehensive Cancer Center in patients with brain cancer treated with ALT-110 demonstrated that the vaccine was well-tolerated and nearly all patients displayed significant immune responses to the antigen after completing vaccination. More than one-fourth of the treated patients did not experience any disease progression during the study and median overall time to disease progression was 315 days, compared to 124 days for historical controls (p=0.0057). The median survival time was over 609 days (approximately 21 months), which compares favorably to the survival historically recorded for malignant glioma patients (approximately 12 months). Two patients with residual tumor after surgery showed substantial regression after vaccination. One of these patients has remained stable for 921 days and the other for 1,216 days. Alteris' license agreement with Duke University and The Johns Hopkins University does not contain provisions granting Alteris access to the confidential clinical data generated from these trials, and, since Alteris was neither a sponsor of nor a participant in these trials, it does not otherwise have access to such data. Although we do not have rights to the confidential clinical data obtained from these trials, we believe we will be able to rely on the publicly available clinical data from these trials to initiate our own Phase II clinical trial of ALT-110 in brain cancer. ALT-110 is also being studied in a separate investigator-initiated Phase I clinical trial in prostate, gastric, non-small cell lung and ovarian cancers at the University of Washington.

        BHCG-VAC.    Using our proprietary APC Targeting Technology, we have developed BHCG-VAC™, also known as MDX-1307, a therapeutic vaccine for the treatment of colorectal, pancreatic, bladder and breast cancers that express beta human chorionic gonadotropin, known as BhCG, an antigen primarily found on tumors for these types of cancers. We are currently conducting a Phase I clinical trial of BHCG-VAC at the Duke Comprehensive Cancer Center for colorectal, pancreatic and bladder cancers. Four patients in the lowest dose cohort (0.3 mg) have completed the full vaccination regimen. To date, there have been no drug-related serious adverse events in the study. One patient with pancreatic cancer has demonstrated a reduction in tumor burden. Enrollment in this trial is expected to be completed in 2005. In September 2004, investigators at the Duke Comprehensive Cancer Center working together with us were awarded a two-year, $500,000 grant from the Avon Foundation and the National Cancer Institute to initiate a Phase I clinical trial with BHCG-VAC for the treatment of breast cancer. We have submitted the protocol for this study to the FDA and expect to begin enrolling patients in the second half of 2005.

        Product Candidates in Preclinical Development.    We have the following product candidates in preclinical development:

  •
  COL-VAC, an APC Targeting vaccine to treat colorectal, pancreatic, breast, lung and gastrointestinal tract cancers that express carcinoembryonic antigen;

  •
  AFP-VAC, an APC Targeting vaccine to treat liver cancers that express alpha-fetoprotein antigen;

  •
  MEL-VAC, an APC Targeting vaccine to treat melanoma utilizing Pmel-17/gp100 and other antigens associated with melanoma;

  •
  PSA-VAC, an APC Targeting vaccine to treat prostate cancers that express prostate specific antigen; and

  •
  GVHD-TOX, an APC Targeting toxin to treat graft-versus-host disease, a disease in which donor white blood cells attack host tissues and cause the most severe toxicity associated with allogeneic bone marrow and other organ transplantation.

        Research Programs.    We have the following ongoing research programs:

  •
  GLIO-VAC, a next generation version of ALT-110 to be developed following our acquisition of Alteris, which will utilize our APC Targeting Technology to target EGFRvIII; and

  •
  BIO-VAC, an APC Targeting vaccine to treat or prevent diseases related to bioterrorism and emerging infectious diseases.

Our APC Targeting Technology

        Our APC Targeting Technology genetically links or chemically attaches biological or chemical agents to our proprietary monoclonal antibodies. These antibodies deliver the attached agents to dendritic cells and macrophages by seeking out and attaching to specific receptors located on the surface of these cells. In the case of vaccines, the dendritic cells and macrophages internalize these agents in specific cellular compartments and then present the agent on the cell surface, thereby initiating the immune system's disease-fighting mechanisms. A variety of biological and chemical agents can be used in our APC Targeting Technology, including: antigens, which are any portion of a protein or molecule that bind to an antibody; biological response modifiers, which are natural or synthesized substances that boost, direct or restore normal immune defenses, and include small molecules; and toxins.

        Preclinical studies both in vivo and in vitro have demonstrated that our APC Targeting Technology is able to deliver an antigen in a manner that results in significantly more efficient processing and presentation by dendritic cells and macrophages than a non-targeted antigen. We believe this targeted process will create a more potent immune response than standard sub-unit vaccines.

        Our APC Targeting Technology has been designed as an off-the-shelf, non-patient-specific approach that allows us to take advantage of many important characteristics of monoclonal antibodies,

including their well known safety profile, long half-life and standardized manufacturing procedures. We believe that our APC Targeting Technology provides significant manufacturing, regulatory and other practical advantages over other vaccine and patient-specific therapies and can substantially reduce the dosage and cost currently required in conventional immunotherapies.

Proprietary Cancer Antigen

        Upon completion of our acquisition of Alteris, we will acquire an exclusive worldwide non-royalty bearing, fully paid-up license to patents covering EGFRvIII, a validated proprietary cancer antigen, for use in vaccine and immunization approaches to prevent, inhibit and treat tumor formation and progression. EGFRvIII represents a mutated epidermal growth factor receptor that is expressed by tumor cells of various origins, including brain, ovarian, breast, prostate and non-small cell lung cancers. The EGFRvIII variant results from a mutation that removes an internal section of the normal EGFR molecule and splices together the remaining segments. This type of modification is referred to as a splice variant. Since the EGFRvIII variant is rarely expressed by normal cells, we believe that it represents a tumor-specific target that can be exploited with minimal concerns for affecting non-diseased tissues. The EGFRvIII variant has been independently validated as a cancer antigen by investigators at multiple institutions and is the basis for the ALT-110 product candidate.

Rapid Identification of Alternative Splicing (RIAS) System

        Upon completion of our acquisition of Alteris, we will acquire rights to patent applications covering the RIAS system, a proprietary platform technology for the discovery of new disease-specific targets. Alternatively spliced proteins, or splice variants, are created from normal proteins by leaving out an internal segment of the protein, thus creating a unique target from the joining of the remaining segments. Cells of many cancers and other diseases are known to express alternatively spliced proteins that are unique to or generated in greater quantity than in normal cells. We believe that the RIAS system will give us the opportunity to discover and develop new proprietary targets for the development of cancer therapeutics and other therapeutic indications. Using the RIAS system, we plan to identify novel disease-specific antigens to combine with our APC Targeting Technology in order to expand our pipeline of therapeutic products. We may also use the RIAS technology in connection with our out-licensing and other collaborative efforts.

Relationship with Medarex

        We were incorporated in May 2003 as MabVac, Inc., a New Jersey-based wholly owned subsidiary of Medarex, Inc., a publicly held biopharmaceutical company focused on the development of human monoclonal antibody-based products. In early 2003, Medarex determined that the science constituting our APC Targeting Technology was not part of its primary business and established our company to further develop and commercialize this technology outside of Medarex's primary operations. Medarex also decided to conduct an initial public offering of a portion of our common stock as part of these separate development efforts in order to provide funding to continue developing our business and to establish a trading market in our common stock for potential future financing and other purposes. In contemplation of this offering, we reincorporated in Delaware under the name Celldex Therapeutics, Inc. and effected a 500,000-for-1 split of our common stock in April 2004 and a one and one third-for-one (1.33333-for-1) split of our common stock in January 2005. We currently have 12,000,000 shares of common stock issued and outstanding, all of which are owned by Medarex.

        Upon completion of this offering and our acquisition of Alteris, Medarex will continue to own approximately 70% of the outstanding shares of our common stock and, as such, will maintain its voting control over all matters submitted to our stockholders for approval, including the election or removal of directors, as well as any merger, acquisition or sale of our business or assets. The Chairman of our board of directors is also the president and chief executive officer of Medarex. Medarex's control position creates inherent conflicts of interest that may not always be resolved in our favor. Medarex has agreed under an affiliation agreement with us, however, not to acquire additional shares or to sell or dispose of its shares of our common stock for a period of three years without the prior consent of a majority of our independent directors.

        In early 2004, we acquired the intellectual property rights associated with our APC Targeting Technology, including patents, patent applications and other intellectual property rights, under an assignment and license agreement from Medarex. At the same time, under a research and commercialization agreement with Medarex, we also acquired the right to obtain up to five worldwide, exclusive even as to Medarex, non-transferable fee and royalty-bearing commercial licenses to Medarex's proprietary monoclonal antibodies against designated antigens using its fully human antibody technology. All of our current APC Targeting Technology product candidates are exclusively owned by us. Medarex is managing the Phase I clinical trial of BHCG-VAC and may provide other research and development services, including personnel, under a master services agreement. Upon completion of this offering, we intend to make offers of employment to a number of Medarex employees who were responsible for developing our APC Targeting Technology.

        Because some of our pending patent claims could cover Medarex's operations outside of our APC Targeting Technology, we have granted Medarex an option to obtain a worldwide, non-exclusive, royalty-free, fully paid-up license, with the right to sublicense, under claims in two U.S. patent applications, and related foreign counterparts, if and when such patent claims issue, relating to antibodies that bind dendritic cells, other than anti-mannose receptor antibodies, in order to allow Medarex to operate in areas outside of our APC Targeting Technology. Except for this option, Medarex has not retained any rights to the intellectual property comprising our APC Targeting Technology. Medarex, however, has retained all intellectual property rights relating to its fully human antibody technology. We do not have any contract, arrangement or understanding with Medarex to preclude it from using its fully human antibody technology or any intellectual property that it may obtain under such option to develop or commercialize therapeutic products, including therapeutic vaccines, that are designed to treat the same diseases as our product candidates.

Market Overview and Opportunities

        According to The American Cancer Society, or the ACS, cancer is the leading cause of death under age 85 in the United States. Approximately 1.4 million new cases of cancer emerge each year with approximately 570,000 deaths annually. Sales of all therapeutic cancer products exceeded $13.7 billion in 2003. A recent report published in Front Line Strategic Market Report by Navigant Consulting indicates that sales of therapeutic vaccines may reach over $2 billion by the end of 2009.

        Within the market for therapeutic vaccines, ALT-110 is a peptide cancer vaccine candidate being developed for the treatment of brain, breast, ovarian, prostate, gastric and non-small cell lung cancers. BHCG-VAC utilizes our APC Targeting Technology and is a cancer vaccine being developed for the treatment of colorectal, pancreatic, bladder and breast cancers. According to the ACS, in 2004 alone approximately 216,000 people in the United States would have been newly diagnosed with breast cancer, 230,100 with prostate cancer, 139,000 with non-small cell lung cancer, 32,400 with gastric cancer, 147,000 with colorectal cancer, 60,000 with bladder cancer, 32,000 with pancreatic cancer, 18,400 with brain cancer and 25,600 with ovarian cancer. In 2003, total sales of therapeutic products for certain of these cancers were approximately $10.4 billion, including approximately $3.4 billion for prostate cancer, $3.3 billion for breast cancer, $1.8 billion for ovarian cancer, $1.0 billion for pancreatic cancer, and $932 million for colorectal cancer.

        We are aware of a number of companies that are actively engaged in research and development in areas related to therapeutic vaccines, including, among others, Sanofi-Aventis SA, Cell Genesys Inc., Antigenics Corporation, Merck & Company, CancerVax Corporation, Corixa Corporation and

Dendreon Corporation. Some of these companies have commenced late stage clinical trials of products or have successfully commercialized products that are used for cancers that we have targeted for treatment with ALT-110 and BHCG-VAC. Our product candidates have been designed as an off-the-shelf, non-patient specific approach that we believe provides significant manufacturing, regulatory cost and other practical competitive advantages over these and other companies' therapies.

Risks to Our Company

        We are a development stage biotechnology company with a limited operating history. Product candidates employing our technology and the technology we are acquiring from Alteris have not reached the pivotal stages of development, and no product candidates employing these technologies have been approved for sale by the FDA. We have not generated any significant amount of revenue nor been profitable in any quarter since inception. We expect to continue to incur substantial operating losses for the foreseeable future. Our net loss for the three months ended March 31, 2005 was $1.6 million, and as of that date, we had a deficit accumulated during the development stage of $25.3 million. If our preclinical development or our clinical trials are unsuccessful, or if we experience significant delays in these trials, our ability to develop and commercialize our products will be impaired. As a result, we do not know when or if we will become profitable. As our majority stockholder, Medarex will have the ability to determine the outcome of all matters submitted to our stockholders for approval. Medarex's interests may conflict with our interests or the interests of our other stockholders.

Corporate Information

        Our principal offices are located at 519 Route 173 West, Bloomsbury, New Jersey 08804, and our telephone number is (908) 479-2700. Our website address is www.celldextherapeutics.com. Information contained in our website is not incorporated into, and does not constitute any part of, this prospectus.

        Celldex™, APC Targeting Technology™, BHCG-VAC™, COL-VAC™, AFP-VAC™, MEL-VAC™, PSA-VAC™, GLIO-VAC™, BIO-VAC™ and GVHD-TOX™ are trademarks of Celldex Therapeutics, Inc. Rapid Identification of Alternative Splicing™ and RIAS™ are trademarks of Alteris Therapeutics, Inc. We will acquire these trademarks upon completion of our acquisition of Alteris. Medarex®, HuMAb-Mouse®, KM-Mouse® and UltiMAb Human Antibody Development System® are registered U.S. trademarks of Medarex, Inc. References to "Medarex" refer to Medarex, Inc. and its consolidated subsidiaries, other than Celldex Therapeutics, Inc. All other company names, trademarks and service marks included herein are trademarks, registered trademarks, service marks or trade names of their respective owners.

The Offering

Common stock offered to the public:	4,000,000 shares
Common stock to be outstanding after this offering:	17,166,666 shares
Common stock owned by Medarex after this offering:	12,000,000 shares
Common stock to be owned by Alteris after this offering:	1,166,666 shares
Use of proceeds:
Continue the clinical development of our product candidates; advance our preclinical product candidates into clinical development; expand our research programs; pay potential technology license and other fees to Medarex and others; in-license technology; pay a portion of the costs associated with our acquisition of Alteris; acquire or invest in other businesses, products or technologies that are complementary to our own; and fund working capital and general corporate purposes. See "Use of Proceeds."
Risk factors:	You should read the "Risk Factors" section of this prospectus for a discussion of factors to consider before deciding to invest in our common stock.
Proposed Nasdaq National Market symbol:	"CDEX"

        Unless otherwise indicated, all information in this prospectus has been adjusted to reflect a 500,000-for-1 split of our common stock effected in April 2004 and a 1.33333-for-1 stock split effected in January 2005 in contemplation of this offering. The number of shares of our common stock outstanding after the offering includes the 1,166,666 shares of our common stock (subject to adjustment) to be issued in connection with our proposed acquisition of substantially all of the assets of Alteris, but does not include (i) shares issuable upon the exercise of the underwriters' over-allotment option, (ii) 3,500,000 shares reserved for future issuance under our incentive stock option plan, and (iii) 333,333 shares reserved for issuance under our employee stock purchase plan.

Summary Financial Data

        The following summary financial data should be read in conjunction with "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Financial Statements and related Notes included elsewhere in this prospectus. The summary financial data for the years ended December 31, 2002, 2003 and 2004, are derived from our audited financial statements, which are included elsewhere in this prospectus. The summary financial data for the years ended December 31, 2000 and 2001 are derived from our audited financial statements, which are not included in this prospectus. The balance sheet data as of March 31, 2005 and the statement of operations data for the three months ended March 31, 2004 and 2005 and for the period from January 1, 1999 (inception) through March 31, 2005 have been derived from our unaudited financial statements, which are included elsewhere in this prospectus and which include, in the opinion of management, all adjustments (consisting of normal recurring accruals) necessary to present fairly the data for such periods. Historical results are not indicative of results in any future period and do not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.

						Three Months Ended March 31,
	Year Ended December 31,							Period from January 1, 1999 (inception) to March 31, 2005
	2000	2001	2002	2003	2004	2004	2005
						(unaudited)		(unaudited)
	(in thousands, except share and per share data)
Statement of Operations Data(1)
Total Revenues	$61	$—	$—	$—	$—	$—	$—	$93
Operating loss	(2,750)	(3,214)	(3,645)	(6,118)	(6,066)	(1,209)	(1,600)	(25,260)
Net loss	(2,750)	(3,214)	(3,645)	(6,118)	(6,066)	(1,209)	(1,600)	(25,260)
Basic and diluted net loss per share(2)	$(0.23)	$(0.27)	$(0.30)	$(0.51)	$(0.51)	$(0.10)	$(0.13)
Weighted average common stock outstanding—basic and diluted(2)	12,000,000	12,000,000	12,000,000	12,000,000	12,000,000	12,000,000	12,000,000

	As of March 31, 2005
	Actual	As Adjusted(3)
	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$—	$30,940
Total assets	1,450	32,569
Deficit accumulated during development stage	(25,260)	(36,121)
Stockholders' Equity	1,254	32,373

(1)
The accompanying financial data reflect periods prior to and after our incorporation in May 2003. Medarex began incurring expenses related to our programs in January 1999, and, for accounting purposes, January 1, 1999 is considered the date of our inception.

(2)
Basic and diluted net loss per share is computed using 12,000,000 shares, the total number of common stock outstanding at March 31, 2005, as if such stock was outstanding for all periods presented prior to our incorporation in May 2003.

(3)
The information above presents a summary of our balance sheet as of March 31, 2005 on an as adjusted basis to give effect to (i) the sale of 4,000,000 shares of our common stock in this offering at an assumed initial public offering price of $9.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses to be paid by us, and (ii) the acquisition of substantially all the assets of Alteris for 1,166,666 shares of our common stock (subject to adjustment) at a value equal to $9.00 per share, the midpoint of the range set forth on the cover page of this prospectus, plus a $1,500,000 cash payment to Alteris and a $250,000 cash payment for acquisition costs.

RISK FACTORS

        You should carefully consider and evaluate all of the information in this prospectus, including the risk factors listed below. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock being offered by this prospectus.

Risks Related to Our Business

Failure to develop and commercialize our product candidates would materially harm our business.

        Our APC Targeting Technology is a new approach to the development of antibody-based therapeutic products. Product candidates employing our technology and the technology we are acquiring from Alteris have not reached pivotal stages of development, and only a limited number of product candidates have been generated. No product candidates employing these technologies have been approved for sale by the FDA. Product candidates employing these technologies may not advance to pivotal stages of product development or demonstrate clinical safety or effectiveness. If either technology fails to generate products, or if we do not succeed in the development of these product candidates, our business would be materially harmed.

If our clinical trials are not successful, if we experience significant delays in these trials, or if we do not complete our clinical trials, we may not be able to commercialize our product candidates, which would materially harm our business.

        We must provide the FDA and similar foreign regulatory authorities with preclinical and clinical data to demonstrate that our product candidates are safe and effective for each indication before they can be approved for commercialization. The preclinical testing and clinical trials of any product candidates that we develop must comply with the regulations of numerous federal, state and local government authorities in the United States, principally the FDA, and by similar agencies in other countries. Clinical development is a long, expensive and uncertain process and is subject to delays. Alteris' license agreement with Duke University and The Johns Hopkins University does not contain provisions granting Alteris access to the confidential clinical data generated from these trials, and, since Alteris was neither a sponsor of nor a participant in these trials, it does not otherwise have access to such data. We may require additional data that is not publicly available and may be required to repeat or conduct certain aspects of a Phase I clinical trial. We may encounter delays or rejections for various reasons, including our possible inability to enroll enough patients to complete our clinical trials. It may take several years to complete the testing of a product, and failure can occur at any stage of testing.

        Medarex is currently managing the Phase I clinical trial for our BHCG-VAC product candidate for the treatment of colorectal, pancreatic and bladder cancers. Medarex will also manage the Phase I clinical trial of our BHCG-VAC product candidate for the treatment of breast cancer, which is expected to begin in the second half of 2005. We plan to rely on academic institutions, corporate partners or clinical research organizations to conduct, service or monitor some or all aspects of clinical trials involving our product candidates. Accordingly, we may have less control over the timing and other aspects of these clinical trials than if we conducted them entirely on our own. If those entities fail to adequately provide the necessary services, our business would be materially harmed.

Products employing our technology may fail to gain market acceptance, which would prevent us from becoming profitable.

        Even if clinical trials demonstrate the safety and efficacy of products developed using our technology and all regulatory approvals are obtained, such products may not gain market acceptance among physicians, patients, third-party payors or the medical community. For example, the current methods of administration for our therapeutic vaccine products are expected to be intravenous and subcutaneous injection, which are generally less well received by patients than oral administration. The degree of market acceptance of any product employing our technology will depend on a number of factors, including:

  •
  establishment and demonstration of clinical efficacy and safety;

  •
  cost-effectiveness;

  •
  alternative treatment methods; and

  •
  marketing and distribution support for our product candidates.

        If our products do not achieve significant market acceptance, our business, financial condition and results of operations may be materially harmed, and we may never become profitable.

The successful commercialization of our products will depend on third-party payors such as insurance companies providing reimbursement for the use of these products. Failure to obtain insurance coverage and third-party reimbursement for our products could materially harm our business.

        Sales of pharmaceutical products largely depend on the reimbursement of patients' medical expenses by government health care programs and private health insurers. These third-party payors control health care costs by limiting both coverage and the level of reimbursement for new health care products. Third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services. In addition, significant uncertainty generally exists as to the reimbursement status of newly approved healthcare products. Without reimbursement, the market for products employing our technology may be limited, which could materially harm our business.

        In the future, the United States government may institute price controls and further limits on Medicare and Medicaid spending. Moreover, medical reimbursement systems vary internationally, with differing degrees of regulation. Pricing controls and reimbursement limitations could affect the payments we receive from sales of our products. These variations could harm our ability to sell our products in commercially acceptable quantities at profitable prices.

If we are unable to secure third-party manufacturing capacity within our planned time and cost parameters, our business could be materially harmed.

        We will depend on the manufacturing capabilities of third parties to manufacture our products. We are aware of only a limited number of companies that operate manufacturing facilities in which our products can be manufactured under current good manufacturing practices, a requirement for all pharmaceutical products. Because of the limited number of such manufacturers and their limited production capacity, we may not be able to contract with any of these companies on acceptable terms or in a timely manner, if at all. It would take a substantial period of time for a contract facility that has not been producing antibody-based products to begin producing antibody-based products under current good manufacturing practices regulations.

        Before commercializing a new product, manufacturers must demonstrate compliance with the applicable current good manufacturing practices regulations, which include quality control and quality assurance requirements, as well as the maintenance of extensive records and documentation.

        We may also encounter problems with the following:

  •
  production yields;

  •
  shortages of qualified personnel;

  •
  compliance with FDA regulations, including the demonstration of purity and potency;

  •
  changes in FDA requirements;

  •
  production costs; and

  •
  development of advanced manufacturing techniques and process controls.

        In addition, we and any third-party manufacturer will be required to register manufacturing facilities with the FDA and other regulatory authorities. The facilities will be subject to inspections confirming compliance with current good manufacturing practices or other regulations. If we or any of our third- party manufacturers fail to maintain regulatory compliance, the FDA can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new drug product or biologic product, or revocation of a pre-existing approval. If we are unable to secure third party manufacturing capacity within our planned time and cost parameters, our business could be materially harmed.

If we are unable to retain and attract qualified management and scientific personnel, our ability to implement our business strategy will be adversely affected.

        We depend on the services of Michael W. Fanger, Ph.D., our President and Chief Executive Officer, Anthony S. Marucci, our Vice President, Chief Financial Officer, Treasurer and Secretary, and Tibor Keler, Ph.D., our Vice President—Research and Development. We intend to obtain key man life insurance policies for Dr. Fanger and Dr. Keler following completion of this offering. We have entered into employment agreements with Dr. Fanger, Mr. Marucci and Dr. Keler which expire on March 31, 2006. Thereafter, all of these agreements are automatically renewed for successive one-year terms unless we or the employee elect not to renew.

        For us to pursue our product development, marketing and commercialization plans, we will need to hire additional qualified scientific personnel to perform research and development. We will also need to hire personnel with expertise in clinical testing, government regulation, manufacturing, marketing and finance. We may not be able to attract and retain personnel on acceptable terms given the competition for such personnel among biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions. Upon completion of this offering, we intend to make offers of employment to a number of the scientists and staff at Medarex who have been responsible for the research and development of the technology leading to our APC Targeting Technology. While we anticipate that these individuals will transfer their employment to our company immediately following the offering, we do not currently have employment arrangements with these individuals, and we do not know if they will accept employment with our company. Although we have agreed to enter into consulting arrangements with Alteris' scientific founders, we do not intend to make offers of employment to any employees or other persons associated with Alteris. We will seek to hire additional personnel from outside sources. While we have not had any difficulties in attracting and retaining management and scientific personnel to date, and, to our knowledge, no member of our management or scientific team has any plans to leave our company in the near future, if we are not able to attract and retain additional qualified personnel within a short time following the completion of the offering, we could experience delays in the development of our product candidates, and our business, financial condition and results of operations may be materially harmed.

We may face liability claims related to the use or misuse of products employing our technology in clinical trials. If our insurance coverage is not sufficient, a product liability claim against us could adversely affect our business.

        The administration of our product candidates to humans in clinical trials may expose us to liability claims. Such liability claims may be expensive to defend and may result in large judgments against us. We intend to obtain liability coverage for our clinical trials following completion of this offering, under which coverage limits are expected to be $10 million per occurrence and $10 million in the aggregate. Although we believe these coverage limits will be adequate, we cannot be certain that the insurance policies will be sufficient to cover all claims that may be made against us. We intend to increase our coverage limits as we progress into late-stage clinical trials and to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for products in development.

Liability insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms.

        Generally, our clinical trials will be conducted in patients with serious life-threatening diseases for whom conventional treatments have been unsuccessful or for whom no conventional treatment exists, and, during the course of treatment, these patients could suffer adverse medical effects or die for reasons that may or may not be related to our products. Any of these events could result in a claim of liability. Any such claims against us, regardless of their merit, could result in significant awards against us that could materially harm our business, financial condition and results of operations.

If we are not able to successfully manage our growth, our business could be materially harmed.

        We expect rapid and significant growth in all areas of our operations as we develop our product candidates and market our products. As our product candidates enter and advance through the clinical trial process in the next few years, we will need to rapidly expand our research, development, regulatory, manufacturing and marketing capabilities or contract with others to provide these functions for us. As our operations expand, we will need to hire additional personnel and add corporate functions we currently do not have. In addition, we will need to manage relationships with various manufacturers, collaborators, suppliers, clinical investigators, contract research and other organizations. Our ability to manage our operations and growth will require us to improve our operational, financial and management controls, as well as our internal reporting systems and controls. We may not be able to implement such improvements to our management information and internal control systems in an efficient and timely manner and may discover deficiencies in existing systems and controls. Our failure to accomplish any of these tasks could materially harm our business.

We lack sales, marketing and distribution capabilities and may depend on third parties who may not successfully commercialize our products.

        We currently have no sales, marketing or distribution capabilities. We may rely on third parties to sell, market and distribute our products. These third parties may not be able to market our products successfully. If we choose to develop our own sales, marketing or distribution capabilities, we will need to build a marketing and sales force with technical expertise and with supporting distribution capabilities, which will require a substantial amount of management and financial resources that may not be available. If we or a third party are not able to adequately sell and distribute our products, our business will be materially harmed.

We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than us.

        Our competitors may develop technologies and products that are more effective or less costly than any which we are developing or which would render our technology and products obsolete and noncompetitive. In addition, our competitors may succeed in obtaining FDA approval or other regulatory approvals for products before us. Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their products before we do may achieve a significant competitive advantage over us, including FDA marketing exclusivity rights that may delay or prevent our ability to market our products. Any products resulting from our research and development efforts may not be able to compete successfully with competitors' existing or future products or obtain regulatory approval in the United States or elsewhere.

        Several pharmaceutical and biotechnology companies are actively engaged in research and development in areas related to therapeutic vaccines, including CancerVax Corporation, NeoPharm, Inc., Dendreon Corporation, Corixa Corporation, Sanofi-Aventis SA, Genzyme Corporation, Abgenix, Inc., MedImmune, Inc. and Cell Genesys, Inc. We are aware that CancerVax and Dendreon are in late stage clinical trials for therapeutic vaccines for the treatment of melanoma and prostate cancer, respectively, which may compete with MEL-VAC, ALT-110 and PSA-VAC. In addition, companies such as ImClone, Inc. with its approved product Erbitux™ for the treatment of colorectal cancer, and Genentech, Inc. with its product Herceptin® for the treatment of metastatic breast cancer, have already commercialized antibody-based products that may compete with BHCG-VAC, COL-VAC and ALT-110. Various other companies are developing or commercializing products in areas that we have targeted for product development. Some of these products use therapeutic approaches that may compete directly with our product candidates. Many of these companies and institutions, either alone or together with their partners, have substantially greater financial resources and larger research and development staffs than we do. These companies may succeed in obtaining approvals from the FDA and foreign regulatory authorities for their products sooner than we do for our products.

Risks Related to Our Acquisition of Alteris

Upon completion of our acquisition of Alteris, we will not have access to the confidential clinical data obtained in the Phase I and Phase II clinical trails of ALT-110. Failure to obtain access to such data could delay our product development efforts, which could materially harm our business.

        Upon completion of our acquisition of Alteris, we will obtain all of Alteris' rights, title and interests in its exclusive worldwide license with Duke University and The Johns Hopkins University covering the patents surrounding the EGFRvIII cancer antigen for use in vaccine and immunization approaches to prevent, inhibit and treat tumor formation and progression, and ALT-110, a therapeutic cancer vaccine product candidate based on EGFRvIII. ALT-110 has been the subject of Phase I and Phase II clinical trials by a number of academic institutions. Since Alteris did not sponsor or have any involvement in these clinical trials, Alteris had no control over the conduct of these trials, and, as a result, there may be adverse events or findings that impact our development of ALT-110 that are outside of our control or are not publicly available. We do not have rights to the confidential clinical data generated in an investigator-initiated Phase I clinical trial of ALT-110. Failure to obtain the rights to utilize the confidential clinical data obtained in such trials may result in delays in our clinical development of ALT-110, which could materially harm our business.

The licensors of the intellectual property that we will acquire from Alteris have retained certain rights to use such intellectual property. Accordingly, we may have less control over the use of such intellectual property, which could materially harm our business.

        Under the terms of the license agreements that we will acquire in the Alteris asset acquisition, each of Duke University, The Johns Hopkins University and Thomas Jefferson University, the licensors under the license agreements, has retained the right to use, and to grant non-exclusive sublicenses to governmental and other institutions to use the intellectual property and materials covered by their respective licenses solely for certain academic research or other non-commercial purposes. Accordingly, we may not have complete control over the use of this intellectual property, which could materially harm our business.

Risks Related to Our Relationship with Medarex

As our majority stockholder, Medarex's control position may adversely affect the market price of our stock and the ability of our other stockholders to influence the policies or affairs of our company.

        Upon completion of this offering and our acquisition of Alteris, Medarex will beneficially own approximately 70% of the outstanding shares of our common stock. As a result, Medarex, subject to the affiliation agreement, has the ability to determine the outcome of all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, as well as the ability to control our management and affairs. Medarex's interests may not always be the same as those of our other stockholders.

        In addition, this concentration of ownership may harm the market price of our common stock by:

  •
  delaying, deferring or preventing a change in control;

  •
  impeding a merger, consolidation, takeover or other business combination involving us;

  •
  discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us; or

  •
  selling us to a third party.

        Medarex's ability to control any of the above corporate transactions could have an anti-takeover effect and may prevent a non-negotiated takeover attempt that might otherwise benefit our public shareholders. Medarex's large equity ownership could also limit the price investors might be willing to pay in the future for shares of our common stock. In addition, after the term of its three-year lock-up expires, Medarex may determine to sell its shares of our common stock based on factors other than the market price of our shares, such as its need to raise capital. In such event, Medarex could sell its shares below the market price of our shares. In addition, Medarex could sell control of our company at a steep discount to the market price of our shares, or cause the transfer of our most important technology. Any attempt by Medarex to sell a significant number of its shares of our common stock, or even the perception that these sales could occur, could materially and adversely affect the market price of our common stock and impair our ability to raise capital through the sale of additional securities.

Our Chairman is an officer and a director of Medarex, which creates inherent conflicts of interest that may not always be resolved in our favor.

        Under the terms of the affiliation agreement, so long as Medarex owns at least 20% of the outstanding shares of our voting stock, it shall have the right to appoint at least one representative to our board of directors. If the size of our board of directors is increased above five members, Medarex shall have the right to appoint a second member to our board. Our Chairman, Donald L. Drakeman, is the President, Chief Executive Officer and a director of Medarex and is Medarex's current representative on our board. No other member of our board is a designee of Medarex. Simultaneous service as a Medarex director or officer and a director or officer of our company creates an inherent conflict of interest when such director or officer is presented with opportunities that could have different implications for us and for Medarex. Celldex has, in its certificate of incorporation, renounced any interest or expectancy in any corporate opportunities that come to Dr. Drakeman other than opportunities expressly offered to him solely in his capacity as a Celldex director. If Dr. Drakeman is offered a corporate opportunity in both his position as a director of our company and an officer or director of Medarex, Dr. Drakeman may be required to offer that corporate opportunity to Medarex, which may prevent us from benefiting from such corporate opportunity.

Medarex can compete with us by developing therapeutic products directed at the same diseases as our products. If Medarex develops products that are competitive to our products, our business could be materially harmed.

        While Medarex has assigned and licensed to us the intellectual property comprising our APC Targeting Technology and, therefore, can no longer use that specific technology to produce products that compete with us, Medarex has retained the rights to its HuMAb-Mouse technology and will not be precluded from using its HuMAb-Mouse technology, as well as any other technology it now owns or may acquire in the future, to produce products that are designed to treat the same disease indications as our products. Although all of our current product candidates are covered by our APC Targeting Technology and are exclusively owned by us, we have no contract, arrangement or understanding with Medarex to preclude it from developing a product that may be competitive with our product candidates. There can be no assurance that Medarex will not pursue alternative technologies or products, either on its own or in collaboration with others, as a means of developing treatments for the conditions targeted by our product candidates or any other product candidate that we seek to exploit.

        Under the assignment and license agreement, we have granted to Medarex an option to obtain a worldwide, non-exclusive, royalty-free, fully paid-up license, with the right to sublicense, under claims in two U.S. patent applications and related foreign counterparts, if and when such patent claims issue, relating to antibodies that bind dendritic cells, other than anti-mannose receptor antibodies, in order to allow Medarex to operate in areas outside our APC Targeting Technology. Medarex may be able to use such license itself or with third parties, which may result in any future license from Medarex being unavailable to us for a particular antibody raised using Medarex's fully human antibody technology.

We may rely on Medarex for certain services. Medarex's failure to provide these services could materially harm our business.

        We may rely on Medarex to provide or procure administrative, clinical and other related services under the master services agreement. Medarex is managing the Phase I clinical trials for BHCG-VAC. If we are unable to secure alternative sources for these services or if we lose these services, our business, financial condition and results of operations could be materially harmed.

Our supply of BHCG-VAC was produced by Medarex, and it may be difficult to secure an alternative source. Failure to secure primary or alternative sources for the production of our product candidates could materially harm our business.

        We currently have no manufacturing capabilities. We have not manufactured BHCG-VAC that has been supplied to us by Medarex. Currently, we do not have an agreement in place with Medarex to manufacture additional quantities of BHCG-VAC. We may not be able to secure a source to manufacture the necessary quantities of our product candidates. If we fail to secure a source to manufacture the necessary quantities of our product candidates, our business, financial condition and results of operations may be materially harmed.

Since we have never operated as a stand-alone entity, our business could suffer if we fail to develop the systems and infrastructure necessary to support our business as a stand-alone entity.

        Prior to this offering, we had not operated as a stand-alone entity. Accordingly, we must develop and implement the systems and infrastructure necessary to support our current and future business operations. If we are not able to implement these systems and infrastructure, our business, financial condition and results of operations may be materially harmed.

Our historical financial information may not otherwise be representative of our results as a separate company. As a result, you have limited financial information on which to evaluate our business and your investment decision.

        The historical financial information we have included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone entity during the periods presented. This information may also not be indicative of what our results of operations, financial position and cash flows will be in the future. As a result, you have limited financial information on which to evaluate our business and your investment decision.

Risks Related to our Financial Results and Need for Financing

We have a limited operating history. We are likely to incur operating losses for the foreseeable future, and we may never be profitable.

        We were incorporated in May 2003. Medarex began incurring expenses related to our programs in January 1999, and, for accounting purposes, January 1, 1999 is considered to be the date of our inception. Our net loss for the three months ended March 31, 2005 was $1.6 million, and as of March 31, 2005 we had a deficit accumulated during the development stage of $25.3 million. In addition, upon completion of this offering, we will acquire substantially all of the assets of Alteris in exchange for 1,166,666 shares of our common stock (subject to adjustment), a cash payment of $1.5 million and certain additional consideration, which will have the effect of increasing our operating losses due to the allocation of a portion of the purchase price to acquired in-process research and development. We anticipate that we will incur operating losses and negative cash flow for the foreseeable future. We have not yet commercialized any products and cannot be sure that we will ever be able to do so or that we may ever become profitable. Upon completion of our acquisition of Alteris, we intend to initiate our own clinical trials of ALT-110, for the treatment of brain, prostate, gastric, non-small cell lung and ovarian cancers that will require the expenditure of additional amounts. Moreover, in May 2004, we began a Phase I clinical trial for our lead APC Targeting product candidate, BHCG-VAC, for the treatment of colorectal, pancreatic and bladder cancers, and, through a grant from the Avon Foundation and the National Cancer Institute awarded to investigators at the Duke Comprehensive Cancer Center, we expect to begin a Phase I clinical trial of BHCG-VAC for breast cancer in the second half of 2005. In addition, we expect to commence clinical trials for COL-VAC in 2006. While we do not know if the expansion of our clinical trials will occur in this time frame, if at all, any such expansion will result in significant increases in expenditures and, as a result, substantial losses. We may continue to incur substantial losses even if we begin to generate revenues from our product candidates.

Our operating results may vary significantly from period-to-period, which may result in a decrease in the price of our common stock.

        Our future revenues and operating results may vary significantly from period-to-period due to a number of factors, many of which are outside of our control. These factors include:

  •
  the introduction of new products and services by us or our competitors;

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  costs and expenses associated with delays or changes and regulatory requirements for preclinical testing and clinical trials;

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  the timing of regulatory approvals;

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  sales and marketing expenses; and

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  the amount and timing of operating costs and capital expenditures relating to the expansion of our business operations and facilities.

        It is possible that in some future periods our operating results may be below the expectations of analysts and investors. If this happens, the price of our common stock may decrease.

We will need substantial additional funding, and our future access to capital is uncertain. If we are not able to obtain sufficient funds to grow our business or continue our operations, we may be required to delay, reduce the scope of or eliminate one or more of our research and development programs. Any of these actions could materially harm our business.

        We will continue to expend substantial resources for research and development, including costs associated with developing our technology and conducting preclinical testing and clinical trials. Our future capital requirements will depend on a number of factors, including:

  •
  the size and complexity of research and development programs;

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  the scope and results of preclinical testing and clinical trials;

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  the retention of existing and establishment of new collaboration agreements;

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  continued scientific progress in our research and development programs;

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  the time and expense involved in seeking regulatory approvals;

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  competing technological and market developments;

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  the time and expense associated with filing and prosecuting patent applications and enforcing patent claims;

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  potential acquisition or in-licensing of other products or technologies; and

  •
  the cost of establishing manufacturing capabilities and conducting commercialization activities.

        Currently, we are dependent upon Medarex to provide sufficient capital to meet our operating requirements. We have been informed by Medarex that it is their intention to provide such funds until completion of this offering. Our total costs and expenses for the year ended December 31, 2004 were approximately $6.1 million and we anticipate that our total costs and expenses for the current and next fiscal years will be approximately $11.0 million and $16.9 million, respectively.

        Based on our current plans, we believe that the net proceeds of this offering will be sufficient to meet our operating and capital requirements for at least the next 24 months. We may require additional financing within this time frame and may raise funds through public or private financings, line of credit arrangements, collaborative relationships or other methods. We may be unable to raise sufficient funds to complete development of any of our product candidates or to continue operations, in which case we may be required to delay, reduce the scope of or eliminate one or more of our research and development programs. Any of these actions could materially harm our business.

Risks Related to Our Intellectual Property

If we are unable to obtain and enforce patent protection for our products, our business could be materially harmed.

        Issued patents may be challenged, invalidated or circumvented. In addition, court decisions may introduce uncertainty in the enforceability or scope of patents owned by biotechnology companies. The legal systems of certain countries do not favor the aggressive enforcement of patents, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Therefore, enforceability or scope of our patents in the United States or in foreign countries cannot be predicted with certainty, and, as a result, any patents that we own or license may not provide sufficient protection against competitors. We may not be able to obtain or maintain patent protection for our pending patent applications, those we may file in the future, or those we may license from third parties, including Medarex, Duke University, The Johns Hopkins University and Thomas Jefferson University.

        While we believe that our patent rights are enforceable, we cannot assure you that any patents that have issued, that may issue or that may be licensed to us will be enforceable or valid or will not expire prior to the commercialization of our product candidates, thus allowing others to more effectively compete with us. Therefore, any patents that we own or license may not adequately protect our product candidates or our future products. If we are not able to protect our patent positions, our business could be materially harmed.

We have not been assigned all of the rights to certain designated aspects of our intellectual property and third parties may assert an interest therein. If we cannot enforce these patents, our business could be materially harmed.

        Although Medarex has assigned to us its intellectual property rights with respect to product candidates comprising humanized anti-FcyRI antibodies linked to an antigen, or murine anti-FcyRI antibodies linked to an antigen, we have not been assigned the entire right, title and interest to these patents since Medarex did not receive an assignment from all of the inventors identified on these patents. Medarex has licensed other intellectual property rights to us only in fields of use that encompass the use of antibodies, including antibody fragments, that bind to antigen presenting cells, such as dendritic cells and macrophages, in order to target these cells and modulate an immune response. Our field of use for licensed antibodies from Medarex does not include bispecific antibody technology— that is, the use of a first antibody attached to a second antibody, where the first antibody serves as a targeting antibody to an antigen presenting cell and the second antibody attaches to an antigen. We are also restricted from making products using murine anti-FcyRI antibodies for diagnostic purposes. In addition, we have granted Medarex an option to obtain a worldwide, non-exclusive, royalty-free, fully paid-up license, with the right to sublicense, under claims in two U.S. patent applications, and related foreign counterparts, if and when such patent claims issue, relating to antibodies that bind dendritic cells, other than anti-mannose receptor antibodies, in order to allow

Medarex to operate in areas outside our APC Targeting Technology. As a result, we may not be able to prevent Medarex or third parties from asserting their rights under these patents. Our patent rights may not provide us with competitive advantages against competitors having similar technology. If we are unable to obtain and enforce patent protection for our products, our business could be materially harmed.

We are dependent on Medarex for licenses to certain patents. If Medarex is unable to protect these patent rights our business would be harmed.

        Medarex has the first right, at its expense, to prepare, file, prosecute and maintain any patents or patent applications licensed to us under the assignment and license agreement, except for the patents and patent applications related to its HuMAb-Mouse technology, in which Medarex maintains the sole right. If Medarex decides not to file, prosecute or maintain any patents or patent applications relating to technology which has been licensed to us, we have the option, at our own expense, to pursue such patent claims, except for the patents and patent applications relating to Medarex's HuMAb-Mouse technology. As a result, we are dependent on Medarex in many instances to protect patent rights that may be important to our business activities. If Medarex or we fail to adequately protect these rights, or if either of us becomes involved in any litigation, interference or other judicial or administrative proceedings related to patents or other proprietary rights licensed to us from Medarex, we may become subject to significant liabilities or be required to seek licenses from third parties that may not be available on commercially favorable terms, if at all. Therefore, we may become restricted or prevented from manufacturing and selling products employing technology that has been assigned or licensed to us by Medarex, which may materially harm our business, financial condition and results of operations.

        In addition, Medarex holds a non-exclusive license to certain patents, patent applications, third-party licenses and inventions pertaining to the development and use of certain transgenic rodents, including mice, which produce fully human antibodies that are integral to our fully human antibody product candidates. These patents, licenses and inventions, along with other intellectual property that Medarex owns, form the basis of Medarex's HuMAb-Mouse technology. If Medarex becomes involved in a dispute regarding its HuMAb-Mouse technology, we may be restricted or prevented from developing, manufacturing or commercializing any product employing Medarex's HuMAb-Mouse technology, which may materially harm our business, financial condition and results of operations.

We license patent rights to certain of our technology from third party owners. If such owners challenge our license position or do not properly maintain or enforce the patents underlying such licenses, our competitive position and business prospects will be harmed.

        Upon completion of our acquisition of Alteris, we will obtain exclusive worldwide licenses from Thomas Jefferson University, Duke University and The Johns Hopkins University relating to patents and applications covering the technology used in ALT-110 and the RIAS technology. We have also obtained a number of exclusive and non-exclusive licenses from Medarex that are necessary or useful for our APC Targeting Technology used in BHCG-VAC. In addition, we intend to enter into additional licenses to third party intellectual property in the future.

        Our success will depend in part on the ability of our licensors to obtain, maintain and enforce patent protection for our licensed intellectual property and, in particular, those patents to which we have secured exclusive rights. Our licensors may not successfully prosecute the patent applications to which we are licensed. Even if patents issue in respect of these patent applications, our licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than we would. Without protection for the intellectual property we have licensed, other companies might be able to offer substantially identical products for sale, which could adversely affect our competitive business position and harm our business prospects. In addition, under the Bayh-Dole Act, the federal government has certain rights to the technology licensed to Alteris from Thomas Jefferson University, Duke University and The Johns Hopkins University which we will acquire in our proposed acquisition of Alteris. In addition, we will have certain obligations under these licenses with respect to the technology, including the obligation to manufacture products utilizing the technology in the United States.

Third parties may challenge the validity of our patents or other intellectual property rights and could deprive us of valuable rights. If we infringe patents or other proprietary rights of third parties, we could incur substantial liability.

        If a third party legally challenges our patents or other intellectual property rights that we own or license, we could lose certain of these rights. For example, third parties may challenge the validity of our U.S. or foreign patents through reexaminations, oppositions or other legal proceedings. If successful, a challenge to our patents or other intellectual property rights could deprive us of competitive advantages and permit our competitors to use our technology to develop similar products. Failure to protect our patents and other proprietary rights may materially harm our business, financial condition and results of operations.

        Other entities may have or obtain patents or proprietary rights that could limit our ability to manufacture, use, sell, offer for sale or import products or impair our competitive position. In addition, to the extent that a third party, including Medarex, develops new technology that covers our products, we may be required to obtain licenses to that technology, which licenses may not be available or may not be available on commercially reasonable terms, if at all.

        Third parties may have or obtain valid and enforceable patents or proprietary rights that could block us from developing products using our technology, including:

  •
  certain patents and applications in the United States and Europe owned by Sanofi-Aventis, which relate to antibody-antigen conjugates and methods of their use for eliciting an immune response against the antigen;

  •
  certain patents and applications in the United States and foreign countries covering particular antigens and antigenic fragments targeted by our current vaccine product candidates, including bhCG, targeted by BHCG-VAC, carcinoembryonic antigen, targeted by COL-VAC, alpha-fetoprotein, targeted by AFP-VAC, prostate specific antigen, targeted by PSA-VAC, and Pmel-17 or other melonoma antigen, targeted by MEL-VAC;

  •
  certain patents and pending applications related to particular receptors and other molecules on dendritic cells and macrophages that may be useful for generating monoclonal antibodies and can be employed in our APC Targeting Technology;

  •
  two United States patents and related foreign patents and applications covering methods of diagnosing gliomas by detecting the presence of the EGFRvIII (tumor specific splice variant) protein;

  •
  a United States patent and certain pending applications relating to methods of identifying alternatively spliced proteins, (e.g. splice variants);

  •
  certain patents covering antibody humanization technologies. Our antibody that targets FcyRI is based on antibody humanization techniques;

  •
  a United States patent owned by Genentech, Inc., relating to the production of recombinant antibodies in host cells;

  •
  a United States patent owned by GlaxoSmithKline plc related to methods of culturing cells under certain conditions; and

  •
  certain patents held by third parties relating to antibody expression in particular types of host cells.

        Our failure to obtain a license to any technology that we require may materially harm our business, financial condition and results of operations.

        Legal or administrative proceedings may be necessary to defend against claims of infringement or to enforce our intellectual property rights. If we become involved in any such proceeding, irrespective of the outcome, we may incur substantial costs, and the efforts of our technical and management personnel may be diverted, which could materially harm our business. We are aware, for example, that certain academic institutions may be involved in unauthorized activities relating to the clinical development of ALT-110 for research purposes.

Some jurisdictions may require us to grant licenses to third parties. Such compulsory licenses could be extended to include some of our product candidates, which may limit our potential revenue opportunities.

        Many countries, including certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, most countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may be limited to monetary relief and may be unable to enjoin infringement, which could materially diminish the value of the patent. Compulsory licensing of life-saving products is also becoming increasingly popular in developing countries, either through direct legislation or international initiatives. Such compulsory licenses could be extended to include some of our product candidates, which may limit our potential revenue opportunities.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

        In addition to patent protection, we also rely on other proprietary rights, including protection of trade secrets, know-how and confidential and proprietary information. To maintain the confidentiality of trade secrets and proprietary information, we will enter into confidentiality agreements with our employees, consultants and collaborators upon the commencement of their relationships with us. These agreements require that all confidential information developed by the individual or made known to the individual by us during the course of the individual's relationship with us be kept confidential and not disclosed to third parties. Our agreements with employees also provide that any inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. However, we may not obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with their terms. In the event of unauthorized use or disclosure of our trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection, particularly for our trade secrets or other confidential information. To the extent that our employees, consultants or contractors use technology or know-how owned by third parties in their work for us, disputes may arise between us and those third parties as to the rights in related inventions.

        Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information. The disclosure of our trade secrets would impair our competitive position and may materially harm our business, financial condition and results of operations.

Risks Related to Regulatory Matters

Failure to obtain, or delays in obtaining, regulatory approvals would materially harm our business.

        The FDA regulates the research, development, preclinical and clinical testing, manufacture, safety, effectiveness, record-keeping, reporting, labeling, storage, approval, advertising, promotion, sale, distribution, import and export of biopharmaceutical products. If products employing our technology are marketed abroad, they will also be subject to extensive regulation by foreign governments, whether or not we have obtained FDA approval for a given product and its uses.

        Government regulation substantially increases the cost of researching, developing, manufacturing and selling our products. The regulatory review and approval process, which includes preclinical testing and clinical trials of each product candidate, is lengthy, expensive and uncertain. We must obtain regulatory approval for each product we intend to market, and the manufacturing facilities used for the products must be inspected and meet legal requirements. Securing regulatory approval requires the submission of extensive preclinical and clinical data and other supporting information for each proposed therapeutic indication in order to establish the product's safety, efficacy, potency and purity for each intended use. The development and approval process takes many years, requires substantial resources and may never lead to the approval of a product. We do not expect to receive regulatory approval for the commercial sale of ALT-110, BHCG-VAC or any of our other product candidates until 2009 at the earliest. Failure to obtain, or delays in obtaining, regulatory approvals may:

  •
  adversely affect the commercialization of any products that we develop;

  •
  impose additional costs on us;

  •
  diminish any competitive advantages that we may attain; and

  •
  adversely affect our receipt of revenues or royalties.

        Even if we are able to obtain regulatory approval for a particular product, the approval may limit the indicated uses for the product, may otherwise limit our ability to promote, sell and distribute the product, may require that we conduct costly post-marketing surveillance and may require that we conduct ongoing post-marketing studies. Material changes to an approved product, such as manufacturing changes or revised labeling, may require further regulatory review and approval. Once obtained, any approvals may be withdrawn for a number of reasons, including the later discovery of previously unknown problems with the product, such as a previously unknown safety issue. If we or our contract manufacturers fail to comply with applicable regulatory requirements at any stage during the regulatory process, such noncompliance could result in:

  •
  refusals or delays in the approval of applications or supplements to approved applications;

  •
  refusal of a regulatory authority, including the FDA, to review pending market approval applications or supplements to approved applications;

  •
  warning letters;

  •
  fines;

  •
  import or export restrictions;

  •
  product recalls or seizures;

  •
  injunctions;

  •
  total or partial suspension of production;

  •
  civil penalties;

  •
  withdrawals of previously approved marketing applications or licenses;

  •
  recommendations by the FDA or other regulatory authorities against governmental contracts; or

  •
  criminal prosecutions.

        We have not received the regulatory approvals required for the commercial sale of any of our products in the United States or in any foreign jurisdiction. None of our product candidates has been determined to be safe and effective, and we have not submitted either a request for permission from the FDA's Center for Drug Evaluation and Research, known as CDER, to introduce or deliver for introduction a new drug into interstate commerce known as a new drug application, or a request for permission from the FDA's Centers for Biologics Evaluation and Research, known as CBER, to introduce or deliver a biologic product into interstate commerce, known as a biologic license application.

        Once a product is approved, numerous post-approval requirements apply. Among other things, the holder of an approved biologic license application or new drug application is subject to periodic and other FDA monitoring and reporting obligations, including obligations to monitor and report adverse events and instances of the failure of a product to meet the specifications in the biologic license application or new drug application. Application holders must also submit advertising and other promotional material to the FDA and report on ongoing clinical trials.

        Depending on the circumstances, failure to meet these post-approval requirements can result in criminal prosecution, fines or other penalties, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, or refusal to allow us to enter into supply contracts, including government contracts.

Failure to obtain regulatory approval in foreign jurisdictions would prevent us from marketing our products abroad.

        We intend to have our products marketed outside the United States. In order to market our products in the European Union and many other foreign jurisdictions, we must obtain separate regulatory approvals and comply with numerous foreign regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any market. The failure to obtain these approvals could materially harm our business, financial condition and results of operations.

We have only limited experience in regulatory affairs, and some of our products may be based on new technologies. These factors may affect our ability or the time we require to obtain necessary regulatory approvals.

        We have only limited experience in filing and prosecuting the applications necessary to gain regulatory approvals. Moreover, some of the products that are likely to result from our product development, licensing and acquisition programs may be based on new technologies that have not been extensively tested in humans. The regulatory requirements governing these types of products may be less well defined or more rigorous than for conventional products. As a result, we may experience a longer regulatory process in connection with obtaining regulatory approvals for any products that we develop, license or acquire. Moreover, approval policies or regulations may change. In addition, therapeutic vaccines are relatively new and highly complex and regulatory agencies lack experience with them, which may lengthen the regulatory review process, increase our development costs and delay or prevent commercialization of our product candidates. To our knowledge, the FDA has not approved for marketing any therapeutic cancer vaccine. Consequently, there is no precedent for the successful commercialization of such a product. This lack of experience at the FDA may impede our ability to obtain timely FDA approval, if at all. We will not be able to commercialize ALT-110, BHCG-VAC, or any of our other therapeutic cancer vaccine product candidates until we obtain FDA approval in the United States or approval by comparable authorities in other countries.

Our operations involve hazardous materials and medical waste and are subject to environmental, health and safety controls and regulations. Any claim relating to our improper handing, storage or disposal of biological and hazardous materials could be time-consuming and costly, and may exceed our resources.

        As a biopharmaceutical company, we are subject to environmental, health and safety laws and regulations, including those governing the use of biological and hazardous materials as well as medical waste. The cost of compliance with environmental, health and safety regulations is substantial. Our business activities involve the controlled use of hazardous materials such as the toxins we use in our GVHD-TOX product candidate, and we cannot eliminate the risk of accidental contamination or injury from these materials. While we believe that we are currently in compliance with all material rules and regulations governing the use of hazardous materials and, to date, we have not had any adverse experiences, in the event of an accident or environmental discharge, we may be held liable for any resulting damages, which may exceed our financial resources and may materially harm our business, financial condition and results of operations. Our general liability insurance, which covers claims up to $10,000,000, provides coverage against losses resulting from hazardous materials. We believe this coverage to be adequate for our current business activities. To date, we have expensed approximately $12,100, $11,200, $9,356 in each of the last three fiscal years, respectively, and $1,845 during the three-month period ended March 31, 2005, on compliance with commercial, health and safety regulations.

Risks Related to This Offering

An active trading market for shares of our common stock may not develop following this offering. The market price of our common stock may decline below the initial public offering price, and you may not be able to resell your shares of our common stock at or above the initial public offering price.

        Medarex's approximate 70% ownership of our common stock following this offering and the completion of the Alteris acquisition may affect the market price of our shares. As a result, you may not be able to sell your shares quickly or at or above the initial public offering price. The initial public offering price of our common stock was determined by negotiation between us and the underwriters based on a number of factors, which may not be indicative of prices that will prevail in the trading market for our common stock. The market price of our common stock may decline below the initial public offering price, and you may not be able to resell your shares of our common stock at or above the initial public offering price.

The trading price of our common stock could be highly volatile, your investment could decline in value, and we may incur significant costs from class action litigation, which could materially harm our business.

        There has been significant volatility in the market prices of securities issued by biotechnology companies. Therefore, the trading price of our common stock could be highly volatile in response to various factors, many of which are beyond our control, including:

  •
  developments concerning our product candidates or the product candidates of our competitors;

  •
  changes in our relationship with Medarex;

  •
  expiration or termination of licenses, research contracts or other collaboration agreements;

  •
  progress with our clinical trials;

  •
  government regulations;

  •
  developments in patent or other proprietary rights; and

  •
  general market conditions.

        In addition, equity markets in general, and the market for biotechnology and life sciences companies in particular, have experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies traded in those markets. In addition, changes in economic conditions in the United States, Europe or globally could impact our business. Adverse economic changes are outside our control and may harm our business, financial condition and results of operations. These broad market and industry factors may materially affect the market price of our common stock, regardless of our development and operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management's attention and resources.

Future sales of our common stock by Medarex or by Alteris and its Affiliates may depress our stock price, which may adversely affect the value of your investment in our stock.

        Following this offering and the completion of our acquisition of Alteris, Medarex will own 12,000,000 shares of our common stock, or approximately 70% of the outstanding shares. Sales of a substantial number of shares of our common stock by Medarex on the public market or the perception that sales by Medarex could occur following this offering could adversely affect the market price of our common stock. Under the affiliation agreement, Medarex has agreed, subject to specified exceptions, not to directly or indirectly offer, sell or otherwise dispose of any shares of our common stock or any securities that may be converted into or exchanged for any shares of our common stock for a period of 36 months from the date of this prospectus. Following the expiration of that period, Medarex has the right to require us to register its shares of our common stock under the Securities Act. Upon the effectiveness of any such registration, the shares of common stock will be freely tradable without restriction or further registration under the Securities Act.

        Additionally, following this offering and the completion of the Alteris acquisition, Alteris and its affiliates will own 1,166,666 shares of our common stock (subject to adjustment), or approximately 6.8% of the outstanding shares of our common stock. We have filed a registration statement on Form S-4 registering the shares of common stock to be issued pursuant to the acquisition. Upon the effectiveness of that registration statement, the shares of common stock issuable to Alteris and its affiliates will be freely tradable (i) immediately and without limitation, except for shares issued to any person who may be deemed to be an "Affiliate" (as that term is defined for the purposes of Rule 145 under the Securities Act) of Alteris at the time of the closing of the acquisition, and (ii) immediately after the expiration of one year from the closing of the acquisition by the present shareholders of Alteris who are Affiliates of Alteris and who comply with the requirements of Rule 145 in effecting such sales. During the initial one year period, Affiliates of Alteris may sell (subject to any contractual lock-up arrangements) their shares of our common stock pursuant to Rule 145 so long as they comply with the volume and manner of sale requirements of Rule 144 of the Securities Act. Persons who may be deemed to be Affiliates of Alteris generally include individuals or entities that control, are controlled by, or are under control with, Alteris, and may include certain officers and directors of Alteris as well as beneficial holders of more than 10% of Alteris' common stock.

        In addition, we, along with our directors and officers, as well as Alteris and Dr. Albert J. Wong, its interim president and principal shareholder (subject to certain exceptions) have agreed under lock-up agreements, subject to specified exceptions, not to, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities that may be converted into or exchanged for any shares of common stock without the prior written consent of Janney Montgomery Scott LLC for a period of 180 days from the date of this prospectus.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

        If you purchase common stock in this offering, you will in effect pay more for your shares of common stock than the amounts paid by Medarex for its shares. As a result, you will incur immediate and substantial dilution of $7.19 per share at an assumed initial offering price of $9.00 per share. If the holders of the currently outstanding options exercise those options at prices below the initial public offering price, you will experience further dilution. We may also acquire other companies or technologies or finance strategic alliances by issuing equity, which may result in additional dilution to our stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements, including statements regarding our expectations, beliefs, intentions, or strategies regarding the future. Forward-looking statements include, without limitation, statements in the sections herein entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Conditions and Results of Operations," "Business" and elsewhere in this prospectus regarding, among other things, uncertainties relating to our relationship with Medarex; uncertainties relating to our technology; a history of operating losses and anticipation of future losses; uncertainty of product development; need for additional capital and uncertainty of change; uncertainty of patent and proprietary rights; uncertainties related to clinical trials; government regulation and uncertainty of obtaining regulatory approval; dependence on key personnel; dependence on research collaborators and scientific advisors; uncertainty of health care reform measures and third-party reimbursement and risk of product liability. All forward-looking statements included in this prospectus are based on information available to us, as of the date hereof, and we do not assume any obligation to update any such forward-looking statements. Our actual results may differ materially from the results discussed in the forward-looking statements. Among the factors that could cause actual results to differ materially are the factors detailed in the section entitled "Risk Factors" above. Accordingly, in addition to the other information in this prospectus, such factors should be considered carefully. References to our products, business, financial results or financial condition should be considered to refer to us unless the context otherwise requires.

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making offers to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

USE OF PROCEEDS

        We estimate that our net proceeds from this offering will be approximately $32,690,000, or approximately $37,712,000 if the underwriters exercise the over-allotment option in full. This estimate is based on an assumed initial public offering price of $9.00 per share, after deducting the estimated underwriting discount, commissions and estimated offering expenses payable by us. We expect these funds will be sufficient to meet our operating and other working capital requirements for at least the next 24 months.

        We anticipate using the net proceeds from this offering in the following manner:

  •
  $5.8 million, and $6.2 million to fund the development of ALT-110 and BHCG-VAC, respectively, through the completion of Phase II clinical trials;

  •
  $2.0 million and $2.0 million to fund the development of COL-VAC and AFP-VAC respectively, through the completion of Phase I clinical trials and the initiation of Phase II clinical trials;

  •
  $1.2 million per product candidate, to fund the preclinical development of MEL-VAC, PSA-VAC and GVHD-TOX;

  •
  $2.4 million to fund our research programs for GLIO-VAC and our APC Targeting Technology for biological response modifiers, including small molecules and cytokines;

  •
  $290,000 to pay Medarex for the amounts due under the terms of the lease agreement and $250,000 for amounts due under the terms of the research and commercialization agreement and master services agreement, including fees relating to the management of our clinical trial for BHCG-VAC;

  •
  $1.5 million to Alteris as payment of a portion of the purchase price in connection with the acquisition and $250,000 of transaction costs associated with the Alteris acquisition;

  •
  $3.7 million to fund the expansion of our research and development facilities, including the purchase of equipment, in order to bring additional product candidates into preclinical and clinical development; and

  •
  $4.7 million, representing the balance of the net proceeds, to fund general corporate and working capital requirements, including engaging additional personnel and potential acquisitions of product candidates, technologies and businesses that complement our business.

        The foregoing represents our best estimate of the allocation of the net proceeds of this offering based upon the current status of our business. Our estimates regarding the use of proceeds are based on certain assumptions, including the development of our business in the way we anticipate. If any of our assumptions prove incorrect, we may find it necessary to reallocate a portion of the proceeds within the above-described categories or use portions of the proceeds for other purposes.

        We believe that we will need to raise additional funds to advance ALT-110 and BHCG-VAC, and other product candidates through the regulatory review and approval process and into commercialization.

        While we may use an unspecified portion of the net proceeds to acquire or invest in products, technologies or companies that complement our business, we have no current plans, agreements or commitments with respect to these matters.

        The timing and amount of our actual expenditures will depend on numerous factors, including the progress of our research, clinical trials and other development activities, the number and breadth of our product development programs, our ability to establish and maintain collaborations and other arrangements as well as the amount of cash, if any, generated by our operations. We will retain broad discretion in the allocation and use of the net proceeds of this offering. We currently intend to invest the funds in short-term, investment grade, interest-bearing securities.

DIVIDEND POLICY

        We have never declared or paid cash dividends. We do not anticipate declaring or paying cash dividends in the foreseeable future. Instead, we will retain our earnings, if any, for the future operation and expansion of our business.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2005, (i) on an actual basis and (ii) as adjusted to reflect the effect of (x) the sale of a total of 4,000,000 shares of common stock in this offering at an assumed initial public offering price of $9.00 per share, the midpoint of the range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses and (y) the acquisition of substantially all of the assets of Alteris in exchange for the issuance of 1,166,666 shares of our common stock (subject to adjustment) at a value equal to $9.00 per share, the midpoint of the range set forth on the cover page of this prospectus. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included elsewhere in this prospectus.

	As of March 31, 2005(1)
	Actual	As Adjusted
	(in thousands)
Stockholders' equity:
Preferred stock, $1.00 par value, 1,000,000 shares authorized, actual and as adjusted; no shares issued and outstanding, actual and as adjusted;
Common stock, $0.01 par value, 50,000,000 shares authorized, actual and as adjusted; 12,000,000 shares issued and outstanding actual; and 17,166,666 shares issued and outstanding as adjusted	$120	$172
Additional paid-in capital(2)	27,220	69,148
Deferred stock compensation	(826)	(826)
Deficit accumulated during development stage(3)	(25,260)	(36,121)

Total stockholders' equity	1,254	32,373

Total capitalization	$1,254	$32,373

(1)
The share data in the table above does not include (i) an aggregate of 3,500,000 shares of common stock reserved for future issuance under our incentive stock option plan; or (ii) an aggregate of 333,333 shares of common stock under our employee stock purchase plan.

(2)
This amount includes a non-cash credit of $1.152 million related to stock options awarded with exercise prices less than the estimated fair value of our common stock on the award date.

(3)
The as adjusted accumulated deficit includes the in-process research and development of $10.9 million associated with the acquisition of Alteris that will be expensed upon the closing of the Alteris acquisition pursuant to the Financial Accounting Standard Board Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method.

DILUTION

        If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the pro forma number of shares of our common stock outstanding. Investors participating in this offering will incur immediate, substantial dilution.

        Our net tangible book value at March 31, 2005, was approximately $44,000, or approximately $0.004 per share. After giving effect to (i) the sale of 4,000,000 shares of common stock in this offering, at an assumed initial public offering price of $9.00 per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and the estimated offering expenses, and (ii) the issuance of 1,166,666 shares of common stock (subject to adjustment) to Alteris at a value equal to $9.00 per share, the midpoint of the range set forth on the cover page of this prospectus, our as adjusted net tangible book value at March 31, 2005 would have been $1.81 per share. This represents an increase in net tangible book value of $1.81 per share to Medarex and an immediate dilution (i.e., the difference between the public offering price per share and the net tangible book value per share adjusted for this offering and the acquisition of Alteris) at March 31, 2005 of $7.19 per share to purchasers of the common stock offered hereby. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$9.00
Net tangible book value per share at March 31, 2005	$0.004
Increase in net tangible book value per share attributable to the new investors (including Alteris)	$1.81

As adjusted net tangible book value per share after this offering		1.81

Dilution per share to new investors		$7.19

        If the underwriters exercise the over-allotment option in full, the percentage of shares of common stock held by Medarex will decrease to approximately 68%, and the number of shares held by new investors (including 1,166,666 shares to be issued to Alteris in connection with the acquisition) will be increased to 5,766,666, or approximately 32% of the total number of shares of our common stock outstanding after this offering. In addition, the net tangible book value at March 31, 2005 would have been $36,012,994, or $2.03 per share, the immediate increase in net tangible book value of shares owned by Medarex would have been $2.03 per share, and the immediate dilution to purchasers of the common stock units in this offering would have been $6.97 per share.

        The following table summarizes at March 31, 2005, after giving effect to the sale of 4,000,000 shares of common stock at an assumed initial public offering price of $9.00 per share, the midpoint of the range set forth on the cover page of this prospectus, the number of shares of common stock purchased from us, the total consideration paid to us for those shares and the consideration given by Medarex and by new investors assuming approximately 17,166,666 shares of our common stock are outstanding:

	Shares Acquired		Total Consideration
					Average Price Per Share
	Number	Percent	Amount(1)	Percent
			(in thousands)
Medarex	12,000,000	70%	$26,188	35.9%	$2.18
Alteris	1,166,666	6.8%	10,500	14.5%	9.00
New investors	4,000,000	23.2%	36,000	49.6%	9.00

Total	17,166,666	100%	$72,688	100%	4.23

(1)
This amount represents actual cash contributed by Medarex and does not include a non-cash credit of $1.152 million related to stock options awarded with exercise prices less than the estimated fair value of our common stock on the award date included as additional paid-in capital in our March 31, 2005 balance sheet. This amount also includes the value of the shares issued to Alteris in connection with the acquisition based on $9.00 per share, the midpoint of the range set forth on the cover page of this prospectus.

        The share data in the table above does not include (i) an aggregate of 3,500,000 shares of common stock reserved for future issuance under our long-term stock incentive plan; or (ii) an aggregate of 333,333 shares of common stock under our employee stock purchase plan.

SELECTED FINANCIAL DATA

        You should read the following selected financial data together with our financial statements and related notes appearing at the end of this prospectus and our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections included elsewhere in this prospectus. The selected statement of operations data for the years ended December 31, 2002, 2003 and 2004, and the selected balance sheet data as of December 31, 2003 and 2004 have been derived from our audited financial statements included elsewhere in this prospectus. The selected statement of operations data for the years ended December 31, 2000 and 2001 and the selected balance sheet data for the years ended December 31, 2000, 2001 and 2002 have been derived from our audited financial statements which are not included in this prospectus. The balance sheet data as of March 31, 2005 and the statement of operations data for the three months ended March 31, 2004 and 2005 and for the period from January 1, 1999 (inception) through March 31, 2005 have been derived from our unaudited financial statements, which are included elsewhere in this prospectus and which include, in the opinion of management, all adjustments (consisting of normal recurring accruals) necessary to present fairly the data for such periods. Historical results are not indicative of results in any future period and do not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.

								Period from January 1, 1999 (inception) to March 31, 2005
	Year Ended December 31,					Three Months Ended March 31,
	2000	2001	2002	2003	2004	2004	2005
						(unaudited)		(unaudited)
	(in thousands, except share and per share data)
Statement of Operations Data(1)
Total Revenue	$61	$—	$—	$—	$—	$—	$—	$93
Operating Expenses:
Research and development	1,891	2,042	2,806	4,961	4,480	899	1,138	18,661
General and administrative	920	1,172	839	1,157	1,586	310	462	6,692

Total operating expenses	2,811	3,214	3,645	6,118	6,066	1,209	1,600	25,353

Operating loss	(2,750)	(3,214)	(3,645)	(6,118)	(6,066)	(1,209)	(1,600)	(25,260)

Net loss	$(2,750)	$(3,214)	$(3,645)	$(6,118)	$(6,066)	$(1,209)	$(1,600)	$(25,260)

Basic and diluted net loss per share(2)	$(0.23)	$(0.27)	$(0.30)	$(0.51)	$(0.51)	$(0.10)	$(0.13)

Weighted average common stock outstanding—basic and diluted(2)	12,000,000	12,000,000	12,000,000	12,000,000	12,000,000	12,000,000	12,000,000
	2000	2001	2002	2003	2004	As of March 31, 2005
						(unaudited)
Balance Sheet Data
Cash and cash equivalents	$—	$—	$—	$—	$—	$—

Total Assets	100	257	528	410	1,283	1,450
Deficit accumulated during the development stage	(4,617)	(7,831)	(11,476)	(17,594)	(23,660)	(25,260)
Stockholders' equity	68	190	471	331	816	1,254

(1)
The accompanying financial data reflect periods prior to and after our incorporation in May 2003. Medarex began incurring expenses related to our programs in January 1999, and, for accounting purposes, January 1, 1999 is considered the date of our inception.

(2)
Basic and diluted net loss per share is computed using 12,000,000 shares, the total number of common stock outstanding at March 31, 2005, as if such stock was outstanding for all periods presented prior to our incorporation in May 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis is set forth elsewhere in this prospectus and includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

        We are a development stage biotechnology company and have devoted substantially all our resources to the discovery, development and commercialization of therapeutic vaccines and other products for the treatment of cancer, infectious diseases, immune system disorders and graft-versus-host disease. In January 2005, we entered into an asset purchase agreement with Alteris pursuant to which we will acquire substantially all of the non-current assets of Alteris which include, primarily exclusive licenses and associated intellectual property in exchange for 1,166,666 shares of our common stock (subject to adjustment), a cash payment of $1.5 million and certain additional consideration. The acquisition is subject to the completion of our initial public offering as well as a number of other closing conditions normally associated with asset acquisitions of this type, including the accuracy of the representations and warranties of the parties, no material adverse change to Alteris' business, receipt of all necessary governmental approvals and the consents of all parties necessary to transfer and assign the assets, the satisfaction by Alteris of certain of its outstanding liabilities and the approval of Alteris' stockholders. A majority of the Alteris stockholders have agreed to vote in favor of the acquisition, subject to their fiduciary obligations.

        In connection with our acquisition of Alteris, in the pro forma financial statements included elsewhere in this prospectus, we allocated $10.9 million of the acquisition costs to acquired in-process research and development, which we will expense immediately, but which has been excluded from the pro forma statement of operations since it is a non-recurring charge, and $1.5 million to long lived assets representing the value ascribed to the Alteris core technology and fixed assets to be acquired in the transaction. These assets include (i) an exclusive worldwide non-royalty bearing, fully paid-up license to patents covering the cancer target EGFRvIII for use in vaccine and immunization approaches to prevent, inhibit and treat tumor formation and progression, (ii) the exclusive rights to commercialize ALT-110, (iii) an exclusive worldwide fee and royalty bearing license to the target discovery RIAS platform technology and (iv) certain property and equipment.

        ALT-110 is a therapeutic vaccine currently being studied in an investigator-initiated Phase II clinical trial for the treatment of brain cancer at the Brain Tumor Center at the Duke Comprehensive Cancer Center and at the M.D. Anderson Cancer Center in Houston, Texas. Interim analysis of this Phase II study has demonstrated a significant increase in the time to progression relative to historical controls (p=0.0059). The publicly reported results from a completed investigator-initiated Phase I clinical study at the Duke Comprehensive Cancer Center in patients with brain cancer treated with ALT-110 demonstrated that the vaccine was well tolerated and nearly all patients displayed significant immune responses after completing vaccination. Alteris' license agreement with Duke University and The Johns Hopkins University does not contain provisions granting Alteris access to the confidential clinical data generated from these trials, and since Alteris was neither a sponsor of nor a participant in these trials, it does not otherwise have access to such data. Currently, we only have access to the publicly available clinical data generated in these clinical trials. Upon completion of our acquisition of Alteris, we believe we will be able to rely on the publicly available clinical data from the Phase I clinical trial in brain cancer to initiate our own Phase II clinical trial of ALT-110 for the treatment of the same indication. ALT-110 is also being studied in a separate investigator-initiated Phase I clinical trial in prostate, gastric, non-small cell lung and ovarian cancers.

        Our BHCG-VAC product candidate, also known as MDX-1307, is an APC Targeting vaccine currently being studied in a Phase I clinical trial for the treatment of colorectal, pancreatic and bladder cancers. Four patients in the lowest dose cohort (0.3 mg) have completed the full vaccination regimen. To date, there have been no drug-related serious adverse events in the study. One patient with pancreatic cancer has demonstrated a reduction in tumor burden. Enrollment in this trial is expected to be completed in 2005. The trial is being managed by Medarex. In September 2004, investigators at the Duke Comprehensive Cancer Center working together with us were awarded a two year $500,000 grant from the Avon Foundation and the National Cancer Institute to initiate a Phase I clinical trial with BHCG-VAC for the treatment of breast cancer. This trial is expected to begin in the second half of 2005, and will also be managed by Medarex. In addition, we have several other programs in preclinical development, as well as multiple product discovery initiatives addressing various cancers, infectious diseases and immune system disorders. We seek to retain substantial commercialization rights to our product candidates by developing them through late-stage clinical trials and regulatory approval.

        In May 2003, we were incorporated in New Jersey under the name MabVac, Inc., as a wholly owned subsidiary of Medarex. In April 2004, we reincorporated in the state of Delaware. The financial information contained in this prospectus reflects periods prior to and after the date of our incorporation. Medarex began incurring expenses related to our current programs in January 1999, and, for accounting purposes, January 1, 1999 is considered the date of our inception. Since our inception, we have incurred significant losses and, as of March 31, 2005, we had an accumulated deficit of $25.3 million. Those losses and accumulated deficit have primarily resulted from research and development expenses incurred for the development of our product candidates and technologies, including payroll and payroll-related costs, manufacturing costs of preclinical and clinical grade materials, facility and facility-related costs, preclinical study costs and general and administrative costs.

        We will continue to incur significant expenditures for our product candidates during our clinical trials, and for the preclinical development of our other product candidates. We anticipate working with third party service providers such as clinical research organizations, and contract manufacturing organizations to manage our clinical trials and provide preclinical and clinical grade materials for those trials, respectively.

        These additional expenses are subject to the risks and uncertainties associated with clinical trials, the timing of patient accruals and the FDA and foreign regulatory review and approval processes. Because of these risks and uncertainties, our operating expenses may vary substantially from year to year and quarter to quarter.

        There is a risk that our product discovery and development programs may not produce revenue. Moreover, because of uncertainties inherent in the conduct and regulation of product discovery and development, we may not be able to successfully develop and commercialize any of our product candidates. Other economic or industry-wide factors that could affect our ability to successfully develop or commercialize our product candidates include changes in the regulations governing the approval of pharmaceuticals or biologics by the FDA or equivalent foreign agencies, a significant economic downturn which could affect our ability to raise capital and changes in the reimbursement policies of third party payors such as insurance companies that provide reimbursement for the use of our product candidates.

        The successful development of our product candidates is highly uncertain. We cannot estimate with certainty or know the exact nature, timing and estimated costs of the efforts necessary to complete the development of our product candidates or the date of completion of these development efforts. We cannot estimate with certainty any of the foregoing due to the numerous risks and uncertainties associated with developing our product candidates, including, among other things:

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  the uncertainty of the timing of completion of patient recruitment and enrollment in future clinical trials;

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  the possibility of delays in the collection and analysis of clinical trial data;

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  the uncertainty of clinical trial results;

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  extensive governmental regulation as well as potential changes in such governmental regulation in the United States and elsewhere for approval of new therapies; and

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  the uncertainty related to commercial-scale manufacturing of our product candidates.

        If we fail to complete the development of our product candidates in a timely manner, it could have a material adverse effect on our operations, financial position and liquidity. In addition, any failure by us to obtain, or any delay in obtaining, regulatory approvals for our product candidates could have a material adverse effect on our results of operations. A further discussion of the risks and uncertainties associated with completing our projects on schedule, or at all, and certain consequences of failing to do so are set forth in the section in this prospectus entitled "Risk Factors."

        We intend to pursue selective strategic alliances, primarily when our product candidates enter into late stage clinical trials, to enable us to maintain and increase our current financial and operational capacity. Additionally, we may in-license particular technologies and research programs from third parties where they are complementary to our own programs.

        As a public company, we will operate in an increasingly demanding regulatory environment which requires us to comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission, expanded disclosures, accelerated reporting requirements and more complex accounting rules. Our responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate corporate controls.

Critical Accounting Policies and Significant Judgments and Estimates

        The methods, estimates and judgments we use in applying our most critical accounting policies have a significant impact on the results we report in our financial statements. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on assumptions that we believe to be reasonable under the circumstances. Our experience and assumptions form the basis for our judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may vary from what we anticipate, and different assumptions or estimates about the future could materially change our reported results. We believe the following accounting policies are the most critical to us, in that they are important to the portrayal of our financial statements and they require our most difficult, subjective or complex judgments in the preparation of our financial statements.

        Basis of Presentation.    Our financial statements have been derived from the financial statements and accounting records of Medarex using the historical results of operations and historical basis of the assets of our business. The balance sheet includes certain assets used by us, legal title to which was transferred to us by Medarex on March 5, 2004. Our funding to date has been from Medarex and credited to additional paid-in capital in the statement of stockholder's equity. However, the financial statements included herein may not necessarily reflect our results of operations, financial position and cash flow in the future or what our results of operations, financial position and cash flow would have been had we been a stand-alone company during the periods presented. Following completion of this offering, we will maintain our own general ledger and accounting records and, except for historical information, our financial statements will reflect our operations as an independent company and will not be based on allocations of Medarex's revenues and expenses. However, we may obtain certain services from Medarex pursuant to the master services agreement between us and Medarex.

        Our financial statements include allocations from Medarex of research and development and general and administrative expenses. We have allocated expenses based on relative amounts of salaries incurred and square footage utilized. Research and development and general and administrative expenses have been allocated primarily based on our research and development related salaries as a percentage of Medarex's total research and development related salaries. Salary expense was used as the basis for allocations since the majority of costs incurred by us are related to research and development done by our scientists. Research and development expenses include compensation, facilities, clinical research, preclinical testing and other research and development expenses related to our technology and product pipeline development. General and administrative expenses include salary and expenses for executive management, finance, legal, human resources, information services, business development, and investor relations departments. For certain facility related items, such as depreciation, repairs and maintenance, rent, etc., for the facility in which our scientific staff operates, the allocation is based on the percentage of square footage of the space occupied by us to the total square footage of the facility. In addition, certain research and development expenses directly attributable to us have been specifically charged to our research and development expenses. Management believes the assumptions underlying allocating the expenses included in the financial statements are reasonable.

        Deferred Financing Costs.    We record as a current asset professional fees including legal, accounting and filing fees with the Securities and Exchange Commission and the Nasdaq National Market for the issuance of our common stock. Upon the closing of our initial public offering, these costs will reduce our additional paid-in capital of our stockholders' equity.

        Accrued Liabilities.    We are required to estimate accrued liabilities, which involves identifying services that have been performed on our behalf and the associated costs incurred for such service where we have not been invoiced or otherwise notified of actual cost. Examples of estimated accrued liabilities include:

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  professional service fees;

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  contract clinical services fees;

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  fees paid for preclinical studies; and

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  fees paid to other outside services.

        In connection with services, our estimates are most affected by our projections of the timing of the services provided relative to the actual level of services incurred by such service providers. The majority of our service providers invoice us monthly in arrears for services performed. In the event that we do not identify certain costs that have begun to be incurred or we under or over estimate the level of services performed or the costs of such services, our actual expenses could differ from our estimates. The date on which certain services commence, the level of services performed on or before a given date and the cost of such services are often subjective determinations. We make these judgments based upon the facts and circumstances known to us in accordance with accounting principles generally accepted in the United States.

        Stock-Based Compensation.    We have elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for our stock-based employee compensation plans, rather than the alternative fair value accounting method provided for under the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). We will account for stock options granted to employees and non-employees based on the intrinsic value-based method of Accounting prescribed by APB 25. The factor that will most affect the accounting for stock-

based compensation is the fair value of our common stock at the measurement date for stock options that will be issued in the future and after the completion of this offering.

        Stock compensation expense, which is a non-cash charge, results from stock option grants to employees at exercise prices deemed, for accounting purposes, to be below the fair value of the underlying common stock. We recognize this compensation expense on a straight line basis over the vesting period of the underlying option, which is four years.

        The fair value of the common stock for options granted during January 1, 2004 through March 31, 2005, was estimated by our board of directors with input from management. We granted 480,000 stock options in January 2004 at an exercise price of $6.00 per share, and 360,000 stock options in April 2004 at an exercise price of $7.80 per share. Each time we granted these stock options, our board undertook a contemporaneous estimation of the value of our company and our common stock based on, among other things, input from management and estimates from our financial advisors in anticipation of our company being public at some time during the current fiscal year. Because shares of our common stock have not been publicly traded, determining the value of our common stock requires making complex and subjective judgments. We valued our common stock and stock option grants by performing a comparative analysis of the value of publicly traded companies in the biotechnology industry similar to our company. Using the comparative analysis as the baseline valuation, we then discounted the value of our common stock based on the risks associated with our early stage of product development and the limited liquidity of our common stock. We did not obtain a valuation from an unrelated valuation specialist because, at the time of the issuances of the stock options during this period, our efforts were focused on product development and our financial and managerial resources were limited. Because of the events that occurred between the date of the first stock option grants in January and the grants in April, primarily the commencement of a Phase I clinical trial of BHCG-VAC and the impending filing of our initial public offering with the SEC, the valuation of our common stock increased and was reflected in the higher exercise price of the later grants.

        The stock option grants in January 2004 and April 2004 resulted in total deferred stock compensation for the year ended December 31, 2004 of $1,152 million. Deferred stock compensation represents the difference between the deemed fair value of common stock for accounting purposes and the option exercise price at the date of grant, and is amortized as compensation expense over the vesting period of the options. The amount of deferred stock-based compensation expensed for the year ending December 31, 2004 and for the three months ending March 31, 2005 was approximately $254,000 and $72,000, respectively. Based on deferred compensation amounts recorded through March 31, 2005, the total per year amortization expense under our existing accounting method is expected to be $288,000, $288,000, $288,000 and $34,000 for the years ending December 31, 2005, 2006, 2007 and 2008, respectively. These amounts will be different once we adopt FAS 123R. See the section herein entitled "Recent Accounting Pronouncements."

        Although it is reasonable to expect that the completion of our initial public offering will add value to our common stock because it will have increased liquidity and marketability, the amount of additional value cannot be measured with precision or certainty.

        See Note 2 to our financial statements for the interim period ended March 31, 2005, included in this prospectus for disclosure of our vested and unvested options outstanding as of March 31, 2005.

Financial Operations Overview

        Revenue.    To date, our revenue has been derived solely from grants from the U.S. government under the Small Business Innovation Research Program.

        Development Programs.    Upon completion of our acquisition of Alteris, we will acquire rights to patents enabling us to develop and commercialize ALT-110, a therapeutic cancer vaccine product candidate that has completed an investigator-initiated Phase I human clinical trial and is currently in an investigator-initiated Phase II clinical trial for the treatment of brain cancer, as well as an investigator-initiated Phase I clinical trial for the treatment of various cancers. Interim analysis of the ALT-110 Phase II study in brain cancer has demonstrated a significant increase in the time to progression relative to historical controls (p=0.0059). Currently, we only have access to the publicly available clinical data generated in these trials. Upon the completion of our acquisition of Alteris, we believe we will be able to rely on the publicly available clinical data from the Phase I clinical trial in brain cancer to initiate our own Phase II clinical trial for ALT-110 for the same indication.

        Our product candidate, BHCG-VAC, also known as MDX-1307, is based on our APC Targeting Technology and is in a Phase I clinical trial for colorectal, pancreatic and bladder cancers. Four patients in the lowest dose cohort (0.3 mg) have completed the full vaccination regimen. To date, there have been no drug-related serious adverse events in the study. One patient with pancreatic cancer has demonstrated a reduction in tumor burden. Enrollment in this trial is expected to be completed in 2005. We expect to initiate a second Phase I clinical trial using BHCG-VAC for the treatment of breast cancer in the second half of 2005.

        In addition to our clinical development programs, we also have several other programs in preclinical development. Preclinical development includes the further evaluation of biological functions, testing in preclinical models, including animal models, improvement of laboratory scale production methods and other work necessary prior to the commencement of human clinical trials. We are currently responsible for all of the preclinical costs.

        Research and Development.    Research and development expenses consist primarily of compensation expense, facilities and supply expense relating to our technology, fees paid to professional service providers in conjunction with preclinical development studies and acquiring and evaluating data in conjunction with such studies as well as expenses to third party vendors for manufacturing and preclinical and clinical testing; costs related to the manufacture of preclinical and clinical grade material for our product candidates; and depreciation of capital resources used to develop our product candidates.

        We expense our research and development costs as they are incurred. We expect that a larger percentage of our research and development expenses in the future will be incurred in support of our current and future preclinical and clinical development programs. These expenditures are subject to a number of uncertainties in timing and costs to completion. The duration and cost of clinical trials may vary significantly over the life of a project as a result of:

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  the length of time required to enroll suitable patients;

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  the number of patients that participate in the trials;

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  the number of sites included in the trials; and

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  the efficacy and safety profile of the product candidate.

        To date, our financial statements have been derived from the financial statements and accounting records of Medarex using the historical results of operations and historical basis of the assets of our business. Historically, Medarex has not accounted for its research and development expenses on a project-by-project basis and, therefore, does not provide a breakdown of such historical information in that format. Medarex has tracked its costs on the basis of amounts associated with research and amounts associated with product development, respectively. Medarex has indicated that such research costs consist of costs associated with the breeding, care and continued development of its HuMAb-Mouse and KM-Mouse, as well as costs associated with research and testing of its product candidates prior to reaching the clinical stage and that such research costs primarily include personnel costs, facilities (including depreciation), research supplies, funding of outside research and license and technology access fees. Medarex has also indicated that its development costs consist of costs of preclinical development (including manufacturing) and conducting and administering clinical trials, and that such product development costs also include personnel costs, facilities (including depreciation), supply expense related to antibody manufacturing and clinical trial expense.

        Since our historical financial statements are derived from Medarex's financial statements, our research and development expenses have not been accounted for on a project-by-project basis and, therefore, we do not provide a breakdown of such historical information in that format. Our historical financial information is presented in the same format as Medarex and our research and development costs reflect an allocation of the costs associated with Medarex's research and development costs incurred in connection with the development of our APC Targeting Technology at Medarex.

        We believe that it is difficult to estimate the completion costs for our research and development projects primarily due to the uncertainties associated with the research, preclinical development and clinical trial process. Costs of preclinical development and clinical trials can fluctuate significantly. In addition, we must demonstrate proof of safety and efficacy in humans in order to advance our product candidates into and through clinical trials. Also, success in preclinical development and early clinical trials may not be indicative of results in later clinical trials. A number of product candidates of other biotechnology companies have shown promising results in early clinical trials but have ultimately failed to obtain FDA approval. Furthermore, as part of our business strategy, we have the option of partnering with third parties in order to complete the development and commercialization of our product candidates. Such arrangements could potentially have a significant impact on the timing and costs of the development of the subject product candidate. It is not possible for us to predict which of our proprietary product candidates, if any, would be subject to potential future collaborative arrangements. Due to the early stage of our product development and the significant uncertainties involved with the research and development of our product candidates, we are currently unable to estimate the completion costs of the development of our product candidates.

        Similarly, the estimated completion dates for our research and development projects are also subject to significant uncertainties as outlined in the section in this prospectus entitled "Risk Factors," including among other things, regulatory approval and uncertainties relating to the conduct and results of clinical trials. In addition, "estimated completion dates" could also be significantly impacted by our ability to collaborate with third parties for the development and commercialization of our product candidates. For example, we may seek a third party to fund the research and development activities and successfully commercialize certain of our product candidates. Therefore, it is possible that we may not seek to complete future clinical trials for certain of our product candidates, as third parties may be responsible for the future clinical trials, which may take several years or more.

        Due to these uncertainties, we believe that it is not possible to predict the period in which material net cash inflows from significant research and development projects would commence. We do not anticipate that we would have material net cash inflows from a project until the completion of our clinical trials for such product candidates.

        General and Administrative.    General and administrative expenses consist mainly of an allocation of Medarex's general and administrative expense based upon a percentage of our research and development expenses to Medarex's consolidated research and development expenses, as well as stock-based compensation expense. General and administrative expenses include: accounting, legal, business development and corporate administrative expenses, facility, travel and other related expenses.

        Income Taxes.    We account for income taxes using the asset and liability method, whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. For all periods presented, we have been included in the tax returns of Medarex. For financial reporting purposes, income tax expense and deferred tax balances have been calculated as if we were a separate entity and had prepared our own separate return.

Results of Operations

Three months ended March 31, 2005 and 2004

        Research and development expenses consist primarily of (i) personnel expenses, (ii) facilities and supply expenses relating to our technology, (iii) development costs associated with our product candidates and (iv) fees paid to third parties in conjunction with our clinical and preclinical development programs. Research and development expenses increased by $239,000, or 26.6%, from $899,000 to $1.14 million, during the three-month period ended March 31, 2005, as compared to the three-month period ended March 31, 2004. The changes relate primarily to costs associated with the following:

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  Personnel costs for the three-month period ended March 31, 2005 were $187,900, an increase of $8,900, or 5.0%, as compared to the three-month period ended March 31, 2004. The increase was primarily to support higher levels of preclinical and clinical development of our product candidates. We expect personnel costs to increase as we continue to increase our product development pipeline and add new product candidates to our preclinical programs.

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  Facility costs for the three-month period ended March 31, 2005 were $165,600, a decrease of $58,200, or 26.8%, as compared to the three-month period ended March 31, 2004. The decrease primarily relates to the Medarex expansion to its Bloomsbury facility which reduced our burden of the allocated expenses.

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  Internal product development costs for the three-month period ended March 31, 2005 were $623,900, an increase of $204,000, or 48.6%, as compared to the three-month period ended March 31, 2004. The increase primarily relates to clinical development of BHCG-VAC and preclinical studies for our other product candidates.

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  Third party payment costs for the three-month period ended March 31, 2005 were $162,600, an increase of $84,300, or 113.2%, as compared to the three-month period ended March 31, 2004. Third party costs include sponsored research, supply costs, and patent legal costs.

        We expect expenses related to clinical trials to increase in the future as we continue to develop our pipeline. Upon completion of the Alteris acquisition, we intend to initiate our own Phase II clinical trial of ALT-110 for the treatment of brain cancer. We also have one product candidate, BHCG-VAC, in Phase I clinical development with a second Phase I clinical trial expected to begin this year. The successful development of these product candidates and our future product candidates is dependent on many factors, including, among other things, manufacturing or regulatory approval, failure to receive market acceptance, the emergence of competitive products and the inability to produce or market our product candidates.

        Our general and administrative costs for the three-months ended March 31, 2005 were $462,000, an increase of $152,000 or 49.0%, as compared to the three-month period ended March 31, 2004. The increase was due to increased outside accounting and legal fees, stock-based compensation expense and our ongoing operations and an increase in the overall allocation of Medarex's general and administrative expenses since our overall percentage of the total Medarex research and development costs were higher for the three months ended March 31, 2005 versus the same period ended March 31, 2004. Our allocation is based on Medarex's total general and administrative expense, which included accounting, legal, business development and corporate administrative expense, including facility, travel, and other related expense.

For Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

        Research and development expenses consist primarily of (i) personnel expenses, (ii) facilities and supply expenses relating to our technology, (iii) development costs associated with our product candidates and (iv) fees paid to third parties in conjunction with our clinical and preclinical development programs. Research and development expenses decreased by $481,000 or 9.7% from $4.96 million to $4.48 million, for the year ended December 31, 2004, as compared to the same period ended December 31, 2003. The changes relate primarily to costs associated with the following:

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  Personnel costs for the year ended December 31, 2004 were $814,600, an increase of $326,300, or 66.8%, as compared to the year ended December 31, 2003. The increase was primarily to support higher levels of preclinical and clinical development of our product candidates. We expect personnel costs to increase as we continue to increase our product development pipeline and add new product candidates to our preclinical programs.

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  Facility costs for the year ended December 31, 2004 were $220,300, a decrease of $139,000, or 38.6%, as compared to the year ended December 31, 2003. The decrease primarily relates to reduced allocation percentage of utilities and facilities overhead expenses during 2004 as Medarex added additional personnel to various departments within the facility.

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  Internal product development costs for the year ended December 31, 2004 were $2.91 million, a decrease of $793,600, or 21.5% as compared to the year ended December 31, 2003. The decrease primarily relates to manufacturing expenses to BHCG-VAC that were incurred in 2003.

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  Third party payment costs for the year ended December 31, 2004 were $538,500, an increase of $125,300, or 30.3%, as compared to the year ended December 31, 2003. The increase was primarily to an increase in patent prosecution expenses associated with our intellectual property portfolio. Third party payment costs include sponsored research, supply costs, and patent legal costs.

        We expect expenses related to clinical trials to increase in the future as we continue to develop our pipeline. Upon completion of the Alteris acquisition, we intend to initiate our own Phase II clinical trial of ALT-110 for the treatment of brain cancer. We also have one product candidate, BHCG-VAC, in Phase I clinical development with a second Phase I clinical trial expected to begin in 2005. The successful development of these product candidates and our future product candidates is dependent on many factors, including, among other things, manufacturing or regulatory approval; failure to receive market acceptance, the emergence of competitive products and the inability to produce or market our product.

        Our general and administrative costs for the year ended December 31, 2004 were $1.59 million, an increase of $429,000 or 37.1%, as compared to the year ended December 31, 2003. The increase was due to increased outside accounting and legal fees, stock-based compensation expense and our ongoing operations and was partially offset by a decrease in the overall allocation of Medarex's general and administrative expenses since our overall percentage of the total Medarex research and development costs were lower for the year ended December 31, 2004 versus the same period ended December 31, 2003. Our allocation is based on Medarex's total general and administrative expense, which included accounting, legal, business development and corporate administrative expense, including facility, travel, and other related expense.

  Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

        Research and development expenses consist primarily of (i) personnel expenses, (ii) facilities and supply expenses relating to our technology, (iii) development costs associated with our product candidates and (iv) fees paid to third parties in conjunction with our clinical and preclinical development programs. Research and development expenses increased by $2.16 million or 76.8%, from

$2.80 million to $4.96 million, for the year ended December 31, 2003, as compared to the same period ended December 31, 2002. The changes relate primarily to costs associated with the following:

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  Personnel costs for the year ended December 31, 2003 were $488,300, an increase of $81,700, or 20.1%, as compared to the year ended December 31, 2002. The increase was primarily to support higher levels of preclinical and clinical development of our product candidates. We expect personnel costs to increase as we continue to increase our product development pipeline and add new product candidates to our preclinical programs.

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  Facility costs for the year ended December 31, 2003 were $358,900, a decrease of $58,700, or 14.1%, as compared to the year ended December 31, 2002. The decrease primarily relates to reduced allocation percentage of utilities and facilities overhead expenses during 2003 as Medarex added additional personnel to various departments within the facility.

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  Internal product development costs for the year ended December 31, 2003 were $3.70 million, an increase of $2.14 million, or 136.9%, as compared to the year ended December 31, 2002. The increase primarily relates to manufacturing of clinical material for our product candidate, BHCG-VAC, and preclinical studies of our other product candidates.

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  Third party payment costs for the year ended December 31, 2003 were $417,000, a decrease of $3,700, or 1.0%, as compared to the year ended December 31, 2002. Third party payment costs include sponsored research, supply costs, and patent legal costs.

        We also expect expenses related to clinical trials to increase in the future as we continue to develop our pipeline. The successful development of our product candidates is dependent on many factors, including among other things, manufacturing or regulatory approval; failure to receive market acceptance, the emergence of competitive products and the inability to produce or market our products due to third-party proprietary rights.

        Our general and administrative costs for the year ended December 31, 2003 were $1.157 million, an increase of $318,000, or 37.5%, as compared to the year ended December 31, 2002. Our general and administrative expenses consist mainly of an allocation of expense to us based on the percentage of our research and development expenditures to the total research and development expenditures of Medarex. Since our overall percentage of the total Medarex research and development costs were higher in 2003 versus 2002, we were allocated a larger amount of Medarex's total general and administrative expense, which included accounting, legal, business development and corporate administrative expenses, including facility, travel, and other related expenses.

Liquidity and Capital Resources

        We have been funded within the operating and cost structure of Medarex and will continue to be funded by Medarex until the completion of this offering. Medarex began incurring expenses related to our programs in January 1999, and, for accounting purposes, January 1, 1999 is considered the date of our inception.

        For the three-month period ended March 31, 2005, cash used in our operating activities was $1.8 million as compared to $1.2 million for the same period in 2004. Increases to operating activities included higher research and development expenses related to the clinical and preclinical development programs incurred for BHCG-VAC, a decrease in the use of cash in trade accounts payable and accrued liabilities offset by an increase in non-cash charge for deferred compensation. Since our inception, we have used cash of $24.3 million for our operating activities.

        Cash used in investing activities represents cash expended by Medarex to purchase capital equipment that has been used in our operations. Our capital expenditures for the three-month periods ended March 31, 2004 and 2005 were $0 and $0, respectively. We anticipate that our capital requirements may increase in future periods as a result of additional research and development activities and the acquisition of additional equipment. Our capital requirements may also increase in future periods as we seek to expand our technology platform through investments, licensing arrangements, or acquisitions. Since our inception, we have used $724,000 for our investing activities.

        Cash flows from financing activities represent funding provided to us by Medarex. Funding from Medarex for the three-month periods ended March 31, 2004 and 2005 was $1.5 million and $2.0 million, respectively, which included $1.2 million for professional costs associated with this offering. Since our inception, Medarex has invested $26.2 million in our company.

        We anticipate using the net proceeds from this offering in the following manner:

  •
  $5.8 million, and $6.2 million to fund the development of ALT-110 and BHCG-VAC, respectively, through the completion of Phase II clinical trials;

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  $2.0 million and $2.0 million to fund the development of COL-VAC and AFP-VAC, respectively, through the completion of Phase I clinical trials and the initiation of Phase II clinical trials;

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  $1.2 million per product candidate, to fund the preclinical development of MEL-VAC, PSA-VAC and GHVD-TOX;

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  $2.4 million to fund our research programs for GLIO-VAC and APC Targeting Technology for biological response modifiers, including small molecules and cytokines;

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  $290,000 to pay Medarex for the amounts due under the terms of the lease agreement and $250,000 for amounts due under the terms of the research and commercialization agreement and master services agreement, including fees relating to the management of our clinical trial for BHCG-VAC;

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  $1.5 million to Alteris as payment of a portion of the purchase price in connection with the acquisition; and $250,000 of transaction costs associated with the Alteris Acquisition;

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  $3.7 million to fund the expansion of our research and development facilities, including the purchase of equipment, in order to bring additional product candidates into preclinical and clinical development; and

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  $4.7 million, representing the balance of the net proceeds, to fund general corporate and working capital requirements, including engaging additional personnel and potential acquisitions of product candidates, technologies and businesses that complement our business.

        The foregoing represents our best estimate of the allocation of the net proceeds of this offering based upon the current status of our business. Our estimates regarding the use of proceeds are based on certain assumptions, including the development of our business in the way we anticipate. If any of our assumptions prove incorrect, we may find it necessary to reallocate a portion of the proceeds within the above-described categories or use portions of the proceeds for other purposes.

Other Liquidity Matters

        Presently we are included in the consolidated federal income tax returns of Medarex. Upon completion of the offering, we will no longer be a part of the Medarex consolidated return and we will be required to file our own returns.

        Since our inception, we have generated net operating loss carry-forwards for federal and state income tax purpose of approximately $23.0 million and research and development carry-forwards for federal tax reporting purposes of approximately $678,000. However, following the completion of this offering we will only able to realize benefit from net operating loss carry-forwards from the time after our incorporation in May 2003. All losses incurred prior to our incorporation will belong to Medarex.

        At December 31, 2004, we had available our own net operating loss carry-forward for federal and state income tax reporting purposes of approximately $9.5 million and had available research and development credit carry-forwards for federal income tax reporting purposes of approximately $373,000, which are available to offset future taxable income, if any. These carry-forwards expire through 2024. Our ability to use such net operating loss and research and development credit carry-forwards may be limited by change of control provisions under Section 382 of the Internal Revenue Code.

Contractual Obligations

        Our major contractual obligations will relate to our facilities lease, clinical trial costs and obligations to pay royalties and potential milestone payments to Medarex and, as part of our acquisition of Alteris, to Thomas Jefferson University.

        Upon completion of our acquisition of Alteris, we will acquire three exclusive license agreements with Thomas Jefferson University. Under the terms of these license agreements, we may be obligated to pay license fees, milestone payments and royalties relating to the development and regulatory approval of technologies covered by the licenses. We will also pay non-refundable license maintenance fees, no later than March 31 of each calendar year, totaling $45,000 per year. In addition, as part of our acquisition of Alteris, we have agreed to use our best efforts to enter into a sponsored research or similar agreement with a university or other institutional research facility to be specified by Dr. Albert J. Wong, the scientific founder and interim President of Alteris. The purpose of the sponsored research agreement is to provide funding for the research, development and advancement of the RIAS technology, or related technology for the rapid identification of alternative spliced proteins, or splice variants, in the laboratories of Dr. Wong to be located as such institution, in the amount of $150,000 per annum for a period of five (5) years. The annual funding will be contingent upon meeting mutually agreed upon milestones. We have also agreed to fund all overhead costs incurred by the institution under the sponsored research agreement as is customary under such agreements.

        Furthermore, pursuant to the terms of our acquisition of Alteris, we have also agreed to enter into consulting agreements with Dr. Wong and Dr. Donald M. O'Rourke, Associate Professor, Department of Neurosurgery, and Director of the Brain Tumor Tissue Bank at The University of Pennsylvania School of Medicine. The initial term of each agreement is for a period of two years which shall automatically renew for additional 12 month terms on an annual basis unless either party gives 30-day written notice of its termination. As consideration for the consulting services to be provided under the agreements, we have agreed to pay each of Dr. Wong and Dr. O'Rourke: (i) a one-time signing bonus of $10,000, to be paid upon the execution and delivery of the agreement: (ii) $20,000 per year payable in equal quarterly installments of $5,000 on the last business day of March, June, September and December of each year during the term of the agreement; and (iii) the amount of $2,000 per day for each day of consulting services provided in excess of ten days per year. In addition to the foregoing amounts, we have agreed to reimburse Dr. Wong and Dr. O'Rourke for all reasonable expenses incurred in providing consulting services.

        Under our agreements with Medarex, we may be obligated to pay license fees, milestone payments and royalties relating to the development and regulatory approval of certain of our technologies. We will also pay Medarex a sum equal to approximately $27,000 per month to lease our facilities in Bloomsbury, New Jersey. We will, subject to execution of a work order under the master services agreement, also pay to Medarex the cost of managing our Phase I clinical trial for BHCG-VAC, as well as for any other services that may be mutually agreed upon under the master services agreement.

Funding Requirements

        We expect to devote substantial resources to continue our research and development efforts and to expand our product pipeline and support our product candidates as they move forward in the clinical development process. Our funding requirements will depend on numerous factors, including:

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  the scope and results of our clinical trials;

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  advancement of other product candidates into development;

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  potential acquisition or in-licensing of other product candidates, commercial products or technologies;

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  the timing of, and the costs involved in, obtaining regulatory approvals;

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  the cost of manufacturing activities for product candidates;

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  the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, including litigation costs and the results of such litigation; and

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  our ability to establish and maintain additional collaborative arrangements.

        We expect product development costs to increase in the future as more of our product candidates enter clinical trials. In addition, we may be obligated to make milestone payments on certain of our product candidates as they progress through the clinical trial process.

        Completion of clinical trials may take several years or more. The length of time varies according to the type, complexity and intended use of the product candidate. We estimate that clinical trials of the type we generally conduct are typically completed over the following periods:

Clinical Phase	Estimated Completion Period
Phase I	1-2 Years
Phase II	1-2 Years
Phase III	2-4 Years

        The duration and cost of clinical trials may vary significantly over the life of a particular project as a result of, among other things, the following factors:

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  the length of time required to recruit qualified patients for clinical trials;

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  the duration of patient dosing and follow-up in light of trial results;

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  the number of clinical sites required for trials; and

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  the number of patients that ultimately participate.

        Product candidates using our technology are currently in the early stages of development. The successful development of these product candidates is dependent on many factors, including among other things, unforeseen delays in, or expenditures relating to, preclinical development, clinical testing, manufacturing or regulatory approval, failure to receive market acceptance, the emergence of competitive products and the inability to produce or market our products due to third-party intellectual property rights.

        Prior to this offering, our operations have been fully funded by Medarex. We anticipate that the proceeds of this offering, without further funding from Medarex, will be sufficient to satisfy our liquidity requirements for at least the next 24 months. However, we do not anticipate that we will have significant net cash flows from our product candidates until the completion of the clinical trial process. We may need to raise additional funds during this time period. Additional financing may not be available in amounts or on terms acceptable to us if at all. If we are unable to obtain additional financing, we may be required to reduce the scope of, delay or eliminate some or all of our planned research, development and commercialization activities, which could harm our financial condition and operating results.

Financial Uncertainties Related to Potential Future Milestone Payments

        As part of our acquisition of Alteris, we will be required to pay Thomas Jefferson University milestone payments totaling $700,000 per product with respect to the development of each of the first two licensed human therapeutic products, if a new drug application is filed with the FDA on such product.

        In addition, we will be required to pay royalties on any sales of any licensed therapeutic product by us or our sublicensees until the date of the expiration of the last valid claim in the last-to-expire Thomas Jefferson University patent covering the product.

        We will also be obligated to pay to Thomas Jefferson University a royalty on any sublicense income received from our sublicensees under the licensed patent rights.

        Pursuant to the terms of our acquisition of Alteris, we will be obligated to pay Alteris milestone payments totaling $5.0 million upon the first approval of a biologics license application by the FDA of an EGFRvIII-derived product, provided, however, that in the event we receive a marketing authorization application from a European regulatory agency for the commercial sale of an EGFRvIII-derived product prior to our receipt of the first approval of a biologics license application by the FDA, then we will be required to pay Alteris a milestone payment of $3.5 million. We will be required to pay the remaining $1.5 million upon approval of a biologics license application by the FDA.

        In addition, we will be required to pay Alteris an amount equal to 20% of any upfront fees or milestone payments we may receive from a certain third party licensee, in the event that, within 12 months of the closing of the acquisition, we enter into a license agreement with such third party licensee for any EGFRvIII-derived product that was developed using any of the intellectual property we acquired from Alteris.

        We are not obligated to pay any milestone payments, technology access, fees, license fees or royalties with respect to the intellectual property rights acquired from Duke University and The Johns Hopkins University. We are currently working with Duke University to obtain an amendment to the license agreement pursuant to which we will receive access to data and information obtained by Duke University in its investigator-initiated clinical trials of ALT-110. In such event, we may be required to make certain payments to Duke University.

        We are not obligated to pay any milestone payments, technology access or license fees with respect to the intellectual property assigned or licensed to us under the terms of the assignment and license agreement with Medarex. We are obligated, however, to pay Medarex royalties on annual aggregate worldwide net sales of those products bearing royalties, on a product-by-product basis. In addition, except for payments to the Medical Research Council Institute of Animal Physiology and Genetics Research of Babraham Hall and Marianne Bruggemann, we will be responsible for the payment of any royalties, license fees and milestone and other payments due to upstream licensors of Medarex in connection with our use of designated Medarex technology, and due to third parties if we license any additional technology in order to commercialize such products.

        We have agreed to assume all liabilities and obligations attributable to our exercise of rights under or pursuant to any agreement that Medarex assigned to us, as well as all liabilities and obligations relating to our use or ownership of assigned biological materials, in each case after the effective date of the assignment and license agreement. Medarex has retained all liabilities and obligations under or pursuant to any assigned agreement or relating to the use or ownership of assigned biological materials prior to the effective date of the assignment and license agreement.

        Under the terms of the research and commercialization agreement with Medarex, we will be required to pay Medarex license fees to obtain commercial licenses for antibodies arising from research licenses granted by Medarex. We will also be required to pay Medarex milestone payments with respect to the development of any products containing such licensed antibodies. These fees and milestones may total up to $7 to $10 million per licensed antibody if a product containing such licensed antibody receives approval from the FDA and/or equivalent foreign agencies. None of our product candidates currently under development trigger such milestone payments, and through March 31, 2005, we have made no milestone payments under this agreement. In general, potential milestone payments for our antibody product candidates may or may not be triggered and may vary in size depending on a number of variables, almost all of which are currently uncertain. Typically, the events that trigger these payments per product candidate include:

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  submission of investigational new drug application(s) or foreign equivalents;

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  commencement of Phase I, Phase II and/or Phase III clinical trials or foreign equivalents;

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  submission of biologic license application(s) or foreign equivalents; and

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  receipt of marketing approval(s) to sell products in a particular country or region.

        In addition, we will be required to pay royalties on any sales of products containing licensed antibodies. The royalties will be payable on a country-by-country and product-by-product basis until the date which is the later of: (i) the expiration of the last-to-expire of the Medarex patents covering the product in such country or (ii) the tenth anniversary of the first commercial sale of a product in such country. We expect that this will occur no earlier than 2019. We will also be responsible for the payment of any royalties, license fees and milestone and other payments due to third parties if we license any additional technology in order to commercialize such products.

        To date, we have not made any royalty payments on sales of any products and believe we are at least a number of years away from selling any products that would require us to make any such royalty payments. Whether we will be obligated to make milestone or royalty payments in the future is subject to the success of our product development efforts and, accordingly, is inherently uncertain.

Recent Accounting Pronouncements

        On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), "Share-Based Payment," which is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation." Statement 123(R) supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and amends FASB Statement No. 95, "Statement of Cash Flows." Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

        Statement 123(R) must be adopted not later than January 1, 2006. Early adoption will be permitted in periods in which financial statements have not yet been issued. We expect to adopt Statement 123(R) on January 1, 2006.

        As permitted by Statement 123, we currently account for share-based payments to employees using Opinion 25's intrinsic value method and as such, generally recognize no compensation cost for employee stock options. Accordingly, the adoption of Statement 123(R)'s fair value method will have a significant impact on our result of operations, although it will have no impact on our overall financial position. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of

Statement 123 as described in the disclosure of pro forma net income and earnings per share in Note 2 to our consolidated financial statements.

Market Risk and Risk Management Practices

        We have established controls at the board level designed to safeguard our interests and ensure integrity in the reporting to stockholders. Our practices are in place to minimize risks that arise through our activities. These include practices that:

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  ensure that any capital expenditure above a certain level is approved by the board;

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  ensure that business risks are appropriately managed through an insurance and risk management program;

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  ensure that safety, health, environmental standards and management's systems are monitored and reviewed to achieve high standards of compliance and performance; and

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  ensure implementation of board-approved operating plans and budgets and board monitoring of progress against these budgets, including the establishment and monitoring of key performance indicators.

Impact of Inflation

        Although inflation has slowed in recent years, it is still a factor that may affect our financial performance. Costs incurred in conducting clinical trials are affected by inflation as are other inputs. There is a risk that costs will increase over time due to inflation, increasing the cost to us.

Quantitative and Qualitative Disclosure About Market Risk

        Our exposures to market risk will be limited to our cash, cash equivalents and marketable securities. Through our investment guidelines and policies we will invest in high-quality financial instruments, primarily money market funds, federal agency notes, corporate debt securities and United States treasury notes, with the effective duration of the portfolio of less than one year, which we believe are subject to limited credit risk. Due to the intended short-term nature of our investments, we do not expect to have any material exposure to interest rate risk that may arise out of these future investments.

BUSINESS

        We are a development stage biotechnology company focused on the discovery, development and commercialization of therapeutic vaccines and other products for the treatment and control of cancer infectious disease, immune system disorders and graft-versus-host disease. Through our strategic acquisition of Alteris and our internal development efforts, we are combining what we believe are critical components for the development of a robust product pipeline. These components include validated cancer antigens, our novel APC Targeting Technology and the RIAS target discovery platform.

        The aim of our therapeutic cancer vaccines is to instruct the immune system to recognize and destroy cancer cells. Cancer vaccines contain molecules called cancer antigens that are present in cancer cells but rarely found in normal cells. For cancer vaccines to be effective, these cancer antigens must be taken up and processed by specialized cells of the immune system called antigen presenting cells. We believe that validated cancer antigens combined with our APC Targeting Technology will generate clinical products that effectively stimulate an immune response with the potential to substantially eliminate existing cancer cells and to limit the reoccurrence of the disease.

        Upon completion of our strategic acquisition of Alteris, we will obtain an exclusive worldwide non-royalty bearing, fully paid-up license under the patents covering the cancer antigen EGFRvIII for use in vaccine and immunization approaches to prevent, inhibit and treat tumor formation and progression. This license grants us the exclusive right to commercialize ALT-110, the corresponding clinical product candidate based on EGFRvIII. In addition, we will acquire an exclusive worldwide fee and royalty bearing license to the patent applications covering the RIAS technology.

        ALT-110 is currently the subject of an investigator-initiated Phase II clinical trial for the treatment of brain cancer at the Brain Tumor Center at the Duke Comprehensive Cancer Center and at the M.D. Anderson Cancer Center in Houston, Texas and an investigator-initiated Phase I clinical trial for the treatment of prostate, gastric, non-small cell lung and ovarian cancers at the University of Washington. The publicly reported results from a completed investigator-initiated Phase I clinical study at the Duke Comprehensive Cancer Center in patients with brain cancer treated with ALT-110 demonstrated that the vaccine was well tolerated and nearly all patients displayed significant immune responses to the antigen after completing vaccination. Interim analysis of the ALT-110 Phase II study in brain cancer has demonstrated a significant increase in the time to disease progression relative to historical controls (p=0.0059). More than one-quarter of the treated patients did not experience any disease progression during the study and median overall time to disease progression was 315 days, compared to 124 days for historical controls (p=0.0057). The median survival time was over 609 days (approximately 21 months) which compares favorably to the survival historically recorded for malignant glioma patients (approximately 12 months). The two patients with residual tumor after surgery showed substantial regression after vaccination. One of these patients has remained stable for 921 and the other for 1,216 days. Alteris' license agreement with Duke University and The Johns Hopkins University does not contain provisions granting Alteris access to the confidential clinical data generated from these trials, and since Alteris was neither a sponsor of nor a participant in these trials, it does not otherwise have access to such data. Although we do not have access to the confidential clinical data generated from these trials, we believe we will be able to rely on the publicly available clinical data from these trials to initiate our own Phase II Clinical trial of ALT-110 in brain cancer.

        Our first product candidate based on our proprietary APC Targeting Technology is BHCG-VAC, also known as MDX-1307, a therapeutic vaccine for the treatment of various types of cancer. We began a Phase I clinical trial at the Duke Comprehensive Cancer Center for the treatment of colorectal, pancreatic and bladder cancers in May 2004. Four patients in the lowest dose cohort (0.3 mg) have completed the full vaccination regimen. To date, there have been no drug-related serious adverse events in the study. One patient with pancreatic cancer has demonstrated a reduction in tumor burden. Enrollment in this trial is expected to be completed in 2005. In September 2004, investigators at the

Duke Comprehensive Cancer Center, working together with us were awarded a two year $500,000 grant from the Avon Foundation and the National Cancer Institute to conduct a Phase I clinical trial with BHCG-VAC for the treatment of breast cancer. We have submitted the protocol for this study to the FDA and expect the trial to begin in the second half of 2005. Our ongoing BHCG-VAC clinical trial is currently being managed by Medarex. The clinical trial of BHCG-VAC for the treatment of breast cancer scheduled to begin in the second half of 2005 will also be managed by Medarex.

        We have a number of additional cancer vaccine programs based on our APC Targeting Technology. Our COL-VAC product candidate, which is being developed for patients with several types of cancers, including colorectal and breast, is expected to enter clinical trials in 2006. In addition, we are developing GLIO-VAC, a second generation cancer vaccine that combines EGFRvIII with our APC Targeting Technology. Additional cancer vaccine programs in preclinical development include AFP-VAC, MEL-VAC and PSA-VAC.

        We have also received approval for a NIH grant to fund the initial application of our APC Targeting Technology for bioterrorism-related diseases. Our BIO-VAC program is designed for the prevention of anthrax infection as well as for post-exposure treatment. We expect to receive this funding in 2005.

        In addition, through our collaboration with Yale University, we are developing treatments for the prevention of graft-versus-host disease. In certain disorders, the immune stimulating properties of dendritic cells and macrophages can lead to an undesirable immune response against normal tissues. In these cases, we believe that the removal or inhibition of these cells may ameliorate the undesirable immune response. We are currently conducting preclinical studies with our product candidate GVHD-TOX for the treatment of graft-versus-host disease.

        Our APC Targeting Technology is also being explored for the development of products that can specifically regulate the activity of dendritic cells and macrophages. This approach combines our proprietary monoclonal antibodies with biological response modifiers known to have activating or inactivating properties when presented to dendritic cells and macrophages. We believe that our APC Targeting Technology can deliver biological response modifiers to dendritic cells and macrophages in a specific and efficient manner.

        Through our research and commercialization agreement with Medarex we have an option to gain exclusive licenses to develop five additional human monoclonal antibodies using the UltiMAb Human Antibody Development System. We believe that human monoclonal antibodies provide optimal product characteristics through enhanced efficacy and significantly improved safety profiles in comparison to existing treatments for cancer, infectious diseases, immune system disorders and graft-versus-host disease. We believe that developing additional human monoclonal antibodies will allow us to add valuable product candidates to our pipeline.

        Through our acquisition of Alteris, the RIAS target discovery system will also add to our pipeline development. We believe that antigens, like those generated from alternatively spliced proteins, are among the most attractive targets since they allow disease-specific treatments that may minimize effects on healthy tissues. We believe the RIAS system will lead to the discovery of novel patentable targets that can be utilized with our APC Targeting Technology and other therapeutic approaches to generate effective product candidates for cancer and other diseases.

        Our research and development approach is designed to quickly and efficiently generate and validate product candidates focused on multiple targets and clinical indications and to move them into the clinic. To accomplish this, we intend to:

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  use validated cancer targets either alone or in combination with our APC Targeting Technology to generate novel therapeutic product candidates that can be expeditiously developed for testing in clinical trials;

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  develop the RIAS discovery platform to generate novel and patentable targets for our future pipeline;

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  continue to develop additional product candidates using novel human monoclonal antibodies; and

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  complement our internal expertise in science and product development with external collaborations with leading pharmaceutical and biotechnology companies, as well as government and academic institutions that have expertise in specific scientific disciplines and the resources needed to maximize sound product development.

        To date, scientists and staff at Medarex have been responsible for developing our APC Targeting Technology. Upon completion of this offering, we intend to make offers of employment to a number of these individuals. We anticipate that they will join our company and continue to perform the same or similar functions for us as they did for Medarex. We will also seek to hire additional personnel from outside sources.

Product Candidates Currently in Clinical Development

ALT-110

        Upon the completion of our acquisition of Alteris, we will acquire the rights to develop and commercialize ALT-110, a vaccine that targets a tumor specific splice variant called EGFRvIII, a splice variant of the EGF receptor, a protein which has been well validated as a target for cancer therapy. While originally discovered in brain cancer (malignant glioma), EGFRvIII has been found in greater than 70% of breast and ovarian cancers, in 100% of metastatic prostate cancers and up to 35% of non-small cell lung cancers. Unlike wild-type EGFR, EGFRvIII rarely occurs in normal tissues. ALT-110 is currently the subject of an investigator-initiated Phase II clinical trial for patients with brain cancer at the Brain Tumor Center at the Duke Comprehensive Cancer Center and at the M.D. Anderson Cancer Center in Houston, Texas. Interim analysis of this Phase II study has demonstrated a significant increase in the time to disease progression relative to historical controls (p=0.0059) The publicly reported results from a completed Phase I clinical study at the Duke Comprehensive Cancer Center in patients with brain cancer treated with ALT-110 demonstrated that the vaccine was well tolerated and nearly all patients displayed significant immune responses to the antigen after completing vaccination. More than one-quarter of the treated patients did not experience any disease progression during the study and median overall time to disease progression was 315 days, compared to 124 days for historical controls (p=0.0057). The median survival time was over 609 days (approximately 21 months) which compares favorably to the survival historically recorded for malignant glioma patients (approximately 12 months). The two patients with residual tumor after surgery showed substantial regression after vaccination. One of these patients has remained stable for 921 days and the other for 1,216 days. Alteris' license agreement with Duke University and The Johns Hopkins University does not contain provisions granting Alteris access to the confidential clinical data generated from these trials, and since Alteris was neither a sponsor of nor a participant in these trials, it does not otherwise have access to such data. Although we do not have rights to the confidential clinical data generated in these trials, we believe we will be able to rely on the publicly available clinical data from these trials to initiate our own Phase II clinical trial of ALT-110 in brain cancer. ALT-110 is also being studied in a separate investigator-initiated Phase I clinical trial in prostate, gastric, non-small cell lung and ovarian cancers at the University of Washington.

ALT-110 Clinical Program Summary

Phase	Indications	Design	Objective	Status
II	Brain cancer, malignant glioma (newly diagnosed)	Up to 44 patients. Includes a control (placebo) arm. NIH sponsored study.	Safety, immune response and clinical response.	Enrollment is expected to be completed in 2005.
I	Brain cancer, grade III-IV astrocytoma (malignant glioma)	19 patients enrolled, 17 completed three vaccination treatments. NIH sponsored study.	Safety and immune response	Enrollment completed. The vaccine was well tolerated and resulted in EGFRvIII-specific immune responses in most patients. Patient survival showed a doubling of time-to-disease progression and an increase in survival compared to historical controls.
I	Gastric cancer, non-small cell lung, ovarian cancer, anaplastic astrocytoma, or prostate cancer	Up to 30 patients receiving two different formulations of ALT-110. Five patients have completed vaccinations. NIH sponsored study.	Safety and immune response	Enrollment is expected to be completed in 2006.

BHCG-VAC

        Our APC Targeting Technology product candidate, BHCG-VAC, also known as MDX-1307, is a cancer vaccine for the treatment of colorectal, pancreatic, bladder and breast cancers that express beta human chorionic gonadotropin, known as ßhCG, an antigen found on tumors of these types of cancer. We began a Phase I clinical trial at the Duke Comprehensive Cancer Center for the treatment of colorectal, pancreatic and bladder cancers in May 2004. Four patients in the lowest dose cohort (0.3 mg) have completed the full vaccination regimen. To date, there have been no drug-related serious adverse events in the study. One patient with pancreatic cancer has demonstrated a reduction in tumor burden. Enrollment in this trial is expected to be completed in 2005. In September 2004, investigators at the Duke Comprehensive Cancer Center working together with us were awarded a two year $500,000 grant from the Avon Foundation and the National Cancer Institute to initiate a Phase I clinical trial with BHCG-VAC for the treatment of breast cancer. A protocol for this study has been submitted to the FDA, and the trial is expected to begin in the second half of 2005. The BHCG-VAC trials are currently being managed by Medarex.

BHCG-VAC Clinical Program Summary

Phase	Indications	Design	Objective	Status
I	Metastatic pancreatic, colorectal or bladder cancer	Up to 18 patients at three dose levels. Lowest dose cohort has completed enrollment. Celldex sponsored study.	Safety, and immune response	Four patients completed their vaccinations without complications. One patient with pancreatic cancer demonstrated a reduction in tumor burden. Enrollment is expected to be completed in 2005.
I	Metastatic breast cancer	Study is expected to enroll 18-24 patients to three escalating dose levels. NIH sponsored study.	Safety, and immune response	The trial is expected to begin in the second half of 2005.
I/II	Metastatic pancreatic, colorectal or bladder cancer	Up to 18 patients at three dose levels in combination with adjuvants. Celldex sponsored study.	Safety, and immune response	The trial is expected to begin in 2005.

Preclinical Development

        We are also engaged in preclinical activities for other therapeutic products, and we anticipate our lead preclinical product candidate, COL-VAC, will enter Phase I clinical trials in 2006. We have not yet determined whether we will manage these trials ourselves or whether we will engage an outside organization to manage these trials on our behalf. The table below summarizes the development status of our preclinical programs.

Development Status of Preclinical and Research Programs

Product	Indications	Target	Status
COL-VAC	Colorectal, breast, pancreatic and several other cancers.	Carcinoma embryonic antigen (CEA)	A manufacturing cell line has been developed, and we expect that COL-VAC will enter clinical trials in 2006.
AFP-VAC	Liver cancers	Alpha-fetoprotein (AFP)	Preclinical models have demonstrated the potent activity of AFP-VAC. A manufacturing cell line has been developed. Research and IND-enabling activities are ongoing.
MEL-VAC	Melanoma	Pmel-17 and other melanoma antigens	Preclinical models have demonstrated the potent activity of MEL-VAC. Various melanoma antigens are under evaluation. Research and manufacturing development is ongoing.
PSA-VAC	Prostate cancer	Prostate specific antigen (PSA)	Preclinical models have demonstrated the potent activity of PSA-VAC. Research activities ongoing.
GLIO-VAC	Brain, prostate, ovarian, and other solid tumors	EGFRvIII (APC-Targeting therapeutic vaccine)	Proof of concept research and development activities ongoing.
BIO-VAC	Exposure to anthrax	Anthrax protective antigen	NIH funding for this program expected to begin in 2005.
GVHD-TOX	Leukemia and other indication where allogeneic stem cell transplants are used	Dendritic cells, macrophages	Proof-of-concept studies are being performed through a collaboration with investigators at Yale University Medical School.

Market Overview and Opportunities

        We believe that our technology will have broad applications for the treatment and control of cancer, infectious diseases, immune system disorders and graft-versus-host disease. These markets represent large unmet medical needs because these diseases are highly prevalent and more effective treatment alternatives are needed. We believe that new products that treat these diseases, such as our therapeutic vaccine product candidates, may qualify for accelerated FDA review procedures and may have the potential for premium pricing in the marketplace and favorable reimbursement policies from third party payors. In addition, a recent report published in Front Line Strategic Market Report by Navigant Consulting indicates that sales of therapeutic vaccines may reach over $2 billion by the end of 2009.

Cancer

        According to the ACS, cancer is the leading cause of death under age 85 in the United States. Cancer is characterized by an uncontrolled division of cells that can occur in almost any tissue or organ of the body. Cancerous cells can grow into a mass known as a tumor. If not destroyed, cancer cells can spread throughout the body.

        According to the World Health Organization, or WHO, more than 10 million people are diagnosed with cancer worldwide every year, and this number is expected to increase to 15 million a year by 2020. In addition, the WHO estimates that six million people die from cancer every year, representing 12% of deaths worldwide. The ACS estimated that in 2004 approximately 1.4 million people in the United States would have been diagnosed with cancer and approximately 570,000 people would have died from cancer. Because cancer is a progressive disease, the total number of people living with cancer significantly exceeds the number of patients diagnosed with cancer in a given year. On a worldwide basis, revenues from cancer products are estimated to grow from $29.4 billion in 2001 to $42.8 billion in 2007, an 11% compounded annual growth rate. In 2003, sales of therapeutic products for colorectal, pancreatic and breast cancers were approximately $932 million, $1.0 billion and $3.3 billion, respectively.

        Colorectal Cancer.    According to the National Cancer Institute, in 2000 there were approximately one million patients in the United States who were living with colorectal cancer. The ACS estimated that in 2004 approximately 147,000 people in the United States would have been newly diagnosed with colorectal cancer and approximately 57,000 people would have died as a result of the disease. The one-year and five-year survival rates for patients with colon and rectal cancer are 83% and 62%, respectively. The five-year survival rate for persons with distant metastases is 9%. Carcinoembryonic antigen, known as CEA, the target for our COL-VAC product, is expressed in 90% of patients with colon cancer.

        Pancreatic Cancer.    Pancreatic cancer is among the more severe types of cancer. Pancreatic cancer generally develops without early symptoms. The ACS estimated that in 2004 there would have been 32,000 new cases of pancreatic cancer in the United States alone. For all stages combined, the one-year survival rate is approximately 24%, and the five-year rate is approximately 4%.

        Bladder Cancer.    Bladder cancer is the fourth most frequently diagnosed cancer in men and the tenth most frequently diagnosed cancer in women. The ACS estimated that in 2004 there would have been approximately 60,000 new cases of bladder cancer diagnosed in the United States, and approximately 13,000 people would have died from bladder cancer. Five-year survival rates drop dramatically to 48% and 6% when the disease progresses to regional and distant stages, respectively.

        Breast Cancer.    Breast cancer is the most common cancer among women except for non-melanoma skin cancers. The ACS estimated that 216,000 new cases of invasive breast cancer were expected to have occurred among women in the United States during 2004. An estimated 41,000 deaths are anticipated from breast cancer in 2004. Breast cancer ranks second among cancer deaths in women. The five-year survival rate for women with distant metastases is 23%. CEA, the target for our COL-VAC product, is expressed in 40% of patients with breast cancer.

        Brain Cancer.    Glioblastoma multiforme, or GBM, also called grade IV astrocytoma, is the most common type of malignant primary brain tumor, comprising about 30% of all primary brain tumors in adults. The ACS estimated that in 2004 approximately 18,400 people in the United States would have been newly diagnosed with GBM and approximately 12,700 people would have died as a result of the disease. The average survival time for patients diagnosed with GBM is approximately 12 months.

        Liver Cancer.    The ACS estimated that nearly 19,000 new cases of primary liver cancer and bile duct cancer would have been diagnosed in the United States during 2004. It is expected that more than 14,000 people would have died of liver cancer in the United States in 2004. If liver cancer is found at the localized stage, the five year survival rate is approximately 18%. The overall five-year survival rate from liver cancer is about 7%. Studies have indicated that alpha-fetoprotein, known as AFP, the target for our AFP-VAC product, is over expressed in 50% to 70% of hepatocellular carcinoma, a form of liver cancer.

        Melanoma.    The most serious form of skin cancer is melanoma. The ACS estimated that in the United States approximately 55,000 people would have been diagnosed with melanoma, and 8,000 people would have died as a result of the disease in 2004.

        Ovarian Cancer.    Ovarian cancer is the fifth most common cancer among women and accounts for 4% of all cancers in women. The ACS estimated that in 2004 approximately 25,600 women in the United States would have been newly diagnosed with ovarian cancer and approximately 16,000 people would have died as a result of the disease. About 78% of women with ovarian cancer survive one year after diagnosis, and more than 50% survive longer than five years after diagnosis. If diagnosed and treated before the cancer has spread outside the ovary, the five year survival rate is 90-95%. However, only 29% of all ovarian cancers are found in this early stage.

        Prostate Cancer.    Prostate cancer is the most common type of cancer found in men in the United States, and is the second leading cause of cancer death in men, exceeded only by lung cancer. The ACS estimated that in 2004 there would have been 230,000 new cases of prostate cancer in the United States and approximately 30,000 men would have died of the disease. Overall, 98% of men diagnosed with prostate cancer survive at least five years. For the small number of men (about 6%) whose cancer has already spread to distant parts of the body when it is found, 34% will survive at least five years.

        Non-Small Cell Lung Cancer.    Non-small cell lung cancer, or NSCLC, is the most common type of lung cancer, comprising about 87% of all lung cancers. The ACS estimated that in 2004 approximately 173,800 people in the United States would have been newly diagnosed with NSCLC and approximately 160,400 people would have died as a result of the disease. Nearly 60% of people diagnosed with lung cancer die within one year of their diagnosis and nearly 75% die within two years.

GVHD

        Graft-versus-host disease is an attack on host tissues mounted by donor white blood cells, and is responsible for the most severe toxicity associated with allogeneic bone marrow and other organ transplantation. The market for products to prevent graft-versus-host disease is approximately $200 million. We believe that overcoming graft-versus-host disease may also expand the application of bone marrow transplant or stem cell transplant to other diseases.

Scientific Overview

Immunotherapy With Vaccines

        The body's immune system is a natural defense mechanism tasked with recognizing and combating cancer cells, viruses, bacteria and other disease-causing organisms. This defense is carried out mainly by white blood cells in the immune system. Specific subsets of these white blood cells, known as T-cells, and B-cells, are responsible for carrying out two types of immune responses in the body: the cell-mediated immune response promoted by T-cells and the humoral antibody-based immune response promoted by B-cells. Dendritic cells and macrophages are additional subsets of white blood cells that direct the activity of T-cells and B-cells.

        An important focus of our research and development in cancer and infectious disease vaccines is to produce a therapeutic cellular immune response by activation of specialized T-cells that recognize and kill pathogen-infected tissue or cancer cells. Many vaccines currently on the market stimulate the humoral antibody response. While vaccines that rely on humoral immunity have proven useful in the setting of prophylaxis of infection, these vaccines have typically failed to generate a sufficient cellular immune response to eliminate tumors and ongoing infections. We believe that to produce an effective therapeutic immune response to cancers, graft-versus-host disease, infectious diseases and immune system disorders requires components of both the humoral and cellular immune responses.

        Cancer cells produce proteins known as cancer antigens, which may be present in normal cells but are often over-produced in cancer cells. T-cells and B-cells have receptors on their surfaces that may enable them to recognize the cancer antigens. Once a B-cell recognizes a cancer antigen, it triggers the production of antibodies that kill the tumor cells. T-cells play more diverse roles, including the identification and destruction of tumor cells.

        While cancer cells may naturally trigger a T-cell-based immune response during the initial appearance of the disease, the immune system often fails to eradicate the cancer. The human body has developed numerous immune suppression mechanisms to prevent the immune system from destroying the body's normal tissues. Cancer cells have been shown to utilize these mechanisms to suppress the body's immune response against them.

        Recently there has been significant research focused on the activation of the immune system in the treatment of cancer. Unlike traditional chemotherapeutic approaches to cancer treatment that are designed to kill cancer cells directly, immunotherapeutic approaches to cancer are intended to activate and stimulate the body's immune system to fight the cancer.

        Immunotherapeutic approaches for treating cancer generally fall into three categories:

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  Passive specific immunotherapy generally relies on the direct administration of monoclonal antibodies designed to target a secreted protein, or a specific receptor on the surface of a cell. The introduced antibodies interfere with the functioning of cancer cells or trigger immune responses that may help destroy the cancer.

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  Passive non-specific immunotherapy elicits a general immune system response to cancer and includes the use of stimulatory proteins, such as cytokines-proteins made by cells that affect the behavior of other cells, like interferons and interleukins. Because this type of therapy does not exclusively target tumor cells or dendritic cells and macrophages, it frequently generates significant side effects.

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  Specific active immunotherapy induces in patients the development of active cell-mediated and humoral immune responses focused on specific antigens expressed by cancer cells and pathogens. We believe specific active immunotherapy is an emerging therapeutic approach with considerable promise for the treatment of cancer.

        Competitive Therapeutic Vaccine Technologies.    There are a number of vaccine companies that are also working in oncology and infectious diseases. Some of the technologies currently in development, include:

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  cell-based or patient-specific therapies;

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  delivery systems—viral vectors; and

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  delivery systems—DNA.

        Traditional vaccination strategies have had minimal efficacy in treating cancer and some chronic infectious diseases. Although protein vaccines are generally considered safe, we believe their efficacy has been greatly limited by their inability to induce significant cytotoxic T-lymphocyte, known as CTL, responses, believed to be the result of poor delivery of the vaccine to dendritic cells and macrophages and to the appropriate compartments in such cells. While cell-based therapies can be effective, there may be practical limitations for their widespread use because a new vaccine must be prepared for each patient.

        While viral vector systems can deliver antigens for activating CTL responses, their in vivo delivery is most often not specific to dendritic cells and macrophages.

        DNA vaccines have the capacity to elicit strong CTL responses in animal models, but the efficacy of DNA vaccines in humans has not been established, and these vaccines typically do not induce a significant antibody response.

Our APC Targeting Technology

        Antibodies are naturally occurring proteins that play a vital role in the body's immune defenses. The development of monoclonal antibodies for therapeutic use has been validated over the past decade in various medical applications, including cancer, autoimmune disorders and infectious diseases. Monoclonal antibodies have been successfully commercialized not only as single agents but also as delivery vehicles for toxins and radioisotopes. The foundation of our APC Targeting Technology is the ability of our proprietary antibodies to deliver agents to specific cellular components of the immune system. We have developed antibodies that possess unique characteristics for delivering agents directly to professional dendritic cells and macrophages that we believe will generate rapid and heightened immune responses. We believe that by effectively targeting agents to dendritic cells and macrophages in vivo, our product candidates can transform other weakly immunogenic antigens into viable targets for immunotherapy.

        Our proprietary monoclonal antibodies recognize the mannose receptor and the high affinity receptor for IgG, known as FcyRI receptor, on dendritic cells and macrophages. These monoclonal antibodies have been fully validated for their binding specificity in animal models, culture systems and human tissues. Our antibodies have strong reactivity with dendritic cells and macrophages and have little unexpected cross-reactivity with other cell types. In addition to the appropriate binding profile, the targeting antibodies must be able to deliver the agents to specialized intracellular compartments for processing. Our antibodies to the FcyRI and mannose receptors have been selected on the basis of their efficient internalization and special intracellular trafficking characteristics. The initial application of our APC Targeting Technology is the development of therapeutic vaccines to treat cancer.

Figure 3. Illustration of the structure of our APC Targeting product candidates.

        As shown in Figure 3 above, our APC Targeting Technology platform is based on products that are composed of human monoclonal antibodies joined with an antigen, biological response modifier, or BRM, or toxin. The binding domains of the antibody (labeled with arrows) mediate the specific attachment of the product to structures on dendritic cells and macrophages. Our proprietary antibodies specifically attach to the mannose receptor or the FcyRI receptor. The antigen, biological response modifier, or toxin is genetically or chemically attached to the antibody and thus is specifically delivered to the dendritic cells and macrophages by recognition of the mannose receptor or the FcyRI receptor. Some of our vaccine product candidates are composed of tumor antigens genetically fused to the targeting antibody.

        Our APC Targeting Technology for Vaccines.    To overcome the primary problem for traditional vaccine therapies, our APC Targeting Technology for vaccines is focused on a practical approach to ensure that weakly immunogenic antigens are recognized and delivered to dendritic cells and macrophages. Using our proprietary monoclonal antibodies specific for dendritic cells and macrophages, we believe that we can deliver cancer antigens directly to these specialized antigen presenting cells and to the particular compartments in these cells that are the most effective at inducing CTL and antibody responses. Moreover, since our product candidates are based on monoclonal antibody technology, we believe that the manufacturing and regulatory issues are well known and manageable.

  Figure 4. Illustration of how our APC Targeting Technology for vaccines induces an immune response.

        As shown in Figure 4 above, our APC Targeting Technology for vaccines consists of a human antibody joined with an antigen. The antibody binding domains attach to the mannose receptor or the FcyRI receptor on the surface of dendritic cells and macrophages depending on which antibody is used in the product. The vaccine is rapidly internalized by the dendritic cells and macrophages into special intracellular compartments where the antigen is broken down into smaller fragments. These antigen fragments are then reprocessed to the surface of the dendritic cells and macrophages in a manner that allows individual T-cells to recognize the antigen. Through this process the dendritic cells and macrophages instruct selected T-cells to develop into killer or helper T-cells that will react with diseased cells in an antigen-specific manner.

        Developing our therapeutic vaccines requires attaching antigens to our proprietary monoclonal antibodies. We have generated both chemical and genetic conjugates of antibodies and antigens using both the whole antibodies or the binding fragments of the antibodies. We believe our proprietary monoclonal antibodies can also be used to target whole cell vaccines to dendritic cells and macrophages for more efficient immune responses. We believe therapeutic vaccines can be developed, manufactured, and tested using standard procedures, an important advantage over many other vaccine strategies.

        The delivery of antigens into the appropriate intracellular compartments of dendritic cells and macrophages can enable the antigens to access human leukocyte antigen, known as HLA, class I and class II antigen presentation pathways, which are important for initiating the cellular immune responses. HLA is the molecule found on the cells in the body that characterize each person as unique. Using a model system, it has been demonstrated that the antigen delivered by our proprietary monoclonal antibodies is processed and presented by human dendritic cells at least 100 to 1,000 fold more efficiently than the non-targeted antigen. Furthermore, using transgenic animal models, we have shown the effectiveness of our therapeutic vaccines in generating immune responses to weakly immunogenic antigens. Using our APC Targeting Technology, it has been demonstrated that strong antigen-specific responses were generated only in the transgenic animals that carried the targeted receptor on their dendritic cells and macrophages, while control mice had no detectable immune response to the antigen.

        In general, the induction of primary or secondary responses to a vaccine formulation can be expected to vary with individuals based on the HLA type, overall immune status and the existence of precursor antigen-reactive T-cells. We believe that the development of in vitro methods for the detection of cell-mediated immune responses is crucial for validating the immunizing potential of a given therapeutic vaccine. To this end, it has been demonstrated that our product candidates can elicit antigen-specific T-cells by culturing a pool of normal T-cells with dendritic cells that were exposed to our product candidate. The resulting activated T-cells were able to kill tumor cells that expressed the antigen but spared cells lacking the antigen. CD4, or helper T-cells, were also elicited by the dendritic cells and macrophages that internalized our product candidates. We believe that these cells are critical for enhancing both humoral and cellular responses.

        Our APC Targeting Technology for Toxins.    Our APC Targeting Technology for toxins is designed to treat diseases in which the immune system is the problem rather than the solution. For example, a variety of autoimmune disorders appear to be the result of a misdirected immune response against a patient's own tissues. In some of these diseases, including systemic lupus erythematosus and atopic dermatitis, the patient's dendritic cells and macrophages have been implicated in the disease progression. In such cases, we believe that therapies to selectively inactivate or destroy the patient's dendritic cells and macrophages will lead to effective clinical responses.

        Our APC Targeting Technology for toxins is composed of a toxin component genetically fused or chemically linked to our proprietary monoclonal antibodies. After gaining entry into a cell, the toxin kills the cell through inhibiting critical cellular functions such as protein synthesis.

        Our APC Targeting Technology for Biological Response Modifiers.    Biological response modifiers, known as BRMs, are compounds that enhance or suppress the immune system and include small molecule drugs. In some infectious diseases and cancers, the immune response is insufficient or inappropriate to effectively respond to the disease. Our APC Targeting Technology for BRMs attaches BRMs to our proprietary monoclonal antibodies in order to activate dendritic cells and macrophages or modify the immune response in a specific manner that we believe will result in a more effective therapy.

        There are numerous compounds that can be used as BRMs. Some examples include cytokines, Toll-like receptor, known as TLR, agonists and small molecule drugs. Cytokines are a unique family of factors that activate dendritic cells and macrophages and stimulate both the humoral and cellular immune responses. TLRs have evolved to specifically recognize and respond to different kinds of pathogens. When the TLRs are activated by an agonist, such as a bacterial protein, the dendritic cells and macrophages on which they reside are activated in a specific manner to respond to the perceived infection. In addition, small molecule drugs can modulate immune reponses by enhancing or inhibiting immune cell activities. Through the use of cytokines, TLR agonists, small molecule drugs and other dendritic cell and macrophage activating agents, we believe that we can manipulate the immune system to overcome immune deficiencies that exist in various diseases. However, the cytokines and TLR agonists may have significant side effects when delivered in large amounts through conventional delivery methods. We believe that our APC Targeting Technology requires a smaller amount of BRMs, resulting in more effective immune responses with less toxicity. We are currently performing proof-of-concept studies with our APC Targeting Technology for BRMs.

Cancer Antigens

EGFR Variants

        EGFRvIII.    The epidermal growth factor receptor, or EGFR, has been shown to be associated with the growth of multiple human tumors. Numerous studies have validated it as an appropriate target for drug development (including those reported by Baselga J.,et al (Journal of Clinical Oncology, 1996;14:737-744), Janmaat, M.L., et al (Clinical Cancer Research, 2003;9:2316-2326) and Culy, C.R. and Faulds, D. (Drugs, 2002;62:2237-48). Moreover, several compounds that specifically target the EGFR and other family members are currently being used for the treatment of cancer patients. These include Erbitux™ approved for treatment of colorectal cancer, Herceptin® approved for treatment of breast cancers expressing the antigen HER2, and Iressa®, approved for treatment of non-small cell lung cancer. However, the presence of EGFR on many normal tissues in the body may compromise the efficacy of these drugs, and limits the use of EGFR as a vaccine target. EGFRvIII is a mutated form of the natural (or wild-type) EGFR that is present in multiple cancer types, and is an accessible target at the surface of tumor cells. Unlike wild-type EGFR, EGFRvIII is rarely found in normal tissues.

        EGFRvIII is a mutated form of the natural EGFR that occurs through a process called alternative splicing. Protein molecules are assembled from multiple gene segments that are attached end-to-end. Sometimes, the protein is assembled without all of the segments or with new genetic segments, creating a smaller mutated form of the protein or larger mutated version of the protein. Alternative splice variants are generated as a consequence of eliminating parts of the normal protein and the joining of the remaining segments or the inclusion of new sequences. The junction of the remaining segments generates a completely new sequence or target, which is sometimes found only or predominantly in a diseased cell, as in the case with EGFRvIII.

Figure 1. Illustration of a mutated protein through alternative splicing.

        As shown in Figure 1 above, splice variants are novel molecules that are generated as a consequence of eliminating parts of the normal protein. The junction of the remaining segments generates a completely new sequence or target, which is predominantly found in a diseased cell. EGFRvIII is an example of an alternative splice variant.

        EGFRvIII has additional properties that make it an attractive cancer target. Unlike wild-type EGFR, EGFRvIII is a molecule that can directly lead to cancer through its well documented oncogenic properties. It has been shown that cells producing EGFRvIII have an enhanced capacity for unregulated growth, survival, invasion, and recruitment of new tumor blood vessels. The EGFRvIII protein contains a unique sequence at the splice junction that is not found in wild-type EGFR. This sequence was used to generate the vaccine, ALT-110, which is able to induce a tumor-specific immune response.

        Studies performed by investigators at the Brain Tumor Cancer Center at the Duke Comprehensive Cancer Center and at the M.D. Anderson Cancer Center in Houston, Texas, have demonstrated the efficacy of the EGFRvIII vaccine in mouse models of brain cancer. The ALT-110 product candidate is based on this EGFRvIII vaccine.

        Figure 2. Graph of the survival of mice after administration of tumor cells in the brain with or without the EGFRvIII vaccine, ten mice in each group.

        As shown in Figure 2 above, mice treated with the EGFRvIII vaccine show significant survival after being challenged with a lethal dose of tumor cells in the brain. The vaccine was given to mice three times before the EGFRvIII-expressing tumor cells were injected.

Validated Cancer Antigens

        A number of our programs are developed using well studied and validated cancer targets that are or may be incorporated into the APC Targeting Technology to make novel and proprietary product candidates. The cancer antigens, ßhCG, CEA, AFP, Pmel-17, PSA and EGFRvIII have been investigated in various preclinical and clinical studies. These antigens are exclusively or predominantly expressed by specific types of significant human cancers, relative to healthy adult tissues. In addition, preclinical studies have demonstrated that immune responses to these antigens can have potent anti-tumor effects in various model systems. Furthermore, immune responses to the antigens with human cells or in patients has been demonstrated, implying that the immune system is capable of mounting an immune response against cancer cells that make these cancer antigens.

Rapid Identification of Alternative Splicing (RIAS) System

        Upon completion of our acquisition of Alteris, we will acquire exclusive rights to patent applications covering the RIAS system, a proprietary platform technology for the discovery of new disease-specific targets. Alternatively spliced proteins, or splice variants, are created from normal proteins by leaving out an internal segment of the protein, thus creating a unique target from the joining of the remaining segments. Cells of many cancers and other diseases are known to express alternatively spliced proteins that are unique to or generated in greater quantity than in normal cells. We believe that this gives us the opportunity to discover and develop new proprietary targets for the development of cancer therapeutics and other therapeutic indications. Using the RIAS system, we plan to identify novel disease-specific antigens to combine with our APC Targeting Technology in order to expand our pipeline of therapeutic products. We may also use the RIAS technology in connection with our out-licensing and other collaborative efforts.

Our Strategy

        We intend to use our proprietary technologies to become a leader in the research, development and commercialization of therapeutic vaccines and other products for the treatment of cancer, infectious diseases, immune system disorders and graft-versus-host disease. We plan to pursue this objective by implementing the following principal elements of our strategy:

        Accelerating development of identified product candidates.    We intend to expedite the development of the product candidates in our current pipeline by committing additional resources received from this offering to the preclinical and clinical evaluation of these products. We also intend to enter into collaborations with companies, academic institutions or government agencies that will further enhance our technology, and the development of our product candidates.

        Focusing on diseases that represent large unmet medical needs.    We intend to continue to focus our product discovery and development efforts on serious diseases that represent large potential markets for our products. Our lead program areas include colorectal, pancreatic, bladder, liver, brain, non-small cell lung, gastric, melanoma, prostate and breast cancers. Products that treat some of these life-threatening diseases may be eligible for accelerated FDA review procedures. These products may also have the potential for premium pricing in the marketplace and favorable reimbursement policies from third-party payors.

        Retaining substantial commercialization rights to our product candidates by developing them through late-stage clinical trials and regulatory approval.    We intend to retain control of our product candidates as far into the clinical trial process as our resources permit in order to obtain the maximum value for our research efforts. If we choose to collaborate with third parties, we believe we may be in a stronger position to negotiate more favorable terms if we can demonstrate our new product candidates' commercial potential in clinical testing.

        Continuing to discover, develop and commercialize product candidates.    We intend to pursue research, development and commercialization of our product candidates that show potential for therapeutic efficacy. Our research and development approach is designed to quickly and efficiently generate product candidates focused on multiple targets and clinical indications. We intend to use our extensive knowledge of the immune system and our expertise in immunology, microbiology and product development to discover new product candidates.

        Expanding our existing product candidate pipeline and technologies through acquisitions and in-licensing opportunities.    In addition to our in-house development efforts, we may selectively license or acquire product candidates, technologies and businesses from third parties that complement our business. We believe that our product development expertise may allow us to recognize licensing opportunities and to capitalize on research initially conducted and funded by others. In addition, our existing technologies and product pipeline may also be expanded through acquisitions that present additional commercial opportunities.

        Out-licensing and collaborative opportunities.    We intend to use the RIAS technology platform to discover novel disease targets which we may out-license to third parties or enter into shared collaborative partnerships.

        In order to accomplish our business strategy, we will need to hire a significant number of additional qualified scientific personnel to perform research and development as well as personnel with expertise in clinical testing, government regulation, manufacturing and finance. We intend to make offers of employment to a number of the scientists and staff that have been working in the group at Medarex responsible for the development of our APC Targeting Technology. We do not currently have employment arrangements with any of these individuals, and we do not know if these individuals will accept employment with our company. We will also seek to hire additional personnel from outside sources. In addition, we will need to raise additional funds to accomplish our goals.

Our Acquisition of Alteris

  The Asset Purchase Agreement

        General.    On January 31, 2005, we entered into an asset purchase agreement to acquire substantially all of the assets of Alteris Therapeutics, Inc., including:

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  an exclusive worldwide non-royalty bearing, fully paid-up license to the patents covering the scientifically validated and proprietary cancer antigen, EGFRvIII, which is a variant of the epidermal growth factor receptor, or EGFR, for use in vaccine and immunization approaches to prevent, inhibit and treat tumor formation and progression;

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  the exclusive rights to commercialize ALT-110, a therapeutic cancer vaccine based on the EGFRvIII cancer antigen that is currently being studied in an investigator-initiated Phase II clinical trial for brain cancer at the Brain Tumor Center at the Duke Comprehensive Cancer Center and at the M.D. Anderson Cancer Center in Houston, Texas and an investigator-initiated Phase I clinical trial for various other cancers at the University of Washington; and

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  an exclusive worldwide fee and royalty bearing license to the patent applications covering the RIAS system, a target discovery platform technology that will enable us to obtain additional disease antigens to be used as targets for our APC Targeting Technology and for our out-licensing and collaboration efforts.

        The acquisition is subject to the completion of this offering as well as a number of other closing conditions normally associated with asset acquisitions of this type, including the accuracy of the representations and warranties of the parties, no material adverse change to Alteris' business, receipt of all necessary governmental approvals and the consents of all parties necessary to transfer and assign the assets, the satisfaction by Alteris of certain of its outstanding liabilities and the approval of Alteris' stockholders. A majority of the Alteris stockholders have agreed to vote in favor of the acquisition, subject to their fiduciary obligations. The underwriting agreement requires that the closing of the acquisition occur simultaneously with the closing of this offering, which requirement cannot be waived. The offering will not be consummated without the simultaneous closing of the Alteris acquisition.

        A detailed description of these license agreements is set forth herein under the section entitled "—Our Intellectual Property—Exclusive License Agreements to be Obtained in the Alteris Acquisition."

        Consideration to be Delivered to Alteris in the Acquistion.    In exchange for substantially all of the assets of Alteris, we will deliver the following consideration to Alteris:

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  1,166,666 shares of our common stock to be issued at the closing (subject to adjustment);

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  $1.5 million in cash;

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  We will be obligated to pay Alteris milestone payments totaling $5.0 million upon the first approval of a biologics license application by the FDA for an EGFRvIII-derived product, including ALT-110, provided, however, that in the event we conceive a marketing authorization application from a European regulatory agency for the commercial sale of an EGFRvIII-derived product prior to our receipt of the first approval of a biologics license application by the FDA, then we will be required to pay Alteris a milestone payment of $3.5 million. We will be required to pay the remaining $1.5 million upon approval of a biologics license application by the FDA.

    At our option, such payment may be made in cash or fully registered, freely tradable shares of our common stock having a fair market value on the date such regulatory approval is obtained equal to the amount of any such milestone payment; and

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  We will be required to pay Alteris an amount equal to 20% of any upfront fees or milestone payments we may receive from a certain third party licensee, in the event that, within 12 months of the closing of the acquisition, we enter into a license agreement with such third party licensee for any EGFRvIII-derived product that was developed using any of the intellectual property we acquired from Alteris. At our option, such payment may be made in cash or fully registered, freely tradable shares of our common stock having a fair market value on the date such payment is received equal to the amount of any such milestone payment.

        Assets Transferred and Liabilities Assumed.    Alteris is selling and transferring substantially all of the assets of its business (other than current assets), which includes substantially all of its equipment, licenses and rights to intellectual property, inventory and certain contracts. We will assume Alteris' obligations under certain contracts which primarily include the license agreements with Thomas Jefferson University, Duke University and The Johns Hopkins University. Any obligation not expressly assumed by us pursuant to the asset purchase agreement will remain Alteris' responsibility, which will include obligations related to any employee salary deferrals, severance payments, change-in-control severance payments, bonus payments, worker's compensation claims, stock options, taxes, liabilities related to excluded assets and undisclosed or contingent liabilities, if any.

        Representations and Warranties.    The asset purchase agreement contains customary representations and warranties from Alteris relating to, among other things:

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  due organization and good standing;

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  corporate authority to enter into the asset purchase agreement;

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  the accuracy of financial statements;

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  ownership of Alteris' assets;

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  absence of certain liabilities;

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  compliance with laws, including environmental and safety laws;

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  absence of material changes or events;

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  tax matters;

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  absence of litigation;

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  matters related to intellectual property and other intangible assets; and

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  matters related to contracts and commitments.

        All of Alteris' representations and warranties terminate at the closing.

        We have made representations and warranties to Alteris regarding our legal capacity and authority to enter into and perform our obligations under the asset purchase agreement, our capitalization, the accuracy of our filings with the Securities and Exchange Commission and the lack of required consents or approvals.

        Conditions to the Closing.    The closing of the asset sale will be held promptly after the completion of this offering subject to the approval by Alteris' stockholders and the satisfaction of all other conditions to closing. Our obligation to purchase Alteris' assets is subject to various other conditions, which must be satisfied or waived prior to closing, including the following:

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  Alteris' representations and warranties must be true and correct on the closing date;

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  Alteris' business shall not have suffered a material adverse change (as defined in the asset purchase agreement);

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  receipt of all necessary government approvals and the consent of all parties necessary to transfer and assign the assumed contracts;

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  receipt of evidence reasonably satisfactory to us that Alteris has paid in full or otherwise satisfied certain liabilities;

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  certain consultants shall have entered into new contracts with us; and

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  approval by Alteris' stockholders of the sale of the assets.

        Additional Consideration.    We have agreed to reimburse Alteris for its operating expenses during the period between March 1, 2005 and the earlier to occur of the closing or June 30, 2005, in an amount not to exceed $90,000. In addition, we have agreed to pay Alteris an amount equal to one-half of the fees payable in connection with any amendments to the license agreements with Thomas Jefferson University up to an amount not to exceed $37,500.

  Other Related Agreements.

        Sponsored Research Agreement.    Pursuant to the terms of the asset purchase agreement, we have agreed to use our best efforts to enter into a sponsored research or similar agreement with a university or other institutional research facility to be specified by Dr. Albert J. Wong, the scientific founder and interim President of Alteris. The purpose of the sponsored research agreement is to provide funding for the research, development and advancement of the RIAS technology, or related technology for the rapid identification of alternative spliced proteins, or splice variants, in the laboratories of Dr. Wong to be located at such institution, in the amount of $150,000 per annum for a period of five (5) years. The annual funding will be contingent upon meeting mutually agreed upon milestones. We have also agreed to fund all overhead costs incurred by the institution under the sponsored research agreement as is customary under such agreements.

        Consulting Agreements.    Pursuant to the terms of the asset purchase agreement, we have agreed to enter into consulting agreements with Dr. Wong and Dr. Donald M. O'Rourke, Associate Professor, Department of Neurosurgery, and Director of the Brain Tumor Tissue Bank at The University of Pennsylvania School of Medicine. The initial term of these consulting agreements is for a period of two years. After the initial term, the agreements will be automatically renewed for additional 12-month terms on an annual basis unless terminated earlier by either us or Dr. Wong or Dr. O' Rourke, as applicable, upon 30 days written notice. Each of Dr. Wong and Dr. O'Rourke have agreed to provide consulting services relating to the research, development and commercialization of therapeutic vaccines and antibodies for the treatment of glioblastoma and other cancers. Dr. Wong will agree to provide consulting services for up to 50 days per year. Dr. O'Rourke will agree to provide consulting services for up to 25 days per year.

        During the term of his agreement, Dr. Wong will agree not to consult for any entity in the biotechnology or pharmaceutical industry other than us on matters relating to (i) the research, development and commercialization of therapeutic vaccines and antibodies that target EGFRvIII for the treatment of brain, prostate, gastric, non-small cell lung and ovarian cancers, and (ii) any other technology covered by the sponsored research agreement.

        During the term of his agreement, Dr. O'Rourke will agree not to consult for any entity in the biotechnology or pharmaceutical industry other than us on matters relating to the research, development and commercialization of therapeutic vaccines and antibodies that target EGFRvIII for the treatment of glioblastoma and other brain cancers.

        As consideration for the consulting services to be provided under the agreements we have agreed to pay the following amounts to each of Dr. Wong and Dr. O'Rourke:

        (i)    a one-time signing bonus of $10,000, to be paid upon the execution and delivery of the agreement;

        (ii)   $20,000 per year payable in equal quarterly installments of $5,000 on the last business day of March, June, September and December of each year during the term of the agreement; and

        (iii)  the amount of $2,000 per day for each day of consulting services provided in excess of ten days per year.

        In addition to the foregoing amounts, we have agreed to reimburse Dr. Wong and Dr. O'Rourke for all reasonable expenses incurred in providing consulting services.

Our Intellectual Property

        Our policy is to file patent applications to protect technology, inventions, and improvements that we consider important to the development of our business. We also rely upon trade secrets, know-how and continuing technological innovation to develop and maintain our competitive position. We plan to aggressively protect and defend our patents and proprietary technology. While we have a number of pending patent applications covering our mannose receptor targeting technology, to date these applications have not resulted in the issuance of any patents covering this technology, except one South African patent. We may not be able to obtain or maintain patent protection for our pending patent applications, those we may file in the future, or those we may license from third parties, including Medarex, Duke University, The Johns Hopkins University and Thomas Jefferson University. Moreover, while we believe that our patent rights are enforceable, we cannot assure you that any patents that have issued, that may issue or that may be licensed to us will be enforceable or valid or will not expire prior to the commercialization of our product candidates, allowing others to more effectively compete with us. Therefore, any patents that we own or license may not adequately protect our product candidates or our future products.

  Assignment and License Agreement with Medarex.

        General.    Through our assignment and license agreement with Medarex, we have obtained an intellectual property portfolio that includes our APC Targeting Technology.

        The following table sets forth information related to U.S. patents either assigned or licensed to us by Medarex:

Name/Number	Technology Family	Description of Coverage	Nature of Conveyance	Date of Grant/Expiration

Humanized antibodies to Fc receptors for immunoglobulin G on human mononuclear phagocytes/US 6500931	Humanized antibodies to Fc receptors for immunoglobulin G on human mononuclear phagocytes	A U.S. patent relating to humanized antibodies that bind to FcyRI, including those used in our PSA-VAC product candidate, and to bispecific antibodies that bind to both FcyRI and to a second target epitope	Exclusive license in field of use from Medarex	2002/2019

Therapeutic compounds comprised of anti-Fc receptor binding agents/ US 6365161	Therapeutic compounds comprising anti- Fc receptor binding agents	A U.S. patent relating to molecular complexes that have two or more binding specificities for antigen presenting cells	Exclusive license in field of use from Medarex	2002/2015

Monoclonal antibodies to Fc receptors for immunoglobulin G on human mononuclear phagocytes/US 4954617	Monoclonal antibodies to Fc receptors for immunoglobulin G on human mononuclear phagocytes	A U.S. patent relating to antibodies that bind to FcyRI, including those used in our PSA-VAC product candidate, and to bispecific antibodies that bind to both FcyRI and a second target epitope	Exclusive license in field of use from Medarex	1990/2007

Bifunctional and heteroantibodies specific for the high affinity Fc receptor for immunoglobulin G on human mononuclear phagocytes/US 5635600	Monoclonal antibodies to Fc receptors for immunoglobulin G on human mononuclear phagocytes	A U.S. patent relating to antibodies that bind to FcyRI, including those used in our PSA-VAC product candidate, and to bispecific antibodies that bind to both FcyRI and a second target epitope	Exclusive license in field of use from Medarex	1997/2014

Methods for use of monoclonal antibodies specific for the high affinity Fc receptor for immunoglobulin G/ US 6096311	Monoclonal antibodies to Fc receptors for immunoglobulin G on human mononuclear phagocytes	A U.S. patent relating to antibodies that bind to FcyRI, including those used in our PSA-VAC product candidate, and to bispecific antibodies that bind to both FcyRI and a second target epitope	Exclusive license in field of use from Medarex	2000/2006

Transgenic mice expressing human Fc alpha and beta receptors/US 6111166	Transgenic animals expressing human Fc receptors	A U.S patent relating to transgenic animals that express human Fc receptors	Non-exclusive license to conduct research from Medarex	2000/2014

Cells expressing anti-Fc receptor binding components/US 6682928	Transformed cells that produce Fc receptor antibodies	A U.S. patent relating to cells that express Fc receptor binding components	Assigned from Medarex	2004/2018

Targeted immunostimulation with bispecific reagents/ US 6248332	Targeted immnostimulation with bispecific reagents	A U.S. patent relating to our Fc receptor targeting products, including our PSA-VAC product candidate	Assigned from Medarex	2001/2018

Targeted immunostimulation with bispecific reagents/US 6258358	Targeted immnostimulation with bispecific reagents	A U.S. patent relating to our Fc receptor targeting products, including our PSA-VAC product candidate	Assigned from Medarex	2001/2018

        The following table sets forth information related to U.S. patent applications as well as the foreign patents and patent applications either assigned or licensed to us by Medarex:

Technology Family	Description of Coverage	Nature of Conveyance	No. of U.S. Applications	No. of Foreign (Applications)/ Patents	Earliest U.S. Expiration Date

Anti-mannose receptor antibodies and anti-mannose receptor pmel-17 fusion conjugates	Pending U.S. and foreign applications relate to human anti-mannose receptor antibodies and molecular conjugates, including our AFP-VAC, MEL-VAC, and GVHD-TOX product candidates	Assigned from Medarex	2	(28)/1*	2021

Anti-mannose receptor bhCG fusion conjugates	Pending U.S. and foreign applications relate to molecular conjugates that target antigen presenting cells, including our BHCG-VAC product candidate	Assigned from Medarex	2	(1)/0	2024

Targeted immunostimulation with bispecific reagents	U.S. and foreign patents and pending applications relate to our Fc receptor targeting products, including our PSA-VAC product candidate	Assigned from Medarex	1	(0)/17	2018

Transformed cells that produce Fc receptor antibodies	U.S. and foreign patents and pending applications relate to cells that express Fc receptor binding components	Assigned from Medarex	1	(3)/1	2018

Methods and compositions for treating macrophage-mediated disorders	Pending U.S. and foreign applications relate to methods of treating disorders mediated by macrophages using compounds that bind to the Fc receptor in combination with compounds that kill macrophages	Assigned from Medarex	1	(12)/1	2019

Compositions comprising immunostimulatory oligonucleotides and uses to enhance Fc receptor-mediated immunotherapies	Pending U.S. and foreign applications relate to vaccine compositions containing Fc receptor targeted antigens and methods for increasing Fc receptor-mediated immune responses	Assigned from Medarex	1	(5)/0	2022

Technology Family	Description of Coverage	Nature of Conveyance	No. of U.S. Applications	No. of Foreign (Applications)/ Patents	Earliest U.S. Expiration Date

Monoclonal antibodies to Fc receptors for immunoglobulin G on human mononuclear phagocytes	U.S. and foreign patents relate to antibodies that bind to FcyRI, including those used in our PSA-VAC product candidate, and to bispecific antibodies that bind to both FcyRI and a second target epitope	Exclusive license in field of use from Medarex	0	(0)/19	2006

Therapeutic compounds comprising anti- Fc receptor binding agents	A U.S. patent and pending foreign applications relate to molecular complexes that have two or more binding specificities for antigen presenting cells	Exclusive license in field of use from Medarex	0	(9)/3	2015

Humanized antibodies to Fc receptors for immunoglobulin G on human mononuclear phagocytes	U.S. and foreign patents and pending applications relate to humanized antibodies that bind to FcyRI, including those used in our PSA-VAC product candidate, and to bispecific antibodies that bind to both FcyRI and to a second target epitope	Exclusive license in field of use from Medarex	1	(2)/2	2019

Transgenic animals expressing human Fc receptors	U.S and foreign patents and pending foreign applications relate to transgenic animals that express human Fc receptors	Non-exclusive license to conduct research from Medarex	0	(3)/1	2014

Total			9	(63)/45

*
We have granted Medarex an option to obtain a worldwide, non-exclusive, royalty-free, fully paid-up licence, with the right to sublicense, under claims in two U.S. patent applications, and related foreign counterparts, if such patent claims issue, relating to antibodies that bind dendritic cells, other than anti-mannose receptor antibodies, in order to allow Medarex to operate in areas outside our APC Targeting Technology without infringing this family.

        In respect of the licenses from Medarex referenced in the table above:

        Medarex has granted us an exclusive, worldwide, royalty-free, with respect to Medarex, license, with the right to sublicense, under its patents, patent applications and know-how to research, develop, make, have made, use, sell, offer for sale and import licensed products comprising humanized anti-FcyRI antibodies or murine anti-FcyRI antibodies, solely in the field of use more fully described below.

        Medarex has also granted us an exclusive, worldwide, royalty-bearing license, with the right to sublicense, under its HuMAb-Mouse technology and other Medarex patents, patent applications and know-how, to research, develop, make, have made, use, sell, offer for sale and import pharmaceutical products incorporating anti-mannose receptor antibodies created using Medarex's HuMAb-Mouse technology.

        Medarex has also granted us an exclusive, worldwide, royalty-free license, with the right to sublicense, under its HuMAb-Mouse technology to research, make, have made and transfer physical possession of, but not to sell, lease, offer to sell or lease or otherwise transfer title to, hybridoma cell lines, including those related to any anti-mannose receptor HuMAb antibody assigned under the agreement.

        Medarex has also granted us an exclusive, worldwide, royalty-free license, without the right to sublicense, under its HuMAb-Mouse technology and other Medarex patents, patent applications and know-how, to use certain specified antibodies for the purposes of determining the antigen with respect to which each such antibody was raised in the HuMAb mice. In the event we determine the antigen against which any such antibody was raised is the anti-mannose receptor, such antibody will be assigned to us if such antibody is not already part of a Medarex internal program or subject to a then existing or pending license from Medarex to a third party, and Medarex is not otherwise legally prohibited from making such assignment. In the event we determine the antigen against which any such antibody was raised is not the anti-mannose receptor, Medarex has also granted us an antibody-exclusive, antigen-non-exclusive, worldwide, royalty-bearing license, with the right to sublicense, under its HuMAb-Mouse technology and other Medarex patents, patent applications and know-how, to research, develop, make, have made, use, sell, offer for sale and import licensed products comprising such antibody in the field of use more fully described below, if such antibody and such antigen are not already part of a Medarex internal program or subject to a then existing or pending license from Medarex to a third party and Medarex is not otherwise legally prohibited from granting such license.

        Our field of use with respect to murine anti-FcyRI and humanized anti-FcyRI antibody products and use of Medarex's HuMab-Mouse technology for antibody products licensed to us by Medarex encompasses the use of antibodies, including antibody fragments, that bind to antigen presenting cells, such as dendritic cells and macrophages, in order to target these cells and modulate an immune response. The antibodies can be modified or used alone to modulate the immune response, including:

  •
  attaching an antigen for delivery to antigen presenting cells in order to initiate or augment an immune response against the antigen;

  •
  attaching a toxin or radionuclide for delivery to antigen presenting cells in order to decrease, down-regulate or eliminate the activity of antigen presenting cells;

  •
  attaching a cytokine, adjuvant or other immuno-modulatory compound for delivery to antigen presenting cells in order to modulate activity of antigen presenting cells; and

  •
  using an antibody alone in order to modulate activity of antigen presenting cells.

Our field of use for licensed antibodies from Medarex does not include bispecific antibody technology—that is, the use of a first antibody attached to a second antibody, where the first antibody serves as a targeting antibody to an antigen presenting cell and the second antibody attaches to an antigen. We are also restricted from making products using murine anti-FcyRI antibodies for diagnostic purposes. However, we are not restricted in our use of antibodies that we acquire from third parties or through our own development programs that do not fall under the licensed patents from Medarex.

        Under the assignment and license agreement, Medarex has agreed not to use itself or license to any third party outside of our field of use any antibody raised against an antigen and determined by Medarex to be available for exclusive license to us in our field of use.

        In addition, until March 31, 2006, Medarex may in good faith identify any assigned or licensed rights and other assets that Medarex believes do not properly fall within our primary areas of research, development and commercialization of therapeutic vaccines that modulate a patient's natural immune response to tumor or disease-related proteins, by delivering such proteins directly to dendritic cells or macrophages for the treatment of cancer, infectious diseases or immune system disorders. Similarly, during such period, we may in good faith identify any rights or other assets of Medarex that were not licensed or assigned to us and that we believe properly fall within these areas. In case either company makes such an identification, they will negotiate in good faith an appropriate outcome with respect to the identified rights or other assets, subject to the ultimate decision of the non-requesting company.

        Fees and Liabilities.    Under the terms of the assignment and license agreement, we are not obligated to pay any technology access or license fees or to make any milestone payments. We are, however, obligated to pay Medarex royalties on annual aggregate worldwide net sales of those products bearing royalties on a product-by-product and country-by-country basis. In addition, except for payments to the Medical Research Council Institute of Animal Physiology and Genetics Research of Babraham Hall and Marianne Bruggemann, we will be responsible for the payment of any royalties, license fees and milestone and other payments due to upstream licensors of Medarex in connection with our use of certain Medarex technology and due to third parties if we license any additional technology in order to commercialize such products.

        We have agreed to assume all liabilities and obligations attributable to our exercise of rights under or pursuant to any agreement that Medarex assigned to us, as well as all liabilities and obligations relating to our use or ownership of assigned biological materials, in each case after the effective date of the assignment and license agreement. In addition, we have the sole right to file, prosecute and maintain the patents and patent applications assigned to us under the assignment and license agreement.

        Medarex has retained all liabilities and obligations under or pursuant to any assigned agreement or relating to the use or ownership of assigned biological materials prior to the effective date of the assignment and license agreement. While we have the sole right to file, prosecute and maintain the patents and patent applications that have been assigned to us, Medarex has the first right, at its expense, to prepare, file, prosecute and maintain any patents or patent applications licensed to us under the assignment and license agreement, provided, however, that Medarex has the sole right, at its expense, to prepare, file, prosecute and maintain all patents and patent applications related to its HuMAb-Mouse technology. Except with respect to patents or patent applications relating to Medarex's HuMAb-Mouse technology, if Medarex decides not to file, prosecute or maintain any patents or patent applications relating to technology which has been licensed to us, we have the option, at our own expense, to pursue such patent claims.

        We have agreed to indemnify Medarex and its affiliates against all liabilities arising out of the following, unless subject to indemnity by Medarex:

  •
  any breach by us of any of our representations, warranties, covenants or obligations, including the obligation to pay and perform assumed liabilities, under the assignment and license agreement; and

  •
  the exercise of rights granted by Medarex to us under the assignment and license agreement, including any infringement or third party personal injury or damage to property.

        Medarex has agreed to indemnify us and our affiliates against all liabilities arising out of the following, unless subject to indemnity by us:

  •
  any breach by Medarex of any of its representations, warranties, covenants or obligations, including the obligation to pay and perform retained liabilities, under the assignment and license agreement; and

  •
  the exercise of rights retained by, or granted by us to, Medarex under the assignment and license agreement, including any infringement or third party personal injury or damage to property.

        Termination.    The assignment and license agreement shall continue in effect until the date on which we are no longer obligated to make royalty payments, which is the later of (i) the expiration of the last-to-expire valid claim under any assigned or licensed patent, or (ii) the tenth anniversary of the first commercial sale of any products, at which time the licenses granted to us will become fully paid-up and irrevocable. We expect that this will be no earlier than 2019.

        In addition to the patent rights described above, Medarex has also assigned the following agreements and materials to us under the terms of the assignment and license agreement:

  •
  the investigational new drug application and related governmental filings with respect to our product candidate, BHCG-VAC;

  •
  the clinical trial research agreement between Medarex and Duke University relating to Duke's service as the Investigational Site/Principal Investigator under the investigational new drug application for BHCG-VAC;

  •
  designated quantities of biological materials, including all stocks of anti-mannose receptor antibodies, samples of murine FcyRI antibodies, samples of humanized FcyRI antibodies and additional related antibodies raised in Medarex's HuMAb-Mouse as well as any antibody materials with respect thereto, in each case existing as of the date of the assignment and license agreement;

  •
  the option agreement and an appended research agreement between Medarex and Yale University covering activities relating to graft-versus-host disease; and

  •
  three material transfer agreements.

  Research and Commercialization Agreement with Medarex

        General.    Under the terms of the research and commercialization agreement, Medarex granted to us a non-exclusive option to obtain up to five worldwide, exclusive, even as to Medarex, non-transferable, fee and royalty-bearing licenses, with the right to sublicense, under Medarex's HuMAb-Mouse technology, in each case to use the Medarex mice to develop, make, have made, import, have imported, use, offer for sale and sell an antibody raised against an antigen selected by us, for purposes of commercializing such antibody. The licenses we are entitled to obtain will be antigen non-exclusive and antibody exclusive, in the sense that:

  •
  we may, subject to availability, obtain a research license for up to five antigens, each of which research licenses will be non-exclusive; and

  •
  we may, subject to availability, obtain a commercial license for one antibody raised against each of such antigens, for a total of five antibodies, which commercial licenses shall be exclusive with respect to such antibodies, but non-exclusive with respect to the antigens against which such antibodies were raised. For each commercial license we obtain, we will have the right to name up to two back-up antibodies raised against the same antigen as the antibody first licensed under such commercial license.

        In the event we have not obtained at least one research license by the second anniversary of the agreement or, thereafter, if we do not have any research license or commercial license in effect for any six-month period, the research program will expire and, unless the parties mutually agree otherwise, the agreement will automatically terminate. In the event we have obtained at least one research license by the second anniversary of the agreement, but we have not exercised our option to take a commercial license by the of the last research license period, the agreement will automatically terminate. In addition, we are subject to certain diligence requirements in connection with the development of products containing licensed antibodies.

        Fees and Liabilities.    The research licenses we obtain for antigens expire at the end of one year, subject to extension upon payment of renewal fees. We will be required to pay Medarex license fees to obtain commercial licenses for antibodies arising from such research licenses. We will be required to pay Medarex milestone payments with respect to the development of products containing such licensed antibodies. These fees and milestones may total up to $7 to $10 million per licensed antibody if a product containing such licensed antibody receives approval from the FDA and equivalent foreign agencies.

        In addition, we will be required to pay royalties on any sales of products containing licensed antibodies. The royalties will be payable on a country-by-country and product-by-product basis until the date which is the later of:

  •
  the expiration of the last-to-expire of the Medarex patents covering the product in such country; or

  •
  the tenth anniversary of the first commercial sale of a product in such country. In addition, we will be responsible for the payment of any royalties, license fees and milestone and other payments due to third parties if we license any additional technology in order to commercialize such products.

        We have agreed to indemnify Medarex and its management and employees against all third party claims arising out of the following, unless caused by the negligence or willful misconduct of Medarex:

  •
  any breach by us of any of our representations or warranties under the agreement;

  •
  our use of the Medarex mice, conduct of the research program or practice of rights granted by Medarex to us under the agreement; and

  •
  any development or commercialization of antigens, antibodies or products by us or our affiliates or sublicensees, including any product liability claim.

        Medarex has agreed to indemnify us and our management and employees against all third party claims arising out of any breach by Medarex of any of its representations or warranties under the agreement (unless caused by our negligence or willful misconduct).

        Termination.    The research and commercialization agreement shall continue in effect on a product-by-product and country-by-country basis until the date on which we are no longer obligated to make royalty payments in such country. The agreement may be terminated by us or Medarex in the event of bankruptcy of the other. In the event of the termination of this agreement or of a license under this agreement, we may be required to assign to Medarex certain technology developed by us under this agreement.

Exclusive License Agreements to be Obtained in the Alteris Acquisition

        Upon completion of our acquisition of Alteris, we will obtain licenses to the following intellectual property:

Alteris Issued Patents

Name/Number	Technology Family	Description of Coverage	Nature of Conveyance	Date of Grant/Expiration

Structural alterations of the EGF receptor gene in human gliomas/US 5401828	Structural alterations of the EGF receptor gene in human gliomas	A U.S. patent relating to peptides that correspond to EGFRvIII splice variants.	Exclusive license in field of use from Duke University and The Johns Hopkins University	1995/2012

Structural alterations of the EGF receptor gene in human gliomas/US 5981725	Structural alterations of the EGF receptor gene in human gliomas	A U.S. patent relating to intron free DNA molecules and peptides that correspond to EGFRvIII splice variants.	Exclusive license in field of use from Duke University and The Johns Hopkins University	1999/2016

Structural alterations of the EGF receptor gene in human gliomas/US 6455498	Structural alterations of the EGF receptor gene in human gliomas	A U.S. patent relating to methods for the treatment of tumors expressing EGFRvIII splice variants.	Exclusive license in field of use from Duke University and The Johns Hopkins University	2002/2009

Reagents and process for targeting mutant EGFRs/US 6224868	Reagents and process for targeting mutant EGFRs	A U.S. patent relating to methods of inhibiting the formation of tumors bearing naturally occurring EGFRvIII splice variants.	Exclusive license in field of use from Thomas Jefferson University	2001/2015

Alteris U.S. Patent Applications and Foreign Patents and Patent Applications

Technology Family	Description of Coverage	Nature of Conveyance	No. of U.S. Applications	No. of Foreign (Applications)/ Patents	Earliest U.S. Expiration Date

Structural alterations of the EGF receptor gene in human gliomas	Foreign patents relate to mutant EGFR tumor antigens, including those used in our ALT-110 product, and vaccine conjugates containing the same	Exclusive license in field of use from Duke University and The Johns Hopkins University	0	(0)/4	2009

Reagents and process for targeting mutant EGFRs	Foreign patents and pending applications relate to methods of inhibiting tumors expressing mutant EGFR antigens, including those used in our ALT-110 product, and vaccine conjugates containing the same	Exclusive license from Thomas Jefferson University	0	(2)/3	2014

Alternative splice forms of proteins as basis for multiple therapeutic modalities	Pending U.S. and foreign patent applications relate to the use of alternative splice variants	Exclusive license from Thomas Jefferson University	1	(3)/0	2022

Method for rapid identification of alternative splicing	Pending U.S. and foreign applications relate to our RIAS platform technology for discovery of unique disease-specific antigens	Exclusive license from Thomas Jefferson University	1	(3)/0	2024

License Agreements with Thomas Jefferson University

        General.    Upon completion of our acquisition of Alteris, we will be assigned and we will assume the rights and obligations of Alteris under three exclusive license agreements, each dated February 1, 2003, between Thomas Jefferson University, as licensor, and Alteris, as licensee. Under the license agreements, Thomas Jefferson University has granted worldwide fee- and royalty-bearing exclusive licenses, including the right to grant sublicenses, under its patent rights relating to (i) reagents and processes for targeting mutant epidermal growth factors, (ii) alternative splice forms of proteins as a basis for multiple therapeutic modalities, and (iii) the RIAS platform technology, to research and develop, make, use and sell products covered by such patent rights and to practice the processes covered by such patent rights for the life of such patent rights, in all fields of use; provided that Thomas Jefferson University has reserved the right to make and use, and grant to others non-exclusive licenses to make and use the subject matter of such patent rights for academic research purposes only.

        At any time after February 1, 2008, Thomas Jefferson University may terminate or render the applicable license non-exclusive if, in Thomas Jefferson University's reasonable judgment, (i) we have not put the licensed subject matter into commercial use, directly or through a sub-license, and are not keeping the licensed subject matter reasonably available to the public; and (ii) we are not engaged in research, development, manufacturing, marketing or sub-licensing that is reasonably appropriate to achieving such commercial use and public availability.

        Fees and Royalties.    Under the Thomas Jefferson University license agreements, we will be obligated to pay Thomas Jefferson University the following ongoing fees and royalties:

  (i)
  royalties on our and our sublicensees' net sales of licensed products during the term of the license agreements;

  (ii)
  royalties on all of our sublicensing income with respect to sublicenses under the license agreements;

  (iii)
  cash milestone payments for the first two licensed products of $200,000 upon the filing of a sponsored Phase III clinical trial and $500,000 upon the filing of a new drug application, for total milestone payments of up to $1,400,000; and

  (iv)
  annual license maintenance fees in the aggregate amount of $22,500 per year for 2005 and $45,000 each year thereafter, payable on March 31 of each year, which are creditable against running royalties due for that calendar year.

        In the event that the first licensed product is being commercially sold and royalties are being paid by us at a time when the milestone payment(s) for the second licensed therapeutic product would otherwise be due (and such royalties equal or exceed $250,000 annually), we would not be obligated to pay such milestone payment on the second licensed therapeutic product.

        If the license is converted to a non-exclusive license and if other non-exclusive licenses in the same field and territory are granted by Thomas Jefferson University, the above royalties will not exceed the royalty rate to be paid by other licensees during the term of the non-exclusive license and the milestone payments described above would not be payable.

        Liabilities.    Thomas Jefferson University shall be responsible for the preparation, filing, prosecution and maintenance of any patents or patent applications licensed to us under the license agreements, provided, however, we shall have reasonable opportunities to participate in decision making on all key decisions affecting filing, prosecution and maintenance of such patents and patent applications. We will be responsible for reimbursing Thomas Jefferson University for all reasonable expenses Thomas Jefferson University incurs for the preparation, filing, prosecution and maintenance of such patents and patent applications licensed to us.

        Indemnity.    We will be obligated to indemnify Thomas Jefferson University and its current and former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns, from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature, based upon, arising out of, or otherwise relating to any cause of action relating to product liability concerning any product, process, or service made, used or sold pursuant to any right or license granted under the licensing agreements.

        Termination.    Each license agreement will terminate when the last patent or patent application containing a valid claim under the applicable patent rights has expired or been abandoned. Each license agreement may also be terminated by Thomas Jefferson University for non-payment, failure to procure and maintain the required insurance, if at any time after five years from the date of such agreement, Thomas Jefferson University determines that we have failed to meet the due diligence requirements described above, if we become insolvent, if upon examination by Thomas Jefferson University accountants, it shows that we underreported or underpaid Thomas Jefferson University in excess of 20% for any twelve-month period and in excess of $50,000, if we are convicted of, or plead nolo contendere to a felony relating to the manufacture, use or sale of licensed products or if we otherwise fail to cure any material default in the performance of our obligations under the applicable license agreement, which has not been remedied within sixty days after date of notice of any such default. Currently, Alteris has not met certain reporting obligations required under the license agreements with Thomas Jefferson University, which require that Alteris provide a written annual progress report describing the progress of research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the most recent 12 month period ending June 30 of each year. To date, Alteris has not received any notice of default from Thomas Jefferson University. In the event that Thomas Jefferson University provides notice of default and the default is not cured within sixty days of such notice, Thomas Jefferson University may terminate the license agreements. We may terminate any license agreement by giving ninety days' advance written notice to Thomas Jefferson University. Upon termination of any license agreement by us, all of our unaccrued obligations and duties under the applicable agreement shall terminate.

License Agreement with Duke University and The Johns Hopkins University

        General.    Upon completion of our acquisition of Alteris, we will be assigned the rights and we will assume the obligations of Alteris under the license agreement dated December 31, 2003, among Duke University and The Johns Hopkins University, as licensors, and Alteris, as licensee. Under this license agreement the licensors have granted us an exclusive, worldwide, non-royalty-bearing, fully paid-up license, including the right to grant sublicenses, under the relevant claims of the licensors' patent rights relating to structural alterations of the EGF receptor gene in human gliomas, to research, develop, market, use, sell and otherwise commercially exploit products for use only as vaccines and immunization approaches to treat tumor formation and/or progression, during the term of the license agreement. The field of use specifically excludes the use of the patents in other non-vaccine therapeutic approaches. Each licensor retains the right to use and practice the licensed patents for its non-commercial academic research, teaching and educational purposes without restriction or payment. Pursuant to its retained rights, Duke University has undertaken two clinical trials with funding from the National Institutes of Health.

        Liabilities.    Duke University and The Johns Hopkins University shall maintain all patents licensed to us under the license agreement, at their sole expense. In the event that they decide not to maintain any such patents, we have the option, at our sole expense, to maintain such patents.

        Indemnity.    We are obligated to defend, indemnify and hold the licensors and their respective affiliates, and the respective directors, officers, employees, faculty and students and agents of the licensors and their affiliates, harmless from and against any and all liability, claims, demands, damages, deficiencies, losses and expenses arising out of, relating to or resulting from the license agreement, including, but not limited to (i) the development, manufacture, use, marketing, promotion or sale of any licensed products by us and/or our affiliates and/or our sublicensees; (ii) the breach of any of the representations, warranties and covenants contained in the license agreement; and (iii) any claims that a licensed product and/or practice of the licensed patents infringes the intellectual property of a third party; provided, however, that the foregoing indemnity will not apply to claims to the extent that they (x) are based upon, arise out of or otherwise relate to a material breach of the obligation or representations of either or both licensors; (y) are based upon, arise out of or otherwise relate to the gross negligence or willful misconduct of any indemnitees; or (z) pertain solely to the activities of the licensors' respective employees, faculty, students and/or agents in their performance of their respective research responsibilities at such licensor's facilities (excluding any research responsibilities such individuals may have as a result of an association each may have with us, our affiliates, and/or our sublicensees).

        Term and Termination.    Unless sooner terminated pursuant to its terms, the license agreement will continue in effect until the expiration of the last to expire of the licensed patents, including any renewals and extensions thereof. Each licensor may terminate the license agreement if we become bankrupt or insolvent or upon a breach by us of any material term of the license agreement that is not cured within sixty (60) days after receipt of notice thereof, including the failure to meet either of the following two milestones:

  i.
  completion of pre-clinical safety and toxicity studies of a licensed product candidate by December 31, 2006; and

  ii.
  submission of a new drug application to the FDA (or equivalent filing to a non-U.S. regulatory body) for a licensed product candidate by December 31, 2010.

        In addition, any party may terminate the license agreement upon notice to the other parties in the event that any of the other parties' representations contained in the license agreement shall be determined to be untrue in any material respect at the time it was made.

        We have the right to terminate the license agreement at any time upon ninety (90) days' written notice to the licensors.

Regulatory Issues

        General.    The production, distribution and marketing of products employing our technology, and our research and development activities, are subject to extensive governmental regulation in the United States and in other countries. In the United States, our product candidates may be regulated both as drugs and as biological products, and are subject to the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act and the regulations promulgated under these statutes, as well as to other federal, state, and local statutes and regulations. These laws govern the clinical and non-clinical testing, manufacture, safety, effectiveness, approval, labeling, distribution, import, export, storage, record keeping, reporting, advertising and promotion of our products. Product development and approval within this regulatory framework, if successful, will take many years and involve the expenditure of substantial resources. Violations of regulatory requirements at any stage may result in various adverse consequences, including FDA's delay in approving or refusal to approve a product. Violations of regulatory requirements also may result in enforcement actions including withdrawal of approval, labeling restrictions, seizure of products, fines, injunctions and civil or criminal penalties.

        Research, Development and Product Approval Process.    The research, development and approval process in the United States is intensive and rigorous, and generally takes many years. The typical process required by the FDA before a therapeutic drug or biological product may be marketed in the United States includes:

  •
  preclinical laboratory and animal tests and analyses;

  •
  submission to the FDA of an application for an investigational new drug application, which must become effective before human clinical trials may commence;

  •
  preliminary human clinical studies to evaluate the drug or biologic and its manner of use;

  •
  adequate and well-controlled human clinical trials to establish (i) for a drug, whether it is safe and effective for its intended uses, and (ii) for a biological product, whether it is also pure and potent;

  •
  FDA review of whether the facility in which the drug or biologic is manufactured, processed, packed or held meets standards designed to assure the product's continued quality; and

  •
  submission and approval of an appropriate product application to the FDA, and approval of the application by the FDA.

        During preclinical testing, studies are performed with respect to the chemical and physical properties of candidate formulations. Biological testing is typically done in animal models to demonstrate the activity of the compound against the targeted disease or condition and to assess the apparent effects of the new product candidate on various organ systems, as well as its relative therapeutic effectiveness and safety. An investigational new drug application must be submitted to the FDA and become effective before studies in humans may commence.

        In the United States, clinical trial programs in humans generally follow a three-phase process:

  •
  Phase I studies are typically conducted in small numbers of healthy volunteers or, on occasion, in patients afflicted with the target disease, to determine the metabolic and pharmacological action of the product candidate in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

  •
  Phase II studies are generally conducted in larger groups of patients having the target disease or condition in order to validate the clinical endpoint and to obtain preliminary data on both the effectiveness of the product candidate and optimal dosage. This phase also helps determine further the safety profile of the product candidate.

  •
  Phase III large-scale clinical trials are generally conducted in hundreds of patients having the target disease or condition to provide sufficient data for the statistical proof of effectiveness and safety of the product candidate.

        In the case of products for cancer and certain other life-threatening diseases, however, the initial Phase I testing may be done in patients with the disease rather than in healthy volunteers. Because these patients are already afflicted with the target disease or condition, it is possible that such studies will provide results traditionally obtained in Phase II studies. These studies are often referred to as "Phase I/II" studies. Even if patients are used in initial human testing in a Phase I/II study, the sponsor is still responsible for obtaining all the data usually obtained in both Phase I and Phase II studies.

        United States law requires that studies conducted to support approval for product marketing be "adequate and well controlled." In general, this means that either a placebo or a product already approved for the treatment of the disease or condition under study must be used as a reference control. Studies must also be conducted in compliance with the FDA's good clinical practice regulations.

        The clinical trial process can take up to ten years or more to complete, and there can be no assurance that the data collected will be in compliance with good clinical practice regulations, will demonstrate that the product is safe or effective, or, in the case of a biologic product, pure and potent as well, or will provide sufficient data to support FDA approval of the product. The FDA may place clinical trials on hold at any point in this process if, among other reasons, it concludes that clinical subjects are being exposed to an unacceptable health risk. Trials may also be terminated by institutional review boards, which must review and approve all research involving human subjects. Side effects or adverse events that are reported during clinical trials can delay, impede or prevent marketing authorization. Similarly, adverse events that are reported after marketing authorization can result in additional limitations being placed on a product's use and, potentially, withdrawal of the product from the market. Any adverse event, either before or after marketing authorization, can result in liability claims against us.

        During the course of, and following the completion of clinical trials, the data are analyzed to determine whether the trials successfully demonstrated safety and effectiveness and whether a product approval application may be submitted. In the United States, if the product is regulated as a drug, a new drug application, must be submitted and approved before commercial marketing may begin. If the product is regulated as a biologic, such as antibodies, a biological license application, must be submitted and approved before commercial marketing may begin. The FDA Center for Drug Evaluation and Research, known as CDER, has responsibility for the review and approval of drugs, and, following a recent reorganization at FDA, also has responsibility for the review and approval of certain therapeutic biologics such as monoclonal antibodies, cytokines, growth factors, enzymes, interferons and certain proteins. The FDA Center for Biologics Evaluation and Research, known as CBER, has responsibility for other biologics. The new drug application or biologic license application must include a substantial amount of data and other information concerning the safety and effectiveness (and, in the case of a biologic, purity and potency) of the compound from laboratory, animal and clinical testing, as well as data and information on manufacturing, product stability and proposed product labeling.

        Each domestic and foreign biopharmaceutical manufacturing establishment, including any contract manufacturers we may decide to use, must be listed in the new drug application or biologic license application and must be registered with the FDA. The application will not be approved until the FDA conducts a manufacturing inspection, approves the applicable manufacturing process for the drug or biological product and determines that the facility is in compliance with the FDA's current good manufacturing practice requirements. If the manufacturing facilities and processes fail to pass the FDA inspection, we will not receive approval to market these products.

        Under the Prescription Drug User Fee Act, the FDA receives fees for reviewing a biologic license application or new drug application and supplements thereto, as well as annual fees for both commercial manufacturing establishments and approved products. These fees can be significant. The new drug application or biologic license application review fee alone can exceed $0.5 million, although certain deferrals, waivers and reductions may be available.

        Under applicable laws and FDA regulations, each new drug application or biologic license application submitted for FDA approval is usually reviewed for administrative completeness and reviewability within 45 to 60 days following submission of the application. If deemed complete, the FDA will "file" the new drug application or biologic license application, thereby triggering substantive review of the application. The FDA can refuse to file any new drug application or biologic license application that it deems incomplete or not properly reviewable. If the FDA refuses to file an application, the FDA will retain 25% percent of the user fee as a penalty. The FDA has established performance goals for the review of new drug applications and biologic license applications—six months for priority applications and ten months for regular applications. However, the FDA is not legally required to complete its review within these periods and these performance goals may change over time. Moreover, the outcome of the review, even if generally favorable, typically is not an actual approval but an "action letter" that describes additional work that must be done before the application can be approved. The FDA's review of an application may involve review and recommendations by an independent FDA advisory committee. Even if the FDA approves a product, it may limit the approved therapeutic uses for the product as described in the product labeling, require that warning statements be included in the product labeling, require that additional studies be conducted following approval as a condition of the approval or otherwise limit the scope of any approval.

        Significant legal and regulatory requirements also apply after FDA approval to market under an new drug application or biologic license application. These include, among other things, requirements related to adverse events and other reporting, product advertising and promotion and ongoing adherence to current good manufacturing practices, as well as the need to submit appropriate new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. The FDA also enforces the requirements of the Prescription Drug Marketing Act, which, among other things, imposes various requirements in connection with the distribution of product samples to physicians.

        Overall research, development and approval times depend on a number of factors, including the period of review at the FDA, the number of questions posed by the FDA during review, how long it takes to respond to the FDA questions, the severity or life-threatening nature of the disease in question, the availability of alternative treatments, the availability of clinical investigators and eligible patients, the rate of enrollment of patients in clinical trials and the risks and benefits demonstrated in the clinical trials.

        Drugs and Biologics for Serious or Life-Threatening Illnesses.    The Federal Food, Drug and Cosmetic Act and FDA regulations provide certain mechanisms for the accelerated "Fast Track" approval of products intended to treat serious or life-threatening illnesses which have been studied for safety and effectiveness and which demonstrate the potential to address unmet medical needs. The procedures permit early consultation and commitment from the FDA regarding the preclinical and clinical studies necessary to gain marketing approval. Provisions of this regulatory framework also permit, in certain cases, new drug applications or biologic license applications to be approved on the basis of valid surrogate markers of product effectiveness, thus accelerating the normal approval process. Certain products employing our human antibody technology might qualify for this accelerated regulatory procedure. However, we cannot make assurances that the FDA will agree, and, even if the FDA agrees that these products qualify for accelerated approval procedures, the FDA may deny approval of our drugs or may require that additional studies be required before approval. The FDA may also require us to perform post-approval, or Phase IV, studies as a condition of such early approval. In addition, the FDA may impose restrictions on distribution and promotion in connection with any accelerated approval and may withdraw approval if post-approval studies do not confirm the intended clinical benefit or safety of the product.

Other U.S. Regulatory Requirements

        In the United States, the research, manufacturing, distribution, sale and promotion of drug and biological products may also be subject to regulation by various federal, state and local authorities including the Centers for Medicare and Medicaid Services (formerly the Health Care Financing Administration), the U.S. Department of Health and Human Services and state and local governments. For example, sales, marketing and scientific and educational grant programs must comply with the Medicare-Medicaid Anti-Fraud and Abuse Act, the False Claims Act and similar state laws. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. All of these activities are also potentially subject to federal and state consumer protection and unfair competition laws.

        Moreover, we are now, and may become, subject to additional federal, state and local laws, regulations and policies relating to safe working conditions, laboratory practices, the experimental use of animals, and the use, storage, handling, transportation and disposal of human tissue, waste and hazardous substances, including radioactive and toxic materials and infectious disease agents used in conjunction with our research work.

European Union Regulatory Requirements

        Our ability to market our products outside the United States will be contingent upon receiving marketing authorizations from the appropriate regulatory authorities and compliance with applicable post-approval regulatory requirements. Although the specific requirements and restrictions vary from country to country, as a general matter, foreign regulatory systems include risks similar to those associated with FDA regulation, described above. Under the European Union regulatory systems, marketing authorizations may be submitted either under a centralized or decentralized procedure. Under the centralized procedure, a single application to the European Medicines Agency, known as the EMEA, leads to an approval granted by the European Commission which permits the marketing of the product throughout the European Union. We assume that the centralized procedure will apply to our products that are developed by means of a biotechnology process. The decentralized procedure provides for mutual recognition of nationally approved decisions and is used for products that do not qualify under the centralized procedure. Under the decentralized procedure, the holders of a national marketing authorization may submit further applications to the competent authorities of the remaining member states, which will then be requested to recognize the original authorization based upon an assessment report prepared by the original authorizing competent authority. The recognition process should take no longer than 90 days, but if one member state makes an objection, which under the legislation can only be based on a possible risk to human health, we have the option to withdraw the application from that country or take the application to arbitration by the Committee for Proprietary Medicinal Products, known as CPMP, of the EMEA. If a referral for arbitration is made, the procedure is suspended, and in the intervening time, the only European Union country in which the product can be marketed will be the country where the original authorization has been granted, even if all the other designated countries are ready to recognize the product. The opinion of the CPMP, which is binding, could support or reject the objection or alternatively could reach a compromise position acceptable to all European Union countries concerned. Arbitration can be avoided if the application is withdrawn in the objecting country, but once the application has been referred to arbitration, it cannot be withdrawn. The arbitration procedure may take an additional year before a final decision is reached and may require the delivery of additional data.

        As with FDA approval, we may not be able to secure regulatory approvals in Europe in a timely manner, if at all. Additionally, as in the United States, post-approval regulatory requirements, such as those regarding product manufacturers, marketing or distribution, would apply to any product that is approved in Europe, and failure to comply with such obligations could have a material adverse effect on our ability to successfully commercialize any product.

        There has recently been introduced in Europe new legislation designed to harmonize the regulation of clinical trials across the European Union, and that legislation is currently being implemented on a country-by-country basis. In addition, new proposals are under advanced consideration which, if brought into law, will effect substantial and material changes to the regulation of medicinal products in Europe. Accordingly, in seeking approval for our products in Europe we face a marked degree of chance and uncertainty both in the regulation of clinical trials and in respect of marketing authorizations.

Other Foreign Regulatory Requirements

        We and our collaborative partners are subject to widely varying foreign regulations, which may be quite different from those of the FDA, governing clinical trials, product registration and approval and pharmaceutical sales. Whether or not FDA approval has been obtained, we must obtain a separate approval for a product by the comparable regulatory authorities of foreign countries prior to the commencement of product marketing in these countries. In certain countries, regulatory authorities also establish pricing and reimbursement criteria. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. In addition, under current United States law, there are significant restrictions on the export of products not approved by the FDA, depending on the country involved and the status of the product in that country.

Competition

        The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Many of the products that we are attempting to develop and commercialize will be competing with existing therapies. In addition, a number of companies are pursuing the development of pharmaceuticals that target the same diseases and conditions that we are targeting. We face competition from pharmaceutical and biotechnology companies both in the United States and abroad. Our competitors may utilize discovery technologies and techniques or partner with collaborators in order to develop products more rapidly or successfully than we or our collaborators are able to do. Many of our competitors, particularly large pharmaceutical companies, have substantially greater financial, technical and human resources than we do. In addition, academic institutions, government agencies and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products or technologies and may establish exclusive collaborative or licensing relationships with our competitors.

        Several pharmaceutical and biotechnology companies are actively engaged in research and development in areas related to therapeutic vaccines, including CancerVax Corporation, Dendreon Corporation, Corixa Corporation, Merck & Company, Sanofi-Aventis SA, Genzyme Corporation, MedImmune, Inc., Abgenix, Inc., NeoPharm, Inc. and Cell Genesys, Inc. We are aware that CancerVax and Dendreon are in late stage clinical trials for therapeutic vaccines for the treatment of melanoma and prostate cancer, respectively, which may compete with MEL-VAC, ALT-110 and PSA-VAC. In addition, companies such as ImClone, Inc. with its approved product Erbitux™ for the treatment of colorectal cancer, and Genentech, Inc. with its product Herceptin® for the treatment of metastatic breast cancer, have already commercialized antibody-based products that may compete with BHCG-VAC, COL-VAC and ALT-110. Various other companies are developing or commercializing products in areas that we have targeted for product development. Some of these products use therapeutic approaches that may compete directly with our product candidates. Many of these companies and institutions, either alone or together with their partners, have substantially greater financial resources and larger research and development staffs than we do. These companies may succeed in obtaining approvals from the FDA and foreign regulatory authorities for their products sooner than we do for our products.

        We are aware of a number of competitive products currently available in the marketplace or under development that are used for the prevention and treatment of the diseases we have targeted for product development. Various companies are currently marketing or developing biopharmaceutical products that may compete with our product candidates that target colorectal cancer. Product candidates we may develop are also subject to competition in the treatment of colorectal cancer from a number of products already approved and on the market, including the following chemotherapy products: AstraZeneca PLC's Tomudex®, Hoffman-LaRoche's Xeloda® (capecitabine), Immunex Corporation's Leucovorin® calcium, ImClone Systems' Erbitux™, Pfizer, Inc.'s Camptosar® (irinotecan) and Aduracil® (5-FU), Sanofi-Synthelabo Group's Eloxatin™ (oxaliplatin) and Genentech's anti-VEGF antibody, Avastin™, in the treatment of patients with advanced-stage colorectal cancer. Other product candidates currently in late stages of development for the treatment of colorectal cancer include Antigenics, Inc.'s Oncophage™, Aphton Corporation's G-17™, AVI BioPharma's Avicine™, GlaxoSmithKline's Eniluracil™, Intracel Corporation's Oncovax™ and Titan Pharmaceuticals' CeaVac™. In addition, we are aware that other companies such as Cell Genesys, Inc., Dendreon Corporation and Therion Biologics Corporation may be developing additional cancer vaccines that could potentially compete with PSA-VAC, our product candidate for prostate cancer. As noted above, we may also face competition from Medarex and Bristol-Myers Squibb Company, which are developing a therapeutic vaccine for the treatment of melanoma using Medarex's MDX-010 product candidate. We also face competition from a number of companies working in the fields of anti-angiogenesis and specific active immunotherapy for the treatment of solid tumor cancers. We expect that competition among specific active immunotherapy and anti-angiogenesis products approved for sale will be based on various factors, including product efficacy, safety, reliability, availability, price and patent position.

        We also face competition from pharmaceutical and biotechnology companies, academic institutions, government agencies and private research organizations in recruiting and retaining highly qualified scientific personnel and consultants and in the development and acquisition of technologies. Moreover, technology controlled by third parties that may be advantageous to our business may be acquired or licensed by our competitors, thereby preventing us from obtaining technology on commercially reasonable terms, if at all. Because part of our strategy is to target markets outside of the United States through collaborations with third parties, we will compete for the services of third parties that may have already developed or acquired internal biotechnology capabilities or made commercial arrangements with other biopharmaceutical companies to target the diseases on which we have focused.

Marketing

        Our potential products may be marketed and sold in several possible ways, depending on the product, including: solely by us, jointly by us and our collaborative partners, or solely by or on behalf of our licensing partners. Other products, however, may require a larger sales force. Currently, we have no sales force. We may develop our own internal sales force for these products if they proceed to commercialization. We may also license our products to major pharmaceutical companies serving large markets or those that will be widely distributed and detailed geographically after approval by the FDA.

        Outside the United States, we currently intend to market and sell our products that receive regulatory approval through established industry participants. However, we may determine to establish our own sales and marketing organization in any markets, including the European Union.

Properties

        On April 6, 2004, we entered into a lease agreement with Medarex that will become effective upon completion of this offering. Pursuant to the lease agreement, Medarex is leasing to us, for a transitional period, approximately 7,700 square feet of office space and research and development laboratories within Medarex's research and development facility in Bloomsbury, New Jersey at a monthly rental cost of $26,830. The initial term of the lease agreement expires on November 30, 2005, and may be renewed at our option for an additional term of one year upon notice to Medarex given on or before November 15, 2005, in which case the monthly rent will increase to $28,172. In addition to the rent, we will be responsible for reimbursing Medarex for our share of utilities, security, parking, building maintenance, cleaning and other miscellaneous services. Our share of such costs will be determined based upon the percentage of square feet of space in the building leased by us. We intend to relocate to new facilities as soon as practicable after completion of this offering.

        We believe that the existing facilities that we lease from Medarex are suitable and adequate for our current business activities. Upon completion of this offering, we intend to relocate to a new facility as soon as reasonably possible. While we have been exploring potential facilities, no specific plans have been finalized regarding the location or the potential costs of such facilities.

Manufacturing

        We do not have manufacturing capabilities. We currently expect to contract out our manufacturing requirements to third parties who have facilities that satisfy current good manufacturing practice requirements.

        BHCG-VAC, also known as MDX-1307, has been supplied to us in its primary manufactured form by Medarex, that is, in bulk form prior to being placed in individual vials. This material is being used in our Phase I clinical trial. We believe we have sufficient quantities to complete the clinical trial process and do not believe we will need to obtain additional quantities of this product prior to commercialization. Nevertheless, we do not have an agreement with Medarex, or any other manufacturer, to manufacture additional quantities of BHCG-VAC should they be needed, or any of our other product candidates.

        During the last three fiscal years ended December 31, 2002, 2003 and 2004, we have expended approximately $210,000, $151,000 and $185,000, respectively, and $0 for the three months ended March 31, 2005 on company-sponsored research and development activities.

Employees

        As of March 31, 2005, we had four employees, and upon completion of this offering we expect to employ 14 persons. We intend to make offers of employment to a number of individuals who have been working in the group at Medarex responsible for the research and development of our APC Targeting Technology that has been assigned or licensed to us by Medarex. We do not currently have employment arrangements with these individuals. We anticipate that these individuals will transfer their employment from Medarex to us immediately following the offering and will continue to perform the functions for us that they currently perform for Medarex. While we do not intend to make offers of employment to any of the employees of Alteris in connection with the acquisition, we do intend to hire additional personnel from outside sources. None of our employees will be covered by a collective bargaining agreement. We have entered into employment contracts with certain of our executive officers, which become effective upon completion of this offering.

        Our success will depend in large part upon our ability to attract and retain employees. We face competition for employees from other companies, research and academic institutions, government agencies and other organizations. We believe that our employee relations are good.

Legal Proceedings

        We are currently not a party to any material legal proceedings.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information with respect to our directors and executive officers:

Name	Age	Position
Michael W. Fanger, Ph.D.	64	President, Chief Executive Officer and Director
Anthony S. Marucci	43	Vice President, Chief Financial Officer, Treasurer and Secretary
Tibor Keler, Ph.D.	47	Vice President—Research and Development
Donald L. Drakeman, J.D., Ph.D.	51	Chairman of the Board
Herbert J. Conrad	72	Director
Rajesh B. Parekh, D. Phil.	44	Director
George O. Elston	40	Director

        Dr. Michael W. Fanger has been our President and Chief Executive Officer since April 6, 2004 and a director of our company since May 2003. Dr. Fanger was a director of Medarex from its inception in 1987 until March 30, 2004. Dr. Fanger has been a Professor of Microbiology and Immunology and Medicine at Dartmouth Medical School since 1981, and was a Chairman of the Department of Microbiology and Immunology from 1992 until 2002. Dr. Fanger is a graduate of Wabash College and received his Ph.D. in Biochemistry from Yale University.

        Anthony S. Marucci has been our Vice President, Chief Financial Officer, Treasurer and Secretary since May 2003. In addition, he was Treasurer of Medarex from December 1998 to March 2004. Mr. Marucci held a series of senior financial positions at Medarex since December 1998. Mr. Marucci received his M.B.A. from Columbia University.

        Dr. Tibor Keler has been our Vice President—Research and Development since May 2003. In addition, he was Senior Director of Preclinical Development and Principal Scientist at Medarex from September 1993 to March 2004. While at Medarex, he was responsible for the development of our technology and products, as well as for the preclinical development and testing of numerous Medarex products now in Phase II clinical trials. Dr. Keler received his Ph.D. in Microbiology from the University of Pennsylvania.

        Dr. Donald L. Drakeman has been Chairman of our board of directors since May 2003, has been President, Chief Executive Officer and a director of Medarex since its inception in 1987. Dr. Drakeman is a graduate of Dartmouth College and received his J.D. degree from Columbia University, where he was a Harlan Fiske Stone scholar, and his Ph.D. in the humanities from Princeton University. Dr. Drakeman chairs the New Jersey Commission on Science and Technology.

        Herbert J. Conrad has been a director since March 2004 and was the former president of Roche Pharmaceuticals in the United States until 1993. He served as chairman of the board of directors of GenVec, Inc. from 1996 to 2003, where he was the Chief Executive Officer from September 1996 to December 1996. He is a co-founder and member of the board of directors of Reliant Pharmaceuticals. He received B.S. and M.S. degrees from Brooklyn College of Pharmacy and an honorary Doctorate in Human Letters from Long Island University.

        Dr. Rajesh B. Parekh has been a director since March 2004 and is an Entrepreneur in Residence at Abingworth Management Limited and a Visiting Professor at the University of Oxford. He was a co-founder and served as Chief Scientific Officer and Senior Vice President of Research of Oxford GlycoSciences (UK) Limited from 1988 to 2003. He received his B.A. and D. Phil. degrees in Biochemistry and Molecular Medicine from the University of Oxford.

        George O. Elston has been a director since March 2004 and has been Vice President of Finance at EluSys Therapeutics, Inc., a privately held biopharmaceutical company located in New Jersey from May 2000 to present. He was the chief financial officer of Trillium USA from February 1997 to April 2000 and C.R. Bard Inc. from 1991 to 1997. He received his B.B.A. in accounting from Pace University and is a Certified Public Accountant.

Board Composition

        Our board of directors currently consists of five members. All directors hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal. We have divided the terms of office of the directors into three classes:

  •
  Class I Director, whose term will expire at the annual meeting of stockholders to be held in 2008;

  •
  Class II Director, whose term will expire at the annual meeting of stockholders to be held in 2006; and

  •
  Class III Director, whose term will expire at the annual meeting of stockholders to be held in 2007.

        Class I consists of Mr. Elston, Class II consists of Drs. Fanger and Parekh, and Class III consists of Dr. Drakeman and Mr. Conrad. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire serve from the time of election and qualification until the third annual meeting following election and until their successors are duly elected and qualified. A resolution of the board of directors or affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock may change the authorized number of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of our company.

Board Committees

        The board has established the following permanent committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Conflicts of Interest Committee. All directors who serve on these committees are independent as defined by the applicable rules of the SEC and The Nasdaq Stock Market, Inc.

        Audit Committee.    The Audit Committee oversees our corporate accounting and financial reporting process and assists the board in fulfilling its oversight responsibility to the stockholders and others relating to:

  •
  the integrity of our financial statements and the financial reporting process;

  •
  the systems of internal accounting and financial controls;

  •
  the performance of our independent auditors;

  •
  the annual independent audit of our financial statements; and

  •
  the independent auditors' qualifications and independence.

        In connection with this oversight role, the Audit Committee performs several functions, including, among other things:

  •
  recommending to the board the selection of the independent auditors;

  •
  evaluating the qualifications, performance and independence of the independent auditors;

  •
  monitoring the rotation of partners of the independent auditors on our engagement team as required by law;

  •
  recommending to the board whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

  •
  reviewing and approving the retention of the independent auditors to perform any proposed non-permissible audit services;

  •
  discussing with management and the independent auditors the adequacy and effectiveness of our accounting and financial controls;

  •
  reviewing the financial statements to be included in our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K; and

  •
  discussing with management and the independent auditors the results of the annual audit and the results of our quarterly financial statements.

        The Audit Committee operates under a charter adopted by the board on April 5, 2004. Under its charter, the Audit Committee must have at least three members, each of whom satisfies the independence, financial literacy and experience requirements of the Securities Exchange Act of 1934, and the rules and regulations of the SEC, The Nasdaq Stock Market, Inc. and any other applicable regulatory requirements. In addition, George O. Elston, one of its members is an "audit committee financial expert" as defined under the rules and regulations of the SEC. The Audit Committee currently comprises Mr. Elston (Chair), Dr. Parekh and Mr. Conrad.

        Compensation Committee.    The Compensation Committee reviews and approves the compensation for the Chief Executive Officer and our senior management, as well as compensation strategy and compensation policies. To implement its responsibilities, the Compensation Committee:

  •
  reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers;

  •
  reviews and approves the compensation and other terms of employment of our chief executive officer;

  •
  administers our stock option and stock purchase plans, stock bonus plans, deferred compensation plans and other similar programs; and

  •
  reviews and determines the officers, employees and consultants to whom stock options should be granted, the number of options and the option price.

        The Compensation Committee operates under a charter adopted by the board on April 5, 2004. Under its charter, the Compensation Committee must have at least three members. The Compensation Committee's members are Mr. Conrad (Chair), Mr. Elston and Dr. Parekh.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee has the authority to:

  •
  propose policies on the size and composition of the board;

  •
  establish criteria for membership on the board and on board committees;

  •
  identify, evaluate and recommend qualified candidates for service on the board, including any stockholder recommendations;

  •
  maintain an orientation program for new directors and a continuing education program for all directors;

  •
  evaluate, review and consider whether to recommend to the board the nomination, upon conclusion of their terms, of existing directors for re-election to the board;

  •
  evaluate at least annually the size, performance, authority, operations, charter and composition of each standing board committee and the performance of each committee member and recommend to the board any changes considered appropriate in the size, authority, operations, charter, or composition of each committee;

  •
  review and consider whether to recommend to the board the continued service of a director in the event (i) an employee director's employment with us is terminated or (ii) a non-employee director changes his or her primary job responsibility or primary employer since the director's most recent election to the board;

  •
  establish a process for the periodic review and assessment of the performance of the board and board committees;

  •
  consider and assess periodically the independence of directors;

  •
  review and make recommendations to the board regarding proposals submitted by stockholders that relate to corporate governance matters;

  •
  review with management and the board the adequacy of our Standards of Integrity and any other codes of ethics;

  •
  recommend to the board the establishment of special committees; and

  •
  periodically review, discuss and assess the performance of the Nominating and Corporate Governance Committee.

        The Nominating and Corporate Governance Committee's members are Dr. Parekh (Chair), Mr. Elston and Mr. Conrad.

        Conflicts of Interest Committee.    The Conflicts of Interest Committee operates under a charter adopted by the board on April 5, 2004. The committee reviews and approves or disapproves, as the case may be, certain transactions between us and members of the board and our employees which may involve, directly or indirectly, potential conflicts of interest in accordance with the terms of our conflicts of interest policy. Under the terms of Conflict of Interest Committee Charter, our committee shall consist of at least two members of the board of directors. Each member of the committee shall be free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the board, and shall meet the standards for independence set forth in applicable rules and regulations of the SEC and NASDAQ. The board shall appoint the members of the committee and may remove any committee member at any time. The committee's chairperson shall be designated by the full board or, if it does not do so, the committee members shall elect a chairperson by vote of a majority of the full committee.

        The purpose of the committee is to review, evaluate and, if deemed appropriate by the committee, approve any transaction in which any member of our board or an employee has a "conflict of interest"; a "conflict of interest" may exist when a director's or an employee's private interest interferes, directly or indirectly, with the interests of our company. Because the nature of our relationship with Medarex involves inherent conflicts of interest, our Conflicts of Interest Committee reviews, evaluates and, if appropriate, approves all significant transactions between us and Medarex. In addition, the Conflicts of Interest Committee shall review the allocation to either Medarex or us of all corporate opportunities presented to us or members of our board.

        The operation of the committee is subject to the provisions of our Conflict of Interest Policy, which forms a part of our Conflict of Interest Charter, our Bylaws, Delaware Corporation Law, and the rules and regulations of the SEC and NASDAQ, each as in effect from time to time. The committee has the full power and authority to approve or disapprove, as the case may be, a transaction which is a conflict of interest transaction.

        In fulfilling its functions and responsibilities, the committee must give due consideration to the following operating principles and processes:

  •
  Communication—The committee shall have meaningful contact with the chairman of the board, other committee chairpersons, members of senior management and independent professional advisors to the board and its various committees, as appropriate.

  •
  Committee Interaction with Management—The committee shall work with management to develop a process for systematic review of potential conflict of interest transactions.

  •
  Committee Expectations and Information Needs—The committee shall communicate to the committee members, the Chief Executive Officer, the Vice President or Chief Financial Officer or their designee(s) the expectations of the committee, and the nature, timing, and extent of any specific information or other supporting materials requested by the committee for its meetings and deliberations.

  •
  Committee Board Advisors—The committee may solicit the advice of members of the board who are not committee members, even if such non-committee board members are not "independent" as set forth in the applicable rules and regulations of the SEC and NASDAQ, with respect to any transaction under consideration by the committee, provided that (i) the committee members shall be the final decision-makers with respect to such transaction and (ii) any vote on such transaction shall be made only after the non-committee board member has left the meeting.

  •
  Resources—The committee is authorized to access such internal and external resources as the committee deems necessary or appropriate to fulfill its defined responsibilities, including engagement of independent legal counsel, consultants and other professional advisors. The committee has sole authority to approve fees, costs and other terms of engagement of such outside resources.

  •
  Meeting Agendas—Committee meeting agendas are the responsibility of the committee chairperson with input from the committee members as well as, to the extent deemed appropriate by the chairperson, from members of senior management and outside advisors.

  •
  Committee Meeting Attendees—The committee is authorized to require members of senior management to, and to request that outside counsel and other advisors, attend committee meetings.

  •
  Reporting to the Board of Directors—The committee, through the committee chairperson, is required to report all material activities of the committee to the board from time to time, or whenever so requested by the board.

  •
  Other Functions—The committee has the authority to perform such other functions, and has such powers as may be necessary or appropriate in the efficient and lawful discharge of its responsibilities.

        The committee holds meetings as the committee deems appropriate. Meetings may be called by the chairperson of the committee or the chairman of the board.

        The Conflicts of Interest Committee's members are Mr. Conrad (Chair), Dr. Parekh and Mr. Elston. The members of the Conflicts of Interest Committee have never been and are not now affiliated with Medarex nor do they have any vested interest in Medarex.

        Conflicts of Interest Policy.    The purpose of our Conflicts of Interest Policy is to present an appropriate framework for addressing potential conflicts of interest involving members of the board of directors or our employees.

        Generally, directors and employees are required to conduct themselves in a manner that avoids actual or apparent conflicts of interest and that protects our business reputation.

        Under the terms of our Conflicts of Interest Policy, a "conflict of interest" may exist when a director's or employee's private interest interferes, directly or indirectly, with the interests of our company. A conflict of interest situation can arise when a director or employee takes actions or has interests that may make it difficult to perform his or her work for our company objectively and effectively. Conflicts of interest also may arise when a director or employee or a member of such person's immediate family receives improper personal benefit as a result of his or her position with our company. Also, loans to, or guarantees of obligations of, such persons are of special concern.

        To avoid conflicts of interest, directors are required to disclose any personal interest they may have in a transaction upon which the board passes and to recuse themselves from participation in any decision in which there is a conflict between their personal interests and the interests of our company.

        Employees are expected to disclose any situations that may involve inappropriate or improper conflicts of interests affecting them personally or affecting other employees or those with whom we do business. Employees are encouraged avoid any relationship that would cause a conflict of interest with their duties and responsibilities.

        Under the terms of our Conflicts of Interest Policy, if the proposed transaction constitutes a "related party transaction," the transaction must be reviewed and approved by the Conflicts of Interest Committee or the full board, as appropriate. Any director "interested" in the transaction is required to recuse himself or herself from participation in any decision and must abstain from voting on the matter. If the proposed transaction involves a member of the Conflicts of Interest Committee, then the Chairman of the Board is required to appoint another disinterested member of the board who meets the requirements for membership on the committee to act in such interested member's place or refer the matter to the full board. At the request of the Chairman, all interested directors are required to leave the meeting during any discussion on the matter as well as during the voting.

        Under the Conflicts of Interest Policy, the term "related party transaction" refers to transactions required to be disclosed in our public filings under Item 404 of Regulation S-K or such similar or successor regulation of the SEC. Generally, any transaction between Medarex and us or members of our board would be deemed to be an Item 404 transaction and subject to review by the Conflicts of Interest Committee under the terms of our Conflicts of Interest Policy.

        Waivers of conflicts of interest involving directors or executive officers require the approval of the Conflicts of Interest Committee or the full board, as appropriate.

        Due to the nature of our relationship with Medarex, potential for conflicts of interest are inherent in the course of any dealings between our company and Medarex.

        With respect to negotiations for routine contract services provided by Medarex to our company and vice versa, and with respect to licensing of technology to or from Medarex, which do not constitute "related party transactions," one or more of our non-conflicted officers will negotiate the agreement and any one of the members of our Conflicts of Interest Committee may approve the terms of the contract or license.

        All other matters involving potential transactions between our company and Medarex, including any matter that constitutes a "related party transaction," must be submitted to the Conflicts of Interest Committee or the full Board, as appropriate, for approval.

Compensation of Directors

        Upon completion of this offering, each board member, other than the Chairman and other than directors who are also our employees, will receive an initial grant of 25,000 stock options and an annual grant of 10,000 stock options. Directors who are also our employees do not receive any compensation for service on the board. In addition, board members, other than the Chairman, who are not our employees receive an annual retainer of $15,000, $1,500 for attendance at in-person meetings of the board and each committee thereof, $1,000 for attendance at telephonic meetings of the board and each committee thereof, and $3,000 annually for each committee membership. The chairman of the Audit Committee will receive an additional annual fee of $5,000.

Compensation Committee Interlocks and Insider Participation

        All members of the Compensation Committee are independent, non-employee directors. No Compensation Committee interlocks exist between us and any other entity.

Scientific Advisory Board

        We seek advice from our scientific advisory board, which consists of a number of leading scientists and physicians on scientific and medical matters. Our scientific advisory board will meet regularly to assess:

  •
  our research and development programs;

  •
  our patent and publication strategies;

  •
  new technologies relevant to our research and development programs; and

  •
  specific and technical issues relevant to our business;

        Upon the completion of our initial offering, our scientific advisory board will be:

Name	Position/Institutional Affiliation
Carl H. June, M.D.	Professor of Pathology/University of Pennsylvania
Hyam Levitsky, M.D.	Professor of Oncology/The Johns Hopkins University School of Medicine
Randolph J. Noelle, Ph.D.	Professor of Microbiology & Immunology/Dartmouth Medical School
Jeffrey S. Weber, M.D., Ph.D.	Associate Professor/University of Southern California/Norris Comprehensive Cancer Center
Louis M. Weiner, M.D.	Vice President/Fox Chase Cancer Center

Executive Compensation Tables

        Summary Compensation Table.    The following Summary Compensation Table provides the annual and long-term compensation paid to our chief executive officer and our two (2) most highly paid executive officers for services rendered in all capacities to Medarex for the years ended December 31, 2002, 2003 and 2004. The positions reflected in the table are positions to be held by the executive officers with us following this offering. These persons held the following positions with Medarex prior to this offering:

Dr. Michael W. Fanger	—	Director
Anthony S. Marucci	—	Treasurer
Tibor Keler	—	Senior Director of Preclinical Development
Long Term Compensation
Annual Compensation
Name and Principal Position						Restricted Stock Awards	Stock Option/ SARs(3)	Long Term Incentive Payouts	All Other Compensation(4)
	Year	Salary		Bonus(2)
Michael W. Fanger(1) President and Chief Executive Officer	2004 2003 2002		— — —		— — —	— — —	— 14,000 14,000	— — —		— — —
Anthony S. Marucci Vice President, Chief Financial Officer, Treasurer and Secretary	2004 2003 2002	$ $ $	165,500 152,769 133,846	$ $ $	30,000 30,000 30,000	— — —	— 17,550 15,000	— — —	$ $ $	3,910 3,655 3,177

Tibor Keler(5) Vice President, Research and Development	2004 2003 2002	$ $ $	162,420 149,018 138,948	$ $ $	15,000 15,000 15,000	— — 1,000	— 18,400 15,000	— — —	$ $ $	3,548 3,280 29,624

(1)
Dr. Fanger has never been an employee of Medarex. During 2002, 2003 and 2004, Dr. Fanger received $13,833, $32,500 and $13,750, respectively, in director and committee fees from Medarex in connection with his services on the board of directors of Medarex. In addition, in 2002, 2003 and 2004, Dr. Fanger received $21,533, $0 and $0, respectively, in consulting fees from Medarex.

(2)
Bonus compensation accrued in year earned is paid in the first quarter of the following year.

(3)
References to stock options or restricted stock relate to awards of Medarex stock options under Medarex's stock option plans.

(4)
Unless otherwise specified, represents matching funds under Medarex's 401(k) plan.

(5)
In 2002, Dr. Keler's other compensation included $23,540 from the exercise and sale of Medarex stock option grants, $3,005 from the sale of restricted stock and matching funds under Medarex's 401(k) plan of $3,079.

        Medarex Option Grants in 2003 and 2004.    The named individuals did not receive any Medarex options during the year ended December 31, 2004. The following table sets forth information concerning options to purchase shares of Medarex common stock granted during the year ended December 31, 2003, to each of the executive officers named in the Summary Compensation Table. In addition, in accordance with the rules of the SEC, the table shows the hypothetical gains for such options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

	Medarex Option Grants in Last Fiscal Year Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
		% of Total Options/SARs Granted to Employees in Fiscal Year(3)
Name	Options/SARs Granted (#)(2)		Exercise or Base Price ($/Share)(4)	Expiration Date
					5%	10%
Michael W. Fanger	14,000	*	5.59	7/23/2013	$49,217	$124,726
Anthony S. Marucci	7,500	*	6.33	2/04/2011	$29,857	$75,663
	10,050	*	6.33	9/18/2011	$40,008	$101,388
Tibor Keler	5,000	*	6.33	2/04/2011	$19,905	$50,442
	13,400	*	6.33	9/18/2011	$53,344	$135,184
(1)
The "potential realizable value" shown will be achieved only if the options have been held for the full ten years and the stock price has appreciated at the assumed rate. For the named executive officers, the value is calculated from the option price per share of options granted in fiscal year 2003. Potential realizable value is listed for illustration purposes only. The values disclosed are not intended to be and should not be interpreted as representations or projections of future value of Medarex's stock or of the stock price.

(2)
Unless otherwise noted, the options granted have ten year terms. Except for Dr. Fanger, whose options vest on the six-month anniversary of the date of grant, the options granted to the executive officers vest according to the following schedule: 25% on the first anniversary of the date of grant and 1/36th each month thereafter.

(3)
Options to purchase a total of 4,905,569 shares of Medarex common stock were granted to Medarex employees, including executive officers, during fiscal 2003.

(4)
All grants were made at 100% of the fair market value of Medarex's common stock as of the date of grant.

        Aggregate Option Exercises in 2004 and 2004 Fiscal Year-End Option/SAR Values.    The following table presents the number and value of unexercised options to purchase Medarex common stock held by each of the executive officers named in the Summary Compensation Table at December 31, 2004, distinguishing between options that are exercisable and those that are not exercisable.

					Value of Unexercised In-the-Money Options/SARs at Fiscal Year End($)(2)
			Number of Unexercised Options/SARs at Fiscal Year End
	Shares Acquired on Exercise (#)
Name		Value Realized(1) ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael W. Fanger			$14,000	0	$72,660	$0
			14,000	0	46,207	0
			60,000	0	511,800	0
Anthony S. Marucci			7,500	0	33,375	0
			9,375	5,625	41,344	24,806
			8,375	1,675	37,269	7,454
			14,000	0	102,900	0
Tibor Keler			5,000	0	22,250	0
			8,000	0	58,800
			9,375	5,625	41,399	24,806
			16,166	2,234	71,938	9,941

(1)
Fair market value of underlying securities at exercise minus the exercise price.

(2)
Based upon the last reported sale price of Medarex's common stock on the Nasdaq National Market of $10.78 on December 31, 2004.

        All options were granted at 100% of fair market value on the date of grant. Optionees may satisfy the exercise price by submitting currently owned shares or cash. Income tax withholding obligations may be satisfied by electing to have us withhold shares otherwise issuable under the option with a fair market value equal to such obligations.

        We have not deferred payment of any cash compensation payable to our executive officers for services rendered during the last fiscal year. None of our executive officers received compensation not reported in the Summary Compensation Table, other than pursuant to the Plans, in excess of $50,000 or 10% of the compensation reported in the Summary Compensation Table.

Celldex Option Grants in 2004

        In January 2004, Dr. Keler and Mr. Marucci each received a grant of options to purchase 240,000 shares of our common stock at an exercise price of $6.00 per share under our incentive stock option plan. In addition, in April 2004, Dr. Fanger received a grant of options to purchase 360,000 shares of our common stock at an exercise price of $7.80 per share. The exercise price of these grants was estimated to be the fair market value by the Board at the date of grant. These options vest 25% on the first anniversary of the date of grant with the remaining options vesting one thirty-sixth (1/36th) each month thereafter.

        Aggregate Option Exercises in 2004 and Option/SAR Values at December 31, 2004.    There were no option exercises of Celldex common stock in 2004 and there have been no option exercises of Celldex common stock in 2004.

        The following table presents the number and value of unexercised options to purchase our common stock held by each of the executive officers named in the Summary Compensation Table at

December 31, 2004 distinguishing between options that are exercisable and those that are not exercisable.

					Value of Unexercised In-the-Money Options/SARS at Fiscal Year End($)(2)
			Number of Unexercised Options/SARS at Fiscal Year End
	Shares Acquired on Exercise (#)
Name		Value Realized(1) ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael W. Fanger	—	$—	—	360,000	—	$432,000
Anthony S. Marucci	—	$—	—	240,000	—	$720,000
Tibor Keler	—	$—	—	240,000	—	$720,000

(1)
Fair market value of underlying securities at exercise minus the exercise price.

(2)
Based upon an assumed initial public offering price of $9.00, the midpoint of the range set forth on the cover page of this prospectus.

Employment Agreements

        We entered into employment agreements with each of our executive officers which expire on March 31, 2006, and are automatically renewed for successive one-year terms unless either party elects not to renew. Under the terms of these agreements, Dr. Fanger will receive $300,000 and Dr. Keler and Mr. Marucci will each receive $200,000 in annual base salary. If the agreement is not renewed by us, the officer is entitled to one year's severance pay, subject to reduction if such officer finds alternative employment during that period. If we terminate the officer's employment without cause, such officer is entitled to one full years' severance pay. In the event of a change in control as defined in the agreement, such officer has the right to terminate the agreement on 90 days' written notice to us. In such event, we will pay such the officer an amount equal to one full year's salary. The officer has the right to resign voluntarily upon giving us 90 days' prior notice, in which case he will be subject to a noncompetition covenant for a period of one year from the date of termination.

Employee Benefit Plans

        The following description of the 2005 Equity Incentive Plan, or the 2005 Plan, which was adopted in May 2005 to replace our prior 2003 Long-Term Incentive Stock Plan, or the Prior Plan, is only a summary of the 2005 Plan and does not contain all of the terms and conditions of the 2005 Plan. Similarly, the following description of our 2003 Employee Stock Purchase Plan, which was adopted in May 2003, or the ESPP, is only a summary of the ESPP and does not contain all of the terms and conditions of the ESPP. You can obtain a copy of the full text of each of these plans, without charge, upon request to our corporate Secretary.

        General.    The purpose of the 2005 Plan is to advance the interests of our company by providing an incentive program that will aid us in securing and retaining directors, officers, employees and consultants and to provide them with an equity interest in our success in order to motivate such persons to exert their best efforts on our behalf. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, deferred stock, deferred compensation awards and/or other stock-based awards.

        Authorized Shares.    A total of 1,500,000 shares of our common stock will initially be authorized for issuance under the 2005 Plan. In addition, the 2005 Plan's share reserve will be increased by a maximum of 2,000,000 shares from the following sources: (1) shares authorized and remaining available for future grants of awards under the Prior Plan; (2) shares subject to options outstanding under the

Prior Plan which expire or otherwise terminate without having been exercised; and (3) shares withheld or reacquired by us in satisfaction of tax withholding obligations under the Prior Plan. As of May 15, 2005, a total of 1,660,000 shares remained available for grant under the Prior Plan and 840,000 shares were subject to outstanding options or other awards granted thereunder. As a result, the aggregate number of shares of our common stock that may be issued under the 2005 Plan, inclusive of the shares previously issuable under the Prior Plan, is 3,500,000 shares. In addition, the 2005 Plan limits the maximum aggregate number of shares with respect to which awards of restricted stock, restricted stock units, performance shares, deferred stock awards and other stock-based awards may be granted to not more than ten percent (10%) of the maximum number of shares of our common stock that may be issued under the 2005 Plan.

        Certain Award Limits.    In addition to the limit on the total number of shares that may be issued, the 2005 Plan limits the maximum number of shares with respect to which options and/or stock appreciation rights may be granted to any participant in any fiscal year to not more than 500,000 shares. The 2005 Plan also limits the maximum number of shares with respect to which awards of restricted stock, restricted stock units, performance shares, performance units, deferred stock awards and other stock-based awards, in the aggregate, may be granted to any participant in any fiscal year to not more than 100,000 shares. In connection with a participant's (i) commencement of service or (ii) promotion, a participant may be granted options and/or stock appreciation rights for up to an additional 50,000 shares or may be granted awards of restricted stock, restricted stock units, performance shares, performance units, deferred stock awards and other stock-based awards, in the aggregate, for up to an additional 25,000 shares which shall not count against the limit set forth in the preceding sentence. The 2005 Plan also limits the maximum initial value of any performance units granted to a participant in any one fiscal year to $1,000,000.

        Share Accounting and Adjustments.    If any award granted under the 2005 Plan expires or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by us, any such shares reacquired or subject to a terminated award will again become available for issuance under the 2005 Plan. Shares will not be treated as having been issued under the 2005 Plan and will therefore not reduce the number of shares available for grant to the extent an award is settled in cash or such shares are withheld or reacquired by us in satisfaction of a tax withholding obligation. The number of shares available under the 2005 Plan will be reduced upon the payment in shares pursuant to the exercise of a stock appreciation right only by the number of shares actually issued. If shares are tendered in payment of the exercise price of an option, the number of shares available under the 2005 Plan will be reduced only by the net number of shares issued. In addition, appropriate adjustments will be made to the number and kind of shares authorized under the 2005 Plan and to outstanding awards and in the exercise or purchase price per share under any outstanding award in the event of any change in our common stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in our capital structure, or if we make a distribution to our shareholders in a form other than common stock (excluding normal cash dividends) that has a material effect on the fair market value of our common stock.

        Administration.    The 2005 Plan will be administered by our Compensation Committee and any other committee or subcommittee the Board of Directors may appoint to administer the plan or, in the absence of such committee, by the Board of Directors. Under the terms of the 2005 Plan, the committee shall have at least two members, each of whom shall be a "non-employee director" as defined in Rule 16b-3 under the Exchange Act, and an "outside director" as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and the regulations thereunder, and, if applicable, meet the independence requirements of the applicable stock exchange, quotation system or other self-regulatory organization on which our common stock is traded.

        Prohibition of Option and SAR Repricing.    The 2005 Plan expressly provides that, without the approval of a majority of the votes cast in person or by proxy by our shareholders, the Committee may not provide for either the cancellation of outstanding options or stock appreciation rights in exchange for the grant of new options or stock appreciation rights at a lower exercise price or the amendment of outstanding options or stock appreciation rights to reduce the exercise price thereof.

        Eligibility.    Awards may be granted to our directors, officers, employees and consultants and the directors, officers, employees and consultants of any present or future parent or subsidiary corporation or other affiliated entity of our company. In addition, awards may be granted to prospective directors, officers, employees or consultants in connection with written offers of employment or other service relationships with us or our affiliates.

        Types of Awards.    Awards authorized under the plan include:

  •
  incentive stock options which are intended to satisfy the requirements of Section 422 of the Code, or ISOs;

  •
  stock options which are "non-qualified" for federal income tax purposes, to which the provisions of the Code pertaining to ISOs do not apply;

  •
  restricted stock awards and restricted stock units, which are awards of stock that are subject to forfeiture in the event of premature termination of employment, our failure to meet certain performance objectives or other conditions;

  •
  stock appreciation rights, which enable a recipient to profit immediately from the difference between the exercise price of an option and the fair market value of the stock;

  •
  performance awards, which are awards of stock or cash that are subject to the attainment of certain performance goals set forth in the 2005 Plan and established from time to time by the committee;

  •
  deferred compensation awards, which allow participants designated by the committee to receive deferred stock units in lieu of compensation otherwise payable in cash or stock;

  •
  deferred stock awards, which are awards of stock that are not distributed to the participant until after a specified deferral period; and

  •
  other stock-based awards permitted under the Plan (including, but not limited to, performance shares and convertible debentures).

        The plan will expire in 2015, but the board of directors may terminate it at any time prior to that date and awards granted prior to such termination may extend beyond such date. Termination of the plan will not alter or impair, without the consent of the optionee or grantee, any of the rights or obligations of any outstanding award. Outstanding options fully vest upon a change of control.

        Under Section 162(m) of the Code, certain compensation payments in excess of $1,000,000 are subject to a cap on deductibility by us. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1,000,000 to either the chief executive officer of the corporation or any one of the other four highest paid executives. Certain performance-based compensation is not subject to the cap on deductibility. Although certain stock-

based compensation can qualify for this performance-based exception, Awards granted under the Plan do not qualify.

        2003 Employee Stock Purchase Plan.    In May 2003, our board unanimously approved the 2003 Employee Stock Purchase Plan (ESPP), which was approved by Medarex as our sole stockholder. The ESPP will become effective currently with the initial public offering of our common stock. Its purpose is to provide a means by which employees may be given an opportunity to purchase our common stock through payroll deductions. All of our full-time employees are eligible to participate in the ESPP.

        Our board administers the ESPP and has the final power to construe and interpret both the ESPP and the rights granted under it as well as the power to delegate administration of the ESPP to a committee composed of one or more members of the board.

        The ESPP is implemented by offerings of rights to all eligible employees from time to time by the board. Generally, each offering is 24 months long and is divided into four shorter "purchase periods" approximately six months long. Eligible employees may enroll in the ESPP by delivering to us prior to the date selected by the board as the offering date for the offering, an agreement authorizing payroll deductions of up to 10% of such employees' earnings during the offering.

        An aggregate of 333,333 shares of common stock is reserved for issuance under the ESPP, plus an annual increase to be added on the day of each annual stockholder meeting for a period of 10 years, beginning with the annual stockholder meeting in 2004, equal to the lesser of (i) 333,333 shares, (ii) 1% of the total number of shares of common stock outstanding on such date, or (iii) such smaller number as determined by the board. If rights granted under the ESPP expire, lapse or otherwise terminate without being exercised, the shares of common stock not purchased under such rights again becomes available for issuance under the ESPP.

        The purchase price per share at which shares of common stock are sold in an offering under the ESPP is the lower of (i) 85% of the fair market value of a share of common stock on first day of the offering or (ii) 85% of the fair market value of a share of common stock on the last day of the purchase period. The purchase price of the shares is accumulated by payroll deductions over the offering. At any time during the offering, a participant may reduce or increase or terminate his or her payroll deductions as the board provides in the offering. All payroll deductions made on behalf of a participant are credited to his or her account under the ESPP and deposited with our general funds. A participant may not make additional payments into such account.

        While each participant in the ESPP is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to us a notice of withdrawal from the ESPP. Such withdrawal may be elected at any time prior to the end of the applicable offering, subject to administrative rules established by our board.

        Our board may amend, suspend or terminate the ESPP at any time. Unless terminated earlier, the ESPP will terminate at the time that all of the shares of common stock reserved for issuance under the ESPP have been issued.

Equity Compensation Plans Not Approved by Stockholders

        We do not have any equity compensation plans which have been adopted by our board without the approval of our stockholders, which were in effect as of March 31, 2005.

Limitation of Liability and Indemnification of Officers and Directors

        As permitted by Section 102 of the Delaware General Corporation Law (DGCL), we have adopted provisions in our certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

  •
  any transaction from which the director derived an improper personal benefit.

        These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

        As permitted by Section 145 of the DGCL, our bylaws provide that:

  •
  we may indemnify our directors, officers and employees to the fullest extent permitted by the DGCL, subject to limited exceptions;

  •
  we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

  •
  the rights provided in our bylaws are not exclusive.

        At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        We have purchased a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

PRINCIPAL STOCKHOLDERS

        Set forth below is information relating to the beneficial ownership of our common stock as of May 31, 2005, by: (i) each person known by us to beneficially own more than 5% of our outstanding shares of common stock; (ii) each of our directors; (iii) each of the named executive officers; and (iv) all directors and executive officers as a group.

        Information with respect to beneficial ownership has been furnished by each director, officer or 5% or more stockholder. Beneficial ownership determined under the rules of the SEC generally includes voting or investment power with respect to securities. Except as otherwise indicated by footnote, and subject to applicable community property laws, the person named in the table has sole voting and investment power with respect to all shares of common stock owned by it. Shares of common stock subject to options currently exercisable or exercisable within 60 days of May 31, 2005 are deemed outstanding for calculating the percentage of outstanding shares of the person or entity holding the options, but are not deemed outstanding for calculating the percentage of any other person or entity. Applicable percentage ownership in the following table is based on 12,000,000 shares of common stock outstanding as of May 31, 2005. Unless otherwise indicated, the address of each of the named individuals is: c/o Celldex Therapeutics, Inc., 519 Route 173 West, Bloomsbury, New Jersey 08804

		Percentage of Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Before Offering	After Offering
Medarex, Inc. 707 State Road Princeton, NJ 08540	12,000,000	100%	70%
Alteris Therapeutics, Inc. 416 South 10th Street Philadelphia, PA 19147(1)	1,166,666	0%	6.8%
Dr. Donald L. Drakeman	—	0%	0%
Dr. Michael W. Fanger (2)	105,000	*	*
Anthony S. Marucci (3)	70,000	*	*
Dr. Tibor Keler (4)	70,000	*	*
Herbert J. Conrad	—	0%	0%
Dr. Rajesh B. Parekh	—	0%	0%
George O. Elston	—	0%	0%
All officers and directors as a group (seven persons)(5)	245,000	*	*

(1)
The voting and dispositive power of the shares to be issued to Alteris is held by Paul Horan, Alteris' sole director and by Dr. Albert J. Wong who, by virtue of the fact that he owns approximately 66% of Alteris' common stock on a fully diluted basis, controls Alteris. The number of shares to be issued to Alteris in connection with the acquisition is subject to adjustment as set forth in the asset purchase agreement.

(2)
Represents 105,000 shares issuable pursuant to options.

(3)
Represents 70,000 shares issuable pursuant to options.

(4)
Represents 70,000 shares issuable pursuant to options.

(5)
Represents 245,000 shares issuable pursuant to options.

*
Less than 1%.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Each of our agreements with Medarex is summarized below. These agreements were approved by our independent directors, Dr. Rajesh B. Parekh, Herbert J. Conrad and George O. Elston. We engaged independent legal counsel to review and advise our independent directors and to assist our management in negotiating the terms of our agreements with Medarex. The following description is only a summary of what we believe are the material provisions of the agreements. Copies of the agreements have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

Assignment and License Agreement

        Under the terms of the assignment and license agreement, Medarex has irrevocably, perpetually and forever assigned and conveyed to us its entire right, title and interest in the patents, patent applications and know-how related to our core technology. Medarex has also licensed to us additional intellectual property rights related to our research and development activities. For a detailed description of the assignment and license agreement, see the section herein entitled "Business—Our Intellectual Property."

Research and Commercialization Agreement

        Under the terms of the research and commercialization agreement, Medarex has granted to us a non-exclusive option to obtain up to five worldwide, exclusive, even as to Medarex , non-transferable, fee and royalty-bearing licenses, with the right to sublicense under Medarex's HuMAb-Mouse technology, to develop and commercialize an antibody raised against an antigen specified by us. For a detailed description of the research and commercialization agreement, see the section herein entitled "Business—Our Intellectual Property."

Affiliation Agreement

        General.    After completion of this offering, Medarex will continue to own approximately 70% of the outstanding shares of our common stock. As a result, Medarex will continue to include us as a subsidiary for various financial reporting, accounting and other purposes. Accordingly, we have entered into an affiliation agreement with Medarex which will be binding on us until such time as Medarex owns 100% or 0% of the outstanding shares of our common stock.

        Pursuant to the affiliation agreement, we have agreed, for so long as Medarex and its affiliates own at least 20% of our outstanding voting stock, among other things, to provide Medarex with certain financial information regarding our company and our subsidiaries within certain timeframes, to consult with Medarex regarding the timing and content of our earnings releases and to cooperate fully with Medarex in connection with its public filings.

        In addition, we have agreed with Medarex that our initial board of directors will consist of five members, one of which will be a representative of Medarex, one of which will be a member of our management and three of which will be independent. Thereafter, Medarex will continue to have the right to designate at least one director to our board of directors for so long as Medarex and its affiliates own at least 20% of our outstanding voting stock. We have agreed to use our commercially reasonable efforts to ensure that independent directors constitute at all times the majority of our board of directors, and Medarex has agreed, in respect of directors other than the Medarex-designated director, to vote its shares of our common stock in accordance with the recommendations of our Nominating and Corporate Governance Committee.

        Medarex's Fiduciary Obligations.    Medarex, for itself and its affiliates, has also agreed to observe all fiduciary duties that they may have under applicable law to us or our stockholders, except as may be set forth in our certificate of incorporation or a written agreement between us and Medarex, if any. In general, as our majority shareholder, Medarex has a fiduciary duty to our minority shareholders and must act in good faith in its dealings with our company and with respect to the rights of our minority shareholders. When Medarex exercises its rights as a majority shareholder, it has a fiduciary relationship towards minority shareholders similar to that of our officers and directors. Basically, the same fiduciary duty is due from a controlling shareholder to the minority shareholder as is due from the director of a corporation to its shareholders. In its dealings with our company, Medarex's actions must be free from fraud and must not amount to a wanton destruction of the rights of our minority shareholders. It would be considered a breach of its fiduciary duty for Medarex to manipulate the business of our company in its own interests to the detriment of our minority shareholders. In addition, in the event of a sale of any of our assets or stock, Medarex has a duty to assure that our company receives adequate consideration. However, Medarex has no obligation to sell its holdings merely because the sale might benefit our minority shareholders. Generally, controlling shareholders are prevented by their fiduciary obligations from usurping corporation opportunities. Due to the close nature of our businesses, our certificate of incorporation provides that we and Medarex may engage in the same or similar business activities and lines of business and have an interest in the same areas of corporate opportunities. The provisions of our certificate of incorporation are primarily designed to establish the procedures relating to the treatment of corporate opportunities that may apply to both our company and Medarex. These provisions do not eliminate Medarex's general fiduciary obligations to our minority shareholders in other areas. For a more detailed discussion of these provisions, see the section herein entitled "Description of Securities—Summary of Our Certificate of Incorporation and By-laws and Certain Provisions of Delaware General Corporation Law—Transactions and Corporate Opportunities."

        Medarex Lock-up.    Medarex has agreed that, for a period of 36 months from the date of this prospectus, it will not sell or otherwise transfer any shares of our capital stock, except:

  •
  pursuant to the registration rights agreement;

  •
  as may be approved by our independent directors; or

  •
  to an affiliate of Medarex who agrees to be bound by the affiliation agreement.

In addition, Medarex has agreed, for such 36-month period, among other things, not to acquire additional shares of our stock, not to make a proposal regarding a merger, asset sale or other extraordinary transaction that could result in a change of control of our company and not to engage in any proxy solicitation.

        Indemnification.    We have agreed to indemnify Medarex and its affiliates and their respective management and employees against all liabilities arising out of:

  •
  any breach by us or our affiliates of any of the provisions of the affiliation agreement;

  •
  any incorrect or incomplete financial or other information provided by us or our affiliates to Medarex as required by the affiliation agreement;

  •
  the operation of our business; and

  •
  third-party claims relating to the breach or alleged breach of any fiduciary duty to us based on any action or inaction that is permitted by the corporate opportunity provisions of our certificate of incorporation.

        Medarex has agreed to indemnify us and our affiliates against all liabilities arising out of:

  •
  any breach by Medarex or its affiliates of any of the provisions of the affiliation agreement;

  •
  any incorrect or incomplete financial information provided by Medarex or its affiliates to us as required by the affiliation agreement;

  •
  the operation of Medarex's business; and

  •
  third-party claims relating to the breach or alleged breach of any fiduciary duty to Medarex based on any action or inaction that is permitted by the corporate opportunity provisions of our certificate of incorporation.

        Payment of Offering Expenses.    We will pay the costs and expenses incurred in connection with this offering, including the costs and expenses of financial, legal, accounting and other advisers.

Master Services Agreement

        General.    We have entered into a master services agreement with Medarex, under which Medarex will be obligated to provide us with certain services on a quarter-by-quarter basis, subject to our agreement with Medarex with respect to such services and the execution of a written work order. Such services may relate to clinical and regulatory assistance, human resources, finance, treasury, information technology, insurance and other areas. We have no obligation to purchase any services from Medarex under the master services agreement, and over time it is our intention to provide these services ourselves or contract directly with third parties to provide these services.

        Medarex is required to provide any agreed-upon services to us in a professional and timely manner and through the use of qualified personnel, but, unless otherwise specifically agreed in a work order, the selection of personnel to perform the various services will be at the discretion of Medarex. The agreement permits Medarex to outsource its obligations to any third party, subject to certain limitations, including that Medarex will remain responsible for any services it causes to be provided in this manner.

        If Medarex develops intellectual property during the course of performing any agreed-upon services for us, we will own such intellectual property, unless it was developed during the course of performing clinical and regulatory services and does not relate solely and directly to our product subject to such services. In this case, Medarex will own such intellectual property, but we would be entitled to negotiate a worldwide, non-exclusive, royalty-free license, with the right to sublicense, to any such intellectual property.

        Fees and Liabilities.    Medarex will charge us for services that it provides directly at its cost plus a surcharge of 10%, and including all out-of-pocket, third-party costs and expenses incurred by Medarex in providing the services. Medarex will charge us for outsourced services at Medarex's actual cost, without markup. The agreement provides for quarterly invoicing of service charges. If we do not pay the invoiced amount within 60 days following receipt of an invoice, we will be required to pay interest at a specified rate, unless the invoiced amount is in dispute. Medarex and we will be required to use reasonable efforts to resolve any disputes promptly.

        Medarex has agreed to indemnify us and our affiliates against all third party claims relating to the agreement or the services arising out of the gross negligence or willful misconduct of Medarex, its affiliates or its agents and employees (including any third party providers). We have agreed to indemnify Medarex and its affiliates against all third party claims relating to the agreement or the services, except, when and only to the extent Medarex is obligated to indemnify us. We have also agreed to reimburse Medarex for the cost of any additional insurance premiums paid by Medarex to obtain insurance coverage with respect to any negligence claims (but not gross negligence claims) against Medarex in connection with Medarex's performance of services under the agreement.

        Termination.    The master services agreement shall continue in effect for a period of two years from its effective date, and may, upon mutual agreement, be extended for an additional six month period. Upon 30 days' written notice, we may terminate one or more of the services or the agreement, subject to obtaining Medarex's consent in certain circumstances. In addition, the agreement may be terminated by our mutual agreement with Medarex, by either of us in the event of a breach by the other (subject to a 30 day cure period) or by either of us in the event of bankruptcy of the other.

Confidentiality Agreement

        We have entered into a confidentiality agreement with Medarex with respect to confidential and proprietary information, intellectual property and other matters. We and Medarex have each agreed to keep confidential and not to use, and to cause each of our affiliates to keep confidential and not to use, for any unauthorized purpose, confidential information regarding the other party, except as may be legally required. Confidential information includes:

  •
  unpublished technology and know-how;

  •
  unpublished patent applications; and

  •
  other confidential or proprietary technical and business information.

        Confidential information does not include any information that:

  •
  is or becomes publicly known;

  •
  is or was received from a third party without any obligations of confidentiality;

  •
  is independently developed by employees or consultants of the party receiving the information; or

  •
  is approved for release by the disclosing party.

Registration Rights Agreement

        We have entered into a registration rights agreement with Medarex to provide Medarex with registration rights relating to the shares of our common stock which it holds. Beginning three years from the date of the agreement, Medarex (including its permitted transferees) will be able to require us to register under the Securities Act all or a portion of the shares covered by the registration rights agreement on up to six occasions. In addition, the registration rights agreement provides for certain piggyback registration rights for Medarex. These piggyback rights require us, whenever we propose to register any of our securities under the Securities Act for ourselves or others, subject to customary exceptions, to provide prompt notice to Medarex and include in that registration all shares covered by the registration rights agreement that Medarex requests to be included. The registration rights agreement sets forth customary registration procedures, including a covenant by us to make available our employees and personnel for road show presentations. All registration expenses incurred in connection with the registration rights agreement will be paid by us other than the underwriting commission and certain transfer taxes. In addition, we are required to reimburse Medarex for the reasonable fees and disbursements of its outside counsel retained in connection with any registration. The registration rights agreement also imposes customary indemnification and contribution obligations on us for the benefit of Medarex and any underwriter with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any registration, except to the extent such statements were provided by Medarex or any underwriter. However, Medarex must indemnify us for those liabilities resulting from information provided by Medarex. The registration rights under the registration rights agreement will remain in effect with respect to the shares covered by the agreement until:

  •
  those shares have been sold pursuant to an effective registration statement under the Securities Act;

  •
  those shares have been sold to the public pursuant to Rule 144 under the Securities Act;

  •
  those shares have been transferred and new certificates delivered, where the new certificates do not bear a legend restricting further transfer and where subsequent public distribution of those shares does not require registration under the Securities Act; or

  •
  those shares cease to be outstanding.

        In addition, the registration rights agreement terminates on the earlier of (i) seven years from the date of the agreement or (ii) the date on which the shares covered by the agreement constitute less than 20% of the number of our shares of common stock outstanding on the date of the agreement.

Lease Agreement

        On April 6, 2004, we entered into a lease agreement with Medarex that will become effective upon completion of this offering. Under the lease agreement, Medarex is leasing to us, for a transitional period, approximately 7,700 square feet of office space and research and development laboratories at Medarex's Bloomsbury, New Jersey, facility at a monthly rate of $26,830. The initial term of the lease agreement expires on November 30, 2005, and may be renewed by us at our option for an additional term of one year upon notice to Medarex on or before November 15, 2005. In such event, the monthly rent will be increased to $28,172. In addition to the rent, we will be responsible for reimbursing Medarex for our share of utilities, security, parking, building maintenance, cleaning and other miscellaneous services. Our share of such costs will be determined based upon the percentage of square feet of space in the building leased by us. We intend to relocate to new facilities as soon as practicable after completion of this offering.

DESCRIPTION OF OUR SECURITIES

        Our total authorized share capital is 51,000,000 shares consisting of 50,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $1.00 par value per share. As of the date of this prospectus, 12,000,000 shares of our common stock and no shares of preferred stock are issued and outstanding.

Common Stock

        The holders of common stock are entitled to one vote per share. In the event of a liquidation, dissolution or winding up of our affairs, holders of the common stock will be entitled to share ratably in all our assets that are remaining after payment of our liabilities and the liquidation preference of any outstanding shares of preferred stock. All outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock that we have issued or that we may issue in the future. The holders of common stock have no preemptive rights and are not subject to future calls or assessments by us.

Preferred Stock

        The board has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions in respect of that preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences and the number of shares constituting such series and our designation of any such series, without future vote or action by our stockholders. Therefore, the board without the approval of our stockholders could authorize the issue of preferred stock with voting, conversion and other rights that could affect the voting power, dividend and other rights of the holders of shares or that could have the effect of delaying, deferring or preventing a change of control. As of the date of this prospectus, we have no plans to issue any preferred stock.

Transfer Agent

        Our transfer agent is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Summary of our Certificate of Incorporation and By-Laws and Certain Provisions of the Delaware General Corporation Law

        The following summary of the terms and provisions of our certificate of incorporation, by-laws and certain aspects of the DGCL does not purport to be complete. Reference should be made to our certificate of incorporation and our by-laws and to applicable law for the complete description.

        Meetings of Stockholders and Voting.    Our by-laws provide for an annual meeting of stockholders, the date of which is fixed by the board. Meetings of stockholders may be held at such place as may be designated by the board. Stockholders are entitled to inspect our books and records to the extent allowable by Delaware law. Our by-laws provide that a quorum for the transaction of business at any meeting of stockholders is stockholders holding at least a majority of the shares entitled to vote at such meeting. Decisions at stockholder meetings will normally be made by a majority of votes cast except in the case of any resolution that, as a matter of law, requires a special majority. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to each corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy.

        Appointment and Removal of Directors.    Our by-laws provide that the number of directors will be set by the board, but shall be between two and ten. We currently have five directors.

        Under our by-laws, directors are to be appointed at the annual general meeting for a term of three years unless the director is removed, retires or the office is vacated earlier. Our board is divided into three classes with respect to the term of office, with the terms of office of one class expiring each successive year.

        A director may resign at any time. The resignation is effective on our receipt of notice. Any or all directors may be removed with or without cause by a resolution of stockholders entitled to vote to elect directors. Vacancies may be filled by resolution of a majority of directors then in office or by a sole remaining director, and any director so owed shall serve for the remainder of the full term of the class of directors in which the vacancy occurred.

        Amendments of the By-Laws.    Our by-laws provide that the power to amend the by-laws will vest in the directors, subject to the reserved power of the stockholders to amend or repeal any by-laws adopted by the board.

        Amendments of the Certificate of Incorporation.    Our certificate of incorporation can be amended, after the approval and recommendation of the amendment by the board of directors, by a majority vote of our stockholders, except for (i) certain matters related to corporate opportunities for which the certificate of incorporation requires a vote of not less than a majority of the outstanding shares eligible to be cast, excluding those held by Medarex and its affiliates, and the consent of Medarex until such time as Medarex and such affiliates own less than 20% of our outstanding voting stock, and (ii) other matters for which Delaware law requires a supermajority vote.

        Indemnification of Directors and Officers.    Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. Section 145 of the DGCL provides that the extent to which a corporation may indemnify its directors and officers depends on the nature of the action giving rise to the indemnification right. In actions not on behalf of the corporation, directors and officers may be indemnified for acts taken in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. In actions on behalf of the corporation, directors and officers may be indemnified for acts taken in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except for acts as to which the director or officer is adjudged liable to the corporation, unless the relevant court determines that indemnification is appropriate despite such liability. Section 145 also permits a corporation to (i) reimburse present or former directors or officers for their defense expenses to the extent they are successful on the merits or otherwise and (ii) advance defense expenses upon receipt of an undertaking to repay the corporation if it is determined that payment of such expenses is unwarranted.

        To supplement the general indemnification right contained in our certificate of incorporation, the by-laws provide for the specific indemnification rights permitted by Section 145 (as described above). The by-laws also permit us to purchase directors and officers insurance, but no director or officer has a right to require this.

        In addition to the indemnification rights described above, our certificate of incorporation eliminates any monetary liability of directors to us or our stockholders for breaches of fiduciary duty except for (i) breaches of the duty of loyalty, (ii) acts or omissions in bad faith, (iii) improper dividends or share redemptions and (iv) transactions from which the director derives an improper personal benefit.

        Transactions and Corporate Opportunities.    Our certificate of incorporation provides that we and Medarex and our and their respective subsidiaries may engage in the same or similar business activities and lines of business and have an interest in the same areas of corporate opportunities. Our certificate of incorporation provides that, except as Medarex may otherwise agree in writing, Medarex will have the right to:

  •
  engage in the same or similar business activities or lines of business as us; and

  •
  do business with any of our potential or actual customers.

        Neither Medarex nor any officer, employee or director of Medarex will be liable to us or our stockholders for breach of any fiduciary or other duty by reason of these activities. If Medarex acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Medarex and us, Medarex will have no duty to communicate that opportunity to us. Medarex will not be liable to us or our stockholders because Medarex pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person or entity or does not present that corporate opportunity to us.

        After completion of this offering, Dr. Donald L. Drakeman will be the Chairman of our board of directors but will not be an executive officer of our company. He will also be President, Chief Executive Officer and a member of the board of directors of Medarex. In addition, Dr. Michael W. Fanger, our President and Chief Executive Officer and a member of our board, was a member of the board of directors of Medarex until March 30, 2004. Other than Dr. Drakeman, no person will be a director, officer or employee of our company and a director, officer or employee of Medarex. However, in the future there may be one or more other persons serving in one of these positions with both us and Medarex. Therefore, we have adopted provisions in our certificate of incorporation to protect us in the event of a conflict or a potential conflict of interest. If one of our directors, officers or employees who is also a director, officer or employee of Medarex acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both us and Medarex, our certificate of incorporation will require that our director, officer or employee act in good faith in accordance with the following policy:

  •
  a corporate opportunity offered to any person who is one of our directors but not one of our officers or employees and who is also an officer or employee of Medarex will belong to Medarex, unless the opportunity is expressly offered to that person solely in his or her capacity as our director, in which case the opportunity will belong to us;

  •
  a corporate opportunity offered to any person who is one of our officers or employees but not our director and who is also a director but not an officer or employee of Medarex will belong to us, unless the opportunity is expressly offered to that person solely in his or her capacity as a director of Medarex, in which case the opportunity will belong to Medarex;

  •
  a corporate opportunity offered to any person who is one of our officers or employees and an officer or employee of Medarex will belong to Medarex, unless this opportunity is expressly offered to the person solely in his or her capacity as one of our officers, directors or employees, in which case the opportunity will belong to us; and

  •
  a corporate opportunity offered to any person who is one of our directors and a director of Medarex will belong to Medarex, unless this opportunity is expressly offered to the person solely in his or her capacity as one of our officers, directors or employees, in which case the opportunity will belong to us.

In the event a potential conflict of interest arises involving any of our directors or officers, our conflicts of interest policy requires such persons to submit such potential conflict of interest to our Conflict of Interest Committee for its review.

        If a corporate opportunity is offered to us or Medarex other than through a person who is an officer, director or employee of both us and Medarex, either we or Medarex can pursue that opportunity. Under our certificate of incorporation, any corporate opportunity that belongs to Medarex pursuant to the policy described above will not be pursued by us or directed by us to another person or entity unless and until Medarex determines not to pursue the opportunity and notifies us of this determination in writing. Our directors, officers or employees acting in accordance with the policy described above:

  •
  will be deemed fully to have satisfied their fiduciary or other duties to us and our stockholders with respect to that corporate opportunity;

  •
  will not be liable to us or our stockholders for any breach of fiduciary duty by reason of the fact that Medarex pursues or acquires that opportunity for itself or directs that corporate opportunity to another person or does not communicate information regarding the opportunity to us;

  •
  will be deemed to have acted in good faith and in a manner they reasonably believe to be in our best interests; and

  •
  will be deemed not to have breached any duty of loyalty or other duty those persons may have to us or our stockholders and not to have derived an improper benefit from these actions.

        The corporate opportunity provisions in our certificate of incorporation expire on the date that Medarex ceases to beneficially own common stock representing at least 20% of the combined voting power of our outstanding shares of common stock. Our certificate of incorporation provides that any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to these provisions.

        These provisions are not contained in Medarex's certificate of incorporation. However, Medarex, for itself and its affiliates, has agreed in the affiliation agreement to observe all fiduciary duties that they may have under applicable law to us or our stockholders other than Medarex and its affiliates, except as may be set forth in our certificate of incorporation or a written agreement between Medarex and us, if any.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices.

        Upon completion of this offering, we will have outstanding an aggregate of 17,166,666 shares of common stock, assuming no exercise of the underwriters' over-allotment option. Of these shares, all of the shares of common stock sold in this offering (other than the shares issuable to Alteris and its affiliates) will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by our affiliates. Additionally, following the completion of the offering, Alteris and its affiliates will own 1,166,666 shares of our common stock (subject to adjustment), or approximately 6.8% of the outstanding shares of common stock. We have filed a registration statement on Form S-4 registering the shares of common stock to be issued pursuant to the acquisition. Upon effectiveness of the registration statement, the shares of common stock issuable to Alteris and its affiliates will be freely tradable (i) immediately and without limitation, except for shares issued to any person who may be deemed to be an "Affiliate" (as that term is defined for the purposes of Rule 145 under the Securities Act) of Alteris at the time of the closing of the acquisition, and (ii) immediately after the expiration of one year from the closing of the acquisition by the present shareholders of Alteris who are Affiliates of Alteris and who comply with the requirements of Rule 145 in effecting such sales. During the initial one year period Affiliates of Alteris may sell (subject to any contractual lock-up arrangements) their shares of our common stock pursuant to Rule 145 so long as they comply with the volume and manner of sale requirements of Rule 144 of the Securities Act. Persons who may be deemed to be Affiliates of Alteris generally include individuals or entities that control, are controlled by, or are under control with, Alteris, and may include certain officers and directors of Alteris as well as beneficial holders of more than 10% of Alteris' common stock. The shares of common stock held by Medarex are restricted securities. Restricted securities may be sold in the public market only if registered or if the sale qualified for an exemption from registration. Pursuant to the registration rights agreement, Medarex has the right to require us to register its shares of common stock under the Securities Act.

        Under the affiliation agreement, Medarex has agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any shares convertible into shares or exercisable or exchangeable for shares of our common stock for a period of at least 36 months from the date of this prospectus. All of our officers and directors as well as Alteris and Dr. Albert J. Wong, its interim president and its principal shareholder (subject to certain exceptions) have agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into shares or exercisable or exchangeable for shares of our common stock, for a period of at least 180 days after the date of this prospectus. Transfers or dispositions can be made sooner only with the prior written consent of Janney Montgomery Scott LLC.

        Following this offering, we intend to file registration statements on Form S-8 under the Securities Act covering the shares of common stock reserved for issuance under our employee stock option and stock purchase plans. Accordingly, shares registered under these registration statements will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market after the filing, except those shares subject to lock-up agreements.

        In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately 171,667 shares immediately after this offering; and

  •
  the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the sale.

        Sales under Rule 144 are also subject to requirements with respect to the manner of sale, notice and the availability of current public information about us.

        Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 144, the holding period of any prior owner is aggregated, except if the transferee was an affiliate of ours.

 CERTAIN U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following discussion summarizes certain U.S. federal income tax and estate tax consequences of the ownership and disposition of shares of our common stock purchased pursuant to this offering by a holder that is a non-U.S. holder as we define that term below. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions, existing and proposed Treasury Regulations, and interpretations of the foregoing, all as of the date hereof. All of the foregoing authorities are subject to change (possibly with retroactive effect) and any such change may result in U.S. federal tax consequences to a holder that are materially different from those described below. We have not sought, and will not seek, any ruling from the U.S. Internal Revenue Service (IRS) or opinion of counsel with respect to the tax consequences discussed in this prospectus. Consequently, the IRS or a court may disagree with any of the tax consequences discussed in this prospectus.

        The following discussion does not purport to be a full description of all U.S. federal tax considerations that may be relevant to a non-U.S. holder in light of such holder's particular circumstances and only addresses non-U.S. holders who hold common stock as capital assets within the meaning of Section 1221 of the Code. Furthermore, this discussion does not address the U.S. federal income tax considerations applicable to holders subject to special rules, such as certain financial institutions, tax-exempt entities, real estate investment trusts, regulated investment companies, insurance companies, partnerships or other pass-through entities, persons who have ceased to be U.S. citizens or to be taxed as resident aliens, dealers in securities or currencies, persons holding common stock in connection with a hedging transaction, "straddle," conversion transaction or a synthetic security or other integrated transaction, holders subject to special U.S. federal income tax rules (such as "passive foreign investment companies" and "controlled foreign corporations") or holders whose "functional currency" is not the U.S. dollar. In addition, this discussion does not include any description of any alternative minimum tax consequences, gift tax consequences, or the tax laws of any state, local or foreign government that may be applicable to non-U.S. holders of our common stock.

        We urge you to consult your own tax advisor concerning the U.S. federal, state or local income tax and federal, state or local estate tax consequences of your ownership and disposition of our common stock in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction or under any applicable tax treaty.

        As used in this discussion, a "non-U.S. holder" means a beneficial owner of shares of common stock who is not, for U.S. tax purposes:

  •
  a citizen or individual resident of the U.S.;

  •
  a corporation or other entity taxable as a corporation created or organized in the U.S. or under the laws of the U.S. or of any state thereof (including the District of Columbia);

  •
  an estate, income of which is subject to U.S. federal income taxation regardless of its source;

  •
  a trust (A) the administration of which is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust; or (B) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes under applicable Treasury Regulations.

        If a partnership or other pass-through entity holds our common stock, the tax treatment of a partner in or owner of the partnership or pass-through entity will generally depend upon the status of the partner or owner and the activities of the entity. If you are a partner in or owner of a partnership or other pass-through entity that is considering holding our common stock, you should consult your tax advisor.

Payment of Dividends

        We do not presently anticipate paying cash dividends on shares of our common stock. For more information, please see "Dividend Policy." If dividends are paid on shares of our common stock, however, these dividends will generally be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount, or any lower rate that may be specified by an applicable income tax treaty if we have received proper certification of the application of that income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

        Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the U.S. or, if provided in an applicable income tax treaty, dividends that are attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the U.S., are not subject to U.S. withholding tax, but are instead taxed in the manner applicable to U.S. persons. In that case, we will not have to withhold U.S. federal withholding tax, provided that the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the U.S. may be subject to a branch profits tax at a 30% rate, or any lower rate as may be specified in an applicable income tax treaty.

Sale or Exchange

        A non-U.S. holder will generally not be subject to U.S. federal income tax, including by way of withholding, on gain recognized on a sale, exchange or other disposition of shares of common stock unless any one of the following is true:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the U.S. and, if an applicable tax treaty applies, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by the non-U.S. holder in the U.S., in which case, the branch profits tax discussed above may also apply if the non-U.S. holder is a corporation;

  •
  the non-U.S. holder, who is an individual, is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition and some additional conditions are met; or

  •
  the Foreign Investment in Real Property Tax Act, or "FIRPTA," rules apply because: (i) our common stock constitutes a U.S. real property interest by reason of our status as a "U.S. real property holding corporation" for U.S. federal income tax purposes on certain specified "determination dates" during the shorter of the period during which you hold our common stock or the five-year period ending on the date on which you dispose of shares of our common stock; and (ii) assuming that our common stock constitutes a U.S. real property interest and is regularly traded on an established securities market for tax purposes, you held, directly or indirectly, at any time within the five-year period preceding the disposition, more than 5% of our common stock.

        We believe that we are not currently and do not anticipate becoming a U.S. real property holding corporation. However, since the determination of U.S. real property holding corporation status in the future will be based upon the composition of our assets from time to time and there are uncertainties in the application of certain relevant rules, we may become a U.S. real property holding corporation in the future.

        Individual non-U.S. holders who are subject to U.S. tax because the holder was present in the U.S. for 183 days or more during the year of disposition are taxed on their gains, including gains from the sale of shares of our common stock and net of applicable U.S. losses from sales or exchanges of other capital assets incurred during the year, at a flat rate of 30%. Other non-U.S. holders who may be subject to U.S. federal income tax on the disposition of our common stock will be taxed on such disposition in the manner applicable to U.S. persons. In addition, if any of this gain is taxable because the FIRPTA rules apply, the buyer of our common stock will be required to withhold a tax equal to 10% of the gross amount realized on the sale.

Federal Estate Tax

        Shares of common stock owned or treated as owned by an individual non-U.S. holder will be included in that non-U.S. holder's estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

        Under U.S. Treasury Regulations, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable tax treaty. Under an applicable tax treaty, that information may also be made available to the tax authorities in the country in which the non-U.S. holder resides or is established.

        The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury Regulations generally will be subject to backup withholding tax at a rate of 28%.

        The payment of the proceeds of the disposition of common stock by a non-U.S. holder to or through the U.S. office of a broker generally will be reported to the IRS and subject to backup withholding unless the non-U.S. holder either certifies its status as a non-U.S. holder in accordance with applicable U.S. Treasury Regulations or otherwise establishes an exemption and the broker has no actual knowledge, or reason to know, to the contrary. The payment of the proceeds on the disposition of common stock by a non-U.S. holder to or through a non-U.S. office of a broker generally will not be subject to backup withholding or reported to the IRS. If, however, the broker is a U.S. person or has specified connections with the United States, unless some conditions are met, the proceeds from that disposition generally will be reported to the IRS, but not subject to backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them and the availability and procedure for obtaining an exemption from backup withholding under current U.S. Treasury Regulations.

        The above discussion is included for general information only and is not intended as tax or legal advice. Each prospective purchaser is urged to consult its tax advisor with respect to the U.S. federal income tax and federal estate tax consequences of the ownership and disposition of our common stock, as well as the application and effect of the laws of any state, local, foreign or other taxing jurisdiction.

UNDERWRITING

        General.    We intend to offer our common stock in the United States through a number of U.S. underwriters, as well as outside the United States through an international underwriter. Janney Montgomery Scott LLC and ThinkEquity Partners LLC are acting as U.S. representatives of each of the U.S. underwriters named below. Subject to the terms and conditions set forth in a U.S. purchase agreement between us and the U.S. underwriters, which is filed as an exhibit to the registration statement relating to this prospectus, and concurrently with the sale of    •    shares of our common stock to the international underwriter, the U.S. underwriters have agreed to purchase from us, and we have agreed to sell to them, the number of shares of common stock shown below:

U.S. Underwriters	Number of Shares
Janney Montgomery Scott LLC
ThinkEquity Partners LLC

Total

        We have also entered into an international purchase agreement with Code Securities Limited an underwriter outside of the United States who we call the international underwriter and, together with the U.S. underwriters, the underwriters. Subject to the terms and conditions set forth in an international purchase agreement, which is filed as an exhibit to the registration statement relating to this prospectus, and concurrently with the sale of    •    shares of our common stock to the U.S. underwriters, the international underwriter has agreed to purchase from us, and we have agreed to sell to the international underwriter, an aggregate of    •    shares of our common stock. The initial public offering price per share and the total underwriting discount per share of common stock are identical under the U.S. purchase agreement and the international purchase agreement.

        In the U.S. purchase agreement and the international purchase agreement, the U.S. underwriters and the international underwriter, respectively, have agreed, subject to the terms and conditions set forth in those agreements, to purchase all of the shares of common stock being sold under the terms of each such agreement if any of the shares of common stock being sold under the terms of that agreement are purchased. Under certain circumstances, under the U.S. purchase agreement and the international purchase agreement, the commitments of non-defaulting underwriters may be increased. The closings with respect to the sale of shares of common stock to be purchased by the U.S. underwriters and the international underwriter are conditioned upon one another. The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions.

        We have agreed to indemnify the U.S. underwriters and the international underwriter against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the U.S. underwriters and international underwriter may be required to make in respect of those liabilities.

        The U.S. purchase agreement and the international purchase agreement provide further that the underwriters' obligation to purchase our common stock depends on the satisfaction of the conditions contained in such agreements, which include:

  •
  the simultaneous closing of our acquisition of Alteris;

  •
  if any shares of common stock are purchased by the underwriters, then all of the shares of common stock must be purchased;

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material change in the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

        Intersyndicate Agreement.    The U.S. underwriters and the international underwriter have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the terms of the intersyndicate agreement, the U.S. underwriters and the international underwriter are permitted to sell shares of our common stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of our common stock will not offer to sell or sell shares of our common stock to persons who are non-U.S. persons or to persons they believe intend to resell to persons who are non-U.S. persons, and the international underwriter and any dealer to whom they sell shares of our common stock will not offer to sell or sell shares of our common stock to U.S. persons or to persons they believe intend to resell to U.S. persons, except in the case of transactions under the terms of the intersyndicate agreement.

        Determination of Offering Price.    The initial public offering price for our common stock will be determined by negotiation between us and the underwriters based on a number of factors, including the stage of our product development efforts and estimates of our business potential and earnings prospects, the history and the prospects for the industry in which we compete, an assessment of our management, our prospects, the general condition of the securities markets at the time of this offering, the recent market prices of, and the demand for, publicly traded securities of generally comparable companies and certain other factors that may be deemed to be relevant.

        Commissions and Discounts.    The underwriters have advised us that they propose to offer the common stock directly to the public at the public offering price presented on the cover page of this prospectus, and to selected dealers, at the public offering price less a selling concession not in excess of $    •    per share. The underwriters may allow, and the selected dealers may re-allow, a concession not in excess of $    •    per share to brokers and dealers.

        The selling concession or underwriting discount is the difference between the offering price and the amount the underwriters pay to purchase the shares from us. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

        We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $    •    . We have agreed to pay such expenses.

        Over-Allotment Option.    We have granted to the U.S. underwriters an option to purchase up to an aggregate of    •    additional shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The U.S. underwriters may exercise this option at any time, and from time to time, until 30 days after the date of the U.S. purchase agreement. To the extent the U.S. underwriters exercise this option, they will be committed, so long as the conditions of the U.S. purchase agreement are satisfied, to purchase such additional shares of common stock, and we will be obligated, under the over-allotment option, to sell the additional shares of common stock to the U.S. underwriters.

        We also have granted an option to the international underwriter, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of     •    additional shares of our common stock to cover over-allotments, if any, on terms similar to those granted to the U.S. underwriters.

        No Sales of Similar Securities.    Our directors and officers, and Medarex, have agreed under lock-up agreements with us, subject to specified exceptions, not to, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities which may be converted into or exchanged for any shares of common stock without the prior written consent of Janney Montgomery Scott LLC for a period of 180 days from the date of this prospectus. In addition, we have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

        Reserved Shares.    At our request, the underwriters have reserved for sale, at the initial offering price, up to    •    shares of our common stock offered by this prospectus for sale to approximately    •    of our and Medarex's directors, officers, employees and related persons. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

        Such prospective investors will receive the same selling materials as all other prospective investors. No selling materials have been furnished to the directed offering participants as of the date hereof. Janney Montgomery Scott LLC will handle the sales in the directed share offering.

        Price Stabilization, Short Positions and Penalty Bids.    Until the distribution of the shares is completed, SEC rules may limit the underwriters and selling group members from bidding for or purchasing our common stock. The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock, in accordance with Regulation M under the Exchange Act. These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. In addition, the underwriters may make covered short sales of our common stock during the offering. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales of stock made at a time when the seller also owns the underlying stock. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. The underwriters may also sell shares of our common stock in excess of the over-allotment option, creating a naked short position. Naked short sales are sales of a stock at a time when the seller does not also own the underlying stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ National Market or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

        Acquisition Fee.    Janney Montgomery Scott LLC served as our exclusive financial adviser in connection with our acquisition of the Alteris assets. In addition to the compensation to be paid to Janney in the form of discounts and commissions for participating in this offering, we will also pay a success fee to Janney equal to $250,000. Such amount may be considered also to be additional underwriter's compensation under the rules of the National Association of Securities Dealers, Inc.

NOTICE TO INVESTORS

To UK Investors

        The content of this draft prospectus has not been approved by an authorized person within the meaning of the Financial Services and Markets Act 2000 (as amended) ("FSMA"). Reliance on this prospectus for the purpose of engaging in any investment activity may expose an individual to a significant risk of losing all of the property or other assets invested. It comprises a draft prospectus which has been prepared in connection with a proposed placing of our common stock. No shares are being offered to the public for the purposes of the Public Offers of Securities Regulations 1995 and no application has been or will be made for the admission of any of our shares to the official list of the UK Listing Authority, to trading on the Alternative Investment Market of the London Stock Exchange or to trading on any other recognized investment exchange.

        The information in this prospectus, which is in draft form, is subject to updating, completion, revision, further verification and amendment. This prospectus (including its contents) is confidential and is exempt from the general restriction in Section 21 of the FSMA on the communication of invitations or inducements to engage in investment activity on the grounds that it is being distributed in the United Kingdom only to persons of a kind described in Articles 19(5) (Investment Professionals), 48(2) (Certified High Net Worth Individuals), 49(2) (High Net Worth Companies, Unincorporated Associations, etc.), 50(1) (Sophisticated Investors) and 51 (Associations of High Net Worth or Sophisticated Investors) of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (as amended) (the "FSMA (Financial Promotion) Order"). It is not intended to be distributed or passed on, directly or indirectly, to any other class of persons. Any investment to which this prospectus relates is available only to such persons, and other classes of person should not rely on this prospectus.

        A "Certified High Net Worth Individual" is one who has signed, within the period of twelve months ending on the date of this prospectus, a statement in the form required by Schedule 5 to the FSMA (Financial Promotion) Order that he or she is of high net worth and understands that he or she may receive financial promotions which have not been approved for the purposes of Section 21 of the FSMA. For these purposes, "high net worth" means having either (i) an annual income of at least £100,000 or (ii) net assets (excluding the value of his or her primary residence and any insurance or pension rights) of at least £250,000.

        A "Sophisticated Investor" is one who has a current certificate signed by an authorized person to the effect that he or she is sufficiently knowledgeable to understand the risks associated with the type of investment described by the prospectus and who has signed, within the period of twelve months ending on the date of the prospectus, a statement that he or she is sophisticated in relation to such investments and understands that he or she may receive financial promotions which have not been approved for the purposes of Section 21 of the FSMA.

To Belgian Investors

        The offered shares may not be publicly offered, sold, traded or commercialised in Belgium. The offered shares are offered to a limited number of Belgian-based institutional investors as defined in Article 3, 2 of the Royal Decree of 7 July 1999 on the public nature of financial transactions, in all cases under circumstances designed to preclude a distribution which would be other than a private offering. This prospectus may not be reproduced or used for any purpose other than those to whom copies have been sent.

To Danish Investors

        This prospectus has not been and will not be filed with the Danish Securities Counsel. This prospectus and the shares will only be directed to persons in Denmark who acquire securities in accordance with or otherwise in compliance with the exemptions from prospectus requirements set forth in Section 2 of Executive Order No. 166 of March 13, 2003 issued by the Danish Securities Counsel pursuant to Section 43 of the Danish Securities Trading Act (Consolidated Act No. 171 of March 17, 2005, as subsequently amended). This prospectus may not be made available to any other person in Denmark nor may the shares otherwise be marketed or offered for sale in Denmark.

To Finnish Investors

        The shares are offered in Finland solely to a limited number of investors, and no public offer of the shares is made in Finland. This prospectus has not been approved by the Finnish Financial Supervision Authority and does not constitute a prospectus under the Finnish Investment Funds Act (48/1999, as amended) or the Finnish Securities Market Act (495/1989, as amended).

To French Investors

        This prospectus has not received the visa of the French Autorité des marchés financiers (the "AMF") and accordingly, may not be used in connection with any offer to the public to purchase the shares in France. Any offer to purchase common stock will be made in France by us or our agents in accordance with the provisions of Article L. 411-2 of the French code monétaire et financier (the "French Monetary and Financial Code") and Decree no. 98-880 dated October 1, 1998 relating to offers to qualified investors (the "Decree"), and with the provisions of the general regulation of AMF ("Réglement Général de l'AMF"). Purchasers may purchase common stock only if they qualify as qualified investors acting on their own account ("investisseurs qualifiés" as defined in Article L. 411-2 of the French Monetary and Financial Code and Article 1 of the Decree) and may, directly or indirectly, transfer the shares to the public in France only in accordance with Articles L. 411-1, L. 411-2, L.412-1 and L. 621-8 of the French Monetary and Financial Code.

To German Investors

        This prospectus has not been prepared in accordance with the requirements for a sales prospectus under the German Investment Act (Investmentgesetz) or the German Securities Sales Prospectus Act (Wertpapierverkaufsgesetz). Neither the German federal authority for the supervision of financial services (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute the shares in Germany. The shares may, therefore, not be distributed in the Federal Republic of Germany by way of a public offering or by way of public advertising or in a similar manner. They are being offered and sold in Germany only to a limited number of natural persons, partnerships and entities that are being specifically addressed. This prospectus is strictly for the private use of the person to whom it has been addressed by or on behalf of us. It may not be forwarded to other persons or otherwise be published in Germany.

To Dutch Investors

        The shares may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to professional market parties within the meaning of Article I of the Exemption Regulation to the Dutch Act on the Supervision of Investment Institutions (Vrijstellingsregeling bij de Wet toezicht beleggingsinstellingen) who are individuals or legal entities, and who trade or invest in investments in the conduct of a profession or trade, including but not limited to banks, brokers, dealers, institutional investors and undertakings with a treasury department. In addition, the offer of shares is exempted from the requirement to make a prospectus generally available pursuant to Section 3 of the Act on the Supervision of Securities Trade 1995 (Wet toezicht effectenverkeer 1995).

To Norwegian Investors

        This prospectus has not been reviewed by or registered with the Oslo Stock Exchange or the Norwegian Register of Business Enterprises. The shares are being offered in Norway solely in reliance upon the exemption provided by Section 5-2, second paragraph of the Norwegian Securities Trading Act of June 19, 1997 no. 79.

To Swedish Investors

        This prospectus does not require filing with, and has not been filed with, the Swedish Financial Supervisory Authority or any Swedish exchange and may only be distributed to investors who have been separately identified as qualifying for an offer for regulatory purposes or who will be offered to invest at least the equivalent of SEK300,000.

To Swiss Investors

        This document is not intended to and does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. We are a U.S. company listed on NASDAQ and registered with the United States Securities and Exchange Commission and the rights and obligations of our stockholders are governed by our organizational documents, the laws of the United States and the listing rules of NASDAQ, which are substantially different from Swiss Law.

To Other Investors

        Investors are advised that their ability to accept the offering may be limited by the laws of their jurisdiction. The offering does not constitute an offer of securities and is not being made directly or indirectly in any jurisdiction where prohibited by applicable law, and this prospectus may not be distributed, forwarded or transmitted into or from any jurisdiction where prohibited by applicable law. Furthermore, the offering does not constitute an offer of securities and is not being made directly or indirectly in Australia or Japan. We will not make any offer to specific persons if such offer requires additional offer documents, regulatory registration or other measures not already required under applicable foreign law, other than to certain U.S. holders.

        It may be difficult for non-U.S. holders of shares of our common stock to enforce their rights and any claim such holders may have arising under the U.S. federal securities laws, since we are located in the United States, and almost all of our officers and directors are residents of the United States.

LEGAL MATTERS

        Satterlee Stephens Burke & Burke LLP will pass upon the validity of the common stock offered hereby. Satterlee Stephens Burke & Burke LLP has in the past and may continue to provide legal services to Medarex and its affiliates. Certain legal matters will be passed upon for the underwriters by Pepper Hamilton LLP.

EXPERTS

        The financial statements of Celldex Therapeutics, Inc., (a development stage company) at December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004, and for the period from January 1, 1999 (inception) through December 31, 2004, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Alteris Therapeutics, Inc. (a development stage company) at December 31, 2003 and 2004, and for the period from April 18, 2002 (inception) to December 31, 2002, for the years ended December 31, 2003 and 2004, and for the period from April 18, 2002 (inception) to December 31, 2004, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein (which contains an explanatory paragraph describing conditions that raise substantial doubt about Alteris' ability to continue as a going concern as described in Note 1 to Alteris' financial statements) and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 450 Fifth Street, N.W., Room 1200, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's web site is www.sec.gov.

        Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the SEC referred to above. We maintain a website at www.celldexinc.com. You may access our reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our web site as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our web address does not constitute incorporation by reference of the information contained at this site.

CELLDEX THERAPEUTICS, INC.
(A DEVELOPMENT STAGE COMPANY)

INDEX TO FINANCIAL STATEMENTS

Page
Celldex Therapeutics, Inc. (A Development Stage Company)
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2003 and 2004	F-3
Statements of Operations for each of the three years in the period ended December 31, 2004 and the Period from January 1, 1999 (inception) to December 31, 2004	F-4
Statements of Stockholders' Equity for the Period from January 1, 1999 (inception) to December 31, 2004	F-5
Statements of Cash Flows for each of the three years in the period ended December 31, 2004 and the Period from January 1, 1999 (inception) to December 31, 2004	F-6
Notes to Financial Statements	F-7
Balance Sheets as of December 31, 2004 and March 31, 2005 (unaudited)	F-20
Statements of Operations for the three months ended March 31, 2004 and 2005 (unaudited)	F-21
Statements of Cash Flows for the three months ended March 31, 2004 and 2005 (unaudited)	F-22
Notes to Unaudited Financial Statements	F-23
Alteris Therapeutics, Inc. (A Development Stage Company)
Report of Independent Registered Public Accounting Firm	F-32
Balance Sheets as of December 31, 2003 and 2004	F-33
Statements of Operations for the period from April 18, 2002 (inception) to December 31, 2002, the years ended December 31, 2003 and 2004 and the period from April 18, 2002 (inception) to December 31, 2004	F-34
Statements of Stockholders' Deficiency for the period from April 18, 2002 (inception) to December 31, 2004	F-35
Statements of Cash Flows for the period from April 18, 2002 (inception) to December 31, 2002, the years ended December 31, 2003 and 2004 and the period from April 18, 2002 (inception) to December 31, 2004	F-36
Notes to Financial Statements	F-37
Balance Sheets as of December 31, 2004 and March 31, 2005 (unaudited)	F-49
Statements of Operations for the three months ended March 31, 2004 and 2005 (unaudited)	F-50
Statements of Cash Flows for the three months ended March 31, 2004 and 2005 (unaudited)	F-51
Notes to Unaudited Financial Statements	F-52
Pro Forma Financial Data
Pro forma Combined Balance Sheet as of March 31, 2005 (unaudited)	F-63
Unaudited Pro forma Combined Statements of Operations for the three months ended March 31, 2005	F-64
Unaudited Pro forma Combined Statements of Operations for the year ended December 31, 2004	F-65
Notes to Unaudited Pro forma Combined Financial Statements	F-66

CELLDEX THERAPEUTICS, INC.
(A DEVELOPMENT STAGE COMPANY)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Celldex Therapeutics, Inc.

        We have audited the accompanying balance sheets of Celldex Therapeutics, Inc. (a development stage company) as of December 31, 2003 and 2004, and the related statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 2004 and the period from January 1, 1999 (inception) to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Celldex Therapeutics, Inc. at December 31, 2003 and 2004 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004 and the period from January 1, 1999 (inception) to December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

MetroPark, New Jersey
February 25, 2005

CELLDEX THERAPEUTICS, INC.

(A Development Stage Company)

BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2003	2004
ASSETS
Property and equipment, net	$410	$272
Deferred financing costs	—	1,011

Total assets	$410	$1,283

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7	$393
Accrued compensation	72	74

Total current liabilities	79	467
Commitments and contingencies	—	—
Stockholders' Equity:
Preferred stock, $1.00 par value per share, 1,000,000 shares authorized, no shares issued and outstanding at December 31, 2003 and December 31, 2004	—	—
Common stock, $.01 par value; 50,000,000 shares authorized; 12,000,000 shares issued and outstanding at December 31, 2003 and 2004	120	120
Additional paid-in capital	17,805	25,254
Deferred stock compensation	—	(898)
Deficit accumulated during development stage	(17,594)	(23,660)

Total stockholders' equity	331	816

Total liabilities and stockholders' equity	$410	$1,283

See accompanying notes.

CELLDEX THERAPEUTICS, INC.

(A Development Stage Company)

STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	For the Year Ended, December 31,			Period from January 1, 1999 (inception) to December 31, 2004
	2002	2003	2004
Revenues:
Grant revenue	$—	$—	$—	$93

Total revenues	—	—		93
Costs and expenses:
Research and development	2,806	4,961	4,480	17,523
General and administrative	839	1,157	1,586	6,230

Total costs and expenses	3,645	6,118	6,066	23,753

Operating loss	(3,645)	(6,118)	(6,066)	(23,660)

Net loss	$(3,645)	$(6,118)	$(6,066)	$(23,660)

Basic and diluted net loss per share	$(0.30)	$(0.51)	$(0.51)

Weighted average number of common shares outstanding—basic and diluted	12,000,000	12,000,000	12,000,000

See accompanying notes.

CELLDEX THERAPEUTICS, INC.

(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS' EQUITY

(In thousands, except share data)

	Number of shares	Amount	Advances from Medarex, Inc./Additional paid-in capital	Deferred Stock Compensation	Deficit accumulated during the development stage	Total stockholders' equity
Balance at December 31, 2000	—	$—	$4,685	$—	$(4,617)	$68

Advances from Medarex, Inc.			3,336	—		3,336
Net loss				—	(3,214)	(3,214)

Balance at December 31, 2001	—	—	8,021	—	(7,831)	190

Advances from Medarex, Inc.			3,926	—		3,926
Net loss				—	(3,645)	(3,645)

Balance at December 31, 2002	—	—	11,947	—	(11,476)	471

Advances from Medarex, Inc.			5,978	—		5,978
Issuance of common stock to parent May, 2003	12,000,000	120	(120)	—		—
Net loss				—	(6,118)	(6,118)

Balance at December 31, 2003	12,000,000	120	17,805	—	(17,594)	331

Advances from Medarex, Inc.			6,297			6,297
Deferred compensation			1,152	(1,152)		—
Amortization of deferred compensation				254		254
Net loss					(6,066)	(6,066)

Balance at December 31, 2004	12,000,000	$120	$25,254	$(898)	$(23,660)	$816

See accompanying notes.

CELLDEX THERAPEUTICS, INC.

(A Development Stage Company)

STATEMENTS OF CASH FLOW

(In thousands)

				Period from January 1, 1999 (inception) to December 31, 2004
	For the Year Ended December 31,
	2002	2003	2004
Operating activities:
Net loss	$(3,645)	$(6,118)	$(6,066)	$(23,660)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	101	142	138	452
Amortization of deferred compensation			254	254
Changes in operating assets and liabilities
Accounts payable	(7)	7	386	393
Accrued liabilities	(2)	15	2	74

Net cash used in operating activities	(3,553)	(5,954)	(5,286)	(22,487)

Investing activities:
Purchase of equipment	(373)	(24)	—	(724)

Net cash used in investing activities	(373)	(24)	—	(724)

Financing activities:
Deferred financing costs			(1,011)	(1,011)
Advances from Medarex, Inc.	3,926	5,978	6,297	24,222

Net cash provided by financing activities	3,926	5,978	5,286	23,211

Net increase in cash and cash equivalents	—	—	—	—
Cash and cash equivalents at beginning of period	—	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—	$—

Supplemental disclosures of cash flow information
Deferred stock compensation	$—	$—	$1,152	$1,152

Cash paid during period for:
Income taxes	$—	$—	$—	$—

Interest	$—	$—	$—	$—

See accompanying notes.

CELLDEX THERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2004
(In thousands, unless otherwise indicated, except share and per share data)

1. Organization Basis of Presentation

        In May 2003, Celldex Therapeutics, Inc. (the "Company" or "Celldex") was incorporated in New Jersey under the name MabVac, Inc., as a wholly owned subsidiary of Medarex, Inc. ("Medarex"). In April 2004, the Company was reincorporated in the State of Delaware as Celldex. The accompanying financial statements reflect the periods prior to and after the incorporation of Celldex. Medarex began incurring expenses related to the Company's current programs in January 1999, and, for accounting purposes, January 1, 1999 is considered the date of the Company's inception. Upon successful completion of this offering, Medarex, Inc. will own approximately 70% of the Company's outstanding common stock.

        The Company focuses on research, development and commercialization of novel therapeutic products for the treatment and control of cancer, infectious diseases and immune system disorders. The Company's lead APC Targeting therapeutic vaccine, BHCG-VAC, for the treatment of various cancers, entered clinical testing in colon patients in 2004. In September 2004, investigators at the Duke Comprehensive Cancer Center working together with the Company's scientists were awarded a two-year $500,000 grant from the Avon Foundation and the National Cancer Institute to initiate a Phase I clinical trial with BHCG-VAC for the treatment of breast cancer. The Company has submitted a protocol for this study to the FDA and expects to begin enrolling patients in the second half of 2005.

        The Company is dependent upon Medarex to provide sufficient capital to meet its operating requirements. It is the intention of Medarex to provide such funds as needed until the Company completes its proposed offering.

  Basis of Presentation

        The Company's financial statements have been derived from the financial statements and accounting records of Medarex using the historical results of operations and historical basis of the assets of the Company's business. The balance sheet includes certain assets used by the Company, legal title to which was transferred to the Company by Medarex on March 5, 2004. The Company's funding to date has been from Medarex and credited to additional paid-in capital in the statement of stockholder's equity. However, the financial statements included herein may not necessarily reflect the Company's results of operations, financial position and cash flow in the future or what its results of operations, financial position and cash flow would have been had the Company been a stand-alone company during the periods presented.

        The Company's financial statements include allocations from Medarex of research and development (R&D) and general and administrative (G&A) expenses. The Company has allocated expenses based on relative amounts of salaries incurred and square footage utilized. R&D and G&A expenses have been allocated primarily based on the Company's R&D related salaries as a percentage of Medarex's total R&D related salaries. Salary expense was used as the basis for allocations since the majority of costs incurred by the Company are related to R&D done by its scientists. R&D expenses include compensation, facilities, clinical research, preclinical testing and other R&D expenses related to the Company's technology and product pipeline development. G&A expenses include salary and expenses for executive management, finance, legal, human resources, information services, business development, and investor relations departments. For certain facility related items, such as depreciation, repairs and maintenance, rent, etc., for the facility in which the Company's scientific staff operates, the allocation is based on the percentage of square footage of the space occupied by the Company to the total square footage of the facility. In addition, certain R&D expenses directly attributable to the Company have been specifically charged to the Company's R&D expenses. Management believes the assumptions underlying allocating the expenses included in the financial statements are reasonable.

        The Company operates as a development-stage company and has not generated significant revenue since its inception and has not generated any revenue since the year ended December 31, 2000.

  Recapitalization and Stock Split

        In May 2003, the Company was incorporated in New Jersey under the name MabVac, Inc.. The Company had 100 shares authorized and 18 shares issued and outstanding to its only shareholder Medarex, Inc. On April 2, 2004, the Company reincorporated in Delaware under the name Celldex Therapeutics, Inc. With the Company's reincorporation in Delaware, the Company's Board of Directors approved a five hundred thousand-for-one (500,000-for-1) split of the Company's outstanding shares of common stock. The accompanying financial statements have been adjusted to give retroactive recognition of the common stock split, effective April 2, 2004, for all periods presented by reclassifying from capital in excess of par value to common stock an amount equal to the par value of the additional shares arising from the split. In addition, all references in the financial statements to number of shares and per share amounts have been adjusted. In connection with this reincorporation, the investment by Medarex has been reclassified to additional paid in capital.

        In April 2004, along with the Company's reincorporation in Delaware, the Company authorized 1,000,000 shares of preferred stock with a $1.00 par value. As of December 2004, the Company had no shares of its preferred stock issued and outstanding.

        In January 2005, the Company's Board of Directors approved a one and a third-for-one stock split (1.333333-for-1) which was affected as a 33.33% common stock dividend for the stockholders of record as of November 15, 2004. The Company's financial statements have been adjusted to give retroactive recognition of the common stock split, effective January 5, 2005, for all periods presented by reclassifying from capital in excess of par value to common stock an amount equal to the par value of the additional shares arising from the split. In addition, all references in the financial statements to number of shares and per share amounts have been adjusted.

2. Significant Accounting Policies

  Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual future results could differ from those estimates.

  Cash Equivalents

        The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

  Fair Value of Financial Instruments

        The carrying amounts of the Company's financial instruments, which include accounts payable and accrued liabilities, approximate their fair values as of December 31, 2003 and 2004.

  Property and Equipment

        Property and equipment is stated at cost. Depreciation is provided on the straight-line method over estimated useful lives of the related assets, which range from three to five years. Repair and maintenance costs are charged to expenses as incurred.

  Impairment of Long-Lived Assets

        The Company reviews the recoverability of the carrying value of long-lived assets, primarily property, plant and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Should indicators of impairment exist, the carrying values of the assets are evaluated in relation to the operating performance and future undiscounted cash flows of the underlying business. The net book value of an asset is adjusted to fair value if its expected future undiscounted cash flow is less than its book value. The Company has identified no such impairment losses.

  Revenue Recognition

        The Company anticipates using revenue recognition criteria outlined in Staff Accounting Bulletin No. 104 "Revenue Recognition in Financial Statements" and Emerging Issues Task Force ("EITF") Issue 00-21 "Revenue Arrangements with Multiple Deliverables" ("EITF 00-21"). Accordingly, revenues derived from licensing agreements will be recognized based on the performance requirements of the Agreement. Revenue from U.S. government grants under Small Business Innovation Research ("SBIR") is recognized as the services are performed.

  Research and Development Costs

        Research and development expenses relate primarily to the cost of preclinical development of the programs. Research and development costs are charged to expense as incurred. Research and development expenses consist mainly of manufacturing of clinical material, toxicology and other studies, salaries, depreciation and allocation expenses.

  Net Loss Per Share

        The Company computes net loss per share in accordance with Statement of Financial Accounting Standards 128, "Earnings per Share" ("SFAS No. 128"). Under the provisions of SFAS No. 128, basic net loss per common share ("Basic EPS") is computed by dividing net loss by the weighted average number common shares outstanding. Diluted net loss per common share ("Diluted EPS") is computed by dividing net loss by the weighted-average number of common shares and dilutive common shares equivalents then outstanding. Common equivalent shares may consist of the incremental common shares issuable upon the conversion of preferred stock and shares issuable upon the exercise of stock options. Diluted EPS is identical to Basic EPS since dilutive common share equivalents would be excluded for the calculation, as their effect is anti-dilutive.

        Basic and diluted net loss per share is computed using 12,000,000 shares, the total number of common shares outstanding at December 31, 2004, as if such shares were outstanding for all periods presented prior to our incorporation in May 2003.

  Income Taxes

        The Company accounts for income taxes using the asset and liability method, whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. For all periods presented, the Company has been included in the tax returns of Medarex. For financial reporting purposes, income tax expense and deferred tax balances have been calculated as if the Company were a separate entity and had prepared its own separate return.

  Stock Based Compensation

        As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company elected to follow Accounting Principles Board Opinion No, 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its participation in the Company's employees stock option plan. Under APB 25, compensation expense is recognized at the time of the option grant when the exercise price of the stock option is less than the fair market value of the underlying common stock on the date of grant.

        The Company granted 480,000 stock option grants in January 2004 at an exercise price of $6.00 per share, and 360,000 stock option grants in April 2004 at an exercise price of $7.80 per share. For accounting purposes, the exercise price of the stock options granted was less than the fair market value of the underlying common stock. The Company determined the exercise price as follows: each time the Company granted these stock options, the Company's Board of Directors undertook a contemporaneous estimation of the value of the Company and its common stock based on, among other things, inputs from management and estimates from the Company's financial advisors in anticipation of the Company's being public at some time during the current fiscal year. Because shares of the Company's common stock have not been publicly traded, determining the value of the

Company's common stock requires making complex and subjective judgments. The Company valued its common and stock option grants by performing comparative analysis of the value of publicly traded companies in the biotechnology industry similar to the Company. Using the comparative analysis as the baseline valuation, the Company then discounted the value of its common stock based on the risks associated with its early stage of product development and the limited liquidity of its common stock. The Company did not obtain a valuation from an unrelated valuation specialist because, at the time of the issuances of the stock option grants during this period, the Company's efforts were focused on product development and its financial and managerial resources were limited. Because of the events that occurred between the date of the first stock option grants in January and the grants in April, primarily the commencement of a Phase I clinical trial of BHCG-VAC, and the impending filing of the Company's initial public offering with the SEC (the "IPO"), the valuation of its common stock increased and was reflected in the higher exercise price of the later grants. As of December 31, 2004, the Company had issued 840,000 stock options through the Company's stock option plan.

        As of December 31, 2004, stock-based employee compensation expense of $254 is reflected in net loss, as all options granted under the Celldex plan had an exercise price less than to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss per share if the Company had applied the fair value recognition provisions of SFAS 123 "Accounting for Stock-Based Compensation," to stock-based employee compensation from the Celldex Stock Option Plan.

        SFAS 123 requires pro forma information regarding net income and earnings per share as if the Company had accounted for its stock options granted subsequent to January 1, 1999 and shares of common stock purchased by employees in connection with the Medarex stock options plans ("equity awards") under the fair value method. Beginning in January 2004, Celldex began granting awards under its plan and these awards are also presented in the fair value method calculation below. The fair value of these equity awards was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for the years ended December 31, 2002, 2003 and 2004, respectively: risk-free interest rate of 3.50%, 2.75% and 3.60%. Expected volatility of 76.70%, 64.00% and 55.00%; expected life of 5 years from vesting; and an expected divided yield of 0% for all periods.

        In connection with the grant of stock options issued during January 2004 and April 2004, the Company recorded stock compensation within stockholder's equity of $1,152 which represents the difference between the deemed fair value of the common stock for accounting purposes and the option exercise price at the date of grant. Such amount will be amortized over the vesting period of the applicable options on a straight-line basis, which is four years. The Company recorded deferred stock compensation expense of $254 for the year ending December 31, 2004. The expected future amortization expense for deferred stock compensation for stock option grants through December 2004 is as follows:

For the years ending December 31,
2004	$254
2005	$288
2006	$288
2007	$288
2008	$34

$1,152

        For purposes of pro forma disclosures, the estimated fair value of the equity awards is amortized to expense over the options' vesting period for the Medarex and Celldex plans. The Company's pro forma net loss is as follows:

	Years ended December 31,
	2002	2003	2004
Net loss attributable to common stockholders, as reported	$(3,645)	$(6,118)	$(6,066)
Add: Stock-based employee compensation expense included in net loss attributable to common stockholders	—	—	254
Deduct: Total stock-based employee compensation expensed determined under fair value based method for all rewards	$(156)	$(106)	$(532)

SFAS 123 pro forma net loss	$(3,801)	$(6,224)	$(6,344)

Basic and diluted loss attributable to common stockholders per share, as reported	$(0.30)	$(0.51)	$(0.51)

Basic and diluted loss attributable to common stockholders per share, SFAS 123 pro forma	$(0.32)	$(0.52)	$(0.53)

  Effects of New Accounting Standards

        On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004) "Share-Based Payment, " which is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation." Statement 123(R) supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and amends FASB Statement No. 95, "Statements of Cash Flows." Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

        Statement 123(R) must be adopted no later than January 1, 2006. Early adoption will be permitted in periods in which financial statements have not yet been issued. We expect to adopt Statement 123(R) on January 1, 2006.

        As permitted by Statement 123, the Company currently accounts for share-based payments to employees using Opinion 25's intrinsic value method and as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of Statement 123(R)'s fair value method will have a significant impact on the Company's results of operations, although it will have no impact on the Company's overall financial position. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described herein, in the disclosure of pro forma net loss and earnings per share.

3. Composition of Certain Financial Statement Captions

        Property and equipment consist of the following (in thousands):

	December 31,
	2003	2004
Furniture and office equipment	$84	$84
Machinery and equipment	640	640

	724	724
Accumulated depreciation	(314)	(452)

	$410	$272

        Depreciation expense for the years ended December 31, 2002, 2003 and 2004 was $101, $142 and $138, respectively.

4. Income Taxes

        There is no tax provision (benefit) for federal or state income taxes, as the Company incurred operating losses since its inception.

        Since its inception, the Company has generated net operating loss carry-forwards for federal and state income tax purposes of approximately $23.0 million and research tax credit carry-forwards for federal tax reporting purposes of approximately $678,000. All net operating loss carry-forwards for federal and state income tax reporting purposes prior to the Company's incorporation will belong to Medarex.

        Since its incorporation in May 2003, the Company has available for federal income tax purposes net operating loss carry-forwards, subject to review by the Internal Revenue Service, of approximately $9.5 million, which expire through 2024, and has research tax credit carry-forwards at December 31, 2004 of approximately $373,000 which expire through 2024. The valuation allowance increased $2.5 million and $2.7 million for the years ended December 31, 2003 and 2004. The Company's ability to use such net operating loss and research and development carry-forwards may be limited by change of control provisions under Section 382 of the Internal Revenue Code.

        Significant components of the Company's deferred tax asset and liabilities are as follows:

	December 31,
	2003	2004
Deferred tax assets
Net operating loss carry-forwards	$7,082	$9,386
Research tax credits	354	678
Deferred compensation	—	102
Depreciation	(52)	(42)

Total deferred tax asset	7,384	10,124
Less valuation allowance	(7,384)	(10,124)

Net deferred tax asset	$—	$—

        The deferred tax assets above include $4.6 million of net operating losses and $271 of research tax credit that will remain with Medarex.

5.    Net Loss Per Share

        The following table sets forth the computation of basic net loss attributable to common stockholders per share.

	Year ended December 31,
	2002	2003	2004
Numerator
Net loss	$(3,645)	$(6,118)	$(6,066)
Number for basic and diluted net loss attributable to common stockholders per share—net loss attributable for common stockholders.	$(3,645)	$(6,118)	$(6,066)

Denominator
Denominator for basic and dilutive net loss attributable to common stockholders per share—weighted average shares	12,000,000	12,000,000	12,000,000

Basic and diluted net loss attributable to common stockholders per share	$(0.30)	$(0.51)	$(0.51)

6.    Stock Plans

        Medarex has 12 Stock Option Plans ("the Plans"). The purchase price of stock options under the Plans is determined by the Compensation and Organization Committee of the Board of Directors of Medarex (the "Committee"). The term is fixed by the Committee, but no incentive stock option is exercisable after 10 years from the date of grant. Stock options generally vest over a four year period. At December 31, 2004, a total of 1,062,333 shares were available for future grants to Medarex employees under the Plans.

        Through December 31, 2004, the Company's employees have participated in Medarex's stock option program. A summary of the stock option activity of the Company's employees under the Medarex stock options plans and related information for the years ended December 31, 2002, 2003, and 2004 is as follows:

	2002		2003		2004
	Common Stock Options	Weighted Average Exercise Price	Common Stock Options	Weighted Average Exercise Price	Common Stock Options	Weighted Average Exercise Price
Outstanding at beginning of year	191,000	$17.21	290,750	$13.64	254,430	$8.32
Granted	101,250	$7.25	65,430	$6.43	29,032	$5.86
Exerised	(1,500)	$5.64	(7,500)	$2.52	(3,128)	$6.36
Cancelled	—	$20.42	(94,250)	$24.25	(6,365)	$7.03

Outstanding at end of year	290,750	$13.64	254,430	$8.32	273,969	$7.34

Exercisable at end of year	123,500	$17.38	149,751	$10.04	178,508	$7.47
Weighted average fair value of options granted during the year		$4.69		$3.63		$3.10
Range of Exercise Price	Outstanding Options December 31, 2004	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Exercisable Options at December 31, 2004	Weighted Average Exercise Price
$1.47–$5.50	74,032	5.76	$3.79	48,000	$2.80
$5.51–$6.46	108,260	7.21	$6.36	74,857	$6.35
$6.52–$12.50	34,750	8.77	$6.85	9,928	$6.96
$12.90–$53.41	56,927	6.66	$14.11	45,723	$14.30

	273,969			178,508

        The fair value of each option grant is estimated on the date of grant using Black-Scholes pricing model with the following assumptions

	2002	2003	2004
Expected dividend yield	0%	0%	0%
Expected stock price volatility	76.70%	64.00%	55.00%
Risk-free interest rate	3.50%	2.75%	3.60%
Expected life of option	5 years	5 years	5 years

        Celldex has one (1) Stock Option Plan ("the Plan"). The purchase price of stock options under the Plan is determined by the Compensation and Organization Committee of the Board of Directors of Celldex (the "Committee"). The term is fixed by the Committee, but no incentive stock option is exercisable after 10 years from the date of grant. Stock options generally vest over a four year period.

At December 31, 2004, a total of 1,160,000 shares were available for future grants to Celldex employees under the Plan.

        A summary of the stock option activity of the Company's employees under the Celldex stock option plan and related information for the period ended December 31, 2004 is as follows:

	2004
	Common Stock Options	Weighted Average Exercise Price
Outstanding at beginning of year	—	$—
Granted	840,000	$6.77
Exerised	—	$—
Cancelled	—	$—

Outstanding at end of year	840,000	$6.77
Exercisable at end of year	—
Weighted average fair value of options granted during the year		$3.71
Range of Exercise Price	Outstanding Options December 31, 2004	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Exercisable Options at December 31, 2004	Weighted Average Exercise Price
$6.00–$7.00	480,000	9.08	$6.00	—	$—
$7.01–$8.00	360,000	9.33	$7.80	—	$—

	840,000	—

        The fair value of each option grant is estimated on the date of grant using Black-Scholes pricing model with the following assumptions

2004
Expected dividend yield	0%
Expected stock price volatility	55.00%
Risk-free interest rate	3.60%
Expected life of option	5 years

        During the year ended December 31, 2004, the Company granted options with exercise prices as follows:

Grants Made During Quarter Ended	Number of Options Granted	Weighted Average Exercise Price	Weighted Average Fair Value Per Share	Weighted Average Intrinsic Value Per Share
March 31, 2004	480,000	$6.00	$3.35	$1.50
June 30, 2004	360,000	$7.80	$4.20	$1.20

7.    Retirement Savings Plan

        For the period covered by these financial statements, the Company participated in Medarex's Employee Savings and Retirements Plan ("the 401(k) Plan").

        The 401(k) Plan is intended to be a tax-qualified plan covering substantially all employees. Under the terms of the 401(k) Plan, employees may elect to contribute up to 15% of their compensation, or the statutory prescribed limits. The Company may make matching contributions of up to 4% of a participant's annual salary. Benefit expense for the 401(k) plan was approximately $7.6, $5.5, 11.4 and $39.3 for the years ended December 31, 2002, 2003 and 2004, and the period from January 1, 1999 to December 31, 2004.

        The Company's employees will generally continue participation in Medarex's employee benefit plans.

8.    Related Party Transactions

        The Company and Medarex have entered into the following agreements, each of which was approved by a majority of our independent directors who did not have an interest in the transaction. The Company believes that each of its agreements with Medarex is on terms as favorable to the Company as it could have obtained on an arms-length basis from unaffiliated third parties. These agreements include:

  •
  an Assignment and License Agreement that provides for the assignment of certain patent and other intellectual property rights and a license to certain Medarex technology;

  •
  a Research and Commercialization Agreement which provides us with certain rights to obtain exclusive commercial licenses to proprietary monoclonal antibodies raised against certain antigens;

  •
  an Affiliation Agreement, which, among other things, details Medarex's obligation to elect independent directors to our board and contains certain restrictions, effective for a period of 36 months from the date of this prospectus, on Medarex's ability to acquire additional shares of our common stock and to sell shares of our common stock;

  •
  a Master Services Agreement, which sets forth Medarex's agreement to provide us with certain services to be mutually agreed upon, which may include, among others, clinical and regulatory assistance; and

  •
  a Lease Agreement, under which we have agreed for an interim period to lease office space and research laboratories from Medarex.

  Fees, Milestone and Royalties

        The Company may be required to pay license fees and milestone payments to Medarex with respect to any antibodies developed using its HuMab-Mouse technology. These fees and milestones may total up to $7 million to $10 million per antibody receives approval from the FDA and equivalent foreign agencies.

        The Company may also be required to pay royalties on any product sales. The royalties will be payable on a country-by-country and licensed product-by-licensed product basis until the date which is the later of (i) the expiration of the last to expire of the patents covering the licensed product in such country or (ii) until ten (10) years following the first commercial sale of a licensed product in such country.

9.    Commitments and Contingencies

  Operating Leases

        Upon completion of the IPO, the Company will lease from Medarex for a six month to one year period office and laboratory space, which will expire no later than one year from successful completion of the Company's initial public offering. The lease for the Company's facility in Bloomsbury, New Jersey will be approximately $27 for basic rent and other costs.

10.    Selected Quarterly Financial Information (Unaudited)

        The following is a summary of quarterly results of operations for the years ended December 31, 2003 and 2004 (in thousands).

2003	First	Second	Third	Fourth
Net loss	$(1,525)	$(1,573)	$(1,564)	$(1,456)
Basic and diluted loss per share	(0.13)	(0.13)	(0.13)	(0.12)
2004	First	Second	Third	Fourth
Net loss	$(1,209)	$(1,546)	$(1,272)	$(2,039)
Basic and diluted loss per share	(0.10)	(0.14)	(0.11)	(0.16)

        Prior to May 2003, there were no common shares for the Company. In May 2003, the Company was incorporated in New Jersey and 100 shares were authorized and 18 shares were issued and outstanding. The Company reincorporated in April 2004 in Delaware and 50,000,000 shares were authorized and 12,000,000 shares were issued and outstanding. Medarex's 18 shares were converted by a 500,000-to-1 stock split and a 1.333333-to-1 stock split into 12,000,000 shares. Medarex was the Company's only shareholder at the time of the reincorporation.

        Per common share amounts for the quarters and full years have been calculated separately. Accordingly, quarters amounts do not add to the annual amount because of differences in the weighted average common shares outstanding during each period principally due to the effect of the Company's issued shares of it common stock during the year.

        Diluted EPS is identical to Basic EPS since there were no other common share equivalents during any of the years ended December 31, 2003 and 2004.

11.    Subsequent Events

        In January 2005, we entered into an asset purchase agreement to acquire substantially all of the non-current assets of Alteris Therapeutics, Inc., which include, primarily, exclusive licenses and the associated intellectual property in exchange for 1,183,333 shares of our common stock (subject to adjustment), a cash payment of $1.5 million in cash and certain additional consideration. Through its strategic acquisition of Alteris, the Company will acquire the following assets:

  •
  An exclusive worldwide non-royalty bearing, fully paid-up license to the patents covering the scientifically validated and proprietary cancer antigen EGFRvIII, which is a variant of the epidermal growth factor receptor, or EFGR, for use in vaccine and immunization approaches to prevent, inhibit and treat tumor formation and progression;

  •
  The exclusive rights to commercialize ALT-110, a therapeutic cancer vaccine based on the EGFRvIII cancer antigen that is currently being studied by a number of academic institutions in an investigator-initiated Phase II clinical trial for brain cancer at the Brain Tumor Center at the Duke Comprehensive Cancer Center and at the M.D. Anderson Cancer Center in Houston, Texas and an investigator-initiated Phase I clinical trial for various other cancers at the University of Washington; and

  •
  An exclusive worldwide fee and royalty bearing license to the patent applications covering the Rapid Identification of Alternative Splicing system, or RIAS, a target discovery platform technology that we believe will enable us to discover additional disease related antigens to be used as targets for our APC Target Technology and for out-licensing and collaboration efforts.

        The Company will be obligated to pay Alteris milestone payments totaling $5.0 million upon the first approval of a biologics license application by the FDA for an EGFRvIII-derived product, provided, however, that in the event the Company receives a marketing authorization application from a European regulatory agency for the commercial sale of an EGFRvIII-derived product prior to its receipt of the first approval of a biologics license application by the FDA, then the Company will be required to pay Alteris a milestone payment of $3.5 million. The Company will be required to pay the remaining $1.5 million upon approval of a biologics application by the FDA. At the Company's option, such payment may be made in cash or fully registered, freely tradable shares of the Company's common stock having a fair market value on the date such regulatory approval is obtained equal to the amount of any such milestone; and

        The Company will be required to pay Alteris an amount equal to 20% of any upfront fees or milestone payments it may receive from a certain third party licensee in the event that, within 12 months of the closing of the acquisition, the Company enters into a license agreement with such third party licensee for any EGFRvIII-derived product that was developed using any of the intellectual property the Company acquired from Alteris. At the Company's option, such payment may be made in cash or fully registered, freely tradable shares of its common stock having a fair market value on the date such payment is received equal to the amount of any such milestone payment.

        The acquisition of Alteris is subject to the completion of the IPO as well as a number of other closing conditions normally associated with asset acquisitions of this type, including the accuracy of the representations and warranties of the parties, no material adverse change to Alteris' business, receipt of all necessary governmental approvals and the consents of all parties necessary to transfer and assign the assets, the satisfaction by Alteris of certain of its outstanding liabilities and the approval of Alteris' stockholders. A majority of the Alteris stockholders have agreed to vote in favor of the acquisition, subject to their fiduciary obligations. The underwriting agreement requires that the closing of the acquisition occur simultaneously with the closing of the IPO, which requirement cannot be waived. The IPO will not be consummated without the simultaneous closing of the Alteris acquisition.

 CELLDEX THERAPEUTICS, INC

(A Development Stage Company)

BALANCE SHEETS

(In thousands, except share and per share data)

	December 31, 2004	March 31, 2005
		(unaudited)
ASSETS
Property and equipment, net	$272	$240
Deferred financing costs	1,011	1,210

Total assets	$1,283	$1,450

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$393	$151
Accrued liabilities	74	45

Total current liabilities	467	196
Commitments and contingencies	—	—
Stockholders' Equity:
Preferred stock, $1.00 par value per share, 1,000,000 shares authorized, no shares issued and outstanding at December 31, 2004 and March 31, 2005	—	—
Common stock, $.01 par value; 50,000,000 shares authorized; 12,000,000 shares issued and outstanding at December 31, 2004 and March 31, 2005	120	120
Additional paid-in capital	25,254	27,220
Deferred stock compensation	(898)	(826)
Deficit accumulated during development stage	(23,660)	(25,260)

Total stockholders' equity	816	1,254

Total liabilities and stockholders' equity	$1,283	$1,450

See accompanying notes.

 CELLDEX THERAPEUTICS, INC

(A Development Stage Company)

STATEMENTS OF OPERATIONS
(Unaudited)

(In thousands, except share and per share date)

	For the Three Months Ended,		Period from January 1, 1999 (inception) to March 31, 2005
	March 31, 2004	March 31, 2005
Revenues:
Grant revenue	$—	$—	$93

Total revenues	—	—	93
Costs and expenses:
Research and development	899	1,138	18,661
General and administrative	310	462	6,692

Total costs and expenses	1,209	1,600	25,353

Operating loss	(1,209)	(1,600)	(25,260)

Net loss	$(1,209)	$(1,600)	$(25,260)

Basic and diluted net loss per share	$(0.10)	$(0.13)

Weighted average number of common shares outstanding—basic and diluted	12,000,000	12,000,000

See accompanying notes.

 CELLDEX THERAPEUTICS, INC

(A Development Stage Company)

STATEMENTS OF CASH FLOW

(Unaudited)
(In thousands)

	For the Three Months Ended
			Period from January 1, 1999 (inception) to March 31, 2005
	March 31, 2004	March 31, 2005
Operating activities:
Net loss	$(1,209)	$(1,600)	$(25,260)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	35	32	484
Amortization of deferred compensation	38	72	326
Changes in operating assets and liabilities
Accounts payable	39	(242)	151
Accrued liabilities	(32)	(29)	45

Net cash used in operating activities	(1,129)	(1,767)	(24,254)

Investing activities:
Purchase of equipment	—	—	(724)

Net cash used in investing activities	—	—	(724)

Financing activities:
Deferred financing costs	$(349)	$(199)	(1,210)
Advances from Medarex, Inc	1,478	1,966	26,188

Net cash provided by financing activities	1,129	1,767	24,978

Net increase in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of period	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—

Supplemental disclosures of cash flow information
Deferred stock compensation	$720	$—	$1,152

Cash paid during period for:
Income taxes	$—	$—	$—

Interest	$—	$—	$—

See accompanying notes.

 CELLDEX THERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO UNAUDITED FINANCIAL STATEMENTS

March 31, 2005
(In thousands, unless otherwise indicated, except share and per share data)

1. Organization Basis of Presentation

        In May 2003, Celldex Therapeutics, Inc. (the "Company" or "Celldex") was incorporated in New Jersey under the name MabVac, Inc., as a wholly owned subsidiary of Medarex, Inc. ("Medarex"). In April 2004, the Company was reincorporated in the State of Delaware as Celldex. The accompanying financial statements reflect the periods prior to and after the incorporation of Celldex. Medarex began incurring expenses related to the Company's current programs in January 1999, and, for accounting purposes, January 1, 1999 is considered the date of the Company's inception. Upon successful completion of this offering, Medarex, Inc. will own approximately 70% of the Company's outstanding common stock.

        The Company focuses on research, development and commercialization of novel therapeutic products for the treatment and control of cancer, infectious diseases and immune system disorders. The Company's lead APC Targeting therapeutic vaccine, BHCG-VAC, for the treatment of various cancers, entered clinical testing in colorectal, pancreatic and bladder cancer patients in 2004. Four patients in the lowest dose cohort (0.3 mg) have completed the full vaccination regimen. To date, there have been no drug-related serious adverse events in the study. One patient with pancreatic cancer has demonstrated a reduction in tumor burden. Enrollment in this trial is expected to be completed in 2005. In September 2004, investigators at the Duke Comprehensive Cancer Center working together with the Company's scientists were awarded a two-year $500,000 grant from the Avon Foundation and the National Cancer Institute to initiate a Phase I clinical trial with BHCG-VAC for the treatment of breast cancer. The Company has submitted a protocol for this study to the FDA and expects to begin enrolling patients in the second half of 2005.

        The Company is dependent upon Medarex to provide sufficient capital to meet its operating requirements. It is the intention of Medarex to provide such funds as needed until the Company completes its proposed offering.

  Basis of Presentation

        The Company's financial statements have been derived from the financial statements and accounting records of Medarex using the historical results of operations and historical basis of the assets of the Company's business. The balance sheet includes certain assets used by the Company, legal title to which was transferred to the Company by Medarex on March 5, 2004. The Company's funding to date has been from Medarex and credited to additional paid-in capital in the statement of stockholder's equity. However, the financial statements included herein may not necessarily reflect the Company's results of operations, financial position and cash flow in the future or what its results of operations, financial position and cash flow would have been had the Company been a stand-alone company during the periods presented.

        The accompanying unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Interim results are not necessarily indicative of the results that may be expected for the year. The balance sheet at December 31, 2004 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required for complete financial statements. For further information, refer to the financial statements for the year ended December 31, 2004 and footnotes thereto included in the Company's initial registration statement on Form S-1.

        The Company's financial statements include allocations from Medarex of research and development (R&D) and general and administrative (G&A) expenses. The Company has allocated expenses based on relative amounts of salaries incurred and square footage utilized. R&D and G&A expenses have been allocated primarily based on the Company's R&D related salaries as a percentage of Medarex's total R&D related salaries. Salary expense was used as the basis for allocations since the majority of costs incurred by the Company are related to R&D done by its scientists. R&D expenses include compensation, facilities, clinical research, preclinical testing and other R&D expenses related to the Company's technology and product pipeline development. G&A expenses include salary and expenses for executive management, finance, legal, human resources, information services, business development, and investor relations departments. For certain facility related items, such as depreciation, repairs and maintenance, rent, etc., for the facility in which the Company's scientific staff operates, the allocation is based on the percentage of square footage of the space occupied by the Company to the total square footage of the facility. In addition, certain R&D expenses directly attributable to the Company have been specifically charged to the Company's R&D expenses. Management believes the assumptions underlying allocating the expenses included in the financial statements are reasonable.

        The Company operates as a development-stage company and has not generated significant revenue since its inception and has not generated any revenue since the year ended December 31, 2000.

  Recapitalization and Stock Split

        In May 2003, the Company was incorporated in New Jersey under the name MabVac, Inc. The Company had 100 shares authorized and 18 shares issued and outstanding to its only shareholder Medarex, Inc. On April 2, 2004, the Company reincorporated in Delaware under the name Celldex Therapeutics, Inc. With the Company's reincorporation in Delaware, the Company's Board of Directors approved a five hundred thousand-for-one (500,000-for-1) split of the Company's outstanding shares of common stock. The accompanying financial statements have been adjusted to give retroactive recognition of the common stock split, effective April 2, 2004, for all periods presented by reclassifying from capital in excess of par value to common stock an amount equal to the par value of the additional shares arising from the split. In addition, all references in the financial statements to number of shares and per share amounts have been adjusted. In connection with this reincorporation, the investment by Medarex has been reclassified to additional paid in capital.

        In April 2004, along with the Company's reincorporation in Delaware, the Company authorized 1,000,000 shares of preferred stock with a $1.00 par value. As of March 31, 2005, the Company had no shares of its preferred stock issued and outstanding.

        In January 2005, the Company's Board of Directors approved a one and one-third-for-one stock split (1.333333-for-1) which was affected as a 33.33% common stock dividend for the stockholders of record as of November 15, 2004. The Company's financial statements have been adjusted to give retroactive recognition of the common stock split, effective January 5, 2005, for all periods presented by reclassifying from capital in excess of par value to common stock an amount equal to the par value of the additional shares arising from the split. In addition, all references in the financial statements to number of shares and per share amounts have been adjusted.

2. Significant Accounting Policies

  Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual future results could differ from those estimates.

  Cash Equivalents

        The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

  Fair Value of Financial Instruments

        The carrying amounts of the Company's financial instruments, which include accounts payable and accrued liabilities, approximate their fair values as of March 31, 2004 and March 31, 2005.

  Property and Equipment

        Property and equipment is stated at cost. Depreciation is provided on the straight-line method over estimated useful lives of the related assets, which range from three to five years. Repair and maintenance costs are charged to expenses as incurred.

  Impairment of Long-Lived Assets

        The Company reviews the recoverability of the carrying value of long-lived assets, primarily property, plant and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Should indicators of impairment exist, the carrying values of the assets are evaluated in relation to the operating performance and future undiscounted cash flows of the underlying business. The net book value of an asset is adjusted to fair value if its expected future undiscounted cash flow is less than its book value. The Company has identified no such impairment losses.

  Revenue Recognition

        The Company anticipates using revenue recognition criteria outlined in Staff Accounting Bulletin No. 104 "Revenue Recognition in Financial Statements" and Emerging Issues Task Force ("EITF") Issue 00-21 "Revenue Arrangements with Multiple Deliverables" ("EITF 00-21"). Accordingly, revenues derived from licensing agreements will be recognized based on the performance requirements of the Agreement. Revenue from U.S. government grants under Small Business Innovation Research ("SBIR") is recognized as the services are performed.

  Research and Development Costs

        Research and development expenses relate primarily to the cost of preclinical development of the programs. Research and development costs are charged to expense as incurred. Research and development expenses consist mainly of manufacturing of clinical material, toxicology and other studies, salaries, depreciation and allocation expenses.

  Net Loss Per Share

        The Company computes net loss per share in accordance with Statement of Financial Accounting Standards 128, "Earnings per Share" ("SFAS No. 128"). Under the provisions of SFAS No. 128, basic net loss per common share ("Basic EPS") is computed by dividing net loss by the weighted average number common shares outstanding. Diluted net loss per common share ("Diluted EPS") is computed by dividing net loss by the weighted-average number of common shares and dilutive common shares equivalents then outstanding. Common equivalent shares may consist of the incremental common shares issuable upon the conversion of preferred stock and shares issuable upon the exercise of stock options. Diluted EPS is identical to Basic EPS since dilutive common share equivalents would be excluded for the calculation, as their effect is anti-dilutive.

        Basic and diluted net loss per share is computed using 12,000,000 shares, the total number of common shares outstanding at March 31, 2005, as if such shares were outstanding for all periods presented prior to our incorporation in May 2003.

  Income Taxes

        The Company accounts for income taxes using the asset and liability method, whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. For all periods presented, the Company has been included in the tax returns of Medarex. For financial reporting purposes, income tax expense and deferred tax balances have been calculated as if the Company were a separate entity and had prepared its own separate return.

  Stock Based Compensation

        As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company elected to follow Accounting Principles Board Opinion No, 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its participation in the Company's employees stock option plan. Under APB 25, compensation expense is recognized at the time of the option grant when the exercise price of the stock option is less than the fair market value of the underlying common stock on the date of grant.

        The Company granted 480,000 stock option grants in January 2004 at an exercise price of $6.00 per share, and 360,000 stock option grants in April 2004 at an exercise price of $7.80 per share. For accounting purposes, the exercise price of the stock options granted was less than the fair market value of the underlying common stock. The Company determined the exercise price as follows: each time the Company granted these stock options, the Company's Board of Directors undertook a contemporaneous estimation of the value of the Company and its common stock based on, among other things, inputs from management and estimates from the Company's financial advisors in anticipation of the Company's being public at some time during the current fiscal year. Because shares of the Company's common stock have not been publicly traded, determining the value of the Company's common stock requires making complex and subjective judgments. The Company valued its common and stock option grants by performing comparative analysis of the value of publicly traded companies in the biotechnology industry similar to the Company. Using the comparative analysis as the baseline valuation, the Company then discounted the value of its common stock based on the risks associated with its early stage of product development and the limited liquidity of its common stock. The Company did not obtain a valuation from an unrelated valuation specialist because, at the time of the issuances of the stock option grants during this period, the Company's efforts were focused on product development and its financial and managerial resources were limited. Because of the events that occurred between the date of the first stock option grants in January and the grants in April, primarily the commencement of a Phase I clinical trial of BHCG-VAC, and the impending filing of the Company's initial public offering with the SEC (the "IPO"), the valuation of its common stock increased and was reflected in the higher exercise price of the later grants. As of March 31, 2005, the Company had issued 840,000 stock options through the Company's stock option plan.

        As of March 31, 2005, stock-based employee compensation expense of $326 is reflected in net loss, as all options granted under the Celldex plan had an exercise price less than to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss per share if the Company had applied the fair value recognition provisions of SFAS 123 "Accounting for Stock-Based Compensation," to stock-based employee compensation from the Celldex Stock Option Plan.

        SFAS 123 requires pro forma information regarding net income and earnings per share as if the Company had accounted for its stock options granted subsequent to January 1, 1999 and shares of common stock purchased by employees in connection with the Medarex stock options plans ("equity awards") under the fair value method. Beginning in January 2004, Celldex began granting awards under its plan and these awards are also presented in the fair value method calculation below. The fair value of these equity awards was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for the three months ended March 31, 2004 and 2005, respectively: risk-free interest rate of 3.50% and 3.60%. Expected volatility of 76.70% and 59.50%; expected life of 5 years from vesting; and an expected divided yield of 0% for all periods.

        In connection with the grant of stock options issued during January 2004 and April 2004, the Company recorded stock compensation within stockholder's equity of $1,152 which represents the difference between the deemed fair value of the common stock for accounting purposes and the option exercise price at the date of grant. Such amount will be amortized over the vesting period of the applicable options on a straight-line basis, which is four years. The Company recorded deferred stock compensation expense of $254 and $72 for the year ending December 31, 2004 and the three months ending March 31, 2005, respectively. The expected future amortization expense for deferred stock compensation for stock option grants through March 31, 2005 is as follows:

For the years ending December 31,
2004	$254
2005	$288
2006	$288
2007	$288
2008	$34

$1,152

        For purposes of pro forma disclosures, the estimated fair value of the equity awards is amortized to expense over the options' vesting period for the Medarex and Celldex plans. The Company's pro forma net loss is as follows:

	Three Months Ended March 31,
	2004	2005
Net loss attributable to common stockholders, as reported	$(1,209)	$(1,600)
Add: Stock-based employee compensation expense included in net loss attributable to common stockholders	$38	$72
Deduct: Total stock-based employee compensation expensed determined under fair value based method for all rewards	$(76)	$(148)

SFAS 123 pro forma net loss	$(1,247)	$(1,676)

Basic and diluted loss attributable to common stockholders per share, as reported	$(0.10)	$(0.13)

Basic and diluted loss attributable to common stockholders per share, SFAS 123 pro forma	$(0.10)	$(0.14)

        Celldex has one (1) Stock Option Plan ("the Plan"). The purchase price of stock options under the Plan is determined by the Compensation and Organization Committee of the Board of Directors of Celldex (the "Committee"). The term is fixed by the Committee, but no incentive stock option is exercisable after 10 years from the date of grant. Stock options generally vest over a four year period. At March 31, 2005, a total of 2,660,000 shares were available for future grants to Celldex employees under the Plan.

        A summary of the stock option activity of the Company's employees under the Celldex stock option plan and related information for the period ended March 31, 2005 is as follows:

	2005
	Common Stock Options	Weighted Average Exercise Price
Outstanding at beginning of year	840,000	$6.77
Granted	—	$—
Exerised	—	$—
Cancelled	—	$—

Outstanding at end of year	840,000	$6.77
Exercisable at end of year	90,000	$6.00
Weighted average fair value of options granted during the year		$3.71

        The Company did not grant only stock options during the three month period ended March 31, 2005.

  Effects of New Accounting Standards

        On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004) "Share-Based Payment, " which is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation." Statement 123(R) supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and amends FASB Statement No. 95, "Statements of Cash Flows." Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

        Statement 123(R) must be adopted no later than January 1, 2006. Early adoption will be permitted in periods in which financial statements have not yet been issued. We expect to adopt Statement 123(R) on January 1, 2006.

        As permitted by Statement 123, the Company currently accounts for share-based payments to employees using Opinion 25's intrinsic value method and as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of Statement 123(R)'s fair value method will have a significant impact on the Company's results of operations, although it will have no impact on the Company's overall financial position. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described herein, in the disclosure of pro forma net loss and earnings per share.

3. Composition of Certain Financial Statement Captions

        Property and equipment consist of the following (in thousands):

	December 31,	March 31,
	2004	2005
Furniture and office equipment	$84	$84
Machinery and equipment	640	640

	724	724
Accumulated depreciation	(452)	(484)

	$272	$240

        Depreciation expense was $138 and $32 for the year ended December 31, 2004 and for the three months ended March 31, 2005, respectively.

4.    Net Loss Per Share

        The following table sets forth the computation of basic net loss attributable to common stockholders per share.

	Three Months Ended March 31,
	2004	2005
Numerator
Net loss	$(1,209)	$(1,600)
Number for basic and diluted net loss attributable to common stockholders per share—net loss attributable for common stockholders.	$(1,209)	$(1,600)

Denominator
Denominator for basic and dilutive net loss attributable to common stockholders per share—weighted average shares	12,000,000	12,000,000

Basic and diluted net loss attributable to common stockholders per share	$(0.10)	$(0.13)

5.    Subsequent Events

        In May 2005 the Company was awarded a one year grant for approximately $409,000 by the National Institute of Allergy and Infectious Diseases for development of the Company's BIO-VAC anthrax vaccine.

        In May 2005 the Company's Board of Directors adopted the 2005 Equity Incentive Plan (the "2005 Plan") to replace the Company's 2003 Long-Term Incentive Stock Option Plan (the "2003 Plan"). The 2005 Plan serves as the successor to the 2003 Plan. No further options or other awards may be granted under the 2003 Plan, and all options and awards outstanding under the 2003 Plan were incorporated into the 2005 Plan and treated as outstanding options and awards under the 2005 Plan. The 2005 Plan increased the number of shares that may be issued by 1,500,000 shares, and, as a result, the maximum aggregate number of shares that may be issued under the 2005 Plan, inclusive of the shares previously issuable under the 2003 Plan, is 3,500,000 shares.

ALTERIS THERAPEUTICS, INC.
(A DEVELOPMENT STAGE COMPANY)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Alteris Therapeutics, Inc.

We have audited the accompanying balance sheets of Alteris Therapeutics, Inc. (a development stage company) as of December 31, 2003 and 2004, and the related statements of operations, stockholder's deficiency and cash flows for the period from April 18, 2002 (inception) to December 31, 2002, for the years ended December 31, 2003 and 2004, and for the period from April 18, 2002 (inception) through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alteris Therapeutics, Inc. at December 31, 2003 and 2004 and the results of its operations and its cash flows for the period from April 18, 2002 (inception) to December 31, 2002, for the years ended December 31, 2003 and 2004, and for the period from April 18, 2002 (inception) through December 31, 2004, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Alteris Therapeutics, Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and has a working capital and stockholders' deficiency. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                      /s/ ERNST & YOUNG LLP

MetroPark, New Jersey
February 25, 2005

ALTERIS THERAPEUTICS, INC.
(A Development Stage Company)

BALANCE SHEETS

(In actual dollars)

	December 31, 2003	December 31, 2004
ASSETS
Current assets:
Cash	$13,936	$27,973
Other current assets	2,337	5,844

Total current assets	16,273	33,817
Property and equipement, net	8,925	7,125

Total assets	$25,198	$40,942

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilites:
Accounts payable	99,521	75,345
Accrued liabilities	44,419	40,856
Accrued interest payable	17,783	102,381

Total current liabilities	161,723	218,582
Note Payable: Ben Franklin Technology Partner	225,516	405,214
Convertible Promissory Note: BioAdvance	56,572	256,279
Warrants	127,630	309,200
Commitments and Contingencies	—	—
Stockholders' deficiency:
Preferred stock, $0.0001 par value per share, 3,000,000 share authorized, no shares issued and outstanding at December 31, 2003 and 2004	—	—
Common stock, $0.0001 par value per share, 10,000,000 shares authorized, 1,041,666 shares issued and outstanding at December 31, 2003 and 2004	104	104
Additional paid in capital	14,163	14,163
Deficit accumulated during the development stage	(560,510)	(1,162,600)

Total stockholders' deficiency	(546,243)	(1,148,333)

Total liabilities and stockholders' deficiency	$25,198	$40,942

ALTERIS THERAPEUTICS, INC.
(A Development Stage Company)

STATEMENTS OF OPERATIONS

(In actual dollars)

	Period from April 18, 2002 (inception) to December 31, 2002	For the Year Ended December 31, 2003	For the Year Ended December 31, 2004	Period from April 18, 2002 (inception) to December 31, 2004
Revenues:
Grant revenue	$—	$—	$50,500	$50,500

Total revenues	$—	$—	$50,500	$50,500
Costs and expenses:
Research and development	7,316	381,801	376,100	765,217
General and administrative	19,687	119,641	133,479	272,807

Total costs and expenses	27,003	501,442	509,579	1,038,024

Operating loss	(27,003)	(501,442)	(459,079)	(987,524)
Interest expense	—	(32,065)	(143,011)	(175,076)

Net loss	$(27,003)	$(533,507)	$(602,090)	$(1,162,600)

See accompanying notes.

ALTERIS THERAPEUTICS, INC.
(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS' DEFICIENCY

(In actual dollars)

	Common Stock
				Deficit accumulated during the development stage
	Number of shares	Amount	Additional paid in capital		Total Stockholders' equity
Balance at April 18, 2002 (inception)	—	$—	$—	$—	$—
Net loss	—	—	—	(27,003)	(27,003)

Balance at December 31, 2002	—	—	—	(27,003)	(27,003)

Issuance of common stock for licensing rights, March 31, 2003	100,000	10	10,000		10,010
Issuance of common stock to founders, March 31, 2003	900,000	90			90
Issuance of common stock for licensing rights, December 31, 2003	41,666	4	4,163		4,167
Net loss				(533,507)	(533,507)

Balance at December 31, 2003	1,041,666	104	14,163	(560,510)	(546,243)

Net loss				(602,090)	(602,090)

Balance at December 31, 2004	1,041,666	$104	$14,163	$(1,162,600)	$(1,148,333)

See accompanying notes.

ALTERIS THERAPEUTICS, INC.
(A development Stage Company)

STATEMENTS OF CASH FLOWS

(In actual dollars)

	Period from April 19, 2002 (inception) to December 31, 2002	For the Year Ended December 31, 2003	For the Year Ended December 31, 2004	Period from April 18, 2002 (inception) to December 31, 2004
Operating Activities:
Net loss	$(27,003)	$(533,507)	$(602,090)	$(1,162,600)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation		75	1,800	1,875
Acquired in-process research and development		14,177	—	14,177
Non-cash interest expense		14,282	58,411	72,693
Changes in operating assets and liabilities
Other current assets		(2,337)	(3,507)	(5,844)
Accounts Payable	27,003	72,518	(24,176)	75,345
Accrued interest payable		17,783	84,598	102,381
Accrued Liabilities		44,419	(3,563)	40,856

Net cash used in operating activities	—	(372,590)	(488,527)	(861,117)
Investing Activities:
Purchase of Equipment		(9,000)	—	(9,000)

Net cash used in investing activities	—	(9,000)	—	(9,000)
Financing Activities:
Proceeds from the issuance of common stock		90	—	90
Loan proceeds from BioAdvance		90,000	308,000	398,000
Loan proceeds from Ben Franklin Technology		305,436	194,564	500,000

Net Cash provided by financing activities	—	395,526	502,564	898,090

Net increase in cash and cash equivalents	—	13,936	14,037	27,973
Cash and cash equivalents at beginning of period	—	—	13,936	—

Cash and cash equivalents at end of period	$—	$13,936	$27,973	$27,973

ALTERIS THERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2004

(In actual dollars, unless otherwise indicated.)

1.    Organization Basis of Presentation

        In April, 2002, Alteris Therapeutics, Inc. (the "Company" or "Alteris") was incorporated in the State of Delaware as Spliceomix, Inc. Under the Delaware General Corporation Law, so long as a duly authorized director is appointed to oversee the operations of a company, the issuance of shares is not required upon incorporation. In August 2003, the Company was reincorporated in the State of Delaware as Alteris. The accompanying financial statements reflect the periods after the incorporation of Spliceomix including the subsequent reincorporation of Alteris.

        The Company focuses on the discovery and development of therapeutics and vaccines against novel, proprietary cancer targets. The Company has identified targets found only on cancer cells; normal cells do not express these targets. The Company's first compound, ALT-110, is currently being tested in a Phase II clinical trial for glioblastoma and Phase I clinical trial for multiple solid tumors against one such target.

        In January 2005, we entered into an asset purchase agreement to sell substantially all our non current assets and assign our exclusive licenses from Duke University, The Johns Hopkins University and Thomas Jefferson University to Celldex Therapeutics, Inc. Upon completion of Celldex's initial public offering (the "IPO"), we will receive 1,183,333 shares of Celldex common stock (subject to adjustment) and a cash payment of $1.5 million.

        The Company has entered into memorandums of understanding with Ben Franklin Technology Partners and BioAdvance, respectively, that would settle the provisions of the notes payable and warrant agreements. These agreements will be finalized and effective upon completion of Celldex's IPO and closing of the acquisition.

Basis of Presentation

        Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, acquiring intellectual property rights and raising capital. Accordingly, the Company is considered a development-stage company as defined in the Statement of Financial Accounting Standards (SFAS) No. 7 and the accompanying financial statements represent those of a development-stage company. The Company operates as one business segment.

        The Company's financial statements have been prepared in accordance with U.S. generally accepted accounting principles assuming that the Company will continue as a going concern. The Company has sustained operating losses since inception and expects such losses to continue over the next several years. In addition, the Company has a working capital and a stockholders' deficiency. Management plans to continue to finance the operations with a combination of equity issuances and debt arrangements. If adequate funds are not available, the Company may be required to delay, reduce the scope of, or eliminate one or more of its research or development programs, or cease operations. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from this uncertainty.

2.    Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual future results could differ from those estimates.

Cash Equivalents

        The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Fair Value of Financial Instruments

        The carrying amounts of the Company's financial instruments, which include accounts payable, accrued liabilities and notes payable, approximate their fair values as of December 31, 2003 and 2004.

Property and Equipment

        Property and equipment is stated at cost. Depreciation is provided on a straight-line method over estimated useful lives of the related assets, which range from three to five years. Repair and maintenance costs are charged to expense as incurred.

Impairment of Long-Lived Assets

        The Company reviews the recoverability of the carrying value of long-lived assets, primarily property, plant and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Should indicators or impairment exist, the carrying values of the assets are evaluated in relation to the operating performance and future undiscounted cash flows of the underlying business. The net book value of an asset is adjusted to fair value if its expected future undiscounted cash flow is less than its book value. The Company has identified no such impairment losses.

Revenue Recognition

        The Company anticipates using revenue recognition criteria outlined in Staff Accounting Bulletin No. 104 "Revenue Recognition in Financial Statements" and Emerging Issues Task Force ("EITF") Issue 00-21 "Revenue Arrangements with Multiple Deliverables" ("EITF 00-21"). Accordingly, revenues derived from licensing arrangements are recognized based on the performance requirements of the Agreement. Revenue from U.S. government grants under Small Business Innovation Research ("SBIR") will be recognized as the services are performed.

Research and Development Costs

        Research and development expenses relate primarily to the cost of discovery and research programs. Research and development costs are charged to expense as incurred. Research and development expenses consist mainly of salaries, cost of clinical materials, and the conducting of research studies.

Income Taxes

        The Company accounts for income taxes using the asset and liability method, whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Comprehensive Income

        SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As of December 31, 2003 and 2004, the Company has no items representing comprehensive income (loss) and, therefore, has not included a schedule of comprehensive income (loss) in the financial statements.

Stock Based Compensation

        As permitted by SFAS No. 123 "Accounting for Stock-Based Compensation" (SFAS 123"), the Company elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its participation in the Company's employee stock option plan. Under APB 25, we accounted for stock-based awards using the intrinsic value method of accounting. Under the intrinsic value method of accounting, compensation expense is recognized if the exercise price of the Company's employee stock options is less than the market price of the underlying common stock on the date of grant. As of December 31, 2004, the Company granted 110,336 options through the Company's stock option plan.

        As of December 31, 2004, no stock-based employee compensation cost is reflected in net loss, as all options granted under the Alteris plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of SFAS 123 Accounting for Stock-Based Compensation, to stock-based employee compensation from the Company's Stock Option Plan.

        SFAS 123 requires pro forma information regarding net income and earnings per share as if the Company had accounted for its stock options granted and shares of common stock purchased by employees in connection with the Alteris stock option plan ("equity awards") under the fair value method. The fair value of these awards was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for the years ended December 31, 2002,

2003 and 2004, respectively: risk-free interest rate is 3.50%, 2.75% and 3.60%. Expected volatility of 107.40%, 89.60% and 75.00%; expected option life of 5 years from vesting; and an expected dividend yield of 0% for all periods.

        For the purposes of pro forma disclosures, the estimated fair value of the equity awards is amortized to expense over the options vesting period. The Company's pro forma net loss is as follows:

	Years ended December 31,
	2002	2003	2004
Net loss, as reported	$(27,003)	$(533,507)	$(602,090)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	—	(503)	(1,358)

SFAS 123 pro forma net loss	$(27,003)	$(534,010)	$(603,448)

Effects of New Accounting Standards

        On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), "Share-Based Payment," which is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation." Statement 123(R) supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and amends FASB Statement No. 95, "Statement of Cash Flows." Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

        Statement 123(R) must be adopted not later than January 1, 2006. Early adoption will be permitted in periods in which financial statements have not yet been issued. We expect to adopt Statement 123(R) on January 1, 2006.

        As permitted by Statement 123, the Company currently accounts for share-based payments to employees using APB 25's intrinsic value method and as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of Statement 123(R)'s fair value method will have an impact on the Company's results of operations, although it will have no impact on the Company's overall financial position. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described above in the disclosure of pro forma net loss.

3.    Composition of Certain Financial Statement Captions

        Property and equipment consist of the following

	December 31,
	2003	2004
Machinery and Equipment	$9,000	9,000
Accumulated Depreciation	(75)	(1,875)

	$8,925	$7,125

        Depreciation expense for the period April 18, 2002 (inception) to December 31, 2002 and for the years ended December 31, 2003 and 2004 was $0, $75 and $1,800, respectively.

4.    Income Taxes

        There is no tax provision (benefit) for federal or state income taxes, as the Company has incurred operating losses since its inception.

        At December 31, 2004, the Company has available for federal income tax purposes, net operating loss carryforwards of approximately $1,162,600 which expire through 2024, and has research tax credit carry-forwards of approximately $52,000 which expire through 2024. The Company's ability to use such net operating loss and research and development carry-forwards may be limited by change of control provisions under Section 382 of the Internal Revenue Code. The Company has fully reserved the tax benefits related to the net operating loss and research tax credit carryforwards as it is not more likely than not that such amounts will be realized. The valuation allowance increased $151,776 and $285,459 for the years ended December 31, 2003 and 2004.

        Significant components of the Company's deferred tax asset and liabilities are as follows:

	December 31, 2003	December 31, 2004
Deferred Tax Assets
Net operating loss carry-forwards	$152,388	$396,912
Research tax credits	11,000	51,935

Total deferred tax asset	163,388	448,847
Less valuation allowance	(163,388)	(448,847)

Net deferred tax asset	$—	$—

5.    Stock Plan

        The Company has one Stock Option Plan ("the Plan"). The exercise price of stock options under the Plan is determined by the Compensation and Organization Committee of the Board of Directors of Alteris (the "Committee") at the estimated fair value of the Company's common stock at the date of grant. The term is fixed by the Committee, but no incentive stock option is exercisable after 10 years from the date of grant. Stock options generally vest over a 1 to 4 year period. At December 31, 2004, a total of 89,664 shares were available for future grants to Alteris employees and directors under the Plan.

        No options were granted for the period April 18, 2002 (inception) to December 31, 2002. Through December 31, 2004, the Company's granted 110,336 stock options to employees from the Company's plan. A summary of the stock option activity of the Company's employees under the Plan and related information for the year ended December 31, 2004 is as follows;

	2003		2004
	Common Stock Options	Weighted Average Exercise Price	Common Stock Options	Weighted Average Exercise Price
Outstanding at beginning of the year	0	$—	25,836	$0.10
Granted	25,836	0.10	84,500	0.10
Exercised	—	—	—	—
Cancelled	—	—	—	—

Outstanding at end of period	25,836	0.10	110,336	0.10
Exercisable at end of period	16,768	0.10	65,134	0.10
Weighted average fair value of option during the period				0.02
Range of Exercise Price	Outstanding Options at December 31, 2004	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Exercisable Options at December 31, 2004	Weighted Average Exercise Price
$0.10	110,336	8.68	$0.10	65,134	$0.10

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes pricing model with the following assumptions:

	2003	2004
Expected dividend yield	0%	0%
Expected price volatility	107.40%	75.00%
Risk-free interest rate	3.50%	3.60%
Expected life of options	5 years	5 years

6.    Notes Payable

Notes Payable to Ben Franklin Technology Partners

        In May 2003, the Company entered in an agreement with Ben Franklin Technology Partners of Southeastern Pennsylvania to establish a project funding arrangement with a maximum funding of

$500,000. The maturity date for the agreement is May 5, 2011 upon adherence to certain conditions. All borrowings under the project funding agreement are subject to the Company achieving pre-determined milestones as defined in the agreement. Borrowings bear an interest rate of 12.50% per annum and interest begins to accrue one year after the initial borrowing of funds. Beginning on the first anniversary of the agreement, the Company shall begin to accrue interest on the total amount of the loan, and on the third anniversary of the agreement the Company will begin to pay principal and interest on the loan. The loan will amortize over the remaining six (6) years, with a balloon payment of $274,578 after the six year amortization is completed. The balloon payment assumes that the maximum $500,000 facility will be used.

        The terms of the agreement include certain covenants which limit the Company's ability to sell or transfer certain assets or businesses or other distributions above specified limits. The Company made five (5) draw downs of funds on the project funding agreement from May 6, 2003 to September 30, 2004, amounting to a total of $500,000. As of December 31, 2004, no amount remains available on the project funding agreement.

        As of December 31, 2004, principal payments on the note payable to Ben Franklin Technology Partners for the next five years and thereafter are as follows:

2004	$—
2005	—
2006	19,947
2007	29,628
2008	33,509
Thereafter	416,916

Long-term note payable	$500,000

        As part of the agreement, the Company has also agreed to issue to Ben Franklin Technology Partners a warrant to purchase shares of common stock of the Company. The Company will issue the shares as fully paid, non-assessable and free from all liens and encumbrances. The terms of the warrant are as follows:

  •
  If the closing of an agreement to sell all of the common stock of the Company to an entity whose corporate headquarters are located outside the Commonwealth of Pennsylvania occurs within five (5) years of the issue date, the warrant coverage may increase to 45%.

  •
  Otherwise the warrant cover is for 30% of the Ben Franklin Technology Partner loan.

  •
  The number of common shares to be issued upon warrant exercise is based on percentage of warrant coverage multiplied by the Ben Franklin Technology Partner investment at such time the warrant valuation is based, divided by the weighted average price per share for subsequent financing issuances.

        Since the warrant coverage is contingent upon whether the Company headquarters remain in Pennsylvania through 2008, and the number of shares to be delivered upon exercise of the warrant presently is not known because this amount is dependent upon both the warrant coverage and the weighted average fair value of shares sold in subsequent financings, the warrants have been recorded as a liability at the 30% coverage level.

Convertible Promissory Note to BioAdvance

        In July 2003, the Company entered into a funding agreement with the Biotechnology Greenhouse Corporation of Southeastern Pennsylvania (d/b/a "BioAdvance"), with a maximum funding of $496,000 in the form of a convertible promissory note. All drawn downs under the convertible promissory note agreement is subject to the Company achieving pre-determined milestones as defined in the agreement. Borrowings bear an interest rate of 8.00% per annum. All interest accrued shall not be due until the earliest of (i) the maturity date, (ii) a change in control; or (iii) default. Unless earlier converted upon a qualified financing, this Note will automatically mature and be due and payable on the earlier of (i) the fifth (5th) anniversary of the date of the agreement (July 2008), (ii), a change in control or (iii), an event of default.

        In addition, BioAdvance may terminate this Agreement immediately upon written notice to the Company in the event that:

  •
  the Commonwealth of Pennsylvania terminates funding to BioAdvance or its contract with the Commonwealth is suspended, revoked or terminated; or

  •
  the Company (i) fails to perform any of its reporting or other material obligations pursuant to the agreement, and such failure continues or is not cured within fifteen (15) days after written notice by BioAdvance to Company

  •
  any member of senior management or senior scientific staff of the Company ceases to be employed by the Company and is not replaced within sixty (60) days with an individual acceptable to BioAdvance in its reasonable judgment.

        The terms of the agreement include certain covenants which limit the Company's ability to sell or transfer certain assets or businesses or other distributions above specified limits. The Company made four (6) draw downs of funds on the facility from July 2, 2003 to December 31, 2004, amounting to a total of $398,000. As of December 31, 2004, $98,000 is available under the project funding agreement.

        As part of the convertible promissory note agreement, The Company also agreed to issue to BioAdvance a warrant to purchase shares of common stock of the Company. The Company will issue the shares as fully paid, non-assessable and free from all liens and encumbrances. The terms of the warrant and its valuation is 40% of the maximum funding amount drawn down by the Company from BioAdvance. Therefore, the warrant calculation is based on the amount drawn of $398,000 at December 31, 2004. The exercise period for the warrants ends on the seventh (7) anniversary of the funding agreement. Since the number of shares to be delivered upon exercise of the warrant presently is not known because this amount is dependent upon the fair value of common stock at date of exercise, the warrants have been recorded as a liability.

        The principal amount of all unpaid and outstanding Advances, together with any interest accrued but unpaid shall automatically be converted into shares of the Company's Preferred Stock issued and sold at the closing of a Qualified Financing that occurs on or prior to the Maturity Date. The number of shares of Preferred Stock into which this Notes converts shall be equal to the result of the quotient obtained by dividing the outstanding amount on the date of the initial closing of a Qualified Financing by the price per share of the Preferred Stock sold in the Qualified Financing. For the purposes of this Note, a Qualified Financing means the first issuance of Preferred Stock by the Company in one transaction, or series of related transactions, through which the Company receives gross proceeds of a minimum of $2,000,000 from a venture capital fund or other institutional investor or group of investors which reasonably acceptable to the Holder (excluding (i) proceeds received from the issuance of the Note, and the related conversion thereof into shares of preferred stock; and (ii) amounts received from the sale of other debt instruments convertible into shares of the Company's capital stock until such time as such debt instruments are converted into shares of capital stock of the Company).

        The Company shall maintain a significant presence in southeastern Pennsylvania for five (5) years after the end of the project. If the Company fails to maintain such a presence (other than a transfer of its operations to another location in Pennsylvania), it shall immediately pay to BioAdvance a transfer fee equal to two times the Funding Amount, which fee shall be in addition to, and not in lieu of, any other amounts owed under the convertible promissory note.

        In the event that a Change in Control, (which is defined as: (i) a reorganization, merger, consolidation or recapitalization of the Company, other than a Business Combination in which more that 50% of the combined voting power of the outstanding voting securities of the surviving or resulting entity; (ii) a complete liquidation or dissolution of the Company; (iii) a sale of all or substantially all of the Company's assets; or (iv) any transaction or series of related transactions that result in the issuance of capital stock or the right to purchase capital stock, such that immediately after the issuance of such capital stock, the holders thereof would own an amount equal to the greater than 51% of the issued and outstanding voting capital stock on a fully diluted basis) is consummated prior to both a Qualified Financing and the Maturity Date, then the outstanding amount shall become due and payable at the closing of such Change of Control.

        The Company accounts for its warrants in accordance with criteria outlined in Emerging Issues Task Force ("EITF"), EITF 00-19 "Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company's own Stock," and FAS 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities" and, accordingly, the Company has recorded the fair value of warrants ($150,000 for the Ben Franklin Technology Partners and $159,200 for the BioAdvance Note) as liabilities reducing the recorded amount of the notes payable by such amounts. The notes payable are being accreted to their face values through interest expense over the lives of the respective notes.

7.    Commitments and Contingencies

Operating Lease

        The Company leases office and laboratory space in Malvern, Pennsylvania, under a noncancelable operating lease agreement. Total rent expense under this operating lease was $22,000 for the period from January 1, 2004 through December 31, 2004. The Company has no future lease commitments, as this lease expired December 31, 2004. Presently the Company has no facilities of its own and operates out of Thomas Jefferson University, for which the Company pays no rent.

Third Party License Agreements

        In February 2003, the Company entered into three exclusive license agreements with Thomas Jefferson University. Under the license agreements, Thomas Jefferson University has granted a worldwide fee-and royalty-bearing exclusive license. Under these licenses, the Company will be obligated to pay Thomas Jefferson University the following cash milestone payments for the first two licensed products during the term of the license agreements as well as royalties on net sales of licensed products during the term of the license agreements:

  (i)
  royalties on the Company's and the Company's sublicensees' net sales of licensed products during the term of the license agreements;

  (ii)
  royalties on all of the Company's sublicensing income with respect to sublicenses under the license agreements;

  (iii)
  cash milestone payments for the first two licensed products of $200,000 upon the filing of a sponsored Phase III clinical trial and $500,000 upon the filing of a new drug application, for total milestone payments of up to $1,400,000; and

  (iv)
  annual license maintenance fees in the aggregate amount of $22,500 per year for 2005 and $45,000 each year thereafter, payable on March 31 of each year, which are creditable against running royalties due for that calendar year.

        In the event that the first licensed product is being commercially sold and royalties are being paid by the Company at a time when the milestone payment(s) for the second licensed therapeutic product would otherwise be due (and such royalties equal or exceed $250,000 annually), the Company would not be obligated to pay such milestone payment on the second licensed therapeutic product.

        If the license is converted to a non-exclusive license and if other non-exclusive licenses in the same field and territory are granted by Thomas Jefferson University, the above royalties will not exceed the royalty rate to be paid by other licensees during the term of the non-exclusive license and the milestone payments described above would not be payable.

        The Company issued 100,000 shares of its common stock to Thomas Jefferson University. Each license agreement contains anti-dilution provisions pursuant to which additional shares shall be issued to Thomas Jefferson University to maintain its percentage ownership interest in the Company until such time that the Company's raises aggregate funding in the amount of $2,000,000. The aggregate funding will include any grant funding, research and developments received, loans from Ben Franklin Technology Partners, convertible promissory note from BioAdvance, and other forms of securities.

        The Company is also obligated to pay annual license maintenance fees in the aggregate amount of $22,500 per year for 2005 and $45,000 each thereafter, payable on March 31 of each year, which are creditable against running royalties due for that calendar year, as well as patent and other expenses associated with licenses. For the year ended December 31, 2004 the Company paid Thomas Jefferson University $33,247 and $48,757 for license and patent fees respectively.

        The Company is also required to provide a written annual progress report describing the progress of research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the most recent 12 month period ending June 30 of each year. The Company has not met these reporting obligations. To date, the Company has not received any notice of default from Thomas

Jefferson University. In the event that Thomas Jefferson University provides notice of default and the default is not cured within 60 days of such notice, Thomas Jefferson University may terminate the license agreements.

Consulting Agreements with Founders

        The Company has consulting agreements with certain founding non-employee stockholders, subject to certain termination rights. During the period from inception (April 18, 2002) through December 31, 2002, the year ended December 31, 2003, and the period cumulative from inception (April 18, 2002) through December 31, 2003 and year ended December 31, 2004, the Company paid founders $0, $45,000, $36,250, and $45,700 respectively, in connection with these consulting agreements. The Company's aggregate remaining cash commitment pursuant to such consulting agreements amounted to approximately $19,950 at December 31, 2004.

8.    Subsequent Events

        In January 2005, the Company entered into an asset purchase agreement to sell substantially all of its assets which include, primarily, non-current assets as well as exclusive licenses from Duke University, The Johns Hopkins University and Thomas Jefferson University and the associated intellectual property, to Celldex Therapeutics, Inc., in exchange for 1,183,333 shares of Celldex common stock (subject to adjustment), a cash payment of $1.5 million and certain additional consideration which will include:

  •
  Payments totaling $5.0 million upon the first approval of a biologics license application by the FDA for an EGFRvIII-derived product, provided, however, that in the event Celldex receives a marketing authorization application from a European regulatory agency for the commercial sale of an EGFRvIII-derived product prior to Celldex's receipt of the first approval of a biologics license application by the FDA, then the Company will receive a milestone payment of $3.5 million. The Company will receive the remaining $1.5 million upon approval of a biologics license application by the FDA. At Celldex's option, such payment may be made in cash or fully registered, freely tradable shares of Celldex common stock having a fair market value on the date such regulatory approval is obtained equal to the amount of any such milestone payment; and

  •
  The Company will receive an amount equal to 20% of any upfront fees or milestone payments Celldex may receive from a certain third party licensee in the event that within 12 months of the closing of the acquisition, Celldex enters into a license agreement with such third party licensee for any EGFRvIII-derived product that was developed using any of the intellectual property acquired from the Company. At Celldex's option, such payment may be made in cash or fully registered, freely tradable shares of Celldex common stock having a fair market value on the date such payment is received equal to the amount of any such milestone payment.

        The assets that will be purchased by Celldex include:

  •
  An exclusive worldwide non-royalty bearing, fully paid-up license to the patents covering the scientifically validated and proprietary cancer antigen EGFRvIII, which is a variant of the epidermal growth factor receptor, or EGFR, for use in vaccine and immunization approaches to prevent, inhibit and treat tumor formation and progression;

  •
  The exclusive rights to commercialize ALT-110, a therapeutic cancer vaccine based on the EGFRvIII cancer antigen that is currently being studied by a number of academic institutions in an investigator-initiated Phase II clinical trial for brain cancer at the Brain Tumor Cancer Center at the Duke Comprehensive Cancer Center and at the M.D. Anderson Cancer Center in Houston, Texas and an investigator-initiated Phase I clinical trial for various other cancers at the University of Washington; and

  •
  An exclusive worldwide fee and royalty bearing license to the patent applications covering the Rapid Identification of Alternative Splicing system, or RIAS, a target discovery platform technology that management believes will enable Celldex to discover additional disease related antigens to be used as targets.

        In January 2005, the Company entered into memorandums of understanding with Ben Franklin Technology Partners and BioAdvance, respectively. The memorandum of understanding with Ben Franklin Technology Partners describes the settlement provisions of the notes payable and warrants that are included in the notes payable agreement to Ben Franklin Technology Partners. The memorandum of understanding with BioAdvance describes the settlement of the notes payable and warrants as well as a fee payable to BioAdvance because the Company, upon the closing of the asset purchase agreement with Celldex, will not maintain operations in Pennsylvania.

        The final valuation of the Ben Franklin Technology Partners warrants will be determined at the closing of Celldex's initial public offering and closing of the asset purchase agreement. The warrants will be converted into shares of Alteris common stock and will then, at and subsequent to the closing, be treated in the same manner as the other outstanding shares of Alteris (including any conversion into shares of Celldex upon the liquidation of Alteris after the closing and any receipt of other consideration received by Alteris shareholders either at the closing or thereafter, including without limitation as a result of Alteris receiving any milestone payment(s) as referred to in the asset purchase agreement).

        Since Celldex does not plan to maintain a presence in the Commonwealth of Pennsylvania after the closing, assuming the Alteris acquisition is completed, BioAdvance has agreed to accept $496,000 in the form of shares of Alteris common stock, which upon the liquidation of Alteris after the closing, will be converted into shares of Celldex common stock. The Alteris Board of Directors is considering adoption of a plan of liquidation that is contingent upon the closing of the Celldex IPO. Additionally, the final valuation of the BioAdvance warrants will be determined at the closing of Celldex's initial public offering and closing of the acquisition. The warrants shall be converted initially into common shares of Alteris and then into shares of common stock of Celldex upon the liquidation of Alteris. The conversion of the Alteris shares into shares of Celldex common stock will be on the same terms and conditions as the conversion of the other shares of Alteris common stock under the asset purchase agreement, including, without limitation, any future "earn-out" or other payments, and BioAdvance will receive such payments in the same form as the other holders of shares of Alteris common stock.

 ALTERIS THERAPEUTICS, INC

(A Development Stage Company)

BALANCE SHEETS

(In Actual Dollars)

	December 31, 2004	March 31, 2005
		(unaudited)
ASSETS
Current assets:
Cash	$27,973	$2,469
Other current assets	5,844	4,593

Total current assets	33,817	7,062
Property and equipment, net	7,125	6,675

Total assets	$40,942	$13,737

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Accounts payable	75,345	180,470
Accrued liabilities	40,856	44,252
Accrued interest payable	102,381	125,643

Total current liabilities	218,582	350,365
Notes Payable: Ben Franklin Technology Partners	405,214	414,356
Convertible Promissory Note: BioAdvance	256,279	261,965
Warrants	309,200	309,200
Commitments and Contingencies	—	—
Stockholders' deficiency:
Preferred stock, $0.0001 par value per share, 3,000,000 shares authorized, no shares issued and outstanding at December 31, 2004 and March 31, 2005	—
Common stock, $0.0001 par value per share, 10,000,000 shares authorized, 1,041,666 shares issued and outstanding at December 31, 2004 and March 31, 2005	104	104
Additional paid in capital	14,163	14,163
Deficit accumulated during the development stage	(1,162,600)	(1,336,416)

Total stockholders' deficiency	(1,148,333)	(1,322,149)

Total liabilities and stockholders' deficiency	$40,942	$13,737

See accompanying notes.

 ALTERIS THERAPEUTICS, INC

(A Development Stage Company)

(Unaudited)

STATEMENTS OF OPERATIONS

(In Actual Dollars)

	For the Three Months Ended
			Period from April 18, 2002 (inception) to March 31, 2005
	March 31, 2004	March 31, 2005
Revenues:
Grant revenue	$—	$33,950	$84,450

Total revenues	—	33,950	84,450
Cost and expenses:
Research and development	84,053	83,660	848,877
General and administrative	27,706	86,017	358,824

Total cost and expenses	111,759	169,677	1,207,701
Operating loss	(111,759)	(135,727)	(1,123,251)
Interest expense	(31,105)	(38,089)	(213,165)

Net loss	$(142,864)	$(173,816)	$(1,336,416)

See accompanying notes.

 ALTERIS THERAPEUTICS, INC

(A Development Stage Company)

(Unaudited)

STATEMENTS OF CASH FLOWS

(In Actual Dollars)

	For the Three Months Ended
			Period from April 18, 2002 (inception) to March 31, 2005
	March 31, 2004	March 31, 2005
Operating Activities:
Net loss	$(142,864)	$(173,816)	$(1,336,416)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	450	450	2,325
Acquired in-process research and development	—	—	14,177
Non-cash interest expense		14,828	87,521
Changes in operating assets and liabilities
Other current assets	(3,938)	1,251	(4,593)
Accounts payable	(104,637)	105,125	180,470
Accrued interest payable	32,833	23,262	125,643
Accrued liabilities	(38,737)	3,396	44,252

Net cash used in operating activities	(256,893)	(25,504)	(886,621)
Investing Activities:
Purchase of equipment	(9,000)	—	(9,000)

Net cash used in investing activities	(9,000)	—	(9,000)
Financing Activities:
Proceeds from the issuance of common stock		—	90
Loan proceeds from BioAdvance	194,564	—	398,000
Loan proceeds from BFTP	89,000	—	500,000

Net Cash provided by financing activities	283,564	—	898,090

Net increase in cash and cash equivalents	17,671	(25,504)	2,469
Cash and cash equivalents at beginning of period	13,936	27,973	—

Cash and cash equvalents at end of period	$31,607	$2,469	$2,469

 ALTERIS THERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO UNAUDITED FINANCIAL STATEMENTS

March 31, 2005

(In actual dollars, unless otherwise indicated.)

1.    Organization Basis of Presentation

        In April, 2002, Alteris Therapeutics, Inc. (the "Company" or "Alteris") was incorporated in the State of Delaware as Spliceomix, Inc. Under the Delaware General Corporation Law, so long as a duly authorized director is appointed to oversee the operations of a company, the issuance of shares is not required upon incorporation. In August 2003, the Company was reincorporated in the State of Delaware as Alteris. The accompanying financial statements reflect the periods after the incorporation of Spliceomix including the subsequent reincorporation of Alteris.

        The Company focuses on the discovery and development of therapeutics and vaccines against novel, proprietary cancer targets. The Company has identified targets found only on cancer cells; normal cells do not express these targets. The Company's first compound, ALT-110, is currently being tested in a Phase II clinical trial for glioblastoma and Phase I clinical trial for multiple solid tumors against one such target.

        In January 2005, we entered into an asset purchase agreement to sell substantially all our non current assets and assign our exclusive licenses from Duke University, The Johns Hopkins University and Thomas Jefferson University to Celldex Therapeutics, Inc. Upon completion of Celldex's initial public offering (the "IPO"), we will receive 1,166,666 shares of Celldex common stock (subject to adjustment) and a cash payment of $1.5 million.

        The Company has entered into memorandums of understanding with Ben Franklin Technology Partners and BioAdvance, respectively, that would settle the provisions of the notes payable and warrant agreements. These agreements will be finalized and effective upon completion of Celldex's IPO and closing of the acquisition.

Basis of Presentation

        Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, acquiring intellectual property rights and raising capital. Accordingly, the Company is considered a development-stage company as defined in the Statement of Financial Accounting Standards (SFAS) No. 7 and the accompanying financial statements represent those of a development-stage company. The Company operates as one business segment.

        The accompanying unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Interim results are not necessarily indicative of the results that may be expected for the year. The balance sheet at December 31, 2004 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required for complete financial statements. For further information, refer to the financial statements for the year ended December 31, 2004 and related footnotes.

        The Company's financial statements have been prepared in accordance with U.S. generally accepted accounting principles assuming that the Company will continue as a going concern. The Company has sustained operating losses since inception and expects such losses to continue over the next several years. In addition, the Company has a working capital and a stockholders' deficiency. Management plans to continue to finance the operations with a combination of equity issuances and debt arrangements. If adequate funds are not available, the Company may be required to delay, reduce the scope of, or eliminate one or more of its research or development programs, or cease operations. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from this uncertainty.

2.    Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual future results could differ from those estimates.

Cash Equivalents

        The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Fair Value of Financial Instruments

        The carrying amounts of the Company's financial instruments, which include accounts payable, accrued liabilities and notes payable, approximate their fair values as of March 31, 2004 and 2005.

Property and Equipment

        Property and equipment is stated at cost. Depreciation is provided on a straight-line method over estimated useful lives of the related assets, which range from three to five years. Repair and maintenance costs are charged to expense as incurred.

Impairment of Long-Lived Assets

        The Company reviews the recoverability of the carrying value of long-lived assets, primarily property, plant and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Should indicators or impairment exist, the carrying values of the assets are evaluated in relation to the operating performance and future undiscounted cash flows of the underlying business. The net book value of an asset is adjusted to fair value if its expected future undiscounted cash flow is less than its book value. The Company has identified no such impairment losses.

Revenue Recognition

        The Company anticipates using revenue recognition criteria outlined in Staff Accounting Bulletin No. 104 "Revenue Recognition in Financial Statements" and Emerging Issues Task Force ("EITF") Issue 00-21 "Revenue Arrangements with Multiple Deliverables" ("EITF 00-21"). Accordingly, revenues derived from licensing arrangements are recognized based on the performance requirements of the Agreement. Revenue from U.S. government grants under Small Business Innovation Research ("SBIR") is recognized as the services are performed.

Research and Development Costs

        Research and development expenses relate primarily to the cost of discovery and research programs. Research and development costs are charged to expense as incurred. Research and development expenses consist mainly of salaries, cost of clinical materials, and the conducting of research studies.

Income Taxes

        The Company accounts for income taxes using the asset and liability method, whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Comprehensive Income

        SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As of March 31, 2004 and 2005, the Company has no items representing comprehensive income (loss) and, therefore, has not included a schedule of comprehensive income (loss) in the financial statements.

Stock Based Compensation

        As permitted by SFAS No. 123 "Accounting for Stock-Based Compensation" (SFAS 123"), the Company elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its participation in the Company's employee stock option plan. Under APB 25, we accounted for stock-based awards using the intrinsic value method of accounting. Under the intrinsic value method of accounting, compensation expense is recognized if the exercise price of the Company's employee stock options is less than the market price of the underlying common stock on the date of grant. As of March 31, 2005, the Company granted 112,836 options through the Company's stock option plan.

        As of March 31, 2005, no stock-based employee compensation cost is reflected in net loss, as all options granted under the Alteris plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of SFAS 123 Accounting for Stock-Based Compensation, to stock-based employee compensation from the Company's Stock Option Plan.

        SFAS 123 requires pro forma information regarding net income and earnings per share as if the Company had accounted for its stock options granted and shares of common stock purchased by employees in connection with the Alteris stock option plan ("equity awards") under the fair value method. The fair value of these awards was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for the three months ended March 31, 2004 and 2005, respectively: risk-free interest rate is 3.50%, 2.75% and 3.60%. Expected volatility of 107.40%, 89.60% and 75.00%; expected option life of 5 years from vesting; and an expected dividend yield of 0% for all periods.

        For the purposes of pro forma disclosures, the estimated fair value of the equity awards is amortized to expense over the options vesting period. The Company's pro forma net loss is as follows:

	For the Three Months Ended
	March 31, 2004	March 31, 2005
Net loss attributable to common stockholders', as reported	$(142,864)	$(173,816)
Deduct: Total stock based employee compensation expense included in net loss attributable to common stockholders	$(323)	$(113)

SFAS 123 pro forma net loss	$(143,187)	$(173,929)

        A summary of the stock option activity of the Company's employees under the Alteris stock option plan and related information for the period ended March 31, 2005 is as follows:

Outstanding at beginning of the year	110,336	$0.10
Granted	2,500	$0.10
Exercised	—	$0.10
Cancelled	—	$0.10

Outstanding at end of period	112,836	$0.10
Exercisable at end of period	88,742	$0.10
Weighted average fair value of options during the period		$0.02

        During the three month period ended March 31, 2005, the Company granted stock options with exercise prices as follows:

Grants Made During Quarter Ended	Number of Options Granted	Weighted Average Exercise Price	Weighted Average Fair Value per share
March 31, 2005	2,500	$0.10	$0.02

        The fair value of the common stock for options granted during January 1, 2005 through March 31, 2005, was estimated by the Company's board of directors with input from management.

Effects of New Accounting Standards

        On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), "Share-Based Payment," which is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation." Statement 123(R) supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and amends FASB Statement No. 95, "Statement of Cash Flows." Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

        Statement 123(R) must be adopted not later than January 1, 2006. Early adoption will be permitted in periods in which financial statements have not yet been issued. We expect to adopt Statement 123(R) on January 1, 2006.

        As permitted by Statement 123, the Company currently accounts for share-based payments to employees using APB 25's intrinsic value method and as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of Statement 123(R)'s fair value method will have an impact on the Company's results of operations, although it will have no impact on the Company's overall financial position. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described above in the disclosure of pro forma net loss.

3.    Composition of Certain Financial Statement Captions

        Property and equipment consist of the following

	December 31,	March 31,
	2004	2005
Machinery and Equipment	$9,000	9,000
Accumulated Depreciation	(1,875)	(2,325)

	$7,125	$6,675

        Depreciation expense for the three months ended March 31, 2004 and 2005 was $450 and $450, respectively.

4.    Notes Payable

Notes Payable to Ben Franklin Technology Partners

        In May 2003, the Company entered in an agreement with Ben Franklin Technology Partners of Southeastern Pennsylvania to establish a project funding arrangement with a maximum funding of $500,000. The maturity date for the agreement is May 5, 2011 upon adherence to certain conditions. All borrowings under the project funding agreement are subject to the Company achieving pre-determined milestones as defined in the agreement. Borrowings bear an interest rate of 12.50% per annum and interest begins to accrue one year after the initial borrowing of funds. Beginning on the first anniversary of the agreement, the Company shall begin to accrue interest on the total amount of the loan, and on the third anniversary of the agreement the Company will begin to pay principal and interest on the loan. The loan will amortize over the remaining six (6) years, with a balloon payment of $274,578 after the six year amortization is completed. The balloon payment assumes that the maximum $500,000 facility will be used.

        The terms of the agreement include certain covenants which limit the Company's ability to sell or transfer certain assets or businesses or other distributions above specified limits. The Company made five (5) draw downs of funds on the project funding agreement from May 6, 2003 to September 30, 2004, amounting to a total of $500,000. As of March 31, 2005, no amount remains available on the project funding agreement.

        As of March 31, 2005, principal payments on the note payable to Ben Franklin Technology Partners for the next five years and thereafter are as follows:

2004	$—
2005	—
2006	19,947
2007	29,628
2008	33,509
Thereafter	416,916

Long-term note payable	$500,000

        As part of the agreement, the Company has also agreed to issue to Ben Franklin Technology Partners a warrant to purchase shares of common stock of the Company. The Company will issue the shares as fully paid, non-assessable and free from all liens and encumbrances. The terms of the warrant are as follows:

  •
  If the closing of an agreement to sell all of the common stock of the Company to an entity whose corporate headquarters are located outside the Commonwealth of Pennsylvania occurs within five (5) years of the issue date, the warrant coverage may increase to 45%.

  •
  Otherwise the warrant cover is for 30% of the Ben Franklin Technology Partner loan.

  •
  The number of common shares to be issued upon warrant exercise is based on percentage of warrant coverage multiplied by the Ben Franklin Technology Partner investment at such time the warrant valuation is based, divided by the weighted average price per share for subsequent financing issuances.

        Since the warrant coverage is contingent upon whether the Company headquarters remain in Pennsylvania through 2008, and the number of shares to be delivered upon exercise of the warrant presently is not known because this amount is dependent upon both the warrant coverage and the weighted average fair value of shares sold in subsequent financings, the warrants have been recorded as a liability at the 30% coverage level.

Convertible Promissory Note to BioAdvance

        In July 2003, the Company entered into a funding agreement with the Biotechnology Greenhouse Corporation of Southeastern Pennsylvania (d/b/a "BioAdvance"), with a maximum funding of $496,000 in the form of a convertible promissory note. All drawn downs under the convertible promissory note agreement is subject to the Company achieving pre-determined milestones as defined in the agreement. Borrowings bear an interest rate of 8.00% per annum. All interest accrued shall not be due until the earliest of (i) the maturity date, (ii) a change in control; or (iii) default. Unless earlier converted upon a qualified financing, this Note will automatically mature and be due and payable on the earlier of (i) the fifth (5th) anniversary of the date of the agreement (July 2008), (ii), a change in control or (iii), an event of default.

        In addition, BioAdvance may terminate this Agreement immediately upon written notice to the Company in the event that:

  •
  the Commonwealth of Pennsylvania terminates funding to BioAdvance or its contract with the Commonwealth is suspended, revoked or terminated; or

  •
  the Company (i) fails to perform any of its reporting or other material obligations pursuant to the agreement, and such failure continues or is not cured within fifteen (15) days after written notice by BioAdvance to Company

  •
  any member of senior management or senior scientific staff of the Company ceases to be employed by the Company and is not replaced within sixty (60) days with an individual acceptable to BioAdvance in its reasonable judgment.

        The terms of the agreement include certain covenants which limit the Company's ability to sell or transfer certain assets or businesses or other distributions above specified limits. The Company made six (6) draw downs of funds on the facility from July 2, 2003 to December 31, 2004, amounting to a total of $398,000. As of March 31, 2005, $98,000 is available under the project funding agreement.

        As part of the convertible promissory note agreement, The Company also agreed to issue to BioAdvance a warrant to purchase shares of common stock of the Company. The Company will issue the shares as fully paid, non-assessable and free from all liens and encumbrances. The terms of the warrant and its valuation is 40% of the maximum funding amount drawn down by the Company from BioAdvance. Therefore, the warrant calculation is based on the amount drawn of $398,000 at

March 31, 2005. The exercise period for the warrants ends on the seventh (7) anniversary of the funding agreement. Since the number of shares to be delivered upon exercise of the warrant presently is not known because this amount is dependent upon the fair value of common stock at date of exercise, the warrants have been recorded as a liability.

        The principal amount of all unpaid and outstanding Advances, together with any interest accrued but unpaid shall automatically be converted into shares of the Company's Preferred Stock issued and sold at the closing of a Qualified Financing that occurs on or prior to the Maturity Date. The number of shares of Preferred Stock into which this Notes converts shall be equal to the result of the quotient obtained by dividing the outstanding amount on the date of the initial closing of a Qualified Financing by the price per share of the Preferred Stock sold in the Qualified Financing. For the purposes of this Note, a Qualified Financing means the first issuance of Preferred Stock by the Company in one transaction, or series of related transactions, through which the Company receives gross proceeds of a minimum of $2,000,000 from a venture capital fund or other institutional investor or group of investors which reasonably acceptable to the Holder (excluding (i) proceeds received from the issuance of the Note, and the related conversion thereof into shares of preferred stock; and (ii) amounts received from the sale of other debt instruments convertible into shares of the Company's capital stock until such time as such debt instruments are converted into shares of capital stock of the Company).

        The Company shall maintain a significant presence in southeastern Pennsylvania for five (5) years after the end of the project. If the Company fails to maintain such a presence (other than a transfer of its operations to another location in Pennsylvania), it shall immediately pay to BioAdvance a transfer fee equal to two times the Funding Amount, which fee shall be in addition to, and not in lieu of, any other amounts owed under the convertible promissory note.

        In the event that a Change in Control, (which is defined as: (i) a reorganization, merger, consolidation or recapitalization of the Company, other than a Business Combination in which more that 50% of the combined voting power of the outstanding voting securities of the surviving or resulting entity; (ii) a complete liquidation or dissolution of the Company; (iii) a sale of all or substantially all of the Company's assets; or (iv) any transaction or series of related transactions that result in the issuance of capital stock or the right to purchase capital stock, such that immediately after the issuance of such capital stock, the holders thereof would own an amount equal to the greater than 51% of the issued and outstanding voting capital stock on a fully diluted basis) is consummated prior to both a Qualified Financing and the Maturity Date, then the outstanding amount shall become due and payable at the closing of such Change of Control.

        The Company accounts for its warrants in accordance with criteria outlined in Emerging Issues Task Force ("EITF"), EITF 00-19 "Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company's own Stock," and FAS 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities" and, accordingly, the Company has recorded the fair value of warrants ($225,000 for the Ben Franklin Technology Partners and $159,200 for the BioAdvance Note) as liabilities reducing the recorded amount of the notes payable by such amounts. The notes payable are being accreted to their face values through interest expense over the lives of the respective notes.

5.    Commitments and Contingencies

Third Party License Agreements

        In February 2003, the Company entered into three exclusive license agreements with Thomas Jefferson University. Under the license agreements, Thomas Jefferson University has granted a worldwide fee-and royalty-bearing exclusive license. Under these licenses, the Company will be obligated to pay Thomas Jefferson University the following cash milestone payments for the first two licensed products during the term of the license agreements as well as royalties on net sales of licensed products during the term of the license agreements:

  (i)
  royalties on the Company's and the Company's sublicensees' net sales of licensed products during the term of the license agreements;

  (ii)
  royalties on all of the Company's sublicensing income with respect to sublicenses under the license agreements;

  (iii)
  cash milestone payments for the first two licensed products of $200,000 upon the filing of a sponsored Phase III clinical trial and $500,000 upon the filing of a new drug application, for total milestone payments of up to $1,400,000; and

  (iv)
  annual license maintenance fees in the aggregate amount of $22,500 per year for 2005 and $45,000 each year thereafter, payable on March 31 of each year, which are creditable against running royalties due for that calendar year.

        In the event that the first licensed product is being commercially sold and royalties are being paid by the Company at a time when the milestone payment(s) for the second licensed therapeutic product would otherwise be due (and such royalties equal or exceed $250,000 annually), the Company would not be obligated to pay such milestone payment on the second licensed therapeutic product.

        If the license is converted to a non-exclusive license and if other non-exclusive licenses in the same field and territory are granted by Thomas Jefferson University, the above royalties will not exceed the royalty rate to be paid by other licensees during the term of the non-exclusive license and the milestone payments described above would not be payable.

        The Company issued 100,000 shares of its common stock to Thomas Jefferson University. Each license agreement contains anti-dilution provisions pursuant to which additional shares shall be issued to Thomas Jefferson University to maintain its percentage ownership interest in the Company until such time that the Company's raises aggregate funding in the amount of $2,000,000. The aggregate funding will include any grant funding, research and developments received, loans from Ben Franklin Technology Partners, convertible promissory note from BioAdvance, and other forms of securities.

        The Company is also obligated to pay annual license maintenance fees in the aggregate amount of $22,500 per year for 2005 and $45,000 each year thereafter, payable on March 31 of each year, which are creditable against running royalties due for that calendar year, as well as patent and other expenses associated with licenses. For the year ended December 31, 2004 the Company paid Thomas Jefferson University $33,247 and $48,757 for license and patent fees respectively.

        The Company is also required to provide a written annual progress report describing the progress of research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the most recent 12 month period ending June 30 of each year. The Company has not met these reporting obligations. To date, the Company has not received any notice of default from Thomas Jefferson University. In the event that Thomas Jefferson University provides notice of default and the default is not cured within 60 days of such notice, Thomas Jefferson University may terminate the license agreements.

Consulting Agreements with Founders

        The Company has consulting agreements with certain founding non-employee stockholders, subject to certain termination rights. During the period from inception (April 18, 2002) through December 31, 2002, the year ended December 31, 2003, and the period cumulative from inception (April 18, 2002) through December 31, 2003 and year ended December 31, 2004, the Company paid founders $0, $45,000, $36,250, and $45,700 respectively, in connection with these consulting agreements. The Company's aggregate remaining cash commitment pursuant to such consulting agreements amounted to approximately $40,200 at March 31, 2005.

6.    Related Party Transaction

        In January 2005, the Company's shareholders elected Paul Horan, the sole owner of PK Consulting and an advisor to the Company, as the sole member of the Company's board of directors. Mr. Horan will receive a grant of 2,500 shares from the Company's stock option plan each quarter as sole director.

        As an advisor to the Company in its proposed acquisition by Celldex, Mr. Horan will receive approximately $410,000 in financial advisory and finders fees in connection with the asset sale. Mr. Horan also receives $6,000 per month as a retainer for his services to the Company as an advisor.

7.    Subsequent Events

        In April 2005, the Company entered into an agreement with Thomas Jefferson University to resolve a dispute that arose between the Company and Thomas Jefferson University with respect to expenses incurred by Thomas Jefferson University and their prosecution of a disputed patent and license that the Company did not exercise. To resolve the dispute the Company will deliver to Thomas Jefferson University a certificate representing 2,215 shares of common stock of the Company. The shares will be subject to the Subscription Agreement dated as of May 1, 2003, by and between Thomas Jefferson University and the Company, including without limitation the investment representations made by Thomas Jefferson University and the hold-back provisions contained therein.

PRO FORMA FINANCIAL DATA

        The unaudited pro forma consolidated balance sheet as of March 31, 2005 and the unaudited pro forma consolidated statements of income for the year ended December 31, 2004, and the three months ended March 31, 2005 combine the historical financial statements of Celldex Therapeutics, Inc. ("Celldex") with Alteris Therapeutics, Inc. ("Alteris") after giving effect to the Celldex acquisition of substantially all the non-current assets of Alteris which include, primarily, exclusive licenses and the associated intellectual property. Pro forma adjustments to the balance sheet are computed as if the transaction occurred at March 31, 2005, while the pro forma adjustments to the statements of operations are computed as if the transaction occurred on January 1, of each period presented.

        The following unaudited pro forma condensed consolidating financial information give effect to the 1,166,666 shares of Celldex common stock (subject to adjustment) and cash payment of $1.5 million to Alteris as described in Note 2, Reference Note (1) hereto, in exchange for substantially all the assets of Alteris which include:

  •
  An exclusive worldwide non-royalty bearing, fully paid-up license to the patents covering the EGFRvIII cancer antigen, which is a variant of the epidermal growth factor receptor, or EGFR, for use in vaccine and immunization approaches to prevent, inhibit and treat tumor formation and progression;

  •
  The exclusive rights to commercialize ALT-110™, a therapeutic cancer vaccine based on the EGFRvIII cancer antigen that is currently being studied by a number of academic institutions in an investigator-initiated Phase II clinical trial for brain cancer and an investigator-initiated Phase I clinical trial for various other cancers;

  •
  An exclusive worldwide fee and royalty bearing license to the patent applications covering the Rapid Identification of Alternative Splicing™ system, or RIAS™, a target discovery platform technology that we believe will enable us to discover additional disease related antigens to be used as targets for our APC Targeting Technology and for our out-licensing and collaboration efforts; and

  •
  Alteris' property and equipment

        The cash payment of $1.5 million will be used by Alteris to pay liabilities retained by Alteris that include:

  •
  Ben Franklin Technology Partners note payable and warrant obligations;

  •
  Biotechnology Greenhouse Corporation of Southeastern Pennsylvania (d/b/a BioAdvance) convertible promissory note and warrant obligations;

  •
  Legal and consulting fees; and

  •
  Other working capital requirements.

        The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated financial statements do not purport to represent what the consolidated results of operations or financial positions of Celldex would actually have been if the Celldex acquisition of Alteris had in fact occurred on the dates that we refer to below, nor do they purport to project the results of operations or financial position of Celldex for any future period or as of any date.

        These unuadited pro forma combined financial statements are for informational purposes only. To produce the pro forma financial information, Celldex allocated the purchase price using its best estimates of fair value. The unaudited pro forma combined financial statements should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the historical consolidated financial statements, including the related notes, of Celldex and Alteris covering these periods, included elsewhere in this prospectus.

        The historical financial information regarding Celldex for the year ended December 31, 2004 has been derived from the audited financial statements of Celldex for the year ended December 31, 2004 included elsewhere in this prospectus. The historical financial information regarding Alteris for the year ended December 31, 2004 has been derived from the audited financial statements of Alteris for the year ended December 31, 2004, and the unaudited three months ended March 31, 2005 are included elsewhere in this prospectus.

CELLDEX THERAPEUTICS, INC.
(A Development Stage Company)

PRO FORMA COMBINED BALANCE SHEET

(In thousands, except share and per share data)

	Celldex March 31, 2005	Alteris March 31, 2005	Reference Notes	Adjustments	Pro Forma Celldex March 31, 2005
	(unaudited)	(unaudited)			(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$—	$2.5	(2)	$(2.5)	$—
Other current assets	—	4.6	(2)	(4.6)	—

Total current assets	—	7.1		(7.1)	—
Property and equipment
Machinery and equipment	640.0	9.0		—	649.0
Furniture and fixtures	84.0	—		—	84.0

Less: accumulated depreciateion and amortization	(484.0)	(2.4)		—	(486.4)

	240.0	6.6		—	246.6
Deferred financing costs	1,210.0			—	1,210.0
Intangible assets	—		(1)	1,382.4	1,382.4

Total Assets	1,450.0	13.7		1,375.3	2,839.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	151.0	180.5	(2)	(180.5)	151.0
Accrued interest payable	—	125.6	(2)	(125.6)	—
Accrued liabilities	45.0	44.2	(2)	(44.2)	45.0

Total current liabilities	196.0	350.3		(350.3)	196.0
Commitments and Contingencies
Notes Payable: Ben Franklin Technology Partners	—	414.3	(2)	(414.3)	—
Convertible Promissory Note: BioAdvance	—	262.0	(2)	(262.0)	—
Warrants	—	309.2	(2)	(309.2)	—
Stockholders' Equity
Preferred Stock	—
Common Stock	120.0	0.1	(3)	11.6	131.7
Additional paid-in capital	27,220.0	14.2	(3)	12,224.1	39,458.3
Deferred stock compensation	(826.0)	—		—	(826.0)
Deficit accumulated during the development stage	(25,260.0)	(1,336.4)	(7)	(9,524.6)	(36,121.0)

Total stockholders' equity/(defiency)	1,254.0	(1,322.1)		2,711.1	2,643.0

Total liabilities and stockholders' equity	$1,450.0	$13.7		$1,375.3	$2,839.0

CELLDEX THERAPEUTICS, INC.
(A Development Stage Company)

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Celldex Three Months Ended March 31, 2005	Alteris Three Months Ended March 31, 2005	Note Reference	Adjustments	Pro Forma Celldex Three Months Ended March 31, 2005
Revenue:
Grant Revenue	$—	$34.0		$—	$34.0

Total revenues	—	34.0		—	34.0
Cost and expenses:					—
Research and development	1,138	83.6		—	1,221.6
Amortization of intangibles	—	—	(4)	31.4	31.4
General and administrative	462	86.1		—	548.1

Total costs and expenses	1,600	169.7		31.4	1,801.1
Operating loss	(1,600)	(135.7)		(31.4)	(1,767.1)
Interest Expense	—	(38.1)	(6)	(38.1)	—

Net loss	$(1,600)	$(173.8)		$—	$(1,767.1)

Basic and diluted net loss per share	$(0.13)				$(0.13)

Weighted average number of common shares outstanding—basic and diluted	12,000,000		(5)		13,361,100

 CELLDEX THERAPEUTICS, INC.
(A Development Stage Company)

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Celldex Year Ended December 31, 2004	Alteris Year Ended December 31, 2004	Note Reference	Adjustments	Pro Forma Celldex Year Ended December 31, 2004
Revenue:
Grant Revenue	$—	$50.5		$—	$50.5

Total revenues	—	50.5		—	50.5
Cost and expenses:					—
Research and development	4,480	376.1		—	4,856.1
Amortization of intangibles	—	—	(4)	125.6	125.6
General and administrative	1,586	133.5		—	1,719.5

Total costs and expenses	6,066	509.6		125.6	6,701.2
Operating loss	(6,066)	(459.1)		(125.6)	(6,650.7)
Interest Expense	—	(143.0)	(6)	(143.0)	—

Net loss	$(6,066)	$(602.1)			$(6,650.7)

Basic and diluted net loss per share	$(0.51)				$(0.50)

Weighted average number of common shares outstanding—basic and diluted	12,000,000		(5)		13,361,100

CELLDEX THERAPEUTICS, INC.
(A Development Stage Company)

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

March 31, 2005

(In thousands, except share and per share data)

Note 1. Description of Transaction

        In January 2005, Celldex entered into an asset purchase agreement with Alteris, whereby Celldex will acquire substantially all of the non-current assets of Alteris in exchange for 1,166,666 shares on Celldex's common stock (subject to adjustment) and the payment of $1,500 in cash. In addition, there may be other payments made by Celldex in the form of milestone payments in connection with the approval of a BLA for the commercial sale in the United States or Europe of EGFRvIII derived products, as well as possible upfront fees and milestone payments in the event EGFRvIII is out-licensed to certain third party within twelve months of the acquisition. The purchase price is estimated at $12,000 based upon the fair value of Celldex's common stock of $9.00 per share, the midpoint of the range set forth on the cover page of Celludex's IPO prospectus. In addition, Celldex's acquisition expenses are estimated to be $250.

        The acquisition of Alteris is subject to the completion of Celldex's initial public offering (the "IPO") as well as a number of other closing conditions normally associated with asset acquisitions of this type, including the accuracy of the representations and warranties of the parties, no material adverse change to Alteris' business, receipt of all necessary governmental approvals and the consents of all parties necessary to transfer and assign the assets, the satisfaction by Alteris of certain of its outstanding liabilities and the approval of Alteris' stockholders. A majority of the Alteris stockholders have agreed to vote in favor of the acquisition, subject to their fiduciary obligations. The asset purchase agreement requires that the closing of the acquisition of Alteris occur simultaneously with the closing of the IPO. The IPO will not be consummated without the simultaneous closing of the Alteris acquisition.

Acquisition

        Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangibles ("SFAS 142") requires that the cost of a group of assets acquired in a transaction other than a business combination be allocated to the individual assets acquired based on their relative fair values. Because the fair value of the assets acquired exceeds the cost of the acquired business, the excess fair value over cost has reduced the amounts assigned to the acquired assets, including purchased in-process research and development on a pro rata basis. Therefore, the purchase price was allocated to intangible assets (patents) and in-process research and development resulting in adjusted fair values of $1,382.4 and $10,861.0, respectively. The purchase price assigned for each project allocated to in-process research and development is:

  •
  ALT-110; therapeutic vaccine for patients with brain cancer; $2,394.2; and

  •
  ALT-110; therapeutic vaccine for patients with solid tumors; $8,466.8.

        Upon completion of its acquisition of Alteris, Celldex will acquire exclusive rights to patents covering ALT-110, a vaccine that targets a tumor specific splice variant (EGFRvIII) of the naturally occurring Epidermal Growth Factor (EGF) receptor. While originally discovered in brain cancer, EGFRvIII has been found in greater than 70% of breast and ovarian cancers, in 100% of metastatic prostate cancers and up to 35% of non-small cell lung and gastric cancers. Unlike wild-type EGFR, EGFRvIII rarely occurs in normal tissues. There are two investigator-initiated clinical trials ongoing with ALT-110. ALT-110 is presently in Phase II clinical development in brain cancer at the Brain Tumor Center at the Duke Comprehensive Cancer Center and at M.D. Anderson Cancer Center in Houston, Texas, and in an investigator-initiated Phase I clinical trial of ALT-110 in various solid tumors is on-going at the University of Washington. Celldex will also acquire exclusive rights to patent applications covering a discovery platform for alternative splice variants that Celldex refers to as Rapid Identification of Alternative Splicing or RIAS system.

        The fair value assigned by management to the purchase of in-process research and development and core technology was estimated by discounting, to present value, the probability-adjusted net cash flows expected to result once the technology reaches commercialization. A discount rate of 20 percent was applied to estimate the present value of the cash flows for the ALT-110 product that is both in Phase II clinical development in brain cancer and Phase I clinical development in various solid tumors. In the allocation of the purchase price, management determined that EGFRvIII, as a scientifically validated tumor antigen, had other alternative future uses for the underlying technology and other technologies employed outside Celldex's technology.

        The core technology is being amortized over its estimated useful life of eleven (11) years. The fixed assets and prepaid other current expenses will be amortized over the next one to four years, the remaining estimated useful life of these assets. The acquired in-process research and development is not presented in the pro forma statement of operations as it represents a one time non-recurring charge.

        FASB Statement of Financial Accounting Standard ("SFAS") No.2—Accounting for Research and Development Costs("SFAS. 2") and FASB Interpretation No. 4—Applicability of FASB Statement No.2 to Business Combinations Accounted for by the Purchase Method, an interpretation of SFAS No.2 ("FIN 4") provide guidance that costs assigned to assets to be used in a particular research and development project and that have no alternative future use shall be charged to expense at the date of consummation of the business combination.

Note 2. Pro Forma Adjustments

Balance Sheet Adjustments

        Reference Note (1):    The assets that will be included in the Celldex's consolidated balance sheet as acquired from Alteris include the following:

Machinery and equipment, net	6.6
Intangible assets: patents	1,382.4

        The purchased assets of $10,867.3 included as in-process research and development are as follows:

ALT-110; therapeutic vaccine for patients with brain cancer;	$2,394.2
ALT-110; therapeutic vaccine for patients with solid tumors;	$8,466.8

Total consideration of acquisition	$12,250

        The cash payment of $1.5 million will be used by Alteris to pay liabilities.

        Reference Note (2):    The following assets and liabilities will not be acquired by Celldex and will remain with Alteris. The assets and liabilities are as follows:

Cash and cash equivalents	$2.5
Other current assets	4.6
Accounts payable	180.5
Accrued interest payable	125.6
Accrued liabilities	44.2
Notes payable: Ben Franklin Technology Partners	414.3
Convertible Promissory Notes: BioAdvance	262.0
Warrants	309.2

        Reference Note (3):    Additional paid in capital assumes the fair market value of Celldex's common stock at $9.00 per share and includes the following:

Common stock	11.7

Additional paid capital (1,166,666 shares @ $8.99)	$10,488.3
Cash paid to Alteris from IPO proceeds	1,500.0
Acquisition expenses paid from IPO proceeds	250.0

Total additional paid-in capital account	$12,238.3

        The common stock and additional paid-in capital of Alteris as of March 31, 2005 has been eliminated as an adjustment.

Income Statement Adjustments

        Reference Note (4);    To record the amortization of intangible asset at $10.47 per month for three months. In recording the amortization of the intangible asset as of March 31, 2005, the acquisition is recognized as if occurred at January 1, 2005.

        To record the amortization of the intangible asset at $10.47 per month for the twelve months. In recording the amortization of the intangible asset as of December 31, 2004, the acquisition is recognized as if it occurred at January 1, 2004.

        Reference Note (5):    The unaudited pro forma basic and diluted net loss per share is based on Celldex's 12,000,000 weighted average shares outstanding and the issuance of 1,166,666 shares of common stock (subject to adjustment) as part of the Alteris acquisition, as if such shares were issued on January 1, 2005. Accordingly, the 12,000,000 shares of Celldex's common stock actually outstanding as of the three months ended March 31, 2005, together with the additional 1,166,666 additional shares (subject to adjustment) to be issued to the Alteris shareholders upon the completion of the acquisition, plus 194,444 additional shares that would be sold as part of the Celldex IPO which will be used to fund $1,500 cash paid to Alteris and $250 of transaction costs for a total of 13,361,110 shares.

        Reference Note (6):    To eliminate the charge for interest payable due on notes payable (Ben Franklin Technology Partners) and on convertible promissory note (BioAdvance). Because Celldex is not assuming these liabilities in the acquisition, and the transaction is being funded through IPO proceeds and not debt.

        Reference (7):    The deficit accumulated during the development stage will include an adjustment for the acquired in-process research and development of $10,861.0 and the accumulated deficit of Alteris as of March 31, 2005 is eliminated as an adjustment.

 4,000,000 Shares

Common Stock

Janney Montgomery Scott LLC

ThinkEquity Partners LLC

    •    , 2005

        Through and including    •    , 2004 (the 25th day after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale Is not permitted.

International Preliminary Prospectus
Subject to completion, dated June 8, 2005

PROSPECTUS

4,000,000 Shares

Common Stock

        We are selling all of the shares of common stock in a global offering. Code Securities Limited is offering the shares outside the United States and Janney Montgomery Scott LLC and ThinkEquity Partners LLC are offering shares inside the United States. This is our initial public offering of common stock. No public trading market currently exists for our common stock.

        We have applied to have our common stock included for quotation on the Nasdaq National Market under the symbol "CDEX". We anticipate that the initial public offering price will be between $8.00 and $10.00 per share. Upon completion of this offering, Medarex, Inc., a New Jersey corporation, will own approximately 70% of the outstanding shares of our common stock.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 9.

	Public Offering Price	Underwriting Discounts and Commissions	Proceeds to Celldex Therapeutics, Inc.
Per Share of Common Stock	$9.00	$0.63	$8.37
Total	$36,000,000	$2,520,000	$33,480,000

        We have granted the underwriters a 30-day option to purchase up to an additional 600,000 shares of our common stock to cover over-allotments. We have agreed to indemnify the underwriters against certain liabilities, including those arising under the United States Securities Act of 1933, as amended.

        Neither the United States Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares against payment in United States Dollars to non-U.S. investors in            ,             on or about    •    , 2005.

        Copies of the documents specifically identified in this prospectus are available upon request made to us at no charge or can be obtained from the internet website maintained by the United States Securities and Exchange Commission at http://www.sec.gov, which contains information that we file electronically. See "Where You Can Find More Information" in the accompanying prospectus. In addition, any supplementary information required to be furnished to prospective investors under applicable local laws will be delivered or made available by us separately or in conjunction with the delivery of this prospectus as may be required under such laws. No offer or sale of the shares offered hereby is being made in any jurisdiction where such offers or sales are unlawful.

Code Securities Limited

The date of this prospectus is    •    , 2005

IMPORTANT INFORMATION

        Investors must rely upon their own examination of this prospectus and should review the information contained herein and in the documents referred to in this prospectus carefully. Prospective investors should not construe the contents of the prospectus as legal, accounting or tax advice, or as information necessarily applicable to each investor's particular situation. Each investor should consult its own advisers for independent advice so that a balanced judgment can be made of the offering and all that is discussed and described in the prospectus and in the document referred to herein.

        The delivery of the prospectus shall under no circumstances create any implication that the information about us or any other matters discussed in the prospectus is correct as of any time subsequent to its date. We do not undertake to update the accompanying prospectus for any information subsequent to its date, other than to the extent required by applicable law.

        No person has been authorized to give any information or make any representation on our behalf not contained in the prospectus, and if given or made, such information or representation must not be relied upon as having been authorized. The delivery of this prospectus shall not, under any circumstances, create any implication that there has not been any change in our affairs since the date hereof or that the information in this prospectus or in the documents referred to herein is correct as of any time subsequent to the dates hereof or thereof.

        Any dispute arising out of or in connection with this prospectus shall be governed by the federal securities laws of the United States and settled exclusively by U.S. courts.

To UK Investors

        The content of this draft prospectus has not been approved by an authorized person within the meaning of the Financial Services and Markets Act 2000 (as amended) ("FSMA"). Reliance on this prospectus for the purpose of engaging in any investment activity may expose an individual to a significant risk of losing all of the property or other assets invested. It comprises a draft prospectus which has been prepared in connection with a proposed placing of our common stock. No shares are being offered to the public for the purposes of the Public Offers of Securities Regulations 1995 and no application has been or will be made for the admission of any of our shares to the official list of the UK Listing Authority, to trading on the Alternative Investment Market of the London Stock Exchange or to trading on any other recognized investment exchange.

        The information in this prospectus, which is in draft form, is subject to updating, completion, revision, further verification and amendment. This prospectus (including its contents) is confidential and is exempt from the general restriction in Section 21 of the FSMA on the communication of invitations or inducements to engage in investment activity on the grounds that it is being distributed in the United Kingdom only to persons of a kind described in Articles 19(5) (Investment Professionals), 48(2) (Certified High Net Worth Individuals), 49(2) (High Net Worth Companies, Unincorporated Associations, etc.), 50(1) (Sophisticated Investors) and 51 (Associations of High Net Worth or Sophisticated Investors) of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (as amended) (the "FSMA (Financial Promotion) Order"). It is not intended to be distributed or passed on, directly or indirectly, to any other class of persons. Any investment to which this prospectus relates is available only to such persons, and other classes of person should not rely on this prospectus.

        A "Certified High Net Worth Individual" is one who has signed, within the period of twelve months ending on the date of this prospectus, a statement in the form required by Schedule 5 to the FSMA (Financial Promotion) Order that he or she is of high net worth and understands that he or she may receive financial promotions which have not been approved for the purposes of Section 21 of the FSMA. For these purposes, "high net worth" means having either (i) an annual income of at least £

i

100,000 or (ii) net assets (excluding the value of his or her primary residence and any insurance or pension rights) of at least £250,000.

        A "Sophisticated Investor" is one who has a current certificate signed by an authorized person to the effect that he or she is sufficiently knowledgeable to understand the risks associated with the type of investment described by the prospectus and who has signed, within the period of twelve months ending on the date of the prospectus, a statement that he or she is sophisticated in relation to such investments and understands that he or she may receive financial promotions which have not been approved for the purposes of Section 21 of the FSMA.

To Belgian Investors

        The offered shares may not be publicly offered, sold, traded or commercialised in Belgium. The offered shares are offered to a limited number of Belgian-based institutional investors as defined in Article 3, 2 of the Royal Decree of 7 July 1999 on the public nature of financial transactions, in all cases under circumstances designed to preclude a distribution which would be other than a private offering. This prospectus may not be reproduced or used for any purpose other than those to whom copies have been sent.

To Danish Investors

        This prospectus has not been and will not be filed with the Danish Securities Counsel. This prospectus and the shares will only be directed to persons in Denmark who acquire securities in accordance with or otherwise in compliance with the exemptions from prospectus requirements set forth in Section 2 of Executive Order No. 166 of March 13, 2003 issued by the Danish Securities Counsel pursuant to Section 43 of the Danish Securities Trading Act (Consolidated Act No. 171 of March 17, 2005, as subsequently amended). This prospectus may not be made available to any other person in Denmark nor may the shares otherwise be marketed or offered for sale in Denmark.

To Finnish Investors

        The shares are offered in Finland solely to a limited number of investors, and no public offer of the shares is made in Finland. This prospectus has not been approved by the Finnish Financial Supervision Authority and does not constitute a prospectus under the Finnish Investment Funds Act (48/1999, as amended) or the Finnish Securities Market Act (495/1989, as amended).

To French Investors

        This prospectus has not received the visa of the French Autorité des marchés financiers (the "AMF") and accordingly, may not be used in connection with any offer to the public to purchase the shares in France. Any offer to purchase common stock will be made in France by us or our agents in accordance with the provisions of Article L. 411-2 of the French code monétaire et financier (the "French Monetary and Financial Code") and Decree no. 98-880 dated October 1, 1998 relating to offers to qualified investors (the "Decree"), and with the provisions of the general regulation of AMF ("Réglement Général de l'AMF"). Purchasers may purchase common stock only if they qualify as qualified investors acting on their own account ("investisseurs qualifiés" as defined in Article L. 411-2 of the French Monetary and Financial Code and Article 1 of the Decree) and may, directly or indirectly, transfer the shares to the public in France only in accordance with Articles L. 411-1, L. 411-2, L.412-1 and L. 621-8 of the French Monetary and Financial Code.

To German Investors

        This prospectus has not been prepared in accordance with the requirements for a sales prospectus under the German Investment Act (Investmentgesetz) or the German Securities Sales Prospectus Act

(Wertpapierverkaufsgesetz). Neither the German federal authority for the supervision of financial services (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute the shares in Germany. The shares may, therefore, not be distributed in the Federal Republic of Germany by way of a public offering or by way of public advertising or in a similar manner. They are being offered and sold in Germany only to a limited number of natural persons, partnerships and entities that are being specifically addressed. This prospectus is strictly for the private use of the person to whom it has been addressed by or on behalf of us. It may not be forwarded to other persons or otherwise be published in Germany.

To Dutch Investors

        The shares may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to professional market parties within the meaning of Article I of the Exemption Regulation to the Dutch Act on the Supervision of Investment Institutions (Vrijstellingsregeling bij de Wet toezicht beleggingsinstellingen) who are individuals or legal entities, and who trade or invest in investments in the conduct of a profession or trade, including but not limited to banks, brokers, dealers, institutional investors and undertakings with a treasury department. In addition, the offer of shares is exempted from the requirement to make a prospectus generally available pursuant to Section 3 of the Act on the Supervision of Securities Trade 1995 (Wet toezicht effectenverkeer 1995).

To Norwegian Investors

        This prospectus has not been reviewed by or registered with the Oslo Stock Exchange or the Norwegian Register of Business Enterprises. The shares are being offered in Norway solely in reliance upon the exemption provided by Section 5-2, second paragraph of the Norwegian Securities Trading Act of June 19, 1997 no. 79.

To Swedish Investors

        This prospectus does not require filing with, and has not been filed with, the Swedish Financial Supervisory Authority or any Swedish exchange and may only be distributed to investors who have been separately identified as qualifying for an offer for regulatory purposes or who will be offered to invest at least the equivalent of SEK300,000.

To Swiss Investors

        This document is not intended to and does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. We are a U.S. company listed on NASDAQ and registered with the United States Securities and Exchange Commission and the rights and obligations of our stockholders are governed by our organizational documents, the laws of the United States and the listing rules of NASDAQ, which are substantially different from Swiss Law.

To Other Investors

        Investors are advised that their ability to accept the offering may be limited by the laws of their jurisdiction. The offering does not constitute an offer of securities and is not being made directly or indirectly in any jurisdiction where prohibited by applicable law, and this prospectus may not be distributed, forwarded or transmitted into or from any jurisdiction where prohibited by applicable law. Furthermore, the offering does not constitute an offer of securities and is not being made directly or indirectly in Australia or Japan. We will not make any offer to specific persons if such offer requires additional offer documents, regulatory registration or other measures not already required under applicable foreign law, other than to certain U.S. holders.

        It may be difficult for non-U.S. holders of shares of our common stock to enforce their rights and any claim such holders may have arising under the U.S. federal securities laws, since we are located in the United States, and almost all of our officers and directors are residents of the United States.

Risk Factors and Forward-Looking Statements

        Prospective investors are advised to consider the information in the prospectus appearing under the section entitled "Special Note Regarding Forward-Looking Statements" and in the section entitled "Risk Factors." We do not intend, and disclaim any duty or obligation, to update or revise any industry information or forward-looking statements set forth in this prospectus to reflect new information, future events or otherwise, unless required by applicable law to do so.

4,000,000 Shares

Common Stock

Code Securities Limited

    •    , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by the Registrant in connection with the sale and distribution of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market application fee.

SEC Registration fee	$6,335
NASD filing fee	5,000
Nasdaq National Market filing fee	100,000
Accounting fees and expenses	455,000
Legal fees and expenses	800,000
Printing and engraving expenses	500,000
Blue sky fees and expenses	15,000
Transfer agent and registrar fees and expenses	25,000
Miscellaneous	93,665

Total	$2,000,000

*
To be filed by amendment.

Item 14. Indemnification of Directors and Officers

        Section 102 of the Delaware General Corporation Law, or DGCL, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

        Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding—other than an action by or in the right of the Registrant—by reason of the fact that the person is or was a director, officer, agent, or employee of the Registrant, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acting in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Registrant, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Registrant as well but only to the extent of defense expenses, including attorneys' fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the Registrant, unless the court believes that in light of all the circumstances indemnification should apply.

        Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

        Our Certificate of Incorporation, attached as Exhibit 3.1 hereto, and our Bylaws, attached as Exhibit 3.2 hereto, provide that we shall indemnify our directors, officers, employees and agents to the maximum extent permitted by Delaware Law. We also have purchased a policy of directors' and officers' liability insurance. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

        The Underwriting Agreement, attached as Exhibit 1.1 hereto, provides for indemnification by the Underwriter of us and our officers and directors for certain liabilities, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

        The following list sets forth information regarding all securities sold by us since our inception in May 2003 giving effect to certain stock splits that occurred in April 2004 and January 2005:

  (1)
  In May 2003 we issued 12,000,000 shares of our common stock to Medarex, Inc. in connection with our formation pursuant to Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a)
The following exhibits are filed herewith:

Exhibit Number		Exhibit Title
1.1		Form of Underwriting Agreement (U.S. Version)
†1.2		Form of Underwriting Agreement (International Version)
2.1		Agreement and Plan of Merger, dated April 2, 2004, by and among Celldex Therapeutics, Inc. and MabVac, Inc. (previously filed)
3.1		Certificate of Incorporation of Celldex Therapeutics, Inc. (previously filed)
3.2		Form of Bylaws (previously filed)
4.1		Form of Specimen Common Stock Certificate (previously filed)
4.5		Registration Rights Agreement between Celldex Therapeutics, Inc. and Medarex, Inc. (previously filed)
5.1		Opinion of Satterlee Stephens Burke & Burke LLP
10.1	**	Assignment and Assignment and License Agreement between Celldex Therapeutics, Inc. and Medarex, Inc. (previously filed)
10.2	**	Research and Commercialization Agreement between Celldex Therapeutics, Inc. and Medarex, Inc. (previously filed)
10.3		Affiliation Agreement between Celldex Therapeutics, Inc. and Medarex, Inc. (previously filed)
10.4		Services Agreement between Celldex Therapeutics, Inc. and Medarex, Inc. (previously filed)
10.5		Confidentiality Agreement between Celldex Therapeutics, Inc. and Medarex, Inc. (previously filed)
10.6		Lease Agreement between Celldex Therapeutics, Inc. and Medarex, Inc. (previously filed)
10.7		Employment Agreement dated April 6, 2004 between Celldex Therapeutics, Inc. and Dr. Michael W. Fanger (previously filed)

10.8	Employment Agreement dated April 6, 2004 between Celldex Therapeutics, Inc. and Dr. Tibor Keler (previously filed)
10.9	Employment Agreement dated April 6, 2004 between Celldex Therapeutics, Inc. and Anthony S. Marucci (previously filed)
10.10	Asset Purchase Agreement dated as of January 31, 2005, as amended on February 9, 2005 by and between Celldex Therapeutics, Inc. and Alteris Therapeutics, Inc.
10.11	2005 Equity Incentive Plan
10.12	Employee Stock Purchase Plan
21.1	List of Subsidiaries (previously filed)
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for Celldex Therapeutics, Inc.
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for Alteris Therapeutics, Inc.
23.3	Consent of Satterlee Stephens Burke & Burke LLP (included in Exhibit 5.01)
24.1	Power of Attorney (previously filed)
99.1	Celldex Therapeutics, Inc.—Conflict of Interest Committee Charter (previously filed)

**
Confidential Treatment has been requested for portions of this exhibit.

†
To be filed by amendment.

(b)
Financial statement schedules.

        No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

        The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, Celldex Therapeutics, Inc. has duly caused this Amendment No. 7 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Bloomsbury, New Jersey on June 7, 2005.

CELLDEX THERAPEUTICS, INC.
By:	/s/ MICHAEL W. FANGER* President and Chief Executive Officer

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL W. FANGER*	President, Chief Executive Officer and Director(Principal Executive Officer)	June 7, 2005
/s/ ANTHONY S. MARUCCI	Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	June 7, 2005
/s/ DONALD L. DRAKEMAN*	Director (Chairman of the Board of Directors)	June 7, 2005
/s/ HERBERT J. CONRAD*	Director	June 7, 2005
/s/ RAJESH B. PAREKH*	Director	June 7, 2005
/s/ GEORGE O. ELSTON*	Director	June 7, 2005
*By:	/s/ ANTHONY S. MARUCCI Anthony S. Marucci As attorney-in-fact, pursuant to Power-of-Attorney previously filed

EXHIBIT INDEX

Exhibit Number	Exhibit Title
1.1	Form of Underwriting Agreement (U.S. version)
5.1	Opinion of Satterlee Stephens Burke & Burke LLP
10.10	Asset Purchase Agreement dated as of January 31, 2005, by and between Celldex Therapeutics, Inc. and Alteris Therapeutics, Inc.
10.11	2005 Equity Incentive Plan
10.12	Employee Stock Purchase Plan
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for Celldex Therapeutics, Inc.
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for Alteris Therapeutics, Inc.
23.3	Consent of Satterlee Stephens Burke & Burke LLP (included in Exhibit 5.1)

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
Celldex
The Offering
Summary Financial Data
RISK FACTORS
Risks Related to Our Business
Risks Related to Our Acquisition of Alteris
Risks Related to Our Relationship with Medarex
Risks Related to our Financial Results and Need for Financing
Risks Related to Our Intellectual Property
Risks Related to Regulatory Matters
Risks Related to This Offering
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
ALT-110 Clinical Program Summary
BHCG-VAC Clinical Program Summary
Development Status of Preclinical and Research Programs
EGFR Variants
Validated Cancer Antigens
Alteris Issued Patents
Alteris U.S. Patent Applications and Foreign Patents and Patent Applications
License Agreements with Thomas Jefferson University
License Agreement with Duke University and The Johns Hopkins University
MANAGEMENT
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF OUR SECURITIES
SHARES ELIGIBLE FOR FUTURE SALE
CERTAIN U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
UNDERWRITING
NOTICE TO INVESTORS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
CELLDEX THERAPEUTICS, INC. (A DEVELOPMENT STAGE COMPANY)
INDEX TO FINANCIAL STATEMENTS
CELLDEX THERAPEUTICS, INC. (A DEVELOPMENT STAGE COMPANY)
Report of Independent Registered Public Accounting Firm
CELLDEX THERAPEUTICS, INC. (A Development Stage Company) BALANCE SHEETS (In thousands, except share and per share data)
CELLDEX THERAPEUTICS, INC. (A Development Stage Company) STATEMENTS OF OPERATIONS (In thousands, except share and per share data)
CELLDEX THERAPEUTICS, INC. (A Development Stage Company) STATEMENTS OF STOCKHOLDERS' EQUITY (In thousands, except share data)
CELLDEX THERAPEUTICS, INC. (A Development Stage Company) STATEMENTS OF CASH FLOW (In thousands)
CELLDEX THERAPEUTICS, INC. (A Development Stage Company) NOTES TO FINANCIAL STATEMENTS December 31, 2004 (In thousands, unless otherwise indicated, except share and per share data)
CELLDEX THERAPEUTICS, INC (A Development Stage Company) BALANCE SHEETS (In thousands, except share and per share data)
CELLDEX THERAPEUTICS, INC (A Development Stage Company) STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except share and per share date)
CELLDEX THERAPEUTICS, INC (A Development Stage Company) STATEMENTS OF CASH FLOW (Unaudited) (In thousands)
CELLDEX THERAPEUTICS, INC. (A Development Stage Company) NOTES TO UNAUDITED FINANCIAL STATEMENTS March 31, 2005 (In thousands, unless otherwise indicated, except share and per share data)
ALTERIS THERAPEUTICS, INC. (A DEVELOPMENT STAGE COMPANY)
Report of Independent Registered Public Accounting Firm
ALTERIS THERAPEUTICS, INC. (A Development Stage Company) BALANCE SHEETS (In actual dollars)
ALTERIS THERAPEUTICS, INC. (A Development Stage Company) STATEMENTS OF OPERATIONS (In actual dollars)
ALTERIS THERAPEUTICS, INC. (A Development Stage Company) STATEMENTS OF STOCKHOLDERS' DEFICIENCY (In actual dollars)
ALTERIS THERAPEUTICS, INC. (A development Stage Company) STATEMENTS OF CASH FLOWS (In actual dollars)
ALTERIS THERAPEUTICS, INC. (A Development Stage Company) NOTES TO FINANCIAL STATEMENTS December 31, 2004 (In actual dollars, unless otherwise indicated.)
ALTERIS THERAPEUTICS, INC (A Development Stage Company) BALANCE SHEETS (In Actual Dollars)
ALTERIS THERAPEUTICS, INC (A Development Stage Company) (Unaudited) STATEMENTS OF OPERATIONS (In Actual Dollars)
ALTERIS THERAPEUTICS, INC (A Development Stage Company) (Unaudited) STATEMENTS OF CASH FLOWS (In Actual Dollars)
ALTERIS THERAPEUTICS, INC. (A Development Stage Company) NOTES TO UNAUDITED FINANCIAL STATEMENTS March 31, 2005 (In actual dollars, unless otherwise indicated.)
PRO FORMA FINANCIAL DATA
CELLDEX THERAPEUTICS, INC. (A Development Stage Company) PRO FORMA COMBINED BALANCE SHEET (In thousands, except share and per share data)
CELLDEX THERAPEUTICS, INC. (A Development Stage Company) UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS (In thousands, except share and per share data)
CELLDEX THERAPEUTICS, INC. (A Development Stage Company) UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS (In thousands, except share and per share data)
CELLDEX THERAPEUTICS, INC. (A Development Stage Company) NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS March 31, 2005 (In thousands, except share and per share data)
4,000,000 Shares Common Stock Janney Montgomery Scott LLC ThinkEquity Partners LLC • , 2005
IMPORTANT INFORMATION
4,000,000 Shares Common Stock Code Securities Limited • , 2005
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX